As filed with the U.S. Securities and Exchange Commission on June 17, 2022

Registration No. 333-263200

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

To

Form S-4
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

 SPK Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1373795
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 368, 302 Buwei

211 Fute North Road,

China (Shanghai) Pilot Free Trade Zone, 200131
+86 13439129879

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ms. Sophie Ye Tao

Room 368, 302 Buwei

211 Fute North Road,

China (Shanghai) Pilot Free Trade Zone, 200131
+86 13439129879

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Tahra Wright Alex Weniger-Araujo Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Anthony J. Marsico Anthony W. Epps Joshua B. Erekson Dorsey & Whitney LLP 51 West 52nd Street New York, NY 10019-6119 (212) 415-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 17, 2022

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of SPK Acquisition Corp. (“SPKA”), which will be held at [•] [•].m., Eastern time, on [•], 2022. SPKA’s board of directors (the “Board”) has determined to convene and conduct the Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Meeting in-person. This proxy statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

SPKA is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of common stock will be asked to approve, among other things, the Merger Agreement, dated as of February 11, 2022 (the “Merger Agreement”), by and among SPKA, SPK Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SPKA (“Merger Sub”) and Varian Biopharmaceuticals, Inc., a Florida corporation (“Varian Bio”), and the other related Proposals.

Upon the closing of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into Varian Bio (the “Business Combination’’ or “Merger’’) with Varian Bio surviving the Merger as a wholly owned subsidiary of SPKA. In addition, in connection with the consummation of the Merger, SPKA will be renamed “Varian Biopharma, Inc.” Varian Bio shareholders will receive $45 million payable in a number of shares in SPKA after completion of the Merger, with Varian Bio being the surviving company, equal to the quotient obtained by dividing the number of shares derived from the merger consideration ($45 million) divided by $10.00 per share, for a total of 4,500,000 shares, by the number of shares outstanding of Varian Bio at the closing of the Business Combination.

Upon completion of the Business Combination, and assuming (a) no redemption of shares by SPKA’s public stockholders (b) partial redemption of shares by SPKA’s public stockholders (assuming 50% redemption, and (c) maximum redemption of shares by SPKA’s public stockholders, the Sponsor, its affiliates, and our officers and directors as a group will own approximately 13.4%, 16.1%, and 20.3%, respectively, of SPKA, as the combined company, as more fully described herein,

Pursuant to the Merger Agreement, the following actions will be taken, and the following consideration will be paid, in connection with the Business Combination:

Varian Bio has only one class of stock, common stock, $0.0001 par value per share (the “Varian Bio Common Stock”). Each share of Varian Bio Common Stock, if any, that is owned by SPKA or Merger Sub (or any other subsidiary of SPKA) or Varian Bio (or any of its subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Varian Bio Common Stock, if any, held immediately prior to the consummation of the Merger by Varian Bio as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto. Each share of Varian Bio Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than any such shares of Varian Bio Common Stock cancelled pursuant to the first sentence of this paragraph and any Dissenting Shares, as defined below) shall be exchanged for and otherwise converted into the right to receive the applicable Merger Consideration per share pursuant to the Merger Agreement.

 It is anticipated that upon completion of the Business Combination, and assuming (a) no redemption of shares by SPKA’s public stockholders (as defined herein), (b) interim redemption of shares by SPKA’s public stockholders (assuming 50% redemption), and (c) maximum redemption of shares by SPKA’s public stockholders (as defined herein), (i) SPKA’s public stockholders would retain an ownership interest of approximately 45.9%, 347% and 17.6%, respectively, in the Combined Company, (ii) the Sponsor, officers, directors and other holders of founder shares will own approximately 13.4% 16.1%, and 20.3%, respectively, of the Combined Company, (iii) the Representative will own approximately 0.2% 0.3%,and 0.3%, respectively, of the Combined Company, and (iv) the Varian Bio shareholders will own approximately 40.6% 48.9%, and 61.7%, respectively, of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account the issuance of any additional shares upon the closing of the Business Combination under Varian Biopharma, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan”).

If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the SPKA stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As of June 15, 2022, there was approximately $[50,911,960] in SPKA’s trust account (the “Trust Account”). On [•], 2022, the record date for the Meeting of stockholders, the last sale price of SPKA’s shares of common stock was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Meeting if such stockholder subsequently chooses to participate in the Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page [•].

SPKA’s board of directors recommends that SPKA stockholders vote “FOR” approval of each of the Proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2022, and is first being mailed to stockholders of SPKA and Varian Bio on or about [●], 2022.

/s/ Sophie Ye Tao
Sophie Ye Tao
Chief Executive Officer
SPK Acquisition Corp.
March [•], 2022

SPK ACQUISITION CORP.
Room 368, 302 Buwei

211 Fute North Road,

China (Shanghai) Pilot Free Trade Zone, 200131
+86 13439129879

NOTICE OF SPECIAL MEETING OF
SPK ACQUISITION CORP. STOCKHOLDERS
To Be Held on [•]

To SPK Acquisition Corp. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of SPK Acquisition Corp. (“SPKA,” “we”, “our”, or “us”), which will be held at [•] [•].m., Eastern time, on [•], 2022, at [•] (the “Meeting”). In light of COVID-19 we will hold the Meeting virtually. You can participate in the virtual Meeting as described in “The Meeting.”

During the Meeting, SPKA’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

●	To consider and vote upon a proposal to approve the transactions contemplated under the Merger Agreement, dated as of February 11, 2021 (the “Merger Agreement”), by and among SPKA, SPK Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SPKA (“Merger Sub”) and Varian Biopharmaceuticals, Inc., a Florida corporation (“Varian Bio”), (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

●	To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of SPKA, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Amended Charter”) to, among other things, change SPKA’s name to “Varian Biopharma, Inc.,” to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Charter Approval Proposal” or “Proposal 2.”

●	To approve and adopt, on a non-binding advisory basis, certain differences, in the governance provisions set forth in the Amended Charter, as compared to our current Amended and Restated Certificate of Incorporation (‘‘Current Charter’’), which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as four separate sub-proposals. These Proposals are referred to as the “Governance Proposals” or “Proposals 3A-3D.”

●	To consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Paul Mann, Jeffrey Davis, Todd Wider, and [•], to serve on the Combined Company Board until their respective successors are duly elected and qualified. This Proposal is referred to as the “Directors Proposal” or “Proposal 4.”

●	To consider and vote upon a proposal to approve the Varian Biopharma, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan”), a copy of which is to be attached to this proxy statement/prospectus as Annex C, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Stock Plan Proposal” or “Proposal 5.”

●	To consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of common stock and the resulting change in control in connection with the Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the common stock in connection with the PIPE Investment upon the consummation of the Business Combination. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 6.”

●	To consider and vote upon a proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event SPKA does not receive the requisite stockholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 7.”

The Business Combination Proposal is conditioned upon the approval of Proposals 2, 4 and 6. Proposals 2, 3, 4, 5, and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, SPKA will not consummate the Business Combination. If SPKA does not consummate the Business Combination and fails to complete an initial business combination by June 10, 2022, as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by March 10, 2022 (or September 10, 2022 if such time to complete a business combination is extended), SPKA will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the Business Combination Proposal, Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock. Approval of the Directors Proposal will require the plurality of votes cast.

As of June 15, 2022, there were [6,596,275] shares of common stock issued and outstanding and entitled to vote. Only SPKA stockholders who hold common stock of record as of the close of business on [•], 2022 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to SPKA stockholders on or about [•], 2022.

Investing in SPKA’s securities involves a high degree of risk. See “Risk Factors” beginning on page [•] for a discussion of information that should be considered in connection with an investment in SPKA’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of common stock online if you subsequently choose to participate in the virtual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Meeting and casting your vote by hand or by ballot (as applicable). If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

SPKA’s board of directors recommends that SPKA stockholders vote “FOR” approval of each of the Proposals. When you consider SPKA’s Board of Director’s recommendation of these Proposals, you should keep in mind that SPKA’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the SPKA Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

/s/ Sophie Ye Tao
Sophie Ye Tao
Chief Executive Officer
SPK Acquisition Corp.
[•], 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD PUBLIC SHARES OF COMMON STOCK, OR (B) HOLD PUBLIC SHARES OF COMMON STOCK THROUGH PUBLIC UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SHARES OF COMMON STOCK PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES OF COMMON STOCK; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2022, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT SPKA REDEEM YOUR PUBLIC SHARES OF COMMON STOCK FOR CASH AND (B) DELIVER YOUR PUBLIC SHARES OF COMMON STOCK TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

HOW TO OBTAIN ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SPKA’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact SPKA by telephone or in writing:

Sophie Tao

Chief Executive Officer

SPK Acquisition Corp.

Room 368, 302 Buwei

211 Fute North Road

China (Shanghai) Pilot Free Trade Zone, 200131

You may also obtain these documents by requesting them in writing or by telephone from SPKA’s proxy solicitation agent at the following address and telephone number:

[*]

Phone:

Email: [*]

If you are a stockholder of SPKA and would like to request documents, please do so by [*], 2022, in order to receive them before the Special Meeting. If you request any documents from SPKA, SPKA will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to SPKA has been supplied by SPKA, and all such information relating to Varian Bio has been supplied by Varian Bio.

This document is a proxy statement/prospectus of SPKA for the Special Meeting. SPKA has not authorized anyone to give any information or make any representation about the Business Combination, SPKA or Varian Bio that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by SPKA, constitutes a prospectus of SPKA under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of SPKA to be issued to Varian Bio’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of SPKA under Section 14(a) of the Exchange Act.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither SPKA nor Varian Bio has authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding SPKA and its business, operations, management and other matters has been provided by SPKA and information contained in this proxy statement/prospectus regarding Varian Bio and its business, operations, management and other matters has been provided by Varian Bio.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement, the terms, “we,” “us,” “our” or “SPKA” refer to SPK Acquisition Corp., a Delaware corporation. Further, in this document:

●	“Amended Bylaws” means the bylaws of the Combined Company.

●	“Amended Charter” means the Second Amended and Restated Certificate of Incorporation of the Combined Company.

●	“Board” means the board of directors of SPKA.

●	“Bridge Notes” means the notes issued by Varian Bio pursuant to a Securities Purchase Agreement in the aggregate amount of $3,192,496, issued in exchange for cash in the aggregate amount of $2,000,000 in cash and the exchange of the outstanding related party loans plus statutory interest for an aggregate amount of $660,413. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the Business Combination, and accrue interest at an annual rate 15%. Varian Bio’s obligations under the Bridge Notes are secured by a first priority lien on the license with CRT.

●	“Business Combination” or “Merger” means the merger contemplated by the Merger Agreement.

●	“Certificate of Incorporation” or “Current Charter” means SPKA’s current Amended and Restated Certificate of Incorporation.

●	“Closing” means the consummation of the Business Combination.

●	“Closing Date” means date of the consummation of the Business Combination.

●	“CMOs” means contract manufacturing organizations.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Combined Company” means SPKA after the Business Combination, renamed “Varian Biopharma, Inc.”

●	“Combined Company Board” means the board of directors of the Combined Company.

●	“Common Stock” means the common stock, $0.0001 par value per share, of the Combined Company following the adoption of the Amended Charter.

●	“common stock” means the shares of common stock, par value $0.0001 per share, of SPKA prior to the Closing, and the Common Stock of the Combined Company following the Closing.

●	“Continental” means Continental Stock Transfer & Trust Company, SPKA’s transfer agent.

●	“CROs” mean contract research organizations.

●	“DGCL” means the General Corporation Law of the State of Delaware.

●	“Dissenting Shares” means shares of Varian Bio Common Stock issued and outstanding immediately prior to the consummation of the Business Combination (other than shares of Varian Bio Common Stock held by SPKA, Merger Sub or Varian Bio that are cancelled in accordance with the Merger Agreement) and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Varian Bio Common Shares in accordance with Section 607.1302 of the FBCA.

●	“ECs” mean ethics committees.

●	“Effective Time” means the time at which the Business Combination becomes effective.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“FBCA” means the Florida Business Corporation Act, as amended.

●	“founder shares” means the 1,272,799 outstanding shares of common stock held by the Sponsor and certain directors of SPKA, sold for an aggregate purchase price of $25,000 on June 28, 2021, taking into account the forfeiture of 164,701 founder shares at the time of the partial exercise of the underwriters’ over-allotment option on July 22, 2021.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“Incentive Award Plan” means the Varian Biopharma, Inc. 2022 Incentive Award Plan.

●	“Initial Stockholders” means the Sponsor and other initial holders of common stock and Private Units, excluding the holders of the Representative Shares.

●	“IPO” refers to the initial public offering of 5,000,000 Units of SPKA consummated on June 10, 2021.

●	“IRBs” mean regulators or institutional review boards.

●	“IRS” means the United States Internal Revenue Service.

●	“Letter Agreement” means a letter agreement [by and between the Initial Stockholders] pursuant to which the Initial Stockholders agreed to vote their respective shares of common stock acquired by them prior to the IPO and any shares of common stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals.

●	“Meeting” means the special meeting of the stockholders of SPKA, which will be held at [•] [•].m., Eastern time, on [•], 2022.

●	“Merger Agreement” means that certain Merger Agreement, dated as of February 11, 2022, by and among SPKA, Merger Sub and Varian Bio.

●	“Merger Consideration” means an amount equal to $45 million payable in 4,500,000 shares of SPKA Common Stock by SPKA to Varian Bio shareholders (or the equivalent of 45,000,000 shares of Varian Bio in exchange for 4,500,000 shares of SPKA Common Stock at an exchange of 10:1 or $10 per share).

●	“Merger Sub” means SPK Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SPKA.

●	“Nasdaq” means the Nasdaq Stock Market.

●	“Parent Support Agreement” means an agreement pursuant to which the Initial Stockholders agreed with Varian Bio to vote all shares of common stock beneficially owned by them in favor of the Business Combination Proposal.

●	“PIPE Investment” means the issuance of [•] shares of common stock to certain investors for an aggregate purchase price of $[•] in a private placement immediately prior to the closing of the Business Combination. “PIPE” means private investment in a public entity.

●	“PIPE Investors” means the investors participating in the PIPE Investment.

●	“Private Units” mean the 206,824 Units issued to the Sponsor in a private placement.

●	“Public Shares” means shares of common stock of SPKA held by public stockholders.

●	“public stockholders” means holders of Public Shares of SPKA common stock.

●	“Record Date” means [●], 2022.

●	“Representative” or “Chardan” means Chardan Capital Markets, LLC, the representative of the underwriters in the IPO.

●	“Representative Shares” means the 28,040 shares of common stock of SPKA issued to Chardan, the representative of the underwriters in the IPO.

●	“Right” mean the right to receive one-tenth (1/10) of a share of common stock of SPKA upon the consummation of an initial business combination.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Sponsor” means SPK Acquisition LLC, a Delaware limited liability company.

●	“Trust Account” means the trust account, maintained by Continental acting as trustee, into which SPKA placed the net proceeds from the sale of the Public Units in the IPO and the sale of the Private Units.

●	“Units” means the units of SPKA, each consisting of one share of Common Stock and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination.

●	“Varian Bio” means Varian Biopharmaceuticals, Inc., a Florida corporation.

●	“Varian Bio Board” means the board of directors of Varian Bio.

●	“Varian Bio Bylaws” means the bylaws of Varian Bio.

●	“Varian Bio Charter” means the Articles of Incorporation of Varian Bio.

●	“Varian Bio Common Stock” means the common stock, $0.0001 par value per share, of Varian Bio.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of SPKA and/or Varian Bio and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Varian Bio” and “Information about Varian Bio.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of SPKA and Varian Bio as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by SPKA and the following:

●	the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Varian Bio or the expected benefits of the Business Combination, if not obtained;

●	the failure to realize the anticipated benefits of the Business Combination;

●	matters discovered by the parties as they complete their respective due diligence investigation of the other parties;

●	the ability of SPKA prior to the Business Combination, and the Combined Company following the Business Combination, to maintain the listing of SPKA’s securities on Nasdaq;

●	costs related to the Business Combination;

●	the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive merger agreement by the shareholders of SPKA and the satisfaction of the minimum cash requirements of the definitive merger agreement following any redemptions by SPKA’s public stockholders;

●	the risk that the Business Combination may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline;

●	the inability to complete a PIPE Investment;

●	the outcome of any legal proceedings that may be instituted against SPKA or Varian Bio related to the Business Combination;

●	the attraction and retention of qualified directors, officers, employees and key personnel of SPKA and Varian Bio prior to the Business Combination, and the Combined Company following the Business Combination;

●	the ability of Varian Bio to compete effectively in a highly competitive market;

●	the ability to protect and enhance Varian Bio’s corporate reputation and brand;

●	the impact from future regulatory, judicial, and legislative changes in Varian Bio’s industry;

●	competition from pharmaceutical and biotechnology companies that have greater resources, technology, relationships and/or expertise;

●	future financial performance of the Combined Company following the Business Combination including the ability to raise additional capital to fund operations;

●	the ability of Varian Bio’s patents and patent applications to protect Varian Bio’s core technologies from competitors;

●	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic;

●	Varian Bio’s ability to execute its business plans and strategy; and

●	those factors set forth in documents of SPKA filed, or to be filed, with the SEC.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of SPKA and Varian Bio prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to SPKA, Varian Bio or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, SPKA and Varian Bio undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of SPKA, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	What is the purpose of this document?

A:	SPKA, Merger Sub, and Varian Bio, have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned common stock at the close of business on [•], 2022, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:	What is being voted on?

A:	Below are the Proposals that the SPKA stockholders are being asked to vote on:

●	Proposal 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

●	Proposal 2 — The Charter Approval Proposal to approve the Second Amended and Restated Certificate of Incorporation attached to this proxy statement/prospectus as Annex B.

●	Proposals 3A-3D — The Governance Proposals to approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Amended Charter, as compared to our Current Charter.

●	Proposal 4 — The Directors Proposal to elect, effective as of the consummation of the Business Combination, Paul Mann, Jeffrey Davis, Todd Wider, and [•], to serve on the Combined Company Board until their respective successors are duly elected and qualified.

●	Proposal 5 — The Stock Plan Proposal to approve the Incentive Award Plan.

●	Proposal 6 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b), and (ii) the terms of the PIPE Investment, as required by Nasdaq Listing Rule 5635(d).

●	Proposal 7 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:	What vote is required to approve the Proposals?

A:	Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Approval Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2. Proposals 3A-3D — The Governance Proposals require the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposals 3A-3D. Broker non-votes will have no effect on the vote for Proposals 3A-3D.

Proposal 4 — The Directors Proposal requires a plurality of the votes cast. Withheld votes and broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The Stock Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non -votes have no effect on the vote for Proposal 7.

Q:	Are any of the Proposals conditioned on one another?

A:	The Business Combination Proposal is conditioned upon the approval of Proposals 2, 4 and 6. Proposals 2, 3, 4, 5, and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, SPKA will not consummate the Business Combination. If SPKA does not consummate the Business Combination and fails to complete an initial business combination by June 10, 2022 (or September 10, 2022 if the time to complete a business combination is extended), SPKA will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Q:	What will happen in the Business Combination?

A:	At the closing of the Business Combination, Merger Sub will merge with and into Varian Bio, with Varian Bio surviving such merger as the surviving entity. Upon consummation of the Business Combination, Varian Bio will become a wholly-owned subsidiary of SPKA. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by SPKA’s public stockholders and the proceeds from the PIPE Investment will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	How will the Initial Stockholders vote?

A:	Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of common stock acquired by them prior to the IPO and any shares of common stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Initial Stockholders entered into the Parent Support Agreement with Varian Bio pursuant to which they agreed to vote all shares of common stock beneficially owned by them in favor of the Business Combination Proposal. As of [•], 2022, a total of [•] shares of common stock or approximately [6,596,275]% of the outstanding shares were subject to the Letter Agreement and the Parent Support Agreement. As a result, only [•] shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of common stock present and entitled to vote at the Meeting, assuming only the minimum number of shares of common stock to constitute a quorum is present, only [•] shares of common stock or approximately [•]% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of common stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of common stock.

Q:	What is the consideration being paid to Varian Bio security holders?

A:	Varian Bio shareholders will receive $45 million payable in a number of shares in the Combined Company equal to the quotient obtained by dividing the number of shares derived from the merger consideration ($45 million) divided by $10.00 per share, for a total of 4,500,000 shares by the number of shares outstanding of Varian Bio at the closing of the Business Combination (such number to be based on the conversion of 45,000,000 shares of Varian Bio in to 4,500,000 shares of SPKA at a conversion of 10:1 or $10.00 per share).

Q:	What is the Maximum Number of Shares that can be redeemed?

A:	The maximum number of shares for redemption takes into account the number of shares that would be re-purchased with net cash after repayment of the Bridge Notes in the amount of $3,192,496 and after consideration of the $5,000,001 minimum net tangible assets requirement for SPKA, which estimates a maximum redemption of 3,804,918 Public Shares for aggregate redemption payments of $38,049,180 allocated to Common Stock and additional paid-in capital using par value $0.001 per share and a redemption price of $10.00 per share. See “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What equity stake will current stockholders of SPKA and Varian Bio shareholders hold in the Combined Company after the closing?

A:

It is anticipated that upon completion of the Business Combination, and assuming (a) no redemption of shares by SPKA’s public stockholders (“No Redemption Scenario”) (b) partial redemption of shares by SPKA’s public stockholders (assuming 50% redemption, “Interim Redemption Scenario”), and (c) maximum redemption of shares by SPKA’s public stockholders (“Maximum Redemption Scenario”), (i) SPKA’s public stockholders would retain an ownership interest of approximately 45.9%, 34.7% and 17.6%, respectively, in the Combined Company, (ii) the Sponsor, officers, directors and other holders of founder shares will own approximately 13.4% 16.1%, and 20.3%, respectively, of the Combined Company, (iii) the Representative will own approximately 0.2% 0.3%, and 0.3%, respectively, of the Combined Company, and (iv) the Varian Bio shareholders will own approximately 40.6% 48.9%, and 61.7%, respectively, of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the SPKA stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Do any of SPKA’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:	In considering the recommendation of the Board to approve the Merger Agreement, SPKA stockholders should be aware that certain SPKA executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of SPKA stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page [•].

Q:	Are there any arrangements to help ensure that SPKA will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:	[Yes. SPKA anticipates entering into subscription agreements with the PIPE Investors pursuant to which, among other things, SPKA agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of [•] shares of our common stock for $10.00 per share for a total of $[•].] To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. [SPKA will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.] SPKA believes that even with the maximum amount of redemptions, it will have sufficient funds to operate the Combined Company. Not including any funding from the anticipated PIPE Investment, and with repayment of the face value of the Bridge Notes, the Combined Company will have approximately (i) $43.6 million in cash after a No Redemption Scenario, (ii) $24.6 million in cash after an Interim Redemption Scenario or (iii) $5.5 million in cash after a Maximum Redemption Scenario. These scenarios do not include the $152,190 in anticipated interest for the period from January 1, 2022 through June 10, 2022, the last day of this extension period to consummate the Business Combination, or any additional expenses that may occur in connection with the PIPE Investment.

Q:	When and where is the Meeting?

A:	The Meeting will take place at [•], on [•], 2022, at [•] a.m.

Q:	Who may vote at the Meeting?

A:	Only holders of record of common stock as of the close of business on [•], 2022 may vote at the Meeting of stockholders. As of [•], there were [•] shares of common stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Meeting?

A:	Stockholders representing a majority of the shares of common stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of our common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:	Am I required to vote against the Business Combination Proposal in order to have my Public Shares of Common Stock redeemed?

A:	No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that SPKA redeem your Public Shares of common stock for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of common stock will be returned to them.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and you seek to have your Public Shares redeemed, you must (i) demand, no later than [•] p.m., Eastern Time on [•], 2022 (at least two business days before the Meeting), that SPKA redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

SPKA stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of common stock on or before [•], 2022 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of common stock underlying the SPKA Units sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Q:	If I am a holder of Rights, can I exercise redemption rights with respect to my Rights?

A:	No. The holders of Rights have no redemption rights with respect to the Rights.

Q:	If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:	No. Holders of outstanding Units must separate the underlying common stock and Rights prior to exercising redemption rights with respect to the Public Shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	In the event that a U.S. Holder elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Public Shares for cash.

Q:	What are the material United States federal income tax consequences of the Business Combination to Varian Bio shareholders?

A:

The Business Combination should qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Provided the Business Combination qualifies as a “reorganization,” U.S. Holders who receive shares of Common Stock in exchange for shares of Varian Bio Common Stock pursuant to the Business Combination will not recognize gain or loss on the exchange of shares of Varian Bio Common Stock for shares of Common Stock, will generally have an adjusted tax basis in the shares of Common Stock immediately following the Business Combination equal to such U.S. Holder’s adjusted tax basis in the shares of Varian Bio Common Stock surrendered in exchange therefor, and will generally have a holding period in the shares of Common Stock which includes such holder’s holding period in the shares of Varian Bio Common Stock surrendered in exchange therefor.

For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences– Tax Consequences of the Business Combination to U.S. Holders of Varian Bio Common Stock” below. The tax consequences of the Business Combination will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the Business Combination in your particular circumstance, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How can I vote?

A:	If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to http://[•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2022. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of common stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to (212) 845-3299 or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2022.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:	How may I participate in the virtual Meeting?

A.	If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at (212) 845-3299 or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting on [•], 2022. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the meeting for processing your control number.

Q:	Who can help answer any other questions I might have about the virtual Meeting?

A.	If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your shares of common stock, please contact Continental (212) 845-3299 or email proxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of proxy card are available at: [•].

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Business Combination Proposal, and the Adjournment Proposal.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	SPKA will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:	If I am not going to attend the Meeting, should I return my proxy card instead?

A.	Yes. Whether you plan to attend the Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	How can I submit a proxy?

A.	You may submit a proxy by (a) visiting http://[•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

[PROXY SOLICITOR]

Unless revoked, a proxy will be voted at the virtual Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:	Should I send in my share certificates now to have my shares of common stock redeemed?

A:	SPKA stockholders who intend to have their Public Shares redeemed should deliver their certificates to Continental at least two business days before the Meeting. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Q:	What happens if I sell my shares before the Meeting?

A:	The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of common stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in SPKA after the Business Combination is consummated.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite regulatory and stockholder approvals are received, SPKA expects that the Business Combination will occur as soon as possible following the Meeting.

Q:	Are Varian Bio’s shareholders required to approve the Business Combination?

A:	Yes. The Varian Bio shareholders have already approved the Business Combination.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page [•] of this proxy statement/prospectus.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:	No. Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:	What happens if the Business Combination is not consummated?

A:	If SPKA does not consummate the Business Combination by June 10, 2022 (or September 10, 2022 if the time to complete a business combination is extended), then pursuant to Article VI of the Current Charter, SPKA’s officers must take all actions necessary in accordance with the DGCL to dissolve and liquidate SPKA as soon as reasonably possible. Following dissolution, SPKA will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2022. The closing price of our common stock on the Nasdaq Stock Market as of [•], 2022 was $[•]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of common stock held by them.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:	Following the closing of the Business Combination, holders of Public Shares of SPKA exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to Varian Bio to fund working capital needs of the Combined Company. As of [•], 2022, there was approximately $[•] in the Trust Account. SPKA estimates that approximately $[•] per outstanding Public Share will be paid to the investors exercising their redemption rights.

Q:	How much cash will be available following the closing of the Business Combination, assuming maximum and minimum redemptions? To what extent will the Combined Company need to secure additional financing in connection with the Business Combination? Following the Business Combination?

A:

Following the closing of the Business Combination, it is currently anticipated that the Combined Company will have available to it from the Trust Account, not including proceeds from the anticipated PIPE Investment, including repayments of the face value of $3,192,496 of the Bridge Notes (excluding accumulated interest on the Bridge Notes of approximately $152,190 through June 10, 2022, the last day of the current extension term unless extended to September 10, 2022), the following amounts of cash in each of the following scenarios: (i) the No Redemption Scenario, with approximately $43.6 million of cash, assuming no redemptions are made by SPKA’s public stockholders prior to the Closing of the Business Combination; (ii) the Interim Redemption Scenario, with approximately $24.6 million of cash, where 1,902,459 shares of Common Stock, or 50%, are redeemed by SPKA’s public stockholders prior to the Closing of the Business Combination; or (iii) the Maximum Redemption Scenario, with approximately $5.5 million of cash, where 3,804,918 shares of Common Stock, or the maximum amount of redemptions are redeemed (approximately 74.8% of the outstanding public shares of common stock) by SPKA’s public stockholders prior to the Closing of the Business Combination. The Maximum Redemption Scenario assumes the redemption of a maximum of 3,804,918 shares which takes into account that the Combined Company must have a minimum of $5,000,001 of net tangible assets, a condition to the Closing of the Business Combination, and after paying $3,192,496, the outstanding face value of the Bridge Notes (excluding accumulated interest on the Bridge Notes of $152,190 through June 10, 2022, the last day of the current extension term unless extended to September 10, 2022). The Combined Company currently anticipates it will secure additional financing through a PIPE Investment in connection with the Business Combination. Following the Business Combination, assuming the maximum redemption scenario, and after completing the PIPE Investment, the combined entity will have enough cash on its balance sheet to finance operations and to fund the Combined Company’s expenses following the close of the Business Combination, including expenses incurred in connection with the Closing. The Combined Company also expects that from time to time it may need to raise additional financing to maintain its operations, and from time to time the Combined Company may wish to raise additional financing in order to take advantage of business opportunities. To the extent the Combined Company needs or wishes to raise such additional financing, its access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the consumer goods industry, its financial performance, credit ratings and other factors. Commercial credit and debt and equity capital may not be available to the Combined Company on favorable terms, or at all.

The following diagram summarize the pro forma ownership of Common Stock upon Closing of the Business Combination, including Common Stock underlying Units, and shares of Common Stock following the Business Combination, and the approximate amount of cash available to the Combined Company from the Trust Account, after repayment of the face value of the Bridge Notes (not including an estimated $152,190 of accumulated interest on the Bridge Notes through June 10, 2022, the last day of the current extension term unless extended to September 10, 2022), and not including any proceeds from the anticipated PIPE Investment, under (i) a No Redemption Scenario, (ii) an Interim Redemption Scenario, assuming 50% redemption, and (iii) a Maximum Redemption Scenario:

Including Additional	No		Interim		Maximum
Dilution Sources	Redemption Scenario		Redemption Scenario		Redemption Scenario
	# of Shares	%	# of Shares	%	# of Shares	%
SPKA Initial Stockholders	5,091,196	45.9%	3,188,737	34.7%	1,286,278	17.6%
Sponsor	1,479,623	13.4%	1,479,623	16.1%	1,479,623	20.3%
Representative Shares	25,456	0.2%	25,456	0.3%	25,456	0.3%
Total SPKA Stockholders	6,596,275	59.4%	4,693,816	51.1%	2,791,357	38.3%
Varian Bio Shareholders	4,500,000	40.6%	4,500,000	48.9%	4,500,000	61.7%
Total Shares Outstanding	11,096,275	100.0%	9,193,816	100.0%	7,291,357	100.0%

Net Cash to Company ($M)	$43.6	$24.6	$5.5

(1)	Under the No Redemption Scenario, we assume no shares of Common Stock are redeemed.
(2)	Under the Interim Redemption Scenario, we assume redemption of 50% of the maximum possible redemption of shares of Common Stock, or 1,902,459 shares of Common Stock, are redeemed for aggregate redemption payments of $19,024,590 using a per-share redemption price of $10.00.
(3)	Under the Maximum Redemption Scenario, we assume redemption of 3,804,918 shares of Common Stock, the maximum possible redemption of shares of Common Stock, for aggregate redemption payments of $38,049,180 using a per-share redemption price of $10.00.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:	Yes. The Company anticipates raising additional capital through a PIPE Investment which will be consummated simultaneously with the closing of the Business Combination. Although the terms of the PIPE Investment have not been finalized, and the amount to be raised has not been determined, SPKA believes that even in the Maximum Redemption Scenario with the maximum amount of redemptions, it will have sufficient funds to operate the Combined Company. Not including any funding from the anticipated PIPE Investment, and after repayment of the face value of the Bridge Notes, excluding accumulated interest, the Combined Company will have approximately $5.5 million in cash after a Maximum Redemption Scenario.

[The PIPE Investors have agreed to purchase in the aggregate approximately [*] shares of SPKA common stock, for approximately $[*] of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by [*] PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “Business Combination Proposal—Related Agreements—PIPE Subscription Agreements.”]

Q:	Who will manage the Combined Company after the Business Combination?

A:

As a condition to the closing of the Business Combination, all of the officers and directors of SPKA will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus.

..

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact SPKA’s proxy solicitor.

You may also obtain additional information about SPKA from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, SPKA encourages you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by SPKA’s stockholders.

The Parties to the Business Combination

SPK Acquisition Corp.

SPKA was incorporated as a blank check company formed under the laws of the State of Delaware on December 31, 2020. SPKA was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On June 10, 2021, SPKA consummated the IPO of 5,000,000 Units at $10.00 per Unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of the IPO, SPKA consummated the sale of 205,000 Private Units at a price of $10.00 per Private Unit in a private placement to the Sponsor, generating gross proceeds of $2,050,000.

SPKA granted the underwriters in the IPO a 45-day option to purchase up to 750,000 additional Units to cover over-allotments, if any. On July 22, 2021, the underwriters partially exercised the over-allotment option to purchase 91,196 Units, generating an aggregate of gross proceeds of $911,960. In connection with the underwriters’ exercise of their over-allotment option, SPKA also consummated the sale of an additional 1,824 Private Units at $10.00 per Private Unit to the Sponsor generating gross proceeds of $18,240.

The amounts held in the Trust Account may only be used by SPKA upon the consummation of a business combination, except that there can be released to SPKA, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and SPKA’s liquidation. SPKA executed the Merger Agreement on February 11, 2022 and it must liquidate unless a business combination is consummated by June 10, 2022 as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by March 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended).

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $[50,911,960] was deposited into the Trust Account, and the remaining $550,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

As of March 1, 2022, SPKA had cash outside the Trust Account of $[•] available for its working capital needs. As of March 1, 2022, there was $[•] held in the Trust Account (including $[•] of accrued interest which SPKA can withdraw to pay taxes).

The Units, shares of common stock and Rights are currently listed on the Nasdaq Stock Market, under the symbols “SPKAU,” “SPK,” and “SPKAR,” respectively. The Units, shares of common stock and Rights commenced trading on the Nasdaq Stock Market separately on or about July 23, 2021.

SPKA’s principal executive offices are located at Room 368, 302 Buwei, 211 Fute North Road, China (Shanghai) Pilot Free Trade Zone, and its telephone number is (86) 134-3912-9879.

Varian Biopharmaceuticals, Inc.

Varian Bio is a pre-clinical stage oncology company focused on acquiring and developing novel anti-cancer agents in the United States, the United Kingdom, and internationally. Protein kinase inhibitors are a class of anti-cancer therapeutics that has made a significant impact on the treatment of cancers. Among the kinase targets for further development are the Protein Kinase C (“PKC”) family, which are key components of many signaling pathways that drive the formation of cancer. Recently, numerous publications in the scientific literature have identified one member of the PKC family, atypical Protein Kinase C iota (“aPKCi”), as important in a number of oncogenic signaling pathways. Numerous scientific publications have identified aPKCi as an oncogene, whose presence and activation has been implicated in the development and growth of multiple forms of human cancer including basal cell carcinoma (“BCC”), cutaneous T-cell lymphoma (“CTCL”), pancreatic, non-small cell lung cancel (“NSCLC”), acute myeloid leukemia (“AML”) and several others. Varian Bio is developing aPKCi inhibitory compounds that may be able to target multiple important signaling pathways that are validated in scientific literature, including the Hedgehog (Hh) pathway, the RAS-RAF-MEK pathway, the TGFb pathway and the P13K-AKT-mTOR pathway. These signaling pathways are essential to the formation and growth of many tumor types, including BCC, lung, pancreatic, ovarian and colorectal cancers. Each year in the United States, there are 4.3 million new cases of BCC, over 60,000 new cases of pancreatic cancer, over 230,000 new cases of lung cancer, over 20,000 cases of ovarian cancer, and over 150,000 new cases of colorectal cancer diagnosed. BCC, lung and colorectal cancers are among the top five diagnosed cancers in the United States and Varian Bio believes that these indications represent significant unmet medical needs that aPKCi inhibitory compounds have the potential to address, particularly in relapsed and refractory patients.

Varian Bio is developing small molecule aPKCi inhibitory compounds developed by Cancer Research UK (“CRUK”), a charity registered in England and Scotland, and based in London, United Kingdom, and its collaborators. Subject to a license agreement from Cancer Research Technology Limited (“CRT”), an oncology focused technology transfer and development company that is wholly owned by CRUK, CRT has granted an exclusive, world-wide license to research, develop, use, keep, make, have made, import, sell and otherwise exploit its family of aPKC kinases, including over sixty issued and additional pending patents worldwide and associated know-how (the “CRT License”). The CRT License is subject to a first priority lien under the Bridge Notes, which are expected to be repaid upon the closing of the Business Combination.

Varian Bio is developing two oncology product candidates:

●	VAR-101: Our lead product candidate, VAR-101, is a topical (cutaneous) formulation of a small molecule aPKCi inhibitor for the treatment of BCC. The active pharmaceutical ingredient in VAR-101 has demonstrated dose dependent anti-tumor activity in murine and human BCC cell lines, in studies performed at CRUK and with its collaborators. CRUK collaborators, including Stanford University under a sponsored research agreement with CRUK, completed the pre-clinical tumor cell line data and the basal cell carcinoma cell line data that formed the basis for additional “method of use” patents that are included in Varian’s license agreement from CRUK’s CRT licensing arm. These type of in vitro studies in tumor cell lines are typical early stage models of activity or efficacy when testing a new chemical compound, the data from which is used in regulatory filings for first-in-man clinical trials. These mouse models of BCC and lung cancer were performed by CRUK and their collaborators, not by Varian Bio. Varian Bio intends to develop VAR-101 in a topical formulation for BCC as a surgical neoadjuvant or adjuvant therapy. We are currently scaling up manufacturing of the active pharmaceutical ingredient through contract manufacturers, have developed prototype VAR-101 topical formulations, and are planning IND-enabling studies that we anticipate initiating in the second half of 2022.

●	VAR-102: Our second product candidate, VAR-102, is an oral formulation of a small molecule aPKCi inhibitor for the treatment of solid tumors. The active pharmaceutical ingredient in the oral VAR-102 is the same as the active pharmaceutical ingredient in VAR-101. In the scientific literature, the presence and activation of aPKCi has been implicated in the growth of multiple human cancers including NSCLC, pancreatic, and ovarian cancer. The active pharmaceutical ingredient in VAR-102 has demonstrated dose dependent anti-tumor activity in a mouse model of NSCLC (squamous cell lung carcinoma), in studies performed at CRUK and with its collaborators. Varian Bio believes the pre-clinical study of the active pharmaceutical ingredient in VAR-102, showing dose dependent anti-tumor activity in a xenograft non-small cell lung cancer model, was performed by CRUK’s initial collaborator, Teva Pharmaceuticals, Inc. We are currently scaling up manufacturing of the active pharmaceutical ingredient in VAR-102 and anticipate additional formulation development efforts and IND-enabling studies to commence later in 2022 and early 2023.

For more information on Varian Bio, please see the sections titled “Information about Varian Bio” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Varian Bio.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of SPKA formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Varian Bio, with Varian Bio surviving the Merger as a wholly-owned subsidiary of SPKA.

The Merger Agreement

On February 11, 2022, SPKA entered into a Merger Agreement (as defined herein) by and among Varian Bio, SPKA, and Merger Sub. Pursuant to the terms of the Merger Agreement, a business combination between SPKA and Varian Bio will be effected through the merger of Merger Sub with and into Varian Bio with Varian Bio surviving the merger as a wholly owned subsidiary of SPKA (the “Merger”). The board of directors of SPKA has (i) approved and declared advisable the Merger Agreement and additional agreements contemplated therein (the “Additional Agreements”) and the transactions contemplated thereby, and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of SPKA.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of SPKA and Varian Bio and the satisfaction of certain other customary closing conditions.

Merger Consideration; Treatment of Varian Bio Securities

The total consideration to be paid at Closing (the “Merger Consideration”) by SPKA to Varian Bio shareholders will be an amount equal to $45 million payable in 4,500,000 shares of common stock of SPKA.

At the signing of the Merger Agreement, Varian Bio has only one class of stock, common stock, par value $0.0001 per share (the “Varian Bio Common Stock”). Each share of Varian Bio Common Stock, if any, that is owned by SPKA or Merger Sub (or any other Subsidiary of SPKA) or Varian Bio (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Varian Bio Common Stock, if any, held immediately prior to the consummation of the Merger by Varian Bio as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto. Each share of Varian Bio Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than any such shares of Varian Bio Common Stock cancelled pursuant to the first sentence of this paragraph and any Dissenting Shares) shall be exchanged for and otherwise converted into the right to receive the applicable Merger Consideration per share pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: (a) corporate existence and power; (b) authorization to enter into the Merger Agreement and related transactions; (c) governmental authorization; (d) non-contravention; (e) capitalization; (f) finders’ fees; (g) related party transactions; (h) litigation; (i) compliance with laws; (j) absence of certain changes; (k) tax matters; and (l) certain representations related to securities law and activity. Varian Bio has additional representations and warranties, including (a) corporate records; (b) subsidiaries; (c) consents; (d) financial statements; (e) books and records; (f) internal accounting controls; (g) properties; title to assets; (h) contracts; (i) licenses and permits; (j) compliance with health care laws and certain contracts; (k) intellectual property; (l) accounts payable; affiliate loans; (m) employee matters and benefits; (n) real property; (o) environmental laws; (p) powers of attorney, suretyships and bank accounts; (q) directors and officers; (r) anti-money laundering laws; and (s) insurance. SPKA has additional representations and warranties, including (a) issuance of shares; (b) trust fund; (c) listing; (d) board approval; (e) SEC documents and financial statements; and (f) expenses, indebtedness and other liabilities.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of this Registration Statement on Form S-4 (the “Form S-4”) and proxy statement included herein (the “Proxy Statement”) required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. SPKA has also agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Exclusivity

Each of SPKA and Varian Bio has agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to any of the following transactions SPKA or Varian Bio or their respective subsidiaries (other than the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such entity or any capital stock or other equity interests of such party or its subsidiaries in a single transaction or series of transactions and (C) any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any person by SPKA or Varian Bio or their respective subsidiaries or (2) any capital stock or other equity interests of any person by SPKA or Varian Bio or any of their respective subsidiaries, in each case, in a single transaction or series of transactions (an “Alternative Transaction”), take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction. Each of SPKA and Varian Bio has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of SPKA and Varian Bio, as applicable, would be deemed a breach of such party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions; (ii) receipt of any consent, approval or authorization required by any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction (“Authority”); (iii) SPKA having at least $5,000,001 of net tangible assets upon consummation of the Merger; (iv) approval by Varian’s stockholders of the Merger and related transactions; (v) approval by SPKA’s stockholders of the Merger and related transactions; (vi) the conditional approval for listing by the Nasdaq Stock Market of the shares of SPKA Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and the Additional Agreements and satisfaction of initial and continued listing requirements; and (vii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to SPKA and Merger Sub, the consummation of the Merger is conditioned upon, among other things: (i) Varian Bio having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of Varian Bio, other than certain fundamental representations as set forth in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have a material adverse effect on Varian’s ability to consummate the Merger and related transactions; (iii) certain fundamental representations, as set forth in the Merger Agreement, being true and correct in all respects, other than de minimis inaccuracies; (iv) no event having occurred that would result in a Material Adverse Effect on Varian Bio or any of its subsidiaries; (v) Varian Bio providing SPKA a certificate from the chief executive officer of Varian Bio as to the accuracy of the foregoing conditions; (vi) Varian Bio providing SPKA a certificate from the secretary which has attached true and complete copies of (a) Varian’s certified articles of incorporation, (b) Varian’s bylaws, (c) Varian’s board resolutions approving the Merger Agreement, the Additional Agreements and the transactions contemplated thereby, and (d) Varian’s certified certificate of good standing; (vii) Varian’s stockholders shall have executed and delivered to SPKA each Additional Agreement to which they are each a party; (viii) Varian Bio providing a certificate to SPKA conforming to certain tax-related regulations and delivering a notice to the United States Internal Revenue Service as required under certain tax-related regulations; (ix) not more than five percent (5%) of the issued and outstanding shares of Varian Bio Common Stock constituting shares of Varian Bio Common Stock cancelled in accordance with the Merger Agreement and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares in accordance with Section 607.1302 of the FBCA (“Dissenting Shares”); (x) Varian Bio having delivered executed resignations of certain Varian Bio directors as set forth in the Merger Agreement; (xi) Varian Bio having delivered financial statements required to be included in any filings with the SEC; and (xii) cumulative indebtedness of Varian Bio, excluding (a) accounts payable to person(s) un-affiliated with Varian Bio for goods and services incurred in the ordinary course of business consistent with past practices and (b) indebtedness secured by permitted liens, shall be less than or equal to $5,000,000.

Solely with respect to Varian Bio, the consummation of the Merger is conditioned upon, among other things: (i) SPKA and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of SPKA, other than certain fundamental representations as set forth in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a material adverse effect on SPKA or Merger Sub; (iii) certain fundamental representations, as set forth in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies; (iv) no event having occurred that would result in a material adverse effect on SPKA or Merger Sub; (v) SPKA providing Varian Bio a certificate from the chief executive officer of SPKA as to the accuracy of the foregoing conditions; (vi) SPKA having filed its Amended Charter and such Amended Charter being declared effective by, the Delaware Secretary of State; (vii) SPKA providing Varian Bio a certificate from the secretary of SPKA which has attached true and complete copies of (a) SPKA’s certified articles of incorporation, (b) SPKA’s bylaws, (c) SPKA’s board resolutions approving the Merger Agreement, the Additional Agreements and the transactions contemplated thereby, and (d) SPKA’s certified certificate of good standing; (viii) Merger Sub providing Varian Bio a certificate from the secretary of Merger Sub which as attached true and complete copies of (a) Merger Sub’s board resolutions approving the Merger Agreement, the Additional Agreements and the transactions contemplated thereby and (b) Merger Sub’s certified certificate of good standing; (ix) SPKA, SPK Ventures I, LLC (the “Sponsor”), and any other stockholder of SPKA, shall have executed and delivered to Varian Bio each Additional Agreement to which they each are a party; (x) the size and composition of the post-closing board of directors of SPKA shall have been constituted as set forth in the Merger Agreement; (xi) SPKA having delivered executed resignations of certain SPKA directors as set forth in the Merger Agreement, and (xii) cumulative indebtedness of SPKA, excluding (a) accounts payable to person(s) un-affiliated with SPKA for goods and services incurred in the ordinary course of business consistent with past practices and (b) indebtedness secured by permitted liens shall be less than or equal to $2,000,000.

Termination

The Merger Agreement may be terminated as follows:

(i)	In the event that the closing of the transactions contemplated under the Merger Agreement has not occurred by the 12-month anniversary of the date of the Merger Agreement (as may be extended as provided in the immediately following proviso, the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the four (4)-month anniversary of the date of the Merger Agreement, the Outside Closing Date shall be automatically extended by one (1) month), then SPKA and Varian Bio shall each have the right, in its sole discretion, to terminate the Merger Agreement; provided that the material breach of any representation, warranty, covenant or obligation under the Merger Agreement by the party (i.e., SPKA or the Merger Sub, on one hand, or Varian Bio, on the other hand) seeking to terminate the Merger Agreement pursuant to this Section 10.1(a) was not the cause of, or did not result in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by SPKA or Varian Bio, as the case may be, giving written notice to the other at any time after the Outside Closing Date but not after the Closing has occurred;

(ii)	In the event an Authority shall have issued an order or enacted a law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order or law is final and non-appealable, SPKA or Varian Bio shall each have the right, in its sole discretion, to terminate the Merger Agreement without liability to the other party;

(iii)	SPKA and Varian Bio shall each have the right, in its sole discretion, to terminate the Merger Agreement if, at a meeting of the stockholders of SPKA (including any postponements or adjournments thereof), in proposals contemplated by the Merger Agreement shall fail to be approved by the affirmative vote of SPKA stockholders required under SPKA’s organizational documents and applicable law;

(iv)	by mutual written consent of SPKA and Varian Bio duly authorized by each of their respective boards of directors;

(v)	by either SPKA or Varian Bio, if the other party has breached any of its covenants or representations and warranties such that it would be impossible or would reasonably be expected to be impossible to satisfy any of its closing conditions and such breach is incapable of being cured or is not cured by the earlier of (A) the Outside Closing Date and (B) five days following receipt by the breaching party of a written notice of the breach; provided that the terminating party is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions; and

(vi)

by SPKA if Varian Bio has not received approval from Varian’s stockholders of the Merger and related transactions by the date that is five business days following the Form S-4 effective date, provided that SPKA is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions, further provided that upon Varian Bio receiving such stockholder approval, SPKA will no longer have any right to so terminate the Merger Agreement.

Effect of Termination and Termination Fees

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect without liability of any party, except for liability arising out of any party’s breach of the Merger Agreement, intentional fraud or willful misconduct. In the event the merger agreement is terminated due to breach by either party, a termination fee shall be payable from the breaching party to the non-breaching party of $2,200,000 within two days of such termination.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, SPKA, Varian Bio and certain stockholders of SPKA entered into those certain Parent Stockholder Support Agreements dated February 11, 2022 (the “Parent Stockholder Support Agreements”) pursuant to which those certain SPKA stockholders who are parties thereto agreed to vote all shares of SPKA common stock beneficially owned by them, including any additional shares of SPKA they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

The foregoing description of the Parent Stockholder Support Agreement is qualified in its entirety by reference to the full text of the Parent Stockholder Support Agreement, a copy of which is filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on February 17, 2022.

Company Stockholder Support Agreement

In connection with the execution of the Merger Agreement, SPKA, Varian Bio and certain shareholders of Varian Bio entered into those certain Company Stockholder Support Agreements dated February 11, 2022 (the “Company Stockholder Support Agreements”), pursuant to which those certain Varian Bio shareholders parties thereto agreed to vote all Varian Bio Common Stock beneficially owned by them, including any additional shares of Varian Bio they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

Company Lock-Up Agreement

In connection with the execution of the Merger Agreement, SPKA and certain Varian Bio shareholders entered into a lock-up agreement dated February 11, 2022 (the “Company Lock-Up Agreement”), pursuant to which those certain Varian Bio shareholders parties thereto agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of SPKA common stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Company Lock-Up Period (as defined below), the “Company Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Company Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing Date (the period from the date of the Company Lock-Up Agreement until such date, the “Company Lock-Up Period”).

Voting Agreement

In connection with the execution of the Merger Agreement, SPKA, the Sponsor, Varian Bio and certain holders of SPKA common stock entered into a voting agreement (the “Voting Agreement”), pursuant to which such holders of SPKA common stock, including any additional shares of SPKA common stock they acquire after the signing of the Merger Agreement, vote or agree to vote in favor of certain matters relating to the nomination and election of the Board of Directors of SPKA and Varian Bio after closing of the Merger Agreement.

Agreements to be Executed at Closing

Employment Agreements

Upon consummation of the Merger, SPKA, on the one hand, and each of Jeffrey Davis (the CEO of Varian Bio) and Jonathan Lewis (the CMO of Varian Bio), on the other hand, will enter into employment agreements with the Combined Company pursuant to which each such person extends the terms of their existing employment agreements with the Company for a term of two years and includes other terms regarding such employees’ employment by the Combined Company.

Restrictive Covenant Agreements

Upon consummation of the Merger, the Combined Company, on the one hand, and each of Jeffrey Davis (the CEO of Varian Bio) and Jonathan Lewis (the CMO of Varian Bio), on the other hand, will enter into Restrictive Covenant Agreements pursuant to which each such person agrees to non-competition, non-solicitation, confidentiality, non-disparagement and other restrictive covenants with respect to the Combined Company.

Management

Upon consummation of the Business Combination, the Combined Company Board will comprise up to five members, three of which will be independent directors according to the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. The following persons are anticipated to be the executive officers and directors of the Combined Company, which will be renamed “Varian Biopharma, Inc.” following the Business Combination. For biographical information concerning the Varian Bio executive officers and Varian Bio designees to the board of directors, see the section titled “Directors and Executive Officers of Varian Bio.”

Name	Age	Position
Jeffrey B. Davis	58	President, Chief Executive Officer and Director
Jonathan Lewis, M.D., PhD	62	Chief Medical Officer
Paul E. Mann	46	Director, Chairman of the Board
Todd Wider, M.D.	58	Director
[●]	[●]	Director
[●]	[●]	Director

See “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were [•] shares of common stock issued and outstanding. Only SPKA stockholders who hold shares of common stock of record as of the close of business on [•], 2022 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Stock Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock. Approval of the Directors Proposal will require the plurality of votes cast.

Attending the Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Approval Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Support Agreement, the Initial Stockholders holding an aggregate of [•] shares (or [•]% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock in favor of each of the Proposals. As a result, only [•] shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only [•] shares of common stock, or approximately [•]% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to SPKA’s Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2022, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any shares of common stock to be redeemed only if you:

(i)	(a) hold shares of common stock, or

(b) hold shares of common stock through Units and you elect to separate your Units into the underlying shares of common stock prior to exercising your redemption rights with respect to the shares of common stock; and

(ii)	prior to [•], Eastern Time, on [•], 2022, (a) submit a written request to Continental that SPKA redeem your shares of common stock for cash and (b) deliver your shares of common stock to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the shares of common stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of common stock from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her shares of common stock for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its shares of common stock only if it properly demands redemption and delivers its shares of common stock (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of the Post-Business Combination Company After the Closing

It is anticipated that upon completion of the Business Combination, and assuming (a) in the No Redemption Scenario, (b) Interim Redemption Scenario, and (c) the Maximum Redemption, (i) SPKA’s public stockholders would retain an ownership interest of approximately 45.9%, 34.0% and 15.4%, respectively, in the Combined Company, (ii) the Sponsor, officers, directors and other holders of founder shares will own approximately 13.3% 16.3%, and 20.8%, respectively, of the Combined Company, (iii) the Representative will own approximately 0.2% 0.3%, and 0.4%, respectively, of the Combined Company, and (iv) the Varian Bio shareholders will own approximately 40.6% 49.5%, and 63.4%, respectively, of the Combined Company.

The following diagram summarizes the pro forma ownership of Common Stock upon the Closing of the Business Combination, including Common Stock underlying Units, and shares of Common Stock following the Business Combination, and the approximate amount of cash available to the Combined Company from the Trust Account, after repayment of the face value of the Bridge Notes (not including an estimated $152,190 of accumulated interest on the Bridge Notes through June 10, 2022, the last day of the current extension term unless extended to September 10, 2022), and not including any proceeds from the anticipated PIPE Investment under (i) a No Redemption Scenario, (ii) an Interim Redemption Scenario, assuming 50% redemption, and (iii) a Maximum Redemption Scenario:

Including Additional	No		Interim		Maximum
Dilution Sources	Redemption Scenario		Redemption Scenario		Redemption Scenario
	# of Shares	%	# of Shares	%	# of Shares	%
SPKA Initial Stockholders	5,091,196	45.9%	3,188,737	34.7%	1,286,278	17.6%
Sponsor	1,479,623	13.4%	1,479,623	16.1%	1,479,623	20.3%
Representative Shares	25,456	0.2%	25,456	0.3%	25,456	0.3%
Total SPKA Stockholders	6,596,275	59.4%	4,693,816	51.1%	2,791,357	38.3%
Varian Bio Shareholders	4,500,000	40.6%	4,500,000	48.9%	4,500,000	61.7%
Total Shares Outstanding	11,096,275	100.0%	9,193,816	100.0%	7,291,357	100.0%

Net Cash to Company ($M)	$43.6	$24.6	$5.5

(1)	Under the No Redemption Scenario, we assume no shares of Common Stock are redeemed.
(2)	Under the Interim Redemption Scenario, we assume redemption of 50% of the maximum possible redemption of shares of Common Stock, or 1,902,459 shares of Common Stock, are redeemed for aggregate redemption payments of $19,024,590 using a per-share redemption price of $10.00.
(3)	Under the Maximum Redemption Scenario, we assume redemption of 3,804,918 shares of Common Stock, the maximum possible redemption of shares of Common Stock, for aggregate redemption payments of $38,049,180 using a per-share redemption price of $10.00.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that SPKA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

●	If an initial business combination, such as the Business Combination, is not completed by June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended), SPKA will be required to dissolve and liquidate. In such event, the 1,272,799 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000. Of these, the Sponsor holds 1,268,799 founder shares or 99.69%.

●	If an initial business combination, such as the Business Combination, is not completed by June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended), the 206,824 Private Units purchased by the Sponsor for a total purchase price of $2,068,240, will be worthless. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2022.

●	The exercise of SPKA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest. There are currently no changes or waivers in the terms of the transaction which may result in a conflict of interest between SPKA’s officers or directors and our stockholders.

●	If the Business Combination is completed, Varian Bio will designate four of the up to five members of the Combined Company Board, except for [•].

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Current Value of Securities Held by the Sponsor and its Affiliates

As of [*], 2022, assuming a stock price of $[*] per share, the value of securities held by the Sponsor and its affiliates is $[*], which include 1,272,799 founder shares (of which the Sponsor itself holds 1,268,799 founder shares or 99.69% of the founder shares) and 206,824 shares of common stock included in the Units purchased in the private placement of 205,000 units that was consummated simultaneously with the closing of the IPO (the “Private Placement”). If a Business Combination is completed, the Sponsor and its affiliates will receive material benefits and may be incentivized to complete the Business Combination with Varian Bio rather than liquidate even if (i) Varian Bio is a less favorable target company or (ii) the terms of the Business Combination are less favorable to SPKA stockholders. As a result, our Sponsor and its affiliates may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Units may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

In the event a Business Combination is not consummated, the aggregate amount of the $2,093,240 investment by the Sponsor and its affiliates will be lost. There are currently no outstanding loans or expenses owed to the Sponsor or any of its affiliates.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Varian Bio in many respects. Under this method of accounting, although SPKA will issue shares for outstanding equity interests of Varian Bio in the Business Combination, SPKA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Varian Bio issuing stock for the net assets of SPKA, accompanied by a recapitalization. For accounting purposes, Varian Bio will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Varian Bio. The net assets of SPKA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Varian Bio.

Summary of Material United States Federal Income Tax Considerations

The Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the Business Combination so qualifies, then a U.S. Holder (as defined below) of shares of Varian Bio Common Stock generally will not recognize gain or loss on the exchange of shares of Varian Bio Common Stock for shares of Common Stock, will generally have an adjusted tax basis in the shares of Common Stock immediately following the Business Combination equal to such U.S. Holder’s adjusted tax basis in the shares of Varian Bio Common Stock surrendered in exchange therefor, and will generally have a holding period in the shares of Common Stock which includes such holder’s holding period in the shares of Varian Bio Common Stock surrendered in exchange therefor.

The tax consequences of the Business Combination to each Varian Bio shareholder may depend on such holder’s particular facts and circumstances. Varian Bio shareholders are urged to consult their own tax advisors to understand fully the consequences to them of the Business Combination in their specific circumstances. For more information, see “Material U.S. Federal Income Tax Consequences – Tax Consequences of the Business Combination to U.S. Holders of Varian Bio Common Stock” below.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, SPKA and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by Varian Bio. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that SPKA stockholders vote:

●	FOR the Business Combination Proposal;

●	FOR the Charter Approval Proposal;

●	FOR the Governance Proposals;

●	FOR the Stock Plan Proposal;

●	FOR the Nasdaq Proposal; and

●	FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page [•] of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “Varian Bio” generally refer to Varian Bio in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing SPKA’s, Varian Bio’s and/or the Combined Company’s business.

Risks Related to Varian Bio

●	Varian Bio has incurred significant losses since its inception and expects to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future.

●	Varian Bio has not generated any revenue from its product candidates and may never be profitable. Varian Bio is heavily dependent on the success of Var-101/102, its only product candidate.

●	Drug development involves a lengthy and expensive process with uncertain outcomes, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Varian Bio may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its other product candidates.

Risks Related to the Commercialization of Varian Bio’s Product Candidates and Regulatory Approval

●	The incidence and prevalence of the target indications for Varian Bio’s product candidates have not been established with precision. If the market opportunities for Varian Bio’s product candidates are smaller than it estimates or if any approval that it obtains is based on a narrower definition of the patient population, Varian Bio’s revenue potential and ability to achieve profitability will be adversely affected.

●	Varian Bio currently has no marketing and sales organization and has no experience as a company in marketing products. If Varian Bio is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its product candidates, if approved, Varian Bio may not be able to generate product revenue.

●	Varian Bio faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than it does.

●	The regulatory approval processes of the U.S. Food and Drug Administration (the “FDA”) and applicable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. Varian Bio may be unable to obtain U.S. or foreign regulatory approvals and, as a result, may be unable to commercialize its product candidates.

●	Even if Varian Bio’s product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight. Additionally, Varian Bio’s product candidates, if approved, could be subject to labeling and other restrictions on marketing or withdrawal from the market, and it may be subject to penalties if Varian Bio fails to comply with regulatory requirements or if Varian Bio experiences unanticipated problems with its product candidates, when and if any of them are approved.

Risks Related to Varian Bio’s Intellectual Property

●	Varian Bio’s success depends on its ability to protect its intellectual property and its proprietary technologies.

●	If Varian Bio fails to comply with its obligations in the agreements under which Varian Bio licenses or otherwise acquire intellectual property rights from its licensors and third parties or otherwise experience disruptions to its business relationships with its licensors, Varian Bio could lose license rights that are important to its business or its business may otherwise be materially harmed. The CRT License is subject to a first priority lien under the Bridge Notes, which are expected to be repaid upon the closing of the Business Combination.

●	Intellectual property rights do not necessarily address all potential threats to Varian Bio’s competitive advantage.

Risks Related to Varian Bio’s Reliance on Third Parties and Other Risks

●	Varian Bio relies, and expect to rely in the future, on third parties, including independent clinical investigators, contract research organizations (“CROs”), and contract manufacturing organizations (“CMOs”), to conduct certain aspects of its manufacturing, preclinical studies and planned clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, Varian Bio may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

●	Varian Bio may form or seek collaborations or strategic alliances or enter into additional strategic arrangements in the future, which involve risks, and Varian Bio may not realize the benefits of such collaborations, alliances or strategic arrangements.

●	Varian Bio’s success is highly dependent on its ability to attract and retain highly skilled executive officers and employees.

●	Varian Bio will need to grow the size of its organization and expand its capabilities, and Varian Bio may experience difficulties in managing this growth.

Risks Related to Varian Bio’s and SPKA’s Business

●	Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

●	The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

●	SPKA will be forced to liquidate the Trust Account if it cannot consummate a business combination by June 10, 2022, as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by March 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended). In the event of a liquidation, SPKA’s public stockholders will receive $10.00 per share and the Rights will expire worthless.

Risks Related to SPKA’s Business and the Business Combination

●	You must tender your Public Shares in order to validly seek redemption at the Meeting of stockholders.

●	If third parties bring claims against SPKA, the proceeds held in trust could be reduced and the per-Public Share liquidation price received by SPKA’s stockholders may be less than $10.00.

●	Any distributions received by SPKA stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, SPKA was unable to pay its debts as they fell due in the ordinary course of business.

●	If SPKA’s due diligence investigation of Varian Bio was inadequate, then stockholders of SPKA following the Business Combination could lose some or all of their investment.

Risks Related to the Combined Company’s Common Stock

●	The market price of the Combined Company’s Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

●	Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

SELECTED HISTORICAL FINANCIAL DATA OF SPKA

The following table contains selected historical financial data as of and for the periods ended March 31, 2022, and December 31, 2021. Such data as of and for the years ended December 31, 2021 have been derived from the audited financial statements of SPKA which are included elsewhere in this proxy statement/prospectus. Such data as of and for the three months ended March 31, 2022 have been derived from the unaudited financial statements of SPKA which were filed with the SEC.

The historical results of SPKA included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of SPKA. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SPKA” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31, 2022	Twelve Months Ended December 31, 2021
Revenues	$—	$—
Loss from operations	$(441,314)	$(422,750)
Income on Trust Account	$711	$1,556
Provision for income taxes	$—	$—
Net loss	$(440,603)	$(421,194)
Weighted average shares outstanding of redeemable common stock	5,091,196	2,842,785
Basic and diluted net income (loss) per share, redeemable common stock	$(0.07)	$0.51
Weighted average shares outstanding of non-redeemable common stock	1,505,079	1,387,487
Basic and diluted net income (loss) per share, non-redeemable common stock	$(0.07)	$(1.34)

Balance Sheet Data:	As of March 31, 2022	As of December 31, 2021
Working capital	$(198,746)	$240,568
Trust Account	$50,912,228	$50,913,517
Total assets	$51,074,901	$51,280,943
Total liabilities	$1,888,777	$1,654,216
Value of common stock subject to redemption	$50,911,960	$50,911,960
Stockholders’ deficit	$(1,725,836)	$(1,285,233)

SELECTED HISTORICAL FINANCIAL DATA OF VARIAN BIO

The following table contains selected historical financial data as of and for the periods ended March 31, 2022, and December 31, 2021 and 2020. Such data as of and for the years ended December 31, 2021 and 2020 have been derived from the audited financial statements of Varian Bio, which are included elsewhere in this proxy statement/prospectus. Such data as of and for the three months ended March 31, 2022 have been derives from the unaudited financial statements of Varian Bio, which are included elsewhere in this proxy statement/prospectus. The following summary financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Varian Bio” and our audited financial statements and related notes included elsewhere. The summary financial data in this section are not intended to replace our audited financial statements and unaudited financial statements and related notes and are qualified in their entirety thereby. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Varian Bio’s historical results are not necessarily indicative of the results to be expected in the future or for any full year period. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Varian Bio,” and Varian Bio’s audited financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	Three Month Ended	Twelve Months Ended
	March 31, 2022	December 31, 2021	December 31, 2020
Statement of Operations Data:

Operating Expenses:
Research and development	$302,579	$496,684	$181,559
General and administrative	321,755	980,307	412,150
Total operating expenses	624,334	1,476,991	593,709

Loss from operations	(624,334)	(1,476,991)	(593,709)

Net loss before provision for income tax	(871,837)	(1,476,991)	(593,709)
Provision for income tax		—	—
Net Loss	$(871,837)	$(1,476,991)	$(593,709)

Loss per common share
Basic and diluted	$(0.03)	$(0.05)	$(0.03)
Weighted average shares outstanding
Basic and diluted	31,592,641	30,185,336	18,000,000

	March 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Total assets	$1,519,665	$22,117	$2,038
Total liabilities	$3,916,261	$1,246,878	$614,231
Total stockholders' deficit	$(2,096,596)	$(1,224,761)	$(612,193)

TRADING MARKET AND DIVIDENDS

SPKA

Units, shares of common stock, and Rights

The Units, shares of common stock and Rights are each quoted on the Nasdaq Stock Market, under the symbols “SPKAU,” “SPK,” and “SPKAR,” respectively. Each of SPKA’s Units consists of one share of common stock and a right to receive one-tenth (1/10) of a share of common stock upon consummation of the Business Combination. The Units, shares of common stock and Rights commenced trading on the Nasdaq Stock Market separately on or about July 23, 2021.

SPKA’s Dividend Policy

SPKA has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon SPKA’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, SPKA’s ability to declare dividends may be limited by restrictive covenants SPKA may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company Board. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Varian Bio

Holders of Varian Bio

As of the Record Date, there were twelve holders of record of Varian Bio Common Stock.

Dividend Policy of Varian Bio

Varian Bio has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company Board will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate the Combined Company Board declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement, before making a decision on the Business Combination. These risk factors are not exhaustive, and we may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote. The following discussion should be read in conjunction with our financial statements and the financial statements of Varian Bio and the notes to the financial statements included herein. Risks related to Varian Bio, including risks related to Varian Bio’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.

Risks Related to Varian Bio’s Business

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

We have incurred significant losses since our inception and expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future.

Investment in biopharmaceutical product development is a highly speculative undertaking and entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we will continue to incur significant research and development and other expenses related to our ongoing operations.

To date, Varian Bio has devoted almost all of our financial resources to research and development, including preclinical and clinical development activities, and Varian Bio expects to continue to incur significant research and development and other expenses. Preclinical activities include replication of the chemical synthesis of the lead compound or active pharmaceutical ingredient (“API”), method and process development and validation, initiation of production of API material under good laboratory practices (“GLP”) for future toxicology studies, formulation of API into topical gels for further testing, and skin permeation studies. Clinical development activities include initial drafting of protocol synopses for both the topical formulation and the oral formulation, for first-in-human testing in initial indications, and interfacing with clinical research organizations, hospitals and potential clinical investigators.

Varian Bio is not profitable and has incurred significant losses since our inception in July 2019. For the years ended December 31, 2020 and December 31, 2021, Varian Bio reported a net loss of $593,709 and $1,476,991, respectively. As of December 31, 2021, Varian Bio had an accumulated deficit of $2,092,184. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase substantially if and as we:

●	conduct preclinical studies and clinical trials for our current and future product candidates;

●	continue our research and development efforts, submit Investigational New Drug (“IND”) applications and clinically develop our product candidates;

●	seek marketing approvals for any product candidates that successfully complete clinical trials;

●	experience any delays or encounter any issues with any of the above, including but not limited to manufacturing issues, formulation issues, failed pre-clinical studies, negative or mixed clinical trial results, safety issues or other regulatory challenges, the risk of which in each case may be exacerbated by the ongoing COVID-19 pandemic;

●	establish a sales, marketing and distribution infrastructure and establish manufacturing capabilities, whether alone or with third parties, to commercialize product candidates for which we may obtain regulatory approval, if any;

●	obtain, expand, maintain, enforce and protect our intellectual property portfolio;

●	hire additional clinical, regulatory and scientific personnel; and

●	operate as a public company.

Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses we will incur or when, if ever, we will be able to achieve profitability. Even if we succeed in commercializing one or more of our product candidates, we will continue to incur substantial research and development and other expenditures to develop, seek regulatory approval for and potentially market our product candidates. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability, if ever, to generate revenue from our product candidates. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We have not generated any revenue from our product candidates and may never be profitable. Varian Bio is heavily dependent on the success of VAR-101/102, our only product candidate.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue from any of our product candidates. We do not expect to generate significant revenue unless or until we successfully complete clinical development and obtain regulatory approval of, and then successfully commercialize, our product candidates. VAR-101/102, our only product candidate, is still in the research stage of development. In addition, our product candidates will require additional clinical development, regulatory review and approval, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. Our ability to generate revenue from our product candidates depends on a number of factors, including, but not limited to:

●	timely completion of our preclinical studies and planned clinical trials, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the performance of third-party contractors;

●	our ability to complete IND-enabling studies and successfully submit and receive authorizations to proceed under INDs or comparable applications;

●	whether we are required by the FDA or similar foreign regulatory authorities to conduct additional clinical trials or other studies beyond those planned to support the potential approval and commercialization of our product candidates or of any future product candidates;

●	our ability to demonstrate to the satisfaction of the FDA and similar foreign regulatory authorities the safety, potency, purity, efficacy and acceptable risk-benefit profile of our product candidates or any future product candidates;

●	the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates or future product candidates, if any;

●	the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

●	the willingness of physicians, operators of clinics and patients to utilize or adopt any of our product candidates or future product candidates over or to use in combination with alternative or more established therapies;

●	the actual and perceived availability, cost, risk profile and side effects and efficacy of our product candidates, if approved, relative to existing and future alternative cancer therapies and competitive product candidates and technologies;

●	our ability and the ability of third parties with whom we contract to manufacture adequate clinical and commercial supplies of our product candidates or any future product candidates, remain in good standing with regulatory authorities and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices (“cGMP”); our ability to successfully develop a commercial strategy and thereafter commercialize our product candidates or any future product candidates in the United States and internationally, if approved for marketing, reimbursement, sale and distribution in such countries and territories, whether alone or in collaboration with others;

●	patient demand for our product candidates and any future product candidates, if approved; and

●	our ability to establish and enforce intellectual property rights in and to our product candidates or any future product candidates.

Many of the factors listed above are beyond our control and could cause us to experience significant delays or prevent us from obtaining regulatory approvals or commercializing any of our product candidates. Even if we are able to commercialize our product candidates, we may not achieve profitability soon after generating product sales, if ever. If we are unable to generate sufficient revenue through the sale of our product candidates or any future product candidates, we may be unable to continue operations without continued funding.

We have entered into a lending arrangement under the terms of certain agreements governing the Bridge Notes, which is secured by substantially all of our assets. If we are unable to comply with the terms, restrictions and covenants in the agreements governing the Bridge Notes, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and could result in the sale of all or substantially all of our assets, including a loss of our license with CRT.

If we are unable to comply with the restrictions and covenants in the agreements governing the Bridge Notes, there could be a default under the terms of these agreements. Our ability to comply with these terms, restrictions and covenants, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these terms, restrictions and covenants. Any default under the agreements governing the Bridge Notes that is not waived by the requisite number of lenders, and the remedies sought by the holders of such indebtedness, could result in the acceleration of payment of funds that we have borrowed and the lenders could pursue certain remedies that could result in the disposition of all or substantially all of our assets, so that the lenders may secure repayment under the terms of the Bridge Notes. If we are unable to generate sufficient cash flow, secure the PIPE Investment, or we are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness under the Bridge Notes, or if we otherwise fail to comply with the various terms and covenants, we could be in default under the terms of these agreements. In the event of such default:

●	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any premium and accrued and unpaid interest;

●	the holders of such indebtedness could pursue certain remedies, which could, among other things, result in foreclosure proceedings against, or the disposition of all or substantially all of our assets, including our license with CRT; and

●	we could be forced into bankruptcy or liquidation.

If we breach our covenants under the agreements governing the Bridge Notes and seek a waiver, we may not be able to obtain a waiver from the required lenders on terms that are acceptable to us, if at all. If this occurs, we would be in default under the Bridge Notes, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

If we are unable to raise capital when needed, we would be compelled to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we commence our planned clinical trials and any other future clinical trials, and continue our in-licensing and preclinical development activities to identify new product candidates, and seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of the Business Combination, we expect to incur significant additional costs associated with operating as a public company. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations, and we may need to raise additional funding sooner than expected if we choose to expand more rapidly than we presently anticipate. We cannot be certain that additional funding will be available on acceptable terms, or at all. Further, the duration and severity of the COVID-19 pandemic and its impact on the economy and financial markets in general could adversely affect our ability to raise additional capital. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of public or private equity offerings, debt financings, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our discovery and preclinical development programs or any future commercialization efforts.

Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control, including as a result of the COVID-19 pandemic. In any event, our future capital requirements will depend on many factors, including:

●	the scope, progress, results and costs of discovery, preclinical development and clinical trials for our product candidates;

●	the costs, timing and outcome of regulatory review of our product candidates and any required companion diagnostic;

●	the extent to which we develop, in-license or acquire other pipeline product candidates or technologies;

●	the costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the costs associated with completing any post-marketing studies or trials required by the FDA or other regulatory authorities;

●	revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, enforcing and protecting our intellectual property rights and defending intellectual property-related claims; and

●	to the extent we pursue strategic collaborations, including collaborations to commercialize any of our product candidates or any companion diagnostic collaborations, our ability to establish and maintain collaborations on favorable terms, if at all.

Even if the Business Combination is successful, we may require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approval. Any additional capital-raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.

Risks Related to the Development of our Product Candidates

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

We have a limited operating history and face significant challenges and will incur substantial expenses as we build our capabilities. We have no history of successfully developing or commercializing any approved therapeutic products, which may make it difficult to evaluate the success of our business to date and to assess the prospects for our future viability.

We have a limited operating history and are subject to the risks inherent in a growing company, including, among other things, risks that we may not be able to hire sufficient qualified personnel and establish operating controls and procedures. We currently do not have in-house resources to enable our operations. As we build our own capabilities, we expect to encounter risks and uncertainties frequently experienced by growing companies in new and rapidly evolving fields, including the risks and uncertainties related to the evolving effects of the COVID-19 pandemic and those described herein. If we are unable to build our own capabilities, our operating and financial results could differ materially from our expectations, and our business could suffer.

Varian Bio has not yet demonstrated our ability to complete any early-stage, late-stage or pivotal clinical trials, obtain regulatory approval, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization or arrange for third parties to do these activities on our behalf. Investment in pharmaceutical product development is highly speculative because it entails substantial upfront expenditures in contract research organizations (“CROs”), and contract manufacturing organizations (“CMOs”), and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. Consequently, any predictions you may make about our future success or viability may not be as accurate as they could be if Varian Bio had a longer operating history.

Drug development involves a lengthy and expensive process with uncertain outcomes, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our other product candidates.

We are unable to predict when or if our products candidates will prove effective or safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim or preliminary results of a clinical trial do not necessarily predict final results. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in clinical trials despite very promising early results. Moreover, preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize our product candidates, including:

●	regulators or institutional review boards (“IRBs”)/ethics committees (“ECs”) may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts with prospective trial sites;

●	clinical trials for our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay clinical trials or abandon product development programs;

●	the number of patients required for clinical trials for our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or the duration of these clinical trials may be longer than we anticipate;

●	competition for clinical trial participants from investigational and approved therapies may make it more difficult to enroll patients in our clinical trials;

●	we or potential future third-party collaborators may fail to obtain the clearance or approval of any required companion diagnostic on a timely basis, or at all;

●	our third-party contractors may fail to meet their contractual obligations to us in a timely manner, or at all, or may fail to comply with regulatory requirements;

●	we may have to suspend or terminate clinical trials for our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	our product candidates may have undesirable or unexpected side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs/ECs to suspend or terminate the trials;

●	the cost of clinical trials for our product candidates may be greater than we anticipate; and

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials for our product candidates may be insufficient or inadequate and result in delays or suspension of our clinical trials.

Our product development costs will increase if we experience delays in preclinical studies or clinical trials or in obtaining marketing approvals. We do not know whether any of our planned preclinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured or will be completed on schedule, or at all.

Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

Interim, “topline” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business and financial prospects.

From time to time, we may publicly disclose preliminary or top-line data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Any delays in the commencement or completion, or termination or suspension, of our planned or future clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

Before we can initiate clinical trials of a product candidate in any indication, we must submit the results of preclinical studies to the FDA along with other information, including information about the product candidate’s chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an IND or similar regulatory submission under which we must receive authorization to proceed with clinical development. Clinical testing is expensive, time consuming and uncertain as to outcome. In addition, we expect to rely in part on preclinical, clinical and quality data generated by our CROs and other third parties for regulatory submissions for our product candidates. While we have or will have agreements governing these third parties’ services, we have limited influence over their actual performance. If these third parties do not make data available to us, or, if applicable, make regulatory submissions in a timely manner, in each case pursuant to our agreements with them, our development programs may be significantly delayed and we may need to conduct additional studies or collect additional data independently. The FDA may require us to conduct additional preclinical studies for any product candidate before it allows us to initiate clinical trials under any IND, which may lead to additional delays and increase the costs of our preclinical development programs.

Any delays in the commencement or completion of our planned or future pre-clinical and clinical trials could significantly affect our product development costs. We do not know whether our planned trials will begin on time or be completed on schedule, if at all. The commencement and completion of pre-clinical and clinical trials can be delayed for a number of reasons, including delays related to:

●	failing to manufacture or obtain sufficient quantities of product candidate or, if applicable, combination therapies for use in clinical trials;

●	obtaining FDA or foreign regulatory authority authorization to commence a clinical trial or reaching a consensus with the FDA or a foreign regulatory authority on clinical trial design;

●	any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	obtaining approval from one or more IRBs/ECs;

●	IRBs/ECs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

●	changes to clinical trial protocol;

●	clinical sites deviating from trial protocol or dropping out of a trial;

●	patients failing to enroll or remain in our trial at the rate we expect, or failing to return for post-treatment follow-up, including patients failing to remain in our trials due to movement restrictions, health reasons or otherwise resulting from the evolving effects of the COVID-19 pandemic;

●	patients choosing an alternative treatment, or participating in competing clinical trials;

●	lack of adequate funding to continue the clinical trial;

●	patients experiencing severe or unexpected drug-related adverse effects;

●	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

●	selecting or being required to use clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

●	a facility manufacturing our product candidates or any of their components being ordered by the FDA or applicable foreign regulatory authorities to temporarily or permanently shut down due to violations of cGMP regulations or other applicable requirements, or infections or cross- contaminations of product candidates in the manufacturing process;

●	interruptions to operations of clinical sites, manufacturers, suppliers, or other vendors from a health epidemic or pandemic, such as the COVID- 19 pandemic;

●	any changes to our manufacturing process that may be necessary or desired;

●	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices (“GCP”) or other regulatory requirements;

●	us, or our third-party contractors not performing data collection or analysis in a timely or accurate manner or improperly disclosing data prematurely or otherwise in violation of a clinical trial protocol;

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications; or

●	disruptions caused by the COVID-19 pandemic, which may increase the likelihood that we encounter difficulties or delays in initiating, enrolling, conducting or completing our planned clinical trials.

Certain of our current or future scientific advisors or consultants who may receive compensation from us may become investigators for our future clinical trials. Under certain circumstances, we may be required to report some of these relationships to the FDA. Although we expect any such relationships to be within the FDA’s guidelines, the FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of our product candidates. Moreover, any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues which may harm our business, financial condition, results of operations and prospects significantly.

Varian Bio may develop product candidates in combination with other therapies, which exposes it to additional risks.

Varian Bio may develop product candidates in combination with other product candidates or existing therapies. Even if any product candidate we develop was to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar foreign regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially.

We may also evaluate our product candidates in combination with one or more other therapies that have not yet been approved for marketing by the FDA or similar foreign regulatory authorities. We will not be able to market and sell the product candidates we develop in combination with any such unapproved therapies that do not ultimately obtain marketing approval.

If the FDA or similar foreign regulatory authorities do not approve these other drugs or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the drugs we choose to evaluate in combination with our product candidates, we may be unable to obtain approval of or market the product candidates we develop.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, and we may face significant competition for recruiting patients in clinical trials.

Identifying and qualifying patients to participate in our clinical trials is critical to our success. Varian Bio may encounter delays in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials, and even once enrolled Varian Bio may be unable to retain a sufficient number of patients to complete any of our trials.

Factors that may generally affect patient enrollment include:

●	the size and nature of the patient population;

●	the number and location of clinical sites where patients are to be enrolled;

●	the eligibility and exclusion criteria for the trial;

●	the design of the clinical trial;

●	inability to obtain and maintain patient consents;

●	risk that enrolled participants will drop out before completion;

●	competition with other companies for clinical sites or patients and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new products that may be approved for the indications Varian Bio is investigating; and

●	other factors outside of our control, such as the ongoing and evolving nature of the COVID-19 pandemic.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates or similar areas, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites.

In addition, if any significant adverse events or other side effects are observed in any of our current or planned clinical trials, recruitment of patients to our clinical trials may be more difficult for Varian Bio and patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of one or more product candidates altogether. Varian Bio’s inability to enroll a sufficient number of patients for our clinical trials would result in significant delays, which would increase our costs and have an adverse effect on Varian Bio.

Adverse side effects or other safety risks associated with our product candidates or future product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could result in the delay, suspension or termination of clinical trials by us or the FDA or foreign regulatory authorities for a number of reasons. Additionally, due to the high mortality rates of the cancers for which we are initially pursuing development of VAR-101/102, a significant percentage of patients in these clinical trials may die during a trial, which could impact development of these product candidates. If we elect or are required to delay, suspend or terminate any clinical trial, the commercial prospects of our product candidates will be harmed and our ability to generate product revenues from this product candidate will be delayed or eliminated. Serious adverse events observed in clinical trials could hinder or prevent market acceptance of our product candidates. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly.

Moreover, if our product candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may elect to abandon or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for our product candidates, if approved. We may also be required to modify our study plans based on findings in our clinical trials. Many drugs that initially showed promise in early stage testing have later been found to cause side effects that prevented further development. In addition, regulatory authorities may draw different conclusions or require additional testing to confirm these determinations.

It is possible that as we test our product candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of our product candidates becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.

In addition, if any of our product candidates receive marketing approval, and we or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw or limit their approval of the product;

●	we may be required to recall a product or we may voluntarily remove it from the marketplace;

●	we may be required to change the way the product is administered to patients or conduct additional clinical trials;

●	regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

●	we may be required to implement a Risk Evaluation and Mitigation Strategy (“REMS”) or create a medication guide outlining the risks of such side effects for distribution to patients;

●	additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

●	we could be sued and held liable for harm caused to patients;

●	the drug could become less competitive; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates, if approved, and could significantly harm our business, financial condition, results of operations and prospects.

The COVID-19 pandemic could adversely impact our business, including our planned development, manufacturing and pre-clinical studies.

The COVID-19 pandemic in the United States and in other countries could cause significant disruptions that could severely impact our business, including:

●	delays or difficulties in pre-formulation, formulation and manufacturing activities;

●	delays or difficulties in recruiting advisors and consultants;

●	inability or unwillingness of personnel to travel to the outside vendor sites;

●	delays or difficulties in data collection and analysis and other related activities;

●	interruption of key manufacturing and formulation development, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

●	limitations in employee and consultant/advisor resources that would otherwise be focused on the conduct of our research and development activities, including because of sickness of employees or their families or mitigation measures such as lock-downs and social distancing;

●	changes in local regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which our research is conducted, which may result in unexpected costs, delays, or to discontinue the clinical trials altogether;

●	delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

●	adverse impacts on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise additional capital when needed.

Such disruptions could impede, delay, limit or prevent completion of our manufacturing and formulation development, and preclinical studies or commencement of future clinical trials and ultimately lead to the delay or denial of regulatory approval of our product candidates, which would seriously harm our operations and financial condition and increase our costs and expenses. Future or revised stay-at-home orders could result in delays or otherwise negatively impact our development activities. The COVID-19 pandemic could also affect the business of the FDA or other health authorities which could result in delays in meetings related to planned clinical trials and ultimately of reviews and approvals of our product candidates. Moreover, to the extent the evolving effects of the COVID-19 pandemic adversely affect our business and financial condition, they may also have the effect of heightening many of the other risks and uncertainties described elsewhere in this “Risk Factors” section.

The global COVID-19 pandemic continues to rapidly evolve. The extent to which the COVID-19 pandemic may impact our business, our planned manufacturing and formulation activities and planned preclinical studies will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate duration and severity of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Risks Related to the Commercialization of Our Product Candidates

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

The incidence and prevalence of the target indications for our product candidates have not been established with precision. If the market opportunities for our product candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue potential and ability to achieve profitability will be adversely affected.

The total addressable market opportunity for our product candidates will ultimately depend upon, among other things, the information included in the final label for each such product candidate if our product candidates are approved for sale for these indications, acceptance by the medical community and patient access, drug and any related companion diagnostic pricing and their reimbursement. The number of patients in our targeted commercial markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

Even if approved, our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

●	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

●	the timing of market introduction of the product candidate as well as competitive products;

●	the clinical indications for which the product candidate is approved;

●	restrictions on the use of our product candidates, such as boxed warnings or contraindications in labeling, or a REMS, if any, which may not be required of alternative treatments and competitor products;

●	the potential and perceived advantages of product candidates over alternative treatments;

●	the cost of treatment in relation to alternative treatments;

●	the availability of coverage and adequate reimbursement by third-party payors, including government authorities, as well as pricing;

●	the willingness of patients to pay insurance deductibles or other cost share amounts, or out of pocket in the absence of coverage and adequate third party payor reimbursement;

●	the availability of the approved product candidate for use as a combination therapy;

●	relative convenience and ease of administration;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the effectiveness of sales and marketing efforts;

●	unfavorable publicity relating to our products or product candidates or similar approved products or product candidates in development by third parties; and

●	the approval of other new therapies for the same indications.

If any of our product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be negatively impacted.

We currently have no marketing and sales organization and have no experience as a company in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if approved, we may not be able to generate product revenue.

We currently have no sales, marketing or distribution capabilities and have no experience as a company in marketing products. We expect to manage sales, marketing and distribution through internal resources and third-party relationships. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. While we may commit significant financial and management resources to commercial activities, we will also consider collaborating with one or more pharmaceutical companies to enhance our commercial capabilities.

If we are unable or decide not to establish internal sales, marketing and distribution capabilities, we will pursue arrangements with third-party sales, marketing, and distribution collaborators regarding the sales and marketing of our products, if approved. However, there can be no assurance that we will be able to establish or maintain such arrangements on favorable terms or if at all, or if we are able to do so, that these third-party arrangements will provide effective sales forces or marketing and distribution capabilities. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas.

Our business entails a significant risk of product liability and if we are unable to obtain sufficient insurance coverage such inability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA, EMA or other regulatory authority investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs. FDA, EMA or other regulatory authority investigations could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources and substantial monetary awards to trial participants or patients. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement policies, as well as pricing regulations.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be covered and reimbursed by third-party payors. If coverage is not available, or is available only to limited indications or strict coverage criteria, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third- party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered and reimbursed. The Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”) responsible for administering the Medicare program, determines whether and to what extent a new product will be covered and reimbursed under Medicare. The Medicare program is increasingly used as a model for how private payors and other governmental payors develop their coverage and reimbursement policies for drug products. One third-party payor’s determination to provide coverage for a drug product, however, does not assure that other payors will also provide coverage for the product. As a result, the coverage determination process is often time- consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmacoeconomic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of pharmaceutical products is highly competitive. We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing our product candidates. Some of these competitive products and therapies are based on scientific approaches that are similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

There are a large number of pharmaceutical and biotechnology companies developing or marketing targeted treatments for cancer that would be competitive with the product candidates we are developing, if our product candidates are approved. Many of these companies are developing cancer therapeutics that are also kinase inhibitors.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and marketing and selling approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and sales and marketing personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are approved for broader indications or patient populations, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other marketing approval for their products more rapidly than any approval we may obtain for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. Generic products are currently on the market for some of the indications that we are pursuing, and additional products are expected to become available on a generic basis over the coming years. If our product candidates achieve marketing approval, we expect that they will be priced at a significant premium over any competitive generic products.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

The regulatory approval processes of the FDA and applicable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. We may be unable to obtain U.S. or foreign regulatory approvals and, as a result, may be unable to commercialize our product candidates.

Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be marketed. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. We cannot provide any assurance that any product candidate we may develop will progress through required clinical testing and obtain the regulatory approvals necessary for us to begin selling them.

As a company, we have not conducted any pre-clinical studies or clinical trials of any product candidates, nor have we managed the regulatory approval process with the FDA or any other regulatory authority. The time required to obtain approvals from the FDA and other regulatory authorities is unpredictable, and requires successful completion of extensive clinical trials which typically takes many years, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when evaluating clinical trial data can and often changes during drug development, which makes it difficult to predict with any certainty how they will be applied. We may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, or changes in FDA policy during the period of drug development, clinical trials and FDA regulatory review.

Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on our ability to generate revenue from the particular product candidate for which we are developing and seeking approval. Furthermore, any regulatory approval to market a drug may be subject to significant limitations on the approved uses or indications for which we may market the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS as part of approving an NDA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors.

A Breakthrough Therapy designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek a Breakthrough Therapy designation for our product candidates if the clinical data support such a designation for one or more product candidates. A Breakthrough Therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor can help to identify the most efficient path for clinical development. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review.

Designation as a Breakthrough Therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as Breakthrough Therapies, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may in the future conduct clinical trials for our product candidates outside the United States, and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We may in the future choose to conduct one or more clinical trials outside the United States, including in Europe. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the sole basis of foreign data unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Otherwise, for studies that are conducted at sites outside of the United States and not subject to an IND and which are intended to support a marketing application, the FDA requires the clinical trial to have been conducted in accordance with GCP requirements and the FDA must be able to validate the data from the clinical trial through an onsite inspection if it deems such inspection necessary. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA grants regulatory approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any future collaborator fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions on marketing or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

Following any regulatory approvals, our products will be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Any regulatory approvals that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with cGMPs and GCP for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

●	delays in or the rejection of product approvals;

●	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

●	restrictions on the products, manufacturers or manufacturing process;

●	warning or untitled letters;

●	civil and criminal penalties;

●	injunctions;

●	suspension or withdrawal of regulatory approvals;

●	product seizures, detentions or import bans;

●	voluntary or mandatory product recalls and publicity requirements;

●	total or partial suspension of production; and

●	imposition of restrictions on operations, including costly new manufacturing requirements.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry. Namely, the current U.S. administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Varian Bio believes that VAR-101 will be applicable to all BCC lesions and does not anticipate the need for a companion diagnostic test for VAR-101; however, if we are required by the FDA to obtain approval of a companion diagnostic test in connection with approval of any of our product candidates, and we do not obtain or face delays in obtaining FDA approval of a diagnostic device, we will not be able to commercialize such product candidate and our ability to generate revenue will be materially impaired.

At this time, Varian Bio believes that VAR-101 will be applicable to all BCC lesions and does not anticipate the need for a companion diagnostic test for VAR-101. However, if safe and effective use of any of our product candidates depends on an in vitro diagnostic that is not otherwise commercially available, then the FDA generally will require approval or clearance of that diagnostic, known as a companion diagnostic, at the same time that the FDA approves our product candidates if at all. If a satisfactory companion diagnostic is not commercially available, we may be required to create or obtain one that would be subject to regulatory approval requirements. The process of obtaining or creating such diagnostic is time consuming and costly.

Companion diagnostics are developed in conjunction with clinical programs for the associated therapeutic product candidate and are subject to regulation as medical devices by the FDA and comparable regulatory authorities, and, to date, the FDA has required premarket approval of all companion diagnostics for cancer therapies. The approval of a companion diagnostic as part of the therapeutic product’s labeling limits the use of the therapeutic product to only those patients who express the specific genetic alteration that the companion diagnostic was developed to detect.

If the FDA or a comparable foreign regulatory authority requires approval of a companion diagnostic for any of our product candidates, whether before or after it obtains marketing approval, we, and/or future collaborators, may encounter difficulties in developing and obtaining approval for such product candidate. Any delay or failure by us or third-party collaborators to develop or obtain regulatory approval of a companion diagnostic could delay or prevent approval or continued marketing of such product candidate.

With respect to VAR-102 being planned for solid tumors, such as lung cancer, there may be a desire to identify specific lung cancer types that may be more likely to respond to VAR-102 therapy. As such, Varian does anticipate doing some research and development of biomarkers that may assist in patient selection in the future.

We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process for the companion diagnostic or in transferring that process to commercial partners or negotiating insurance reimbursement plans, all of which may prevent us from completing our clinical trials or commercializing our product candidate, if approved, on a timely or profitable basis, if at all.

Disruptions at the FDA, the SEC and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC, and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, in recent years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities and products through April 2020. On March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities and provided guidance regarding the conduct of clinical trials. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, after the Business Combination in our operations as a public company, future government shutdowns or delays could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

We may face difficulties from changes to current regulations and future legislation.

Existing regulatory policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may not achieve or sustain profitability.

For example, in March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. There remain judicial and Congressional challenges to certain aspects of the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have passed. On December 22, 2017, President Trump signed into law federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”), which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. The Bipartisan Budget Act of 2018 (BBA), among other things, amended the ACA, effective January 1, 2019, to close the coverage gap in most Medicare Part D drug plans. In December 2018, CMS published a new final rule permitting further collections and payments to and from certain ACA-qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review the case, although it is unclear when a decision will be made or how the Supreme Court will rule. In addition, there may be other efforts to challenge, repeal or replace the ACA. We are continuing to monitor any changes to the ACA that, in turn, may potentially impact our business in the future.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 unless additional congressional action is taken. The Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

Moreover, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, at the federal level, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the Trump administration’s budget proposal for the fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. Further, on July 24, 2020, the Trump administration announced four executive orders related to prescription drug pricing that attempt to implement several of the administration’s proposals, including a policy that would tie Medicare Part B drug prices to international drug prices; one that directs HHS to finalize the Canadian drug importation proposed rule previously issued by HHS and makes other changes allowing for personal importation of drugs from Canada; one that directs HHS to finalize the rulemaking process on modifying the anti-kickback law safe harbors for discounts for plans, pharmacies, and pharmaceutical benefit managers; and one that reduces costs of insulin and epipens to patients of federally qualified health centers. Although a number of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates. It is possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on August 6, 2020, the Trump administration issued another executive order that instructs the federal government to develop a list of “essential” medicines and then buy them and other medical supplies from U.S. manufacturers instead of from companies around the world, including China. The order is meant to reduce regulatory barriers to domestic pharmaceutical manufacturing and catalyze manufacturing technologies needed to keep drug prices low and the production of drug products in the United States.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Varian Bio’s relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, transparency and other healthcare laws and regulations, which, if violated, could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which Varian Bio obtains marketing approval. Our current and future arrangements with healthcare providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Varian Bio researches, and if approved, markets, sells and distributes our products. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	the federal Anti-Kickback Statute prohibits persons from, among other things, knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for the furnishing or arranging for the furnishing, or the purchase, lease or order, or arranging for or recommending purchase, lease or order, of any good or service for which payment may be made under a federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties;

●	federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions, prohibit individuals or entities from, among other things knowingly presenting, or causing to be presented, to the federal government or a government contractor, grantee, or other recipient of federal funds, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, and their implementing regulations, imposes obligations on certain healthcare providers, health plans and healthcare clearinghouses, known as covered entities, as well as their business associates, which are individuals and entities that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

●	the U.S. federal transparency requirements under the ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners; and

●	Varian Bio is subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many of the U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation (the “EU GDPR”), which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if Varian Bio or our employees fail to comply with an applicable state law requirement the company could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Varian Bio’s business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, Varian Bio may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom Varian Bio expects to do business is found not to be in compliance with applicable laws, that person or entity may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

Varian Bio and any potential collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e. g., Section 5 of the Federal Trade Commission Act and California Consumer Privacy Act of 2018, or CCPA), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. The state of California, for example, recently adopted the CCPA, which became effective January 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the EU GDPR. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. In addition, Varian Bio may obtain health information from third parties (including research institutions from which Varian Bio obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH. Depending on the facts and circumstances, Varian Bio could be subject to civil, criminal, and administrative penalties if Varian Bio knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Compliance with the U.S. and international data protection laws and regulations, including the EU GDPR and other European Union data protection laws, could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom Varian Bio or our potential collaborators obtain personal information, as well as the providers who share this information with us, may limit our ability to collect, use and disclose the information. Claims that Varian Bio has violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if Varian Bio is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Varian Bio is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. Varian Bio can face criminal liability and other serious consequences for violations, which can harm our business.

Varian Bio is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Varian Bio conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Varian Bio may engage third parties to sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. Varian Bio has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. Varian Bio can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if Varian Bio does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Our employees, independent contractors, consultants, CMOs, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, CMOs, CROs, suppliers and vendors may engage in misconduct or other improper activities. Misconduct by these parties could include failures to comply with FDA requirements, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by these parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations.

Our research and development activities could be affected or delayed as a result of possible restrictions on animal testing.

Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed or become more expensive.

Risks Related to Our Intellectual Property

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

Our success depends on our ability to protect our intellectual property and our proprietary technologies.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our product candidates, proprietary technologies and their uses, as well as our ability to operate without infringing the proprietary rights of others. If we or our licensors are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology or our product candidates, our competitive position could be harmed. We generally seek to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates, proprietary technologies and their uses that are important to our business. Our patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents issue from such applications, and then only to the extent the issued claims read on the technology. There can be no assurance that our patent applications will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents, if issued, will not be infringed, designed around, invalidated or rendered unenforceable by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and such protection may not adequately protect our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

Although we have issued patents in the United States and foreign countries, we cannot be certain that the claims in our other pending patent applications will be considered patentable by the United States Patent and Trademark Office (“USPTO”), courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that the claims in our issued patents will not be found invalid or unenforceable if challenged.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or our licensors or any of our potential future collaborators will be successful in protecting our technologies and product candidates by obtaining and defending patents. These risks and uncertainties include the following:

●	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

●	patent applications may not result in any patents being issued;

●	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

●	our competitors, many of which have substantially greater resources than we or our licensors have and many of which have made significant investments in competing technologies, may seek or may have already obtained patents that could or will limit, interfere with or block our ability to make, use and sell our product candidates;

●	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

●	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products.

The patent prosecution process is also expensive and time-consuming, and we or our licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we or our licensors may not identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we do not have the right to control, or are subject to certain obligations with respect to, the preparation, filing and prosecution of patent applications, or to maintain the patents, directed to technology that we license or acquire, including those from our licensors and from third parties. We also may require the cooperation of our licensors, whether current or future, in order to enforce the licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. We cannot be certain that patent prosecution and maintenance activities by our licensors have been or will be conducted in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such applications. If they fail to do so, this could cause us to lose rights in any applicable intellectual property that we in-license, and as a result our ability to develop and commercialize products or product candidates may be adversely affected and we may be unable to prevent competitors from making, using and selling competing products.

In addition, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors, licensors, and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

If we fail to comply with our obligations in the agreements under which we license or otherwise acquire intellectual property rights from our licensors and third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business or our business may otherwise be materially harmed.

In July 2019, we licensed worldwide rights to certain patents under a license agreement with CRUK that provide us rights to certain aPKC patents and know-how. The CRT License is subject to a first priority lien under the Bridge Notes, which are expected to be repaid upon the closing of the Business Combination. This agreement imposes on us, and we expect that any future license or other agreements where we in-license or acquire intellectual property will impose on us, various development, regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations.

We may need to obtain licenses or acquired intellectual property from third parties to advance our research or allow commercialization of our product candidates, and we cannot provide any assurances that third-party patents do not exist that might be enforced against our product candidates in the absence of such a license or acquisition. We may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Licensing and acquisitions of intellectual property involve complex legal, business and scientific issues. Disputes may arise between us and our existing or future licensors and other third parties regarding intellectual property subject to a license or purchase agreement, including:

●	the scope of rights granted under the license or purchase agreement and other interpretation-related issues;

●	whether and the extent to which our technology and processes infringe intellectual property of the licensor or other third party that is not subject to the license or purchase agreement;

●	our right to sublicense patents and other rights to third parties;

●	our diligence obligations with respect to the use of the licensed or acquired technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

●	the effects of termination;

●	our right to transfer or assign the license or purchase agreement; and

●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and their affiliates and sub-licensees and by us and our partners and sub-licensees.

The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property, or increase what we believe to be our financial or other obligations under the relevant agreement. And if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business. In addition, certain of our agreements may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities.

If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of the patent protection we have, our ability to prevent our competitors from commercializing similar or identical product candidates would be adversely affected.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the existence, issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect our product candidates or that effectively prevent others from commercializing competitive product candidates.

Moreover, the scope of claims in a patent application can be significantly reduced before any claims in a patent issue, and claim scope can be reinterpreted after issuance. Even if patent applications we currently have issue as patents in the future, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage.

Any patents that we have may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, we do not know whether our product candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner, which could materially and adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may not cover our product candidates or may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review (“PGR”), and inter partes review (“IPR”), or other similar proceedings in the USPTO or foreign patent offices challenging our patent rights. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity of our patents, for example, we cannot be certain that there is no invalidating prior art, of which we or third parties from whom we acquired our patents, their counsel, and the patent examiner were unaware during prosecution. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found. There is also no assurance that there is not prior art of which we or third parties from whom we acquired patents and patent applications are aware, but which we or the third parties do not believe affects the validity or enforceability of a claim in our patents and patent applications, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our product candidates and compete directly with us, without payment to us. Such loss of patent rights, loss of exclusivity or patent claims being narrowed, invalidated or held unenforceable could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The patent protection and patent prosecution for some of our product candidates may be dependent on our licensors and third parties.

We or our licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects as to form in the preparation or filing of our owned or in-licensed patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our current or future licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our owned or in-licensed patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

As a licensee of third parties, whether currently or in the future, we rely and may rely on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under in-license agreements. We have not had, do not have, and may not have in the future, primary control over these activities for certain of our patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, whether current or future, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents, and even if we are permitted to pursue such enforcement or defense, we will require the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If any of our licensors or any of our future licensors or future collaborators fails to appropriately prosecute and maintain patent protection for patents covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. Furthermore, the terms of the license agreements with some of our licensors may be non-exclusive, such that we would have no rights to enforce the licensed intellectual property against a competitor. In such cases, the licensors to our non-exclusive licenses may offer licenses to our competitors.

In addition, even where we have the right to control patent prosecution of patents and patent applications we have acquired or licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed from various third parties, including our licensors, whether currently or in the future, may be subject to retained rights. Our licensors, whether current or future, may often retain certain rights under their agreements with us, including the right to use the underlying technology for use in fields other than the fields licensed to us or for use in noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our products, which could prevent or delay new product introductions. Our business strategy depends on the successful development of licensed and acquired technologies into commercial products. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidate.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to develop products that are similar to our product candidates but that are not within the scope of the claims of the patents that we own or license;

●	we, third parties from whom we acquired intellectual property, or our licensors might not have been the first to make the inventions covered by the issued patents or patent application that we own or license;

●	we, third parties from whom we acquired intellectual property, or our licensors might not have been the first to file patent applications directed to certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own or license may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on our business. Should any of these events occur, it could significantly harm our business, results of operations and prospects.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

Our commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to make, use, sell, offer for sale or import our product candidates and products that may be approved in the future, or impair our competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biopharmaceutical industry, including patent infringement lawsuits, oppositions, reexaminations, inter partes review proceedings and post-grant review proceedings before the USPTO and/or foreign patent offices. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.

As the biopharmaceutical industry expands and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published, we may be unaware of third-party patents that may be infringed by development or commercialization of any of our product candidates, and we cannot be certain that we were the first to file a patent application related to a product candidate or technology. Moreover, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. As such, we may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our product candidates. We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Any claims of patent infringement asserted by third parties would be time consuming and could:

●	result in costly litigation that may cause negative publicity;

●	divert the time and attention of our technical personnel and management;

●	cause development delays;

●	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or unenforceable or not infringed in a court of law;

●	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

●	subject us to significant liability to third parties; or

●	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Although no third party has asserted a claim of patent infringement against us as of the date of this proxy statement/prospectus, others may hold proprietary rights that could prevent our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin activities relating to our product candidates or processes could subject us to potential liability for damages, including treble damages if we were determined to willfully infringe, and require us to obtain a license, if available, to manufacture or develop our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if we or our future strategic partners were able to obtain a license, the rights may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we cannot be certain that we could redesign our product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing our product candidates, which could harm our business, financial condition and operating results.

Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

We may become involved in lawsuits or administrative disputes to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate our patents, trademarks, copyrights, trade secrets or other intellectual property. To counter infringement, misappropriation or other violations, we may be required to file infringement, misappropriation or other violation claims, which can be expensive and time-consuming and divert the time and attention of our management and business and scientific personnel. In addition, many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product or service. It may be difficult to detect infringers who do not advertise the components or methods that are used in connection with their products and services.

Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their patents or their other intellectual property, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In patent litigation in the United States, counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace. Similarly, third parties may initiate legal proceedings against us seeking a declaration that certain of our intellectual property is not infringed, invalid or unenforceable. The outcome of any such proceeding is generally unpredictable.

In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our product candidates, we could lose at least a part, and perhaps all, of the patent protection covering such a product candidate. Competing drugs may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor’s patents, we could be prevented from marketing our drugs in one or more foreign countries. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Furthermore, third parties may also raise invalidity or unenforceability claims before administrative bodies in the United States or foreign authorities, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post-grant review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation, cancellation or amendment to our patents in such a way that they no longer cover and protect our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, enablement or written description. Grounds for an unenforceability assertion could be an allegation that someone connected with the prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the patent. With respect to the validity of our patents, for example, we cannot be certain that there is no invalidating prior art of which we, third parties from whom we acquired patents and patent applications and their patent counsel, our licensors, our patent counsel, patent counsel for licensors or third parties, and the patent examiner were unaware during prosecution. Moreover, it is possible that prior art may exist that we, our licensors, or third parties from whom we acquired patents and patent applications are aware of but do not believe is relevant to our current or future patents, but that could nevertheless be determined to render our patents invalid. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on one or more of our product candidates. Any such loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

In September 2011, the Leahy-Smith America Invents Act (“Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first inventor to file” system in which, assuming that other requirements of patentability are met, the first inventor to file a patent application will be entitled to the patent regardless of whether a third party was first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013 but before the date of filing of our patents could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or the third parties from which we acquired our patents were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our patents or patent applications.

The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications are prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including PGR, IPR, and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.

Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or licensors’ patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our or our licensors’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on legislation and decisions made by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our or our licensors’ ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future.

We, or our licensors, may be subject to claims by third parties asserting that our, or our licensor’s, employees or consultants or we, or our licensor, have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

As is common in the biopharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our product candidates. Some of our employees and consultants, or employees or consultants of our licensor, are currently or have been previously employed at universities or at other biotechnology or pharmaceutical companies, or may have previously provided or may be currently providing consulting services to other biopharmaceutical companies, including our competitors or potential competitors. These employees and consultants may have executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such other current or previous employment. Although we, and likely our licensor, try to ensure that our and their employees and consultants do not use the proprietary information or know-how of others in their work for us or them, we or they may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of third parties or former employers or former or current clients, or claims that we, or our licensor have wrongfully hired an employee from a competitor. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or personnel or sustain damages. Such intellectual property could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, while it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. Likewise, our licensor may have been or may be unsuccessful in executing such an agreement with each party who conceived or developed intellectual property that we purchased or licensed, which may result in additional such claims by or against us. In addition, such agreements may not be self-executing such that the intellectual property subject to such agreements may not be assigned to us without additional assignments being executed, and we, or our licensor may fail or may have failed to obtain such assignments. In addition, such agreements may be breached. Accordingly, we, or our licensor may be forced to bring claims against third parties, or defend claims that they may bring against us, or our licensor to determine the ownership of what we regard as our owned or licensed intellectual property. If we, or our licensor fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the term of a patent, and the protection it affords, is limited. In addition, the term of a patent may be reduced if a terminal disclaimer is or was filed in that patent, limiting the term of the patent to that of one or more other patents referenced in the terminal disclaimer. Even if patents directed to our product candidates are obtained, once the patent term has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of product candidates, patents directed to our product candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we or our licensors do not obtain patent term extension for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA-approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates. However, we or our licensors may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we or our licensors are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We may not be able to protect our intellectual property rights throughout the world.

Although we own or have acquired or in-licensed issued patents and have pending patent applications in the United States and certain other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our technology in all countries outside the United States or from selling or importing products made using our technology in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we or our licensors have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our or our licensors patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our or our licensors’ patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our or our licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our or our licensors’ patents at risk of being invalidated or interpreted narrowly, could put our or our licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. We or our licensors may not prevail in any lawsuits that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our or our licensors’ efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If we or our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on third parties to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants, licensors and advisors, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary information will be effective. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we or our licensors do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Risks Related to Our Reliance on Third Parties

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

We rely, and expect to rely in the future, on third parties, including independent clinical investigators, CMOs and CROs, to conduct certain aspects of our manufacturing, preclinical studies and planned clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to rely in the future upon third parties, including independent clinical investigators and third-party CMOs and CROs, to conduct certain aspects of our manufacturing, preclinical studies and planned clinical trials and to monitor and manage data for our ongoing preclinical and planned clinical programs.

We rely or will rely on these parties for execution of our preclinical studies and planned clinical trials, and may not control, or will only control certain aspects of, their activities. Nevertheless, we are or will be responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of our products candidates in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be adversely affected if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Further, these investigators and CROs are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed or precluded entirely.

We may form or seek collaborations or strategic alliances or enter into additional strategic arrangements in the future, which involve risks, and we may not realize the benefits of such collaborations, alliances or strategic arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations, or enter into additional strategic arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety, potency, purity and efficacy and obtain marketing approval. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all.

Further, collaborations involving our product candidates are subject to numerous risks, which may include the following:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration;

●	collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization of our product candidates based on clinical trial results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates;

●	a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to their marketing and distribution;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

●	disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of our product candidates, or that result in costly litigation or arbitration that diverts management attention and resources;

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates; and

●	collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such intellectual property. If we are unable to obtain exclusive licenses to any such co- owner’s interest in such intellectual property, such co-owner may be able to license their rights to third parties, including our competitors, and our competitors could market competing products and technology.

As a result, if we enter into collaboration agreements and strategic partnerships or license our product candidates, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new collaborations or strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

We will rely on third parties to manufacture our pre-clinical and future clinical product supplies, and we may rely on third parties to produce and process our product candidates, if approved.

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely for the foreseeable future, on third parties for the manufacture of our product candidates for preclinical and clinical testing, as well as for commercial manufacture of any products that we may commercialize.

We will need to negotiate and maintain contractual arrangements with outside vendors for the supply of our product candidates and we may not be able to do so on favorable terms. In addition, these third-party manufacturing providers may not be able to provide adequate resources or capacity to meet our needs. We expect to initially obtain our supplies from manufacturers on a purchase order basis without long-term supply arrangements in place. We have not yet caused any product candidates to be manufactured and may not be able to do so for any of our product candidates. In the future, we may be unable to enter into agreements with third-party manufacturers for commercial supplies of any product candidate, or may be unable to do so on acceptable terms.

Reliance on third-party manufacturers entails risks, including reliance on single sources for product components and lack of qualified backup suppliers for those components purchased from a sole or single source supplier. We cannot be sure that single source suppliers for our product components will remain in business or that they will not be purchased by one of our competitors or another company that is not interested in continuing to produce these components for our intended purpose. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and we may experience delays in meeting demand in the event we must switch to a new supplier. The time and effort to qualify a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact our operating results.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA or other foreign regulatory authorities following inspections that will be conducted after we submit an application to the FDA or other foreign regulatory authorities. We may not control the manufacturing process of, and may be completely dependent on, our contract manufacturing partners for compliance with cGMPs and any other regulatory requirements of the FDA or other regulatory authorities for the manufacture of our product candidates. Beyond periodic audits, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any approval in the future, we may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs and significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Similarly, if any third-party manufacturers on which we will rely fail to manufacture quantities of our product candidates at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a cost that allows us to achieve profitability, our business, financial condition and prospects could be materially and adversely affected.

Formulation and manufacturing our product candidates is complex and we may encounter difficulties in production. If we encounter such difficulties, our ability to provide supply of our product candidates for preclinical studies and clinical trials or for commercial purposes could be delayed or stopped.

The process of formulating and manufacturing our product candidates is complex and highly regulated.

We expect to rely on third parties for the formulation and manufacture of our product candidates. These third-party manufacturers may incorporate their own proprietary processes into our product candidate manufacturing processes. We will have limited control and oversight of a third party’s proprietary process, and a third party may elect to modify its process without our consent or knowledge. These modifications could negatively impact our manufacturing, including product loss or failure that requires additional manufacturing runs or a change in manufacturer, both of which could significantly increase the cost of and significantly delay the manufacture of our product candidates.

As our product candidates progress through preclinical studies and clinical trials towards approval and commercialization, it is expected that various aspects of the manufacturing process will be altered in an effort to optimize processes and results. Such changes may require amendments to be made to regulatory applications which may further delay the timeframes under which modified manufacturing processes can be used for any of our product candidates and additional bridging studies or trials may be required.

In addition, in order to conduct clinical trials of our product candidates, we will need to have them manufactured in potentially large quantities. Our third-party manufacturers may be unable to successfully increase the manufacturing capacity for any of our clinical drug supplies (including key starting and intermediate materials) in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities and at any other time. If the third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of that product candidate may be delayed or not obtained, which could significantly harm our business.

If our third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities may involve the controlled use of potentially hazardous substances, including chemical and biological materials, by our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

Risks Related to Managing Our Growth, Employee Matters and Other Risks

For purposes of this subsection, “Varian Bio,” “the Company,” “we,” “us” or “our” refer to Varian Bio and its subsidiaries, unless the context otherwise requires.

Our success is highly dependent on our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management and scientific and medical staff. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the biotechnology field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the future success of our business. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

We will need to grow the size of our organization and expand our capabilities, and we may experience difficulties in managing this growth.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical development, clinical operations, manufacturing, regulatory affairs, and, if any of our product candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel.

Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth and with building clinical development, manufacturing and internal accounting and finance infrastructure, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources.

Further, we currently rely, and for the foreseeable future will continue to rely, in substantial part on certain third-party contract organizations, advisors and consultants to provide certain services, including assuming substantial responsibilities for the conduct of our planned clinical trials and the manufacture of our current or future product candidates. We cannot assure you that the services of such third-party contract organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by our vendors or consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of any of our product candidates or otherwise advance our business. We cannot assure you that we will be able to properly manage our existing vendors or consultants or find other competent outside vendors and consultants on economically reasonable terms, or at all.

If we are not able to effectively manage growth and expand our organization, we may not be able to successfully implement the tasks necessary to develop our product candidates or any future product candidates and, accordingly, may not achieve our research and development goals.

Our information technology systems, or those used by our third-party CROs or other contractors or consultants, may fail, be disrupted or suffer security breaches, which could result in a material disruption of our discovery and development programs or otherwise materially and adversely affect our business.

Despite the implementation of security measures, our internal computer systems and those of our current and future CMOs, CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our discovery and development programs and our business operations. For example, the loss of data from completed or future preclinical studies and clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties for the manufacture of our product candidates and will rely on third parties to conduct our clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs, CMOS and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, epidemics and pandemics such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce our product candidates. Our ability to obtain pre-clinical and clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have experienced extreme volatility and disruptions in the past several years, most recently due to the COVID-19 pandemic, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions, whether due to the evolving effects of the COVID-19 pandemic or otherwise, will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive.

Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

After the completion of the Business Combination, our stock price may decline due in part to the volatility of the stock market and the general economic downturn.

We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.

We rely on information technology systems that we or our third-party vendors operate to process, transmit and store electronic information. In addition, the COVID-19 pandemic has intensified our dependence on information technology systems as many of our critical business activities are currently being conducted remotely. In connection with our discovery and development efforts, we may collect and use a variety of personal data, such as name, mailing address, email addresses, phone number and clinical trial information. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Moreover, the prevalent use of mobile devices to access confidential information increases the risk of security breaches. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and international law (e.g., the GDPR) and may cause a material adverse impact to our reputation, affect our ability to conduct our planned clinical trials and potentially disrupt our business. In addition, failure to maintain effective internal accounting controls related to security breaches and cybersecurity in general could impact our ability to produce timely and accurate financial statements and subject us to regulatory scrutiny.

In addition, the information technology systems of various third parties on which we rely, including our CMOs, CROs and other contractors, consultants and legal and accounting firms, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could significantly increase our costs and lead to a potential disruption to our business.

Varian Bio’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, Varian Bio had net operating loss carryforwards for U.S. federal income tax purposes and state income tax purposes of $1,458,956 and $1,458,956, respectively, available to offset future taxable income. Unused U.S. federal net operating losses may only be carried forward and may be carried forward indefinitely, but the deductibility of such U.S. federal net operating loss carryforwards is limited to 80% of taxable income Realization of these net operating loss carryforwards depends on Varian Bio’s future taxable income, and there is a risk that Varian Bio’s existing carryforwards could be unavailable to offset future income tax liabilities, which could materially and adversely affect Varian Bio’s operating results. In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three (3) year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. Varian Bio may have previous experienced an “ownership change” and may experience ownership changes in the future because of subsequent shifts in its stock ownership. As a result, if Varian Bio earns net taxable income, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to Varian Bio. Additionally, the deductibility of such U.S. federal net operating losses will generally be limited to 80% of Varian Bio’s taxable income in any taxable year.

Risks Related to SPKA’s Business and the Business Combination

Going public through a business combination/merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment of other charges, any of which could have a significant negative effect on the Combined Company’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Going public through a business combination/merger, rather than an underwritten offering as Varian Bio is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although SPKA has conducted due diligence on Varian Bio, SPKA cannot assure you that this due diligence has identified all material issues that may be present in Varian Bo, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Varian Bio’s business or SPKA’s business and outside of Varian Bio’s and SPKA’s control will not later arise. Due diligence reviews in a typical IPO may include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Common Stock of the Combined Company, and, accordingly, the Combined Company’s stockholders (including SPKA’s public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairments or other charges that could result in reporting losses. Even if SPKA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPKA’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of SPKA’s stockholders who choose to remain stockholders of the Combined Company could suffer a reduction in the value of their shares and these stockholders are unlikely to have a remedy for the reduction in value.

Because the Combined Company will become a public reporting company by means other than a traditional underwritten initial public offering, the Combined Company’s stockholders may face additional risks and uncertainties.

Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Combined Company’s Common Stock, and, accordingly, the Combined Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company’s Common Stock, SPKA’s stockholders must rely on the information included in this proxy statement. Although SPKA performed a due diligence review and investigation of Varian Bio in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.

In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s Common Stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Combined Company’s Common Stock.

SPKA has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore SPKA’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if SPKA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPKA’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing thereafter. Accordingly, any SPKA stockholders or warrant holders who choose to remain stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. These stockholders or warrant holders are unlikely to have a remedy for the reduction in value.

SPKA will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 12 months from the closing of the IPO, or June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended). In the event of a liquidation, SPKA’s public stockholders will receive $[10.00] per share of common stock, and the Rights will expire worthless.

If SPKA is unable to complete a business combination by March 10, 2022, or, as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by such date, June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended), and is forced to liquidate, the per-share liquidation distribution will be $10.00 per shares of common stock.

You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.

In connection with tendering your shares of common stock for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your shares of common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against SPKA, the proceeds held in trust could be reduced and the per share liquidation price received by SPKA’s common stock holders may be less than $[•].

SPKA’s placing of funds in trust may not protect those funds from third party claims against SPKA. Although SPKA has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SPKA’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of SPKA’s public stockholders. If SPKA liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, SPKA cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Share of common stock due to such claims.

Additionally, if SPKA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SPKA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, SPKA may not be able to return $10.00 to our public stockholders.

Any distributions received by SPKA stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, SPKA was unable to pay its debts as they fell due in the ordinary course of business.

SPKA’s Certificate of Incorporation provides that it will continue in existence only until March 10, 2022, or, as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by such date, June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended). If SPKA is unable to consummate a transaction within the required time periods, upon notice from SPKA, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, SPKA shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although SPKA cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $550,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If SPKA’s due diligence investigation of Varian Bio was inadequate, then stockholders of SPKA following the Business Combination could lose some or all of their investment.

Even though SPKA conducted a due diligence investigation of Varian Bio, it cannot be sure that this diligence uncovered all material issues that may be present inside Varian Bio or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Varian Bio and its business and outside of its control will not later arise.

SPKA is also relying in part on the independent due diligence investigation of Varian Bio by LifeSci, which may be deemed inadequate, which may result in stockholders of SPKA following the Business Combination could lose some or all of their investment.

Even though LifeSci conducted an independent due diligence investigation of Varian Bio, we cannot be sure that this diligence uncovered all material issues that may be present inside Varian Bio or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Varian Bio and its business and outside of its control will not later arise. LifeSci did not perform the same due diligence as an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company’s Common Stock, SPKA’s stockholders must rely on the information included in this proxy statement/prospectus. Although LifeSci performed a due diligence review and investigation of Varian Bio in connection with the Business Combination, the lack of a traditional underwriter due diligence review and investigation increases the risk of investment in the Combined Company because LifeSci may not have uncovered facts that would be important to a potential investor.

The Amended Bylaws will provide that the courts located in the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Amended Bylaws will provide that except with the consent of the Combined Company to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent within 10 days of such determination, which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to the federal district courts of the United States of America shall be the exclusive forum. The preceding exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm SPKA’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against SPKA, whether or not resolved in SPKA’s favor, could result in substantial costs and divert SPKA’s management’s attention from other business concerns, which could adversely affect SPKA’s business and cash resources and the ultimate value SPKA’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of common stock and Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of [1,478,623] shares of common stock and 206,824 Private Units. They have waived their right to redeem any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination or sell any shares of common stock to SPKA in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any shares of common stock upon the liquidation of the Trust Account if SPKA is unable to consummate a business combination. Based on a market price of $[•] per Unit on [•], 2022, the value of the Units was $[•]. The Private Units (including underlying securities) and founder shares acquired prior to the IPO will be worthless if SPKA does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting Varian Bio as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in SPKA’s public stockholders’ best interest.

If SPKA’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of SPKA’s securities.

SPKA’s Initial Stockholders are entitled to make a demand that it register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of Representative Shares, the Private Units and any Units the Sponsor, Initial Stockholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to SPKA, are entitled to demand that SPKA register the resale of the Representative Shares, Private Units and any other Units SPKA issues to them (and the underlying securities) commencing at any time after SPKA consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,478,623 shares of common stock and 206,823 Units (and underlying securities) eligible for trading in the public market. The presence of these additional shares of common stock and Units (and underlying securities) trading in the public market may have an adverse effect on the market price of SPKA’s securities.

SPKA will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

SPKA is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. SPKA’s public stockholders therefore, must rely solely on the judgment of the Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of SPKA’s securities may decline.

The market price of SPKA’s securities may decline as a result of the Business Combination if:

●	SPKA does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

●	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

SPKA’s directors and officers may have certain conflicts in determining to recommend the acquisition of Varian Bio, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

SPKA’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock and Private Units (including the underlying securities) owned by SPKA’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and SPKA otherwise fails to consummate a business combination prior to June 10, 2022 as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by March 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended). See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page [•] for additional information.

SPKA and Varian Bio have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by SPKA if the Business Combination is completed or by SPKA if the Business Combination is not completed.

SPKA and Varian Bio expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, SPKA expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by SPKA if the Business Combination is completed or by SPKA if the Business Combination is not completed.

SPKA will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

SPKA will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, SPKA may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of shares of common stock are redeemed, our common stock may become less liquid following the Business Combination.

If a significant number of shares of common stock are redeemed, SPKA may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Stock Market (“Nasdaq”), and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in SPKA’s securities and subject SPKA to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, SPKA could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for the Combined Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

SPKA may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

SPKA may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, SPKA has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to SPKA’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of Varian Bio, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.

SPKA’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that SPKA’s current stockholders have on the management of SPKA.

It is anticipated that upon completion of the Business Combination, and assuming (a) in the No Redemption Scenario, (b) Interim Redemption Scenario, and (c) the Maximum Redemption, (i) SPKA’s public stockholders would retain an ownership interest of approximately 45.9%, 34.7% and 17.6%, respectively, in the Combined Company, (ii) the Sponsor, officers, directors and other holders of founder shares will own approximately 13.4% 16.1%, and 20.3%, respectively, of the Combined Company, (iii) the Representative will own approximately 0.2% 0.3%,and 0.3%, respectively, of the Combined Company, and (iv) the Varian Bio shareholders will own approximately 40.6% 48.9%, and 61.7%, respectively, of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the SPKA stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Combined Company’s Common Stock

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company’s Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to its business;

●	success or failure of its business strategies;

●	competition and industry capacity;

●	changes in interest rates and other factors that affect earnings and cash flow;

●	its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

●	its ability to retain and recruit qualified personnel;

●	its quarterly or annual earnings, or those of other companies in its industry;

●	announcements by us or its competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, the Common Stock after the Business Combination;

●	changes in earnings estimates by securities analysts or its ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the company and its industry;

●	overall market fluctuations unrelated to its operating performance;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting its business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Low trading volume for the Combined Company’s Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.

An active, liquid trading market for the Combined Company’s Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for the Combined Company’s Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company’s Common Stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. Our Board has adopted the incentive plan subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Common Stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company Common Stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our Common Stock.

The issuance of additional shares of Common Stock, preferred stock or other convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, the Combined Company may issue additional shares of Common Stock, preferred stock or other securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. Additional shares of Common Stock may also be issued upon exercise of outstanding stock options and warrants to purchase common stock. The issuance by us of additional shares of Common Stock or securities convertible into Common Stock would dilute your ownership of the Combined Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of the Combined Company’s capital stock, other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Combined Company’s Common Stock bear the risk that the Combined Company’s future offerings may reduce the market price of the Combined Company’s Common Stock and dilute their percentage ownership.

Future sales, or the perception of future sales, of the Combined Company’s Common Stock by the Combined Company or its existing stockholders in the public market could cause the market price for the Combined Company’s Common Stock to decline.

The sale of substantial amounts of shares of the Combined Company’s Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, certain of SPKA’s stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is [•] days after the date of the Business Combination (subject to early release if Varian Bio consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, certain of our stockholders may have registration rights under a registration rights agreement to be entered into if there is a PIPE Investment pursuant to which we would be obligated to register such stockholders’ shares of common stock and other securities that such stockholders may acquire after the Closing. Upon the effectiveness of the applicable registration statement, these shares of common stock would be available for resale without restriction, subject to any lock-up agreement.

In addition, shares of our common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our common stock reserved for future issuance under the Stock Plan may become available for sale in future.

The market price of shares of our common stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

If securities or industry analysts publish inaccurate or unfavorable research or reports about the Combined Company’s business, its stock price and trading volume could decline.

The trading market for the Common Stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of the Combined Company, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst that may cover the Combined Company ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Common Stock, or if our reporting results do not meet their expectations, the market price of our Common Stock could decline.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Proposed legislation in the U.S. Congress may adversely impact the Combined Company and the value of the Combined Company’s Common Stock.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect the Combined Company or holders of the Combined Company’s Common Stock. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Combined Company’s performance and the value of the Combined Company’s Common Stock. In particular, new proposed legislation known as the Build Back Better Act is under consideration within both houses of the U.S. Congress. The proposed legislation includes, without limitation, new corporate minimum income taxes. If enacted, most of the proposals would be effective for 2022 or later years. The proposed legislation remains subject to change, and its impact on the Combined Company and the value of the Combined Company’s Common Stock is uncertain.

Risks Related to Redemptions

In connection with any vote to approve a business combination, SPKA will offer each public stockholder the option to vote in favor of a proposed business combination and still seek redemption of his, her or its shares of common stock.

In connection with any vote to approve a business combination, SPKA will offer each public stockholder (but not the Sponsor, officers or directors) the right to have his, her or its shares of common stock redeemed to cash (subject to the limitations described elsewhere in this prospectus) regardless of whether such stockholder votes for or against such proposed business combination or does not vote at all. The ability to seek redemption while voting in favor of SPKA’s proposed business combination may make it more likely that SPKA will consummate a business combination.

SPKA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for SPKA to consummate a business combination even where a substantial number of public stockholders seek to redeem their shares of common stock to cash in connection with the vote on the business combination.

SPKA has no specified percentage threshold for redemption. As a result, SPKA may be able to consummate a business combination even though a substantial number of its public stockholders do not agree with the Transaction and have redeemed their shares of common stock. However, in no event will SPKA consummate an initial business combination unless it has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of its initial business combination.

SPKA is requiring stockholders who wish to redeem their shares of common stock in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

SPKA is requiring stockholders who wish to redeem their shares of common stock to either tender their certificates to Continental or to deliver their shares of common stock to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is SPKA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While we have been advised that it takes a short time to deliver shares of common stock through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than SPKA anticipates for stockholders to deliver their shares of common stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares of common stock.

In connection with any stockholder meeting called to approve a proposed business combination, if public stockholders who wish to redeem their shares of common stock have to comply with specific requirements for redemption, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

If SPKA requires public stockholders who wish to redeem their shares of common stock to comply with specific requirements for redemption and such proposed business combination is not consummated, SPKA will promptly return such certificates to the tendering public stockholders. Accordingly, investors who attempted to redeem their shares of common stock in such a circumstance will be unable to sell their securities after the failed acquisition until SPKA has returned their securities to them. The market price for SPKA’s shares of common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

THE MEETING

General

SPKA is furnishing this proxy statement/prospectus to the SPKA stockholders as part of the solicitation of proxies by the Board for use at the Meeting of SPKA stockholders to be held on [•], 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2022 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held virtually at [•] [•].m., Eastern Time, on [•] and conducted exclusively via live audio cast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and SPKA. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at [•].

Virtual Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: (212) 845-3299 or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

SPKA has fixed the close of business on [•], 2022, as the record date for determining those SPKA stockholders entitled to notice of and to vote at the Meeting. As of the close of business on [•], 2022, there were [•] shares of common stock issued and outstanding and entitled to vote, of which [•] are Public Shares, [•] are founder shares held by the Initial Stockholders. Each holder of shares of common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of common stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into a certain support agreement with Varian Bio, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement, the Initial Stockholder hold approximately [•]% of the outstanding common stock.

Quorum and Required Vote for Shareholder Proposals

A quorum of SPKA stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the shares of common stock issued and outstanding is present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Stock Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the approval of a majority of the issued and outstanding shares of common stock. Attending the Meeting either in person by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Approval Proposal. Approval of the Directors Proposal will require a plurality of the votes cast.

Along with the approval of the Charter Approval Proposal, the Directors Proposal, the Stock Plan Proposal, the Nasdaq Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3A-3D, Proposal 4 and Proposal 5. If the Charter Approval Proposal, the Directors Proposal, the Stock Plan Proposal, or the Nasdaq Proposal are not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of common stock that you own.

There are two ways to ensure that your shares of common stock are voted at the Meeting:

●	You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

●	You can participate in the virtual Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way SPKA can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our proxy solicitor, [PROXY SOLICITOR], in writing before the Meeting that you have revoked your proxy; or

●	you may participate in the virtual Meeting, revoke your proxy, and vote during the virtual Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact [PROXY SOLICITOR], our proxy solicitor as follows:

[PROXY SOLICITOR]

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Stock Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Approval of the Business Combination Proposal, the Stock Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of shares of common stock may demand that SPKA redeem such shares of common stock for cash in connection with a business combination. You may not elect to redeem your shares of common stock prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than [•] [•].m., Eastern Time on [•], 2022 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares of common stock to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Tel: (212) 845-3287

You must tender the shares of common stock for which you are electing redemption at least two business days before the Meeting by either:

●	Delivering certificates representing the shares of common stock to Continental, or

●	Delivering the shares of common stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public stockholders may seek to have their shares of common stock redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of common stock as of the Record Date. Any public stockholder who holds shares common stock of SPKA on or before [•], 2022 (at least two business days before the Meeting) will have the right to demand that his, her or its shares of common stock be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your shares of common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares of common stock through the DWAC system. Delivering shares of common stock physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is SPKA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. SPKA does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their shares of common stock before exercising their redemption rights and thus will be unable to redeem their shares of common stock.

In the event that a stockholder tenders its shares of common stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares of common stock, the stockholder may withdraw the tender. In the event that a stockholder tenders shares of common stock and the Business Combination is not completed, these shares of common stock will not be redeemed for cash and the physical certificates representing these shares of common stock will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. SPKA anticipates that a stockholder who tenders shares of common stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of common stock soon after the completion of the Business Combination.

If properly demanded by SPKA’s public stockholders, SPKA will redeem each share of common stock into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2022, this would amount to approximately $[10.00] per share of common stock. If you exercise your redemption rights, you will be exchanging your shares of common stock for cash and will no longer own the shares of common stock.

Notwithstanding the foregoing, a holder of the shares of common stock, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares of common stock.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to security holders of SPKA in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

SPKA is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. SPKA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. SPKA will bear the cost of solicitation. [PROXY SOLICITOR], a proxy solicitation firm that SPKA has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $[•] and be reimbursed out-of-pocket expenses.

SPKA will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPKA will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

The Merger Agreement

On February 11, 2022, SPKA entered into a Merger Agreement (as defined herein) by and among Varian Bio, SPKA, and Merger Sub. Pursuant to the terms of the Merger Agreement, a business combination between SPKA and Varian Bio will be effected through the merger of Merger Sub with and into Varian Bio with Varian Bio surviving the merger as a wholly owned subsidiary of SPKA. The Board has (i) approved and declared advisable the Merger Agreement, the Additional Agreements and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of SPKA.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of SPKA and Varian Bio and the satisfaction of certain other customary closing conditions.

Merger Consideration; Treatment of Varian Bio Securities

The Merger Consideration to be paid at Closing by SPKA to Varian Bio shareholders will be an amount equal to $45 million payable in 4,500,000 SPKA common stock.

At the signing of the Merger Agreement, Varian Bio has only one class of stock, Varian Bio Common Stock. Each share of Varian Bio Common Stock, if any, that is owned by SPKA or Merger Sub (or any other Subsidiary of SPKA) or Varian Bio (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Varian Bio Common Stock, if any, held immediately prior to the consummation of the Merger by Varian Bio as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto. Each share of Varian Bio Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than any such shares of Varian Bio Common Stock cancelled pursuant to the first sentence of this paragraph and any Dissenting Shares) shall be exchanged for and otherwise converted into the right to receive the applicable Merger Consideration per share pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: (a) corporate existence and power; (b) authorization to enter into the Merger Agreement and related transactions; (c) governmental authorization; (d) non-contravention; (e) capitalization; (f) finders’ fees; (g) related party transactions; (h) litigation; (i) compliance with laws; (j) absence of certain changes; (k) tax matters; and (l) certain representations related to securities law and activity. Varian Bio has additional representations and warranties, including (a) corporate records; (b) subsidiaries; (c) consents; (d) financial statements; (e) books and records; (f) internal accounting controls; (g) properties; title to assets; (h) contracts; (i) licenses and permits; (j) compliance with health care laws and certain contracts; (k) intellectual property; (l) accounts payable; affiliate loans; (m) employee matters and benefits; (n) real property; (o) environmental laws; (p) powers of attorney, suretyships and bank accounts; (q) directors and officers; (r) anti-money laundering laws; and (s) insurance. SPKA has additional representations and warranties, including (a) issuance of shares; (b) trust fund; (c) listing; (d) board approval; (e) SEC documents and financial statements; and (f) expenses, indebtedness and other liabilities.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, access to information, cooperation in the preparation of the Form S-4 and Proxy Statement required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. SPKA has also agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Exclusivity

Each of SPKA and Varian Bio has agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to an Alternative Transaction, take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction. Each of SPKA and Varian Bio has also agreed to be responsible for any acts or omissions of any of its respective representatives that, if they were the acts or omissions of SPKA and Varian Bio, as applicable, would be deemed a breach of such party’s obligations with respect to these non-solicitation restrictions.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable law or order that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions; (ii) receipt of any consent, approval or authorization required by any Authority; (iii) SPKA having at least $5,000,001 of net tangible assets upon consummation of the Merger; (iv) approval by Varian’s stockholders of the Merger and related transactions; (v) approval by SPKA’s stockholders of the Merger and related transactions; (vi) the conditional approval for listing by the Nasdaq Stock Market of the shares of SPKA common stock to be issued in connection with the transactions contemplated by the Merger Agreement and the Additional Agreements and satisfaction of initial and continued listing requirements; and (vii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to SPKA and Merger Sub, the consummation of the Merger is conditioned upon, among other things: (i) Varian Bio having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of Varian Bio, other than certain fundamental representations as set forth in the Merger Agreement, being true and correct in all respects unless failure to be true and correct would not have or reasonably be expected to have material adverse effect on Varian’s ability to consummate the Merger and related transactions; (iii) certain fundamental representations, as set forth in the Merger Agreement, being true and correct in all respects, other than de minimis inaccuracies; (iv) no event having occurred that would result in a material adverse effect on Varian Bio or any of its subsidiaries; (v) Varian Bio providing SPKA a certificate from the chief executive officer of Varian Bio as to the accuracy of the foregoing conditions; (vi) Varian Bio providing SPKA a certificate from the secretary which has attached true and complete copies of (a) Varian’s certified articles of incorporation, (b) Varian’s bylaws, (c) Varian’s board resolutions approving the Merger Agreement, the Additional Agreements and the transactions contemplated thereby, and (d) Varian’s certified certificate of good standing; (vii) Varian’s stockholders shall have executed and delivered to SPKA each Additional Agreement to which they are each a party; (viii) Varian Bio providing a certificate to SPKA conforming to certain tax-related regulations and delivering a notice to the United States Internal Revenue Service as required under certain tax-related regulations; (ix) not more than five percent (5%) of the issued and outstanding shares of Varian Bio Common Stock constituting Dissenting Shares; (x) Varian Bio having delivered executed resignations of certain Varian Bio directors as set forth in the Merger Agreement; (xi) Varian Bio having delivered financial statements required to be included in any filings with the SEC; and (xii) cumulative indebtedness of Varian Bio, excluding (a) accounts payable to person(s) un-affiliated with Varian Bio for goods and services incurred in the ordinary course of business consistent with past practices and (b) indebtedness secured by permitted liens, shall be less than or equal to $5,000,000.

Solely with respect to Varian Bio, the consummation of the Merger is conditioned upon, among other things: (i) SPKA and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of SPKA, other than certain fundamental representations as set forth in the Merger Agreement, being true and correct in all respects unless failure would not have or reasonably be expected to have a material adverse effect on SPKA or Merger Sub; (iii) certain fundamental representations, as set forth in the Merger Agreement, being true and correct in all respects other than de minimis inaccuracies; (iv) no event having occurred that would result in a material adverse effect on SPKA or Merger Sub; (v) SPKA providing Varian Bio a certificate from the chief executive officer of SPKA as to the accuracy of the foregoing conditions; (vi) SPKA having filed its Amended Charter and such Amended Charter being declared effective by, the Delaware Secretary of State; (vii) SPKA providing Varian Bio a certificate from the secretary of SPKA which has attached true and complete copies of (a) SPKA’s certified articles of incorporation, (b) SPKA’s bylaws, (c) SPKA’s board resolutions approving the Merger Agreement, the Additional Agreements and the transactions contemplated thereby, and (d) SPKA’s certified certificate of good standing; (viii) Merger Sub providing Varian Bio a certificate from the secretary of Merger Sub which as attached true and complete copies of (a) Merger Sub’s board resolutions approving the Merger Agreement, the Additional Agreements and the transactions contemplated thereby and (b) Merger Sub’s certified certificate of good standing; (ix) SPKA, SPK Ventures I, LLC (the “Sponsor”), and any other stockholder of SPKA, shall have executed and delivered to Varian Bio each Additional Agreement to which they each are a party; (x) the size and composition of the post-closing board of directors of SPKA shall have been constituted as set forth in the Merger Agreement; (xi) SPKA having delivered executed resignations of certain SPKA directors as set forth in the Merger Agreement, and (xii) cumulative indebtedness of SPKA, excluding (a) accounts payable to person(s) un-affiliated with SPKA for goods and services incurred in the ordinary course of business consistent with past practices and (b) indebtedness secured by permitted liens shall be less than or equal to $2,000,000.

Termination

The Merger Agreement may be terminated as follows:

(i)	In the event that the Closing of the transactions contemplated under the Merger Agreement has not occurred by the 12-month anniversary of the date of the Merger Agreement (as may be extended as provided in the immediately following proviso, the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the four (4)-month anniversary of the date of the Merger Agreement, the Outside Closing Date shall be automatically extended by one (1) month), then SPKA and Varian Bio shall each have the right, in its sole discretion, to terminate the Merger Agreement; provided that the material breach of any representation, warranty, covenant or obligation under the Merger Agreement by the party (i.e., SPKA or the Merger Sub, on one hand, or Varian Bio, on the other hand) seeking to terminate the Merger Agreement pursuant to this Section 10.1(a) was not the cause of, or did not result in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by SPKA or Varian Bio, as the case may be, giving written notice to the other at any time after the Outside Closing Date but not after the Closing has occurred;

(ii)	In the event an Authority shall have issued an order or enacted a law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order or law is final and non-appealable, SPKA or Varian Bio shall each have the right, in its sole discretion, to terminate the Merger Agreement without liability to the other party;

(iii)

SPKA and Varian Bio shall each have the right, in its sole discretion, to terminate the Merger Agreement if, at a meeting of the stockholders of SPKA (including any postponements or adjournments thereof), proposals contemplated by the Merger Agreement shall fail to be approved by the affirmative vote of SPKA stockholders required under SPKA’s organizational documents and applicable law;

(iv)	by mutual written consent of SPKA and Varian Bio duly authorized by each of their respective boards of directors;

(v)	by either SPKA or Varian Bio, if the other party has breached any of its covenants or representations and warranties such that it would be impossible or would reasonably be expected to be impossible to satisfy any of its closing conditions and such breach is incapable of being cured or is not cured by the earlier of (A) the Outside Closing Date and (B) five days following receipt by the breaching party of a written notice of the breach; provided that the terminating party is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions; and

(vi)	by SPKA if Varian Bio has not received approval from Varian’s stockholders of the Merger and related transactions by the date that is five business days after the Form S-4 is declared effective provided that SPKA is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions, further provided that upon Varian Bio receiving such stockholder approval, SPKA will no longer have any right to so terminate the Merger Agreement.

Effect of Termination and Termination Fees

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect without liability of any party, except for liability arising out of any party’s breach of the Merger Agreement, intentional fraud or willful misconduct. In the event the merger agreement is terminated due to breach by either party, a termination fee shall be payable from the breaching party to the non-breaching party of $2,200,000 within two days of such termination.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, SPKA, Varian Bio and certain stockholders of SPKA entered into those certain Parent Stockholder Support Agreements dated February 11, 2022 (the “Parent Stockholder Support Agreements”) pursuant to which those certain SPKA stockholders who are parties thereto agreed to vote all shares of SPKA common stock beneficially owned by them, including any additional shares of SPKA they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

Company Stockholder Support Agreement

In connection with the execution of the Merger Agreement, SPKA, Varian Bio and certain shareholders of Varian Bio entered into those certain Company Stockholder Support Agreements dated February 11, 2022 (the “Company Stockholder Support Agreements”), pursuant to which those certain Varian Bio shareholders parties thereto agreed to vote all Varian Bio Common Stock beneficially owned by them, including any additional shares of Varian Bio they acquire ownership of or the power to vote, in favor of the Merger and related transactions.

Company Lock-Up Agreement

In connection with the execution of the Merger Agreement, SPKA and certain Varian Bio shareholders entered into a lock-up agreement dated February 11, 2022 (the “Company Lock-Up Agreement”), pursuant to which those certain Varian Bio shareholders parties thereto agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of SPKA common stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of common stock if any, acquired during the Company Lock-Up Period (as defined below), the “Company Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Company Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing Date (the period from the date of the Company Lock-Up Agreement until such date, the “Company Lock-Up Period”).

Voting Agreement

In connection with the execution of the Merger Agreement, SPKA, the Sponsor, Varian Bio and certain holders of SPKA common stock entered into a voting agreement (the “Voting Agreement”), pursuant to which such holders of SPKA common stock, including any additional shares of SPKA common stock they acquire after the signing of the Merger Agreement, vote or agree to vote in favor of certain matters relating to the nomination and election of the Board of Directors of SPKA and Varian Bio after closing of the Merger Agreement (as described in the Voting Agreement).

Agreements to be Executed at Closing

Employment Agreements

Upon consummation of the Business Combination, SPKA, on the one hand, and each of Jeffrey Davis (the CEO of Varian Bio) and Jonathan Lewis (the CMO of Varian Bio), on the other hand, will enter into employment agreements with the Combined Company pursuant to which each such person will agree to the terms of their existing employment agreements with Varian Bio for a term of two years and includes other terms regarding such employees’ employment by the Combined Company.

Restrictive Covenant Agreements

Upon consummation of the Business Combination, the Combined Company, on the one hand, and each of Jeffrey Davis (the CEO of Varian Bio) and Jonathan Lewis (the CMO of Varian Bio), on the other hand, will enter into Restrictive Covenant Agreements pursuant to which each such person agrees to non-competition, non-solicitation, confidentiality, non-disparagement and other restrictive covenants with respect to the Combined Company.

Background of the Business Combination

SPKA is a blank check company incorporated in Delaware on December 30, 2020. SPKA was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On June 7, 2021, SPKA consummated its IPO of 5,000,000 Units, each Unit consisting of one share of common stock of SPKA, and a right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $50,000,000. The Company granted the underwriters a 45-day option to purchase up to 750,000 additional Units to cover over-allotments. Subsequently, on July 20, 2021, the underwriters partially exercised the option and the closing of the issuance and sale of the additional Units occurred on July 22, 2021. The total aggregate issuance by the Company of 91,196 units at a price of $10.00 per unit resulted in total gross proceeds of $911,960. Simultaneously with the closing of the IPO, the Company consummated the private placement (“Private Placement”) of 205,000 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $2,050,000. The Private Units are identical to the Units sold in the IPO, except as otherwise disclosed in the Registration Statement. On July 22, 2021, the Company consummated the sale of an additional 1,824 Private Units generating additional gross proceeds of $18,240.

After deducting the underwriting fee (excluding the deferred underwriting commission, which amount will be payable upon consummation of the Business Combination, if consummated) and the IPO expenses, the total net proceeds from SPKA’s IPO and the sale of the Private Units, approximately $50,911,960 (or $10.00 per Unit Sold), was placed in the Trust Account.

Prior to the consummation of its IPO, neither SPKA nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with SPKA.

After the closing of its IPO, the officers and directors of SPKA commenced an active, targeted search for an initial set of potential business combination targets, leveraging their network of relationships, and initiated contact with and were approached by several potential targets and/or advisors.

Our CEO, Ms. Tao has had a limited experience with a previous special purpose acquisition company (“SPAC”). Previously, Ms. Tao was Co-Chair of the Board of Directors of China VantagePoint Acquisition Company, a SPAC which completed its IPO on February 25, 2011. The company was not able to consummate a business combination by February 25, 2013, the deadline to consummate a business combination due to market conditions at that time. The stockholders of the company voted in favor of the redemption and received their pro-rata portion of the trust account, consisting in the aggregate of $16,529,397.

From the date of the closing of the IPO through our entering into an exclusive Letter of Intent (“LOI”) with Varian Bio, SPKA had communicated with approximately 25 potential targets. Of those potential targets, SPKA entered into non-disclosure agreements with 21 potential targets and conducted additional due diligence and/or detailed discussions with them.

As discussed in our IPO prospectus, the Board used several criteria to come up with our initial list of potential targets, initially beginning with Asia-based companies that operate within the sectors of telecommunications, media, and technology (“TMT”) and/or consumer sector and with whom the management team and the board members have a direct relationship. After our decision to expand our target search to include U.S.-based targets for the reasons later discussed, we also began to look for targets within the biosciences sector given our belief that this sector contained a rich selection of suitable potential business combination targets. Apart from the above criteria, we also considered other attributes in selecting private company candidates including those with strong management teams, defensible market positions, which are at a growth inflection point, operate in sectors that are underpenetrated by dominant global players, and would benefit from being a public company.

After further review and discussion with the Board, SPKA drafted an initial list of 10 candidates to approach. Our initial list did not include Varian Bio, which was introduced to us later in the process.

Background of Discussions with Initial Business Combination Targets

On June 16, 2021, Ms. Tao was able to arrange an introductory telephone conference call with a film and television content production company and investment company based in China. After the call, the company agreed to share a data room and additional due diligence materials, including on the company’s film slate and its internal financials with SPKA. After conducting an initial review of the due diligence materials, Mr. Kwan and Ms. Tao concluded that the company was too small to be considered a viable target candidate.

On June 18, 2021, Ms. Tao was able to arrange an introductory meeting for Mr. Kwan and Ms. Tao to meet with the CEO and founder of a leading artificial intelligence and natural language processing company based in Shanghai, China. The company primarily uses artificial intelligence and natural language processing technology to meet the customer services needs of banks and consumer facing service providers in China. Subsequent to the meeting, Mr. Kwan and Ms. Tao decided the opportunity was worth exploring further and executed a non-disclosure agreement (“NDA”) with the company on June 23, 2021. After reviewing the materials provided in the data room, including customer contracts and technology, and after speaking with competitors in the space, Mr. Kwan and Ms. Tao concluded that the company did not have a significant technology advantage relative to its competitors and did not possess any other strong competitive advantages. For these reasons, SPKA chose not continue discussions with the company.

On June 19, 2021, Mr. Kwan and Ms. Tao held an introductory video conference call with the CEO and CFO of a newly established hydrocarbon recycling company based in London, UK. While the company was still pre-revenue, the SPKA team felt the company could be an interesting merger candidate given its unique technology and compelling business model proposition. After executing an NDA and conducting further due diligence, Mr. Kwan and Ms. Tao felt the company was too early stage to be a suitable target, and terminated discussions with the company.

On June 21, 2021, Ms. Tao and Mr. Kwan met with the CEO and founder of a leading cloud services and internet security services company based in Hangzhou, China. During the meeting, the CEO provided an overview of the business, a financial forecast for the business, and discussed the reasons he felt a public listing in the United States made sense for the company. The company provided a wide array of cloud computing services and internet security services to large corporate clients, primarily in mainland China. Mr. Kwan and Ms. Tao felt the company could be an interesting target candidate and executed an NDA with the company the following day. After conducting further due diligence, the SPKA team believed that there was a high degree of regulatory risk in the sector. Furthermore, the company was competing with a number of very large competitors, which introduced a significant degree of uncertainty over the company’s long-term business prospects. For these reasons, the SPKA team did not further discussions with the company.

On June 22, 2021, Ms. Tao held an introductory telephone call with the chief executive officer and founder of an autonomous driving technology company based in China. After internal discussion, Mr. Kwan and Ms. Tao executed an NDA in order to conduct further due diligence on the company. The company granted SPKA with data room access on June 24, 2021 and after reviewing the materials in the data room, Ms. Tao held a follow up call with the company’s adviser to discuss next steps. Because the company did not have its financial audits completed to-date, Mr. Kwan and Ms. Tao concluded that it would not be possible to consummate a merger with this target within the timeframe allowed. As a result, Ms. Tao did not continue discussions with the company.

On the morning of June 23, 2021, Mr. Kwan and Ms. Tao were introduced to the CEO of a manufacturer of electric motorcycles and scooters based in Shanghai. After meeting with the CEO, the SPKA team walked away from the meeting impressed by the management team and moved towards executing an NDA in order to conduct further due diligence on the target, including reviewing presentation materials and conducting market and technology due diligence. Between June 24, 2021 and August 25, 2021, Mr. Kwan and Ms. Tao held several due diligence sessions with management and on June 29, 2021, Mr. Kwan traveled to visit the company’s assembly plant. Over the course of the next several weeks, the SPKA continued to conduct due diligence and exchanged drafts of the letter of intent. SPKA executed a non-binding LOI with the company on July 26, 2021. Under the terms of the non-binding LOI, SPKA and the target entered into a mutual exclusivity clause for 90 days, whereby both parties agreed not to pursue discussions with any other targets in the case of SPKA, or acquirers in the case of the target, during the exclusivity period.

On June 23, 2021, Mr. Kwan and Ms. Tao met with the Director of an electric vehicle company focused on providing shipping solutions for corporate customers. The company manufactures light trucks and vans that are primarily utilized by delivery, logistics, and warehousing companies in China and Europe. The Director discussed the company’s competitive advantages, expansion plans, and financial forecast. The team also discussed the rationale for going public in the United States, including having access to the U.S. capital markets in order to support the company’s future fundraising needs. Following the discussion, Mr. Kwan and Ms. Tao concluded that the company did not have the key executives in place who would be able to readily assume public company management; in addition, Mr. Kwan and Ms. Tao believed the company was too small to be an attractive target. On this basis, Mr. Kwan and Ms. Tao terminated discussions with this company.

On June 24, 2021, Ms. Tao held a conference call with the CEO of a cloud gaming platform provider. The CEO provided an overview of the business model and discussed the company’s key performance metrics, including user engagement metrics. The CEO also discussed the company’s near-term capital needs and expressed the need for a significant PIPE Investment to go along with any SPAC merger. Ms. Tao discussed SPKA’s IPO, SPKA’s acquisition criteria, and target timeline. After executing an NDA, SPKA continued to do further due diligence on the opportunity by accessing materials provided in an online data room. Mr. Kwan and Ms. Tao concluded that the value expectations of the company were too high and the business plan contained too much execution risk to be a suitable merger candidate. As a result, Ms. Tao did not continue discussions with the company.

On June 26, 2021, Mr. Kwan and Ms. Tao held a telephone conference call with the co-founder and COO of an electric vehicle charging station company based in China. The company partners with local governments across Europe and Asia to establish and operate a rapidly growing network of electric vehicle charging stations for cars and electric bikes. Over the last two years, the company had demonstrated impressive organic growth and was a proven innovator in the space. After executing an NDA, Mr. Kwan and Ms. Tao continued to conduct further due diligence on the company and held several follow up calls with the company’s financial advisor regarding the company’s valuation expectations, financial forecast, and future fundraising plans. Upon concluding that the company was an attractive target candidate, SPKA submitted a non-binding LOI to the company on July 15, 2021, but the LOI was not ultimately executed due to Mr. Kwan and Ms. Tao concluding upon doing further due diligence that the company was not a good merger candidate because the company’s management team and shareholders were divided on whether and when they wanted to pursue a SPAC merger, which made closing a deal highly uncertain.

On July 1, 2021, Ms. Tao held a telephone conference call with the CEO and founder of a live entertainment and agency company based in China. The company focuses on training and developing dancers who perform in talent and live shows. The CEO provided a two-year strategic and financial outlook for the company. Ms. Tao concluded that the company was not a good target candidate because it was operating under a purely domestic legal structure and was not ready to become a public company. On this basis, Ms. Tao decided to eliminate this company from SPKA’s list of potential target companies.

On July 8, 2021, Ms. Tao held a telephone conference call with the CEO and founder of a SaaS provider for the restaurant and retail industries in China. The company operates a cloud platform that consolidates a number of administrative functions including supply chain management, accounting, queueing and delivery, payments, and CRM under one system and allow its clients to reduce administrative cost and overhead. Following the discussion, the CEO expressed reservations about the company’s readiness to be a public company. Ms. Tao also had reservations about the company’s product and felt that it would be difficult to conduct due diligence on the robustness of the technology offering. On that basis, Mr. Kwan and Ms. Tao concluded that SPKA should not pursue the company as a potential target.

It was at that time that U.S.-listed shares of Chinese companies began to experience significant drops in their stock prices and valuations. The market turbulence was further intensified by subsequent news out of China that raised uncertainty over whether the Chinese government would allow future listings of Chinese companies overseas at all, including on U.S. stock exchanges. At the time, SPKA was engaged in discussions with the manufacturer of electric motorcycles and scooters described above. Despite SPKA’s favorable assessment of the target’s product, technology, and market potential, Mr. Kwan and Ms. Tao made the decision to terminate discussions with the target due to the high degree of uncertainty surrounding the ability of Chinese companies to list in the U.S. at that time. Mr. Kwan and Ms. Tao believed that the uncertainty of being able to close a transaction with the target in a timely manner made pursuing a business combination with this company untenable. In connection with this decision, SPKA and the target company mutually agreed to terminate the non-binding LOI that had been executed on July 26, 2021, and in conjunction with this termination, also terminated the mutual exclusivity clause under which both parties had been bound in the LOI. SPKA continues to be bound by the confidentiality clause that was initially executed under the NDA with the target on June 24, 2021. No other material provisions remain in effect under the non-binding LOI that was executed with this target. It was also at this time that Mr. Kwan and Ms. Tao decided to shift SPKA’s focus from seeking a business combination with a China-based target to one based in the United States, for the reasons described above.

Immediate to the decision by Mr. Kwan and Ms. Tao to refocus their efforts on U.S.-based targets, a decision was made to further direct the team’s energies on companies operating within the consumer and biosciences sectors, under the belief that these sectors possessed the largest number of suitable and appropriate combination targets for SPKA, when broadly considering target size and future growth potential. Subsequent to making this strategy shift, SPKA communicated with a total of fourteen U.S.-based targets and/or their advisors between September 18, 2021 until the signing of our LOI with Varian Bio. SPKA entered into non-disclosure agreements with all fourteen of these targets and conducted additional due diligence and/or detailed discussions with them.

On September 18, 2021, Mr. Kwan and Ms. Tao held their first session with the CEO and management team of a manufacturer of electric vehicles based in Los Angeles, California to discuss the company’s business plan. Mr. Kwan and Ms. Tao held a subsequent follow up call with this target on September 22, 2021 to discuss valuation expectations and process, during which the CEO provided his rationale for the valuation that he was seeking. After this call, Mr. Kwan and Ms. Tao conducted an analysis looking at the comparable companies in the EV sector and concluded that the CEO’s valuation expectations were too high, and therefore terminated discussions with this company.

On September 23, 2021, Mr. Kwan and Ms. Tao held a conference call with the CEO of an online land auctions company. After the call, Mr. Kwan observed that the company was not public-ready. Mr. Kwan also expressed reservations about the sustainability of the company’s revenues and EBITDA, which had experienced a large spike in 2020 due to COVID-19. Finally, Mr. Kwan and Ms. Tao felt the company’s valuation expectations were high when compared to what the SPKA felt would be unexceptional growth prospects going forward. For these reasons, SPKA elected not to further pursue this opportunity.

On September 23, 2021, Mr. Kwan and Ms. Tao held a conference call with the management team of a decentralized water and wastewater treatment solutions provider. The company was at the time already listed on an exchange outside of the United States, and was seeking a SPAC merger in order to be able to re-list on a US exchange. After the call, Mr. Kwan and Ms. Tao felt the company was a good potential fit and conducted further analysis of the company’s growth projections and its comparable companies. After conducting a follow up call with the company’s financial adviser on September 27, 2021, Mr. Kwan and Ms. Tao submitted a non-binding LOI to the company. Over the course of the next week, SPKA and the company negotiated several key terms within the LOI including with respect to valuation, the requirement by SPKA that the company deliver its PCAOB compliant financial statements within a specified period of time, and to delist from the foreign exchange by a specified date. Ultimately, the parties were unable to come to an agreement on these terms, and as a result the LOI was not executed and SPKA decided to terminate discussions with this company.

On September 28, 2021, Mr. Kwan and Ms. Tao held an introductory conference call with a manufacturer of agricultural grow lights. After the call, Mr. Kwan and Ms. Tao requested access to the company’s data room in order to conduct further due diligence on the company’s products and customers. Upon confirming the company’s reputation in the industry and on the basis of the company’s existing revenue backlog, Mr. Kwan and Ms. Tao agreed that the company was an interesting target and submitted a preliminary non-binding LOI on October 6, 2021 through the company’s financial adviser. The company’s valuation expectations were high when considering the company’s near term financial projections, publicly traded comparables, and the company’s competitive position as a relatively small player in the sector. In an attempt to bridge the valuation gap, SPKA proposed an earnout structure that would reward management with additional shares predicated upon hitting certain revenue and profitability targets. Ultimately, management rejected this earnout proposal, an LOI was not ultimately executed and SPKA terminated discussions with this company.

On September 30, 2021, Mr. Kwan held an introductory conference call with a manufacturer of workout equipment and outdoor furniture. The company had previously conducted a sale process but was unable to consummate a transaction and was now considering a SPAC transaction as potentially a way to realize a liquidity event for its largest shareholder. After the introductory call, the CEO notified Mr. Kwan a week later that their board had decided against a SPAC transaction, and discussions were subsequently terminated.

On October 1, 2021, Mr. Kwan and Ms. Tao held an introductory conference call with a biosciences company focused on developing treatments for Hepatitis B. On the basis of the information gleaned from the call, the reputations of the target’s existing investors, and a committed potential PIPE investor, SPKA held a follow up call on October 9, 2021 with the company’s financial advisor to preview the high level terms of a potential non-binding LOI. A few days following this call, SPKA received notice from this company through its adviser that it had completed a Series B funding round and was no longer contemplating a go-public transaction.

On October 29, 2021, Mr. Kwan and Ms. Tao held a conference call with the CEO of a wireless charging company, where the parties also discussed valuation expectations for the company. A few days later, Mr. Kwan and Ms. Tao then held a follow up call with the regional manager for Asia to discuss the China opportunity and ways SPKA could help the company further penetrate this market. After conducting further market due diligence by talking to end customers and analyzing the market values of comparable companies, SPKA decided not to pursue further conversations with this company due to the large disconnect between the company’s valuation expectations and the market.

On November 5, 2021, Mr. Kwan and Ms. Tao held a conference call with a biotechnology company focused on developing a platform of cancer treatments. Subsequent to the call, Mr. Kwan and Ms. Tao traded preliminary due diligence questions with the company and held a follow up due diligence session with SPKA’s financial adviser to discuss the science underpinning the target’s therapies. SPKA had reservations about the strength of the management team and whether it was ready to go public. In addition, the company’s leading compounds were still in early preclinical development, and the company would need to raise a substantial amount of additional capital in excess of the funds held in the SPKA trust in order to reach the clinic, which would be challenging. Therefore both SPKA and the company decided to terminate discussions and the company made a decision to remain private.

On November 6, 2021, SPKA was introduced to and had an introductory call with the CEO and founder of a manufacturer of intelligent robots used primarily in the service and food industries. On the call, the CEO provided a detailed introduction to the company and the parties also discussed the company’s valuation expectations. After executing an NDA, Mr. Kwan and Ms. Tao were subsequently granted data room access and began to conduct due diligence on the company’s products, customers, and the overall market. While Mr. Kwan and Ms. Tao felt the company’s valuation expectations were high, they also felt it could be justified if due diligence findings showed the company possessed superior technology and products relative to its competitors. Over the next two weeks, SPKA sent a series of due diligence questions covering the company’s R&D spend, customers, and revenue backlog, and conducted several follow up calls with the company’s CEO and COO to discuss these topics. On November 23, 2021, Mr. Kwan held a conference call with the company’s largest customer by revenue to discuss the customer’s opinion of the company and its products. On November 28, 2021, Ms. Tao held a conference call with the company’s financial adviser to inform him of SPKA’s proposed valuation which was based on the due diligence that had been conducted to-date, and which was significantly below the CEO’s initial expectation. Due to the inability of both sides to bridge the large disconnect in valuation, discussions were ultimately terminated.

On November 16, 2021, SPKA was introduced to a company focused on developing treatments for debilitating medical conditions. This company had recently pursued an initial public offering but had decided to pull the IPO due to prevailing market conditions, and was now considering a SPAC merger. After conducting further due diligence by speaking to market participants with knowledge about the company’s IPO process, Mr. Kwan and Ms. Tao developed reservations regarding the company’s near-term prospects as a public company and decided to terminate discussions.

On November 24, 2021, SPKA held a conference call with a medical device company focused on the prevention of inflammation in patients. Subsequent to the call, Mr. Kwan and Ms. Tao decided to pass on the opportunity due to what they believed was the limited market upside for the treatment.

On December 1, 2021, SPKA held a conference call with a biopharmaceutical company engaged in the development of treatments for cardiovascular diseases. On the call, the parties discussed valuation and the capital needs of the company, which were substantial. Mr. Kwan and Ms. Tao had significant reservations about the company’s ability to raise such a large amount of capital and discussions were terminated on that basis.

On December 5, 2021, SPKA held a conference call with a biopharmaceutical company focused on the development of novel cancer treatments. Mr. Kwan, Ms. Tao, and the CEO discussed the company’s developmental history, fundraising history, and the company’s go-public plans. The parties also discussed the company’s valuation expectations. Initially, Mr. Kwan and Ms. Tao found the deal attractive, in part because public shares of comparable companies engaged in novel cancer treatments were trading well, and also because the company was fully ready to go public, having recently filed an S-1 with the SEC. Subsequent to the initial discussion, SPKA prepared a non-binding LOI and submitted it to the company via email two days later. Over the next five days, the parties traded markups of the LOI, with particular focus on valuation, indemnification, and earn-out clauses. With respect to valuation, the company had initially come back one-third higher than had been originally proposed under our original LOI and twenty percent higher than their IPO valuation which had already failed to generate sufficient investor interest. With respect to the earnout clause, the company reduced the hurdle rates originally proposed in our original term sheet by nearly fifty percent. Given the significant gap between the parties on these terms, Mr. Kwan and Ms. Tao held a follow up conference call with the CEO on December 14, 2021 to discuss the key points of contention within the LOI. After being unable to reach mutual agreement on these points, Mr. Kwan and Ms. Tao decided to terminate discussions. An LOI was not ultimately executed with this company.

Background of Discussions with Varian Bio

On September 10, 2021, through an introduction by Mitchell Nussbaum at Loeb & Loeb, Ms. Tao was introduced to Mr. David Dobkin of LifeSci Capital (“LifeSci”) and an initial call between LifeSci and SPKA was held on September 25, 2021 to introduce both parties. Over the course of the next month, LifeSci introduced two potential target companies to SPKA, and following a number of subsequent phone conversations between Mr. Kwan, Ms. Tao, and Mr. Dobkin, SPKA agreed to engage LifeSci as SPKA’s non-exclusive financial adviser to assist SPKA in its search for a target company.

On October 29, 2021, the LifeSci team and SPKA held a video conference to discuss a list of potential targets for SPKA, of which Varian Bio was one of the companies identified. An introductory video conference call was held on November 11, 2021 between SPKA and the principals of Varian Bio, including Mr. Jeffrey Davis, CEO, Mr. Todd Wider, Director, and Mr. Daniel Wainstein, Director. The team from LifeSci was also in attendance. During the call, Mr. Jeffrey Davis, the CEO of Varian Bio, gave a presentation on the company, its history, and an overview of its lead compound which was licensed out of Cancer Research UK (“CRUK”) and was a potential indication for the treatment of basal cell carcinoma. The parties also discussed the company’s valuation expectations and the requirements for a potential PIPE Investment in connection with the deal, including an initial expectation by Varian Bio’s shareholders of a pre-money valuation of approximately $50 million. On the call, the parties also discussed the backgrounds of the company’s management team, their motivations for joining Varian Bio, and the Scientific Advisory Board members.

On November 15, 2021, SPKA held a follow up conference call with the LifeSci team to discuss the Varian Bio opportunity and go through the other opportunities in the pipeline. SPKA viewed Varian Bio as an attractive opportunity given the large addressable market opportunity for basal cell carcinoma and the market appeal of targeted oncology treatments, which compared to other treatments have a higher probability of moving through clinical trials and receiving FDA approvals. SPKA also came away from the initial call highly impressed by the backgrounds of the management team and directors, each of whom had significant experience running publicly-traded biopharmaceutical companies and/or possessed high profile and relevant experience within medicine and the oncology sub-specialties. Lastly, SPKA felt that Varian Bio’s valuation expectations of approximately $50 million were reasonable in comparison to publicly traded comps, and would provide downside protection to SPKA’s stockholders post-merger. SPKA had outstanding questions regarding Varian Bio’s molecule and in specifically its attractiveness from a scientific perspective, and asked the LifeSci team to reach out to its research team to solicit their views on an informal basis. In the meantime, SPKA and LifeSci agreed to continue speaking to other potential targets while maintaining a dialogue with Varian Bio.

On December 7, 2021, SPKA and LifeSci convened a conference call to discuss the deal pipeline and the Varian Bio opportunity. LifeSci reported that their research team had completed an informal preliminary review of the Varian Bio compound and indication and came back with a high-level favorable assessment of its market potential. Upon a final assessment of Varian Bio and also weighing the other deals in the pipeline, SPKA decided to submit a preliminary, non-binding LOI to Varian Bio. Pursuant to this decision, SPKA requested that LifeSci have an informal conversation with Varian Bio in order to gauge their receptivity to several key clauses that SPKA would include in the LOI, namely, valuation, monies relating to the extension of the SPAC if necessary (such that if SPKA was unable to file a registration statement relating to a business combination by March 10, 2022, which would require a deposit of $509,120 into the Trust Account to extend the timeline until June 10, 2022, plus an additional $509,120 if the timeline extends to September 10, 2022), and a termination fee. On valuation, SPKA proposed a pre-money valuation of $45 million based on the valuation expectations of Varian Bio, public trading comparables, the stage of the business, and the total amount of money raised by Varian Bio to date. SPKA discussed with Varian Bio their key anticipated near-term inflection points, including the anticipated timing and probability of receiving FDA clearance to initiate clinical trials and the results of those trials, which may materially affect its future clinical and commercial prospects. Given the high uncertainty of Varian Bio’s future cash flows, as their lead assets had not yet entered into clinical trials, SPKA did not review detailed financial projections for future performance of its business. SPKA did review projections related to the relevant addressable markets, including basal cell carcinoma, among other oncology indications with the potential to be targeted by Varian Bio’s asset portfolio, and found the commercial opportunity to be attractive relative to the proposed $45 million valuation for Varian Bio. SPKA requested that any cost to secure an extension to complete the Business Combination of the SPAC should be covered by Varian Bio, and proposed a mutual termination fee applicable to both parties. SPKA filed the registration statement on form S-4 before March 10, 2022, which entitled SPKA to a free 3-month extension until June 10, 2022 in order to complete the Business Combination. If the Business Combination is not completed prior to June 10, 2022, SPKA has the option to extend the time to complete the Business Combination until September 10, 2022 by depositing an additional $509,120 into the Trust Account.

On December 9, 2021, SPKA and LifeSci convened another conference call, whereby LifeSci reported that Varian Bio was principally in agreement with the key terms that SPKA had proposed. Given the alignment of both parties on the material deal terms, SPKA agreed to move towards drafting an LOI.

On December 18, 2021, LifeSci sent to Varian Bio via email an initial draft of the LOI reflecting the terms negotiated and discussed to date, including a termination fee of $3 million and proposed Varian Bio would place $1 million in escrow to fund any extension to complete the Business Combination. Over the weekend, Varian Bio sent a markup of the LOI back to LifeSci, wherein Varian Bio had rejected the indemnification escrow, extended the exclusivity period and made it mutual, and proposed that the extension funds be made a covenant post-signing rather than through putting funds into escrow. Furthermore, Varian Bio proposed a reduction in the termination fee from the proposed $3 million termination fee to $1.5 million. The parties also discussed SPKA having the right to appoint a member to the board of directors of the Combined Company. Subsequent to receiving the markup, a conference call between SPKA, Varian Bio and LifeSci was held on the morning of December 22, 2021 to discuss the key terms of contention. During the call, the parties agreed preliminarily to make the exclusivity one-way for Varian Bio and reduce the period to 30 days. Instead of requiring Varian Bio to deposit funds into escrow for the purpose of extending the life of the SPAC, Varian Bio would instead covenant in the definitive agreement to pay for any extension fees as needed. Regarding the termination fee, both sides agreed to establish the termination fee at $2.2 million.

On December 23, 2021, SPKA sent a revised markup of the LOI back to Varian Bio reflecting the changes discussed on the last call and an all-hands conference call including SPKA, Varian Bio, LifeSci, SPKA’s legal counsel from Loeb and Loeb LLP (“L&L”), and Varian Bio’s legal counsel from Dorsey & Whitney LLP (“D&W”), was held the morning of December 24, 2021 to go through the changes. During the call, the parties agreed to extend the one-way exclusivity from 30 days to 45 days, and SPKA agreed to reimburse Varian Bio for up to $150,000 in expenses should SPKA choose to terminate discussions after signing the LOI. On the morning of December 25, 2021, a revised version of the LOI was sent back to Varian Bio reflecting the changes agreed to on the previous night’s conference call.

On December 28, 2021, the LOI was executed. In connection with the entry into the LOI, Varian Bio agreed for the period not to initiate, continue, or engage in any discussions or negotiations, or enter into any agreements, with respect to a competing business combination or similar transaction until the earlier of 45 days or until entering into a definitive agreement, with the exclusivity extendable by mutual agreement. The signed LOI also contemplated that Varian Bio would facilitate SPKA’s continued legal and financial due diligence investigation by, among other things, providing SPKA reasonable access to the property, records, financial statements, internal and external audit reports, regulatory reports and other reasonably requested documents and other information concerning Varian Bio (“Due Diligence Materials”).

An all-hands organizational virtual meeting was convened on December 29, 2021 with SPKA, Varian Bio, LifeSci, and their respective advisors. The meeting established a mutually agreed upon transaction timeline along with the responsibilities of various teams on certain key items such as due diligence deliverables, the Merger Agreement, and the PIPE investor outreach. The parties discussed a preliminary PIPE investor outreach target list, which included a broad variety of prospective investors, including fundamental healthcare institutional investors and investors in SPAC transactions, including both investors with no existing relationships with any of SPKA, the Sponsor, or Varian Bio, as well as prospective investors with familiarity with one or more of the parties, including existing public shareholders of SPKA and existing private shareholders of Varian Bio. With regard to the terms of the PIPE Investment, the parties determined to identify an independent third party investor to provide a lead term sheet for a financing, which would establish and inform the appropriate terms of the PIPE Investment.

Following the execution of the LOI and the all-hands virtual meeting, and having been granted access to Due Diligence Materials, SPKA continued its business, scientific, legal, accounting, tax, insurance, employee, regulatory, and IP due diligence, through reviewing documentation and several due diligence calls with Varian Bio management. More specifically, the due diligence questions SPKA asked and the Due Diligence Materials it requested included, as applicable, corporate records, stockholder information, securities issuances, financing documents, material contracts, management and employee agreements, financial information, intellectual property, licensing agreements, real property, IT systems and networks, governmental regulations and filings, litigation and audits, insurance policies and claims, tax returns and related records, and other miscellaneous items. As part of its due diligence process, SPKA also engaged Vcheck Global to conduct background checks on each of Mr. Jeffrey Davis, Dr. Jonathan M. Lewis, Mr. Paul Mann, and Dr. Todd Wider.

Between the signing of the LOI and the announcement of the Merger, LifeSci, Varian Bio and SPKA conducted a broad outreach to potential PIPE investors, held a number of management calls and facilitated due diligence calls between Varian Bio and some of these potential PIPE investors. None of the potential PIPE investors had any pre-existing relationship with SPKA, Varian Bio or the Sponsor. From the time of signing the LOI to the announcement of the Merger, however, LifeSci, Varian Bio and SPKA were unable to reach agreeable terms with any of these potential investors to secure a PIPE Investment during that time.

On January 13, 2022, SPKA and L&L shared the first draft of the Merger Agreement with Varian Bio and D&W.

In the following days, SPKA continued to engage in discussions advancing due diligence directly and through its advisers. Key topics included scientific due diligence, intellectual property, and legal contracts.

Throughout January and February 2022, SPKA and Varian Bio exchanged drafts of the Merger Agreement and drafts of the accompanying schedules, including the Varian Bio and SPKA Support Agreements, Lock-up Agreement and Voting Agreement. In addition, drafts of the Employment Agreements and Restrictive Covenant Agreements for Jeffrey Davis (the CEO of Varian Bio) and Jonathan Lewis (the CMO of Varian Bio) were circulated to make them permanent employees of the Combined Company in order to ensure continuity with the management of the business, this believed to be in the best interest of the stockholders. Currently Messrs. Lewis and Davis are employees at will at Varian Bio. Discussions were held regarding the term of employment and customary non-competition and non-solicitation provisions. The Voting Agreement issues were discussed about the vote in favor of certain matters relating to the nomination and election of the Board of Directors of SPKA and Varian Bio after closing of the Merger Agreement, if LifeSci should be a party to this agreement, and the length of its term.

During the same period, SPKA, assisted by L&L completed its due diligence of the Due Diligence Materials, at the conclusion of which no material issues were identified that would impact the economics of the transaction or the ability to move forward with the transaction. Items identified during the due diligence process were addressed in the representations and warranties section of the exchanged drafts of the Merger Agreement, including the disclosure schedules to the Merger Agreement. Additionally, the various drafts exchanged reflected the parties’ negotiations on, among other things, the indemnification escrow, permitted indebtedness, termination, and post-closing governance matters. As part of the discussion, Varian Bio and SPKA discussed the issue of outstanding related party loans secured by substantially all of Varian Bio’s assets, which would be exchanged into the Bridge Notes in contemplation of the Business Combination. These loans were made during 2021 by Keystone Capital, of which director Daniel Wainstein is a principal, and director Paul Mann, in the amounts of $372,042 and $174,865, respectively. In late January 2022, SPKA revisited the indemnification escrow, and agreed to remove it upon deciding that it was not typically required in SPAC transactions of this size.

On February 2, 2022, an all-hands call was held including SPKA, Varian Bio, and their respective advisers, to discuss open business issues in the merger agreement, the PIPE capital raise, status of the year-end audits, board approval, and announcement preparation. Further discussions were held as to how to convert the related party loans into the Bridge Notes, including the terms of the Securities Purchase Agreement, timeline to repay these loans, factoring in the time to complete the Business Combination, and SPKA retaining the right to nominate a board member to the Combined Company. Final terms to the Employment Agreements and Restrictive Covenant Agreements were also discussed. The Voting Agreement was also resolved to have a two year term and be binding on Varian Bios stockholders, and LifeSci would not be a party to this agreement.

During early 2022, Keystone Capital and Mastiff Group, LLC, of which Mr. Wainstein is a principal, loaned an additional $30,000 and $35,030, respectively, to Varian Bio. Each of these loans, together with a statutory annual interest rate imputed of 4%, were converted into Bridge Notes as described below.

On February 6, 2022, SPKA’s management team held a telephonic board meeting where SPKA’s management team presented the Varian Bio opportunity was presented to the Board. The board members received a presentation about Varian Bio including information on Varian Bio’s lead compound, market opportunity for its lead indication, the management team and board members, and expected timing of clinical trials. After a formal vote was conducted, the Business Combination was unanimously approved by all board members.

On the morning of February 11, 2022, Mr. Kwan, Ms. Tao, Mr. Daniel Wainstein, and Mr. Jeffrey Davis held a telephonic conference call to discuss and finalize the remaining two outstanding business points in the Merger Agreement. The parties also discussed preparation for the joint announcement that terms of a definitive Merger Agreement had been reached, and reviewed the presentation materials to investors, addressing Varian Bio operations, financial performance, and the Business Combination, to be incorporated in a Current Report on Form 8-K filing with the SEC. Subsequent to this call, L&L and D&W continued exchange of drafts of the Merger Agreement and ancillary documents for final review.

The parties executed the Merger Agreement on the same day.

During February 2022, Varian Bio sought funding to meet its operational requirements as well as to fund ongoing transaction costs. After numerous discussions among the parties to determine an appropriate transaction structure for a short-term financing given limited options, Varian Bio determined that a secured bridge financing was appropriate. In conjunction with the Merger Agreement, on February 11, 2022, Varian Bio entered into a Securities Purchase Agreement in which Bridge Notes in the aggregate amount of $3,192,496 were issued in exchange for cash in the aggregate amount of $2,000,000 in cash and the exchange of the outstanding related party loans, together with statutory interest, from Keystone Capital, Paul Mann and Mastiff Group, LLC, for an aggregate amount of $660,413. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the Business Combination, and accrue interest at an annual rate of 15%, and are secured by a first priority lien on the CRT License. The parties discussed that the Bridge Notes would be repaid upon the closing of the Business Combination.

There were no discussions regarding LifeSci continuing its role as SPKA’s financial advisor after consummation of the Business Combination, although LifeSci has a right of refusal to assist in a future private placement or public offering of the Combined Company’s securities for a period of 12 month from closing of the Business Combination pursuant to their original advisory engagement letter.

On February 14, 2022, the parties issued a joint press release announcing the execution of definitive agreements for the contemplated Business Combination. On February 17, 2022, SPKA filed a current report on Form 8-K attaching the press release, the Merger Agreement and the ancillary documents.

SPKA Acquisition Corp.’s Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination

In reaching its decision with respect to the Business Combination, the Board evaluated material provided by Varian Bio that included pre-clinical data regarding the product candidates, financial materials, public data disclosed by competitors in the space, estimates of population sizes derived from public databases, and the timing of upcoming catalysts. In addition to the criteria evaluated below, the Board also considered risks associated with Varian Bio and the Business Combination discussed on page 42. LifeSci assisted SPKA in conducting diligence on Varian Bio’s product candidate through a preliminary review by LifeSci’s research team. Upon the completion of a preliminary review of the Varian Bio compound and indication, the LifeSci research team provided a favorable opinion regarding its market potential, in part due to the historical ownership and development of the assets and interest in their mechanism of action. SPKA and the Board determined that obtaining a fairness opinion to evaluate the transaction was not necessary pursuant to its Current Charter, which states the Company shall not consummate a Business Combination with an entity that is affiliated with any of its officers, directors or sponsors unless it has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such a Business Combination is fair to the Company from a financial point of view. Here, the management team and the board members of each of SPKA and Varian Bio have no pre-existing relationship, the transaction was negotiated at arm’s length between the respective management teams and board members, all of whom are unrelated parties and no conflicts of interest were present. Based on their review, the key factors supporting SPKA’s board’s decision included the following:

●	atypical Protein Kinase C iota (“aPKCi”) is a novel mechanism of action with demonstrated preclinical activity in a number of oncology indications. Varian Bio is focused on the development of a high-potency, specific aPKCi inhibitor as a treatment for various oncology indications, in multiple formulations, with an initial focus on basal cell carcinoma (BCC) and various solid tumors. aPKCi has been implicated as an oncogene in a number of human cancers, including BCC, cutaneous T-cell lymphoma (CTCL), non-small cell lung cancer (NSCLC), acute myeloid leukemia (AML), and pancreatic cancer, among others. To date, the active compound in VAR-101/102 has demonstrated dose responsiveness characteristics in murine and human BCC cell lines, as well as non-small cell lung cancer (NSCLC squamous cell carcinoma) mice models.

●	Varian Bio targets cancers representing significant medical and commercial opportunity. Various non-clinical studies and pre-clinical data suggest a potentially wide window of physiological activity in BCC via Gli-1, and via K-RAS-related NSCLC, pancreatic, and colon cancers. Both the topical and oral formulations of VAR-101/102 could offer clinical utility as a surgical neoadjuvant or adjuvant; a significant medical and commercial opportunity. BCC is the most common cancer in humans in the US, Europe, and Australia, and the annual estimated cost of treating nonmelanoma skin cancers in the United States is approximately $4.8 billion, according to the Skin Cancer Foundation. Although the standard of care for BCC typically involves surgical resection, there is a substantial market for therapeutics – drugs including Vismodegib (Erivedge, Genentech) and Erismodegib (Odomzo, Novartis/Sun Pharma) are commercially available for the treatment of BCC.

●	Varian Bio pipeline has additional indications of interest. In addition to its topical aPKCi candidate (VAR-101), Varian Bio is also developing an oral formulation of the same compound, VAR-102, which could provide additional inflection points in various oncology indications as a systemic therapy, both in single agent and combination therapy contexts. Varian Bio plans to test VAR-102 in various systemic tumor indications in a “basket” solid tumor Phase 1 trial using a biomarker-driven approach targeting aPKCi / Gli-1 / K-RAS positive tumors. Target indications include NSCLC, CRC, pancreatic, sarcoma and other solid tumors. Additionally, Varian Bio is seeking additional precision oncology therapeutic candidates for its pipeline and exploring development collaborations.

●	Multiple value inflection points next 18 months. Varian Bio plans to have pre-IND meetings with the FDA and finalize optimization of API synthesis; produce initial quantities for permeability studies and initial formulations for VAR-101 (topical) and VAR-102 (oral) by the first half of 2023. In the second half of 2023 into 2024, Varian Bio plans to complete pre-clinical IND-enabling studies and GMP-manufacturing for first-in-human studies of VAR-101. In that time Varian Bio will also prepare IND (or equivalent) for submission in first indication (VAR-101 in BCC) and initiate IND-enabling studies for VAR-102 (advanced malignancies to include pancreatic, NSCLC, colorectal, others). Varian Bio plans to conduct a proof-of-concept human clinical study within 24 months of an IND filing.

●	Assets sourced from highly reputable groups. The Varian Bio portfolio of novel aPKCi inhibitors were originally discovered by CRUK under the leadership of Prof. Peter Parker, Ph.D., FRS. Of the Francis Crick Institute, Kings College, and Cancer Research UK, with collaborators in the UK and the US. Prof. Parker is widely regarded as one of the world’s leading scientific experts and investigators of the molecular and cell biology of Protein Kinase C in mammalian biology and cancer. Additional developmental investments have been made into the assets by a variety of well-known and reputable parties over the years since initial discovery, including Teva, Ignyta, and Cephalon. In 2019, Varian Bio entered into an exclusive license agreement with Cancer Research Technology Limited (“CRT”), an oncology focused technology transfer and development company that is wholly owned by CRUK to acquire their current aPKCi portfolio. SPKA believes that the fundamental technology underlying Varian’s asset portfolio is partially validated by the preceding investments made by strategics and knowledgeable experts in the space.

●	Varian Bio has an experienced management team with a track record of success. Varian Bio’s founding team and Scientific Advisory Board have extensive product development experience across multiple indications, including: Jeffrey Davis (Abeona Therapeutics, Access Pharmaceuticals, Bioenvision), Jonathan Lewis, M.D. (Ziopharm, Genentech, Memorial Sloan-Kettering Cancer Center), Paul Mann (Highbridge Capital, Soros Fund Management), Todd Wider, M.D. (Emendo Biotherapeutics, ARYA Sciences Acquisition Corp), James Armitage, M.D. (Tesaro, MGI Pharma, Univ of Nebraska Medical Center), Peter Parker, Ph.D., FRS (CRUK KHP Centre, King’s College London, Francis Crick Institute), and William Matsui, M.D. (Univ of Texas Health LiveStrong Cancer Center Institute).

The Board considered the following risks in evaluating Varian Bio for a Business Combination:

Capital-Intensive Requirements for Future Operations: Varian has incurred significant net losses since its inception, and we expect Varian to continue to incur significant net losses for the foreseeable future. We expect that it will be several years, if ever, before Varian has a commercialized product and generates revenue from product sales. Even if Varian succeeds in receiving marketing approval for and commercializing one or more of their product candidates, we expect that Varian will continue to incur substantial research and development and other expenses in order to discover, develop and market additional potential products. As a consequence, Varian will likely be dependent on future investments from third parties to continue to fund the development of their product candidates. Even if this transaction is successful, Varian likely will require substantial additional capital to finance their operations. If they are unable to raise such capital when needed, or on acceptable terms, they may be forced to delay, reduce and/or eliminate one or more of their research and drug development programs or future commercialization efforts.

Clinical Development and FDA approval risk: The drug development and approval process with the FDA is a rigorous and lengthy process, which is costly, time-consuming and inherently unpredictable. Although Varian Bio believes that VAR-101 will be applicable to all BCC lesions and does not anticipate the need for a companion diagnostic test for VAR-101, there is no assurance that the FDA will not require a companion diagnostic test. With respect to VAR-102 being planned for solid tumors, such as lung cancer, there may be a desire to identify specific lung cancer types that may be more likely to respond to VAR-102 therapy. As such, Varian does anticipate doing some research and development of biomarkers that may assist in patient selection in the future. Furthermore, there is an inherent risk that the clinical data generated by Varian’s assets do not demonstrate a sufficient risk-adjusted efficacy profile to justify FDA approval or even advanced clinical development. If Varian does not obtain regulatory approval for and successfully commercialize their product candidates in one or more indications, or they experience significant delays in doing so, they may never generate any sales revenue or become profitable.

Execution risk associated with moving Varian Bio’s assets: Varian Bio is a pre-clinical stage company and dependent on acquiring and developing novel anti-cancer agents in the United States, the United Kingdom, and internationally. Varian Bio is developing aPKCi inhibitory compounds that may be able to target multiple important signaling pathways that are validated in scientific literature, but the technology is being licensed from CRUK, and subject to the CRT License. The CRT License is subject to a first priority lien under the Bridge Notes, which are expected to be repaid upon the closing of the Business Combination. This poses risk and expense in getting Varian Bio products or therapy to market, and in ensuring their asset value.

Potentially Competitive Commercial Landscape: The development and commercialization of new product candidates is highly competitive. Varian will likely face competition with respect to any of their product candidates that they may seek to develop or commercialize in the future from major pharmaceutical, specialty pharmaceutical and biotechnology companies among others. Other companies may develop competitive products and therapies that are based on scientific approaches that are the same or similar to Varian’s approach. Furthermore, there are already a variety of available therapies and treatments marketed for cancer indications similar to those targeted by Varian, including dermatological treatments such as mechanical excision of potential malignancies. Varian may see a reduction or elimination of their commercial opportunity if competitors develop and commercialize products that are safer, more effective, more convenient, or less expensive than any products that Varian develops.

In reaching its decision with respect to the Business Combination, the Board considered these mitigating factors associated with these risks.

●	FDA approval risk. As discussed above, Varian Bio has developed a pipeline of indications that include a topical formulation as well as an oral formulation. In addition, the assets being developed by Varian Bio have demonstrated potential in treating not only basal cell carcinoma but also a number of systemic tumor indications in a “basket” of solid tumors through its oral formulation. Having a large group of potential indications and formulations reduces the adverse risk of a single formulation or indication not receiving FDA approval and its subsequent impact on the future prospects of Varian Bio.

●

Assets sourced from reputable groups. Although the assets were discovered by CRUK, substantial additional developmental investments were made into the assets by a variety of well-known and reputable parties over the years since initial discovery, including Teva, Ignyta, and Cephalon, all of which were reputable companies that existed for the purpose of professional drug development.

●	Execution risk associated with moving Varian Bio’s assets through FDA trials. One of the inherent risks of any early stage biopharmaceuticals company is risk that difficulties or complications arise during product development and trials which will have an adverse effect on the timeline for completing and receiving subsequent FDA approvals. Varian Bio’s senior management team and board members collectively have extensive experience operating biopharmaceutical companies at the senior levels and success moving numerous experimental drugs and indications through the various phases of FDA trials, which gave the Board confidence that this risk could be successfully mitigated.

●	Downside stock price protection. For reasons discussed below in “Summary of SPKA Financial Analysis”, the Board believes that the proposed valuation for Varian Bio is reasonable and falls below the valuations of transactions we deemed to be comparable. For this reason, we believe that we have built in a certain level of downside stock price protection which will potentially mitigate future downside stock price risk.

Summary of SPKA Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed by SPKA in connection with the valuation of Varian Bio. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by us nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. We may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be our view of the actual value of Varian Bio. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by us. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying our financial analyses and the Board’s recommendation.

In performing our analyses, we made numerous material assumptions with respect to, among other things, timing of clinical trials, patient enrollment, timing of receipt of regulatory approvals that may be needed, characterization of the product candidates, the timing of, and amounts of, any royalty payments, milestone payments or other payments due to third parties by Varian Bio, the entry by Varian Bio into license or collaboration agreements, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of SPKA, Varian Bio or any other parties to the Business Combination. Further, we specifically assumed:

●	Varian Bio will be able to complete its preclinical studies of VAR-101 and advance its development into the clinic during 2023 in accordance with its clinical development plan;

●	Varian Bio will be able to complete its preclinical studies of VAR-102 and advance its development into the clinic during 2023 in accordance with its clinical development plan; and

●	The cash delivered to Varian Bio at the closing of the Business Combination will be sufficient to finance Varian Bio into approximately 2024, allowing for the achievement of meaningful clinical catalysts and value creation as a result of the closing of the Business Combination.

These assumptions are based on public declarations by the Varian Bio management team and are subject to change given the early stage of Varian Bio’s business and operations. Any estimates contained in these analyses may not be indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Varian Bio may not reflect the prices at which Varian Bio shares could actually be valued. The following quantitative information is based on market data as it existed on or before February 14, 2022 and may not reflect current market conditions.

Selected Comparable Preclinical Biotech SPAC Transactions Analysis

SPKA reviewed certain financial and operational information of Varian Bio, not including detailed financial projections, and compared it to certain comparable closed biotech SPAC transactions from 2018 to present, where the target company’s lead asset was in preclinical development at the time of announcement. These companies were selected based on SPKA’s experience and the professional judgment of its management team. SPKA identified the following criteria as significant in determining whether a company was considered to be comparable:

●	Stage of drug development: The stage of development and availability/quality of data can materially affect the value of a particular asset. Preclinical assets generally are farther from commercialization and can have different risk profiles than later stage assets.

●	Transaction characteristics: The structure and method in which a company goes public via a SPAC transaction can materially impact the valuation and trading dynamics of a combined entity post-business combination. Analyzing companies that completed similar transactions can provide insight into determining an appropriate valuation based on market dynamics.

Not all of the companies listed below had assets focused on oncology. SPKA deemed the development stage of the asset, regardless of its therapeutic category, and SPAC transaction mechanics to be most relevant when evaluating the transaction with Varian Bio due to the risk associated with early-stage assets regardless of therapeutic area and the lack of a robust universe of preclinical stage, oncology-focused SPAC transactions. Each of the following selected comparable SPAC transactions were deemed by SPKA to be comparable to the transaction discussed in this document and were relevant to Varian Bio’s market valuation to warrant inclusion in SPKA’s analysis:

			# of Assets at		Pre-Money
Closing Date	Target Company	Therapeutic Category	Announcement	SPAC	Valuation ($MM)
12/23/2021	Pardes Bio	Infectious Disease	1	FS Development Corp. II	$325.0
9/3/2021	Renovacor	Gene Therapy	2	Chardan Healthcare Acquisition 2	$65.0
8/12/2021	Surrozen	Auto-immune/Inflammatory	2	Consonance-HFW Acquisition Corporation	$200.0
8/11/2021	Tango Therapeutics	Oncology	2	BCTG Acquisition Corp.	$550.0
10/29/2019	BiomX	Auto-immune/Inflammatory	3	Chardan Healthcare Acquisition	$166.3
				Mean	$261.3
				Median	$200.0

Only the companies listed above as oncology companies had disclosed material assets in development in oncology indications. There were not any comparable transactions considered but ultimately not included in this analysis which satisfied the criteria listed above of being preclinical biotech companies that completed SPAC mergers from 2018 to present. Based on this analysis of these companies, which SPKA deemed relevant based on its professional judgment and expertise, SPKA compared the selected equity values of these companies to the proposed pre-money valuation for Varian Bio of $45,000,000.

The selected equity values were based on the disclosed pre-money valuations per the company’s press releases corporate presentations, and SEC filings.

None of the selected companies has characteristics identical to Varian Bio. Some of the companies have greater resources than does Varian Bio, and their product candidates may be more advanced than Varian Bio. An analysis of selected closed SPAC transactions is not purely quantitative; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. SPKA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected closed SPAC transactions analysis. Accordingly, SPKA also made qualitative judgments, based on its experience and the professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Varian Bio and the selected companies to provide a context in which to consider the results of the quantitative analysis. These qualitative judgements include differentiating between the quality of management teams, quality of product candidates, addressable market sizes, and other miscellaneous distinctions between Varian Bio and the selected comparable companies.

Selected Comparable Early-Stage Oncology Initial Public Offerings Analysis

SPKA reviewed certain financial information of Varian Bio, not including detailed financial projections, and compared it to 2021-2022 IPO valuations of certain comparable oncology-focused companies where the lead asset was in either preclinical or Phase I development. SPKA identified the following criteria as significant in determining whether a company was considered to be comparable:

●	Stage of drug development: The stage of development and availability/quality of data can materially affect the value of a particular asset. Early-stage assets generally are farther from commercialization and can have different risk profiles than later stage assets.

●	Target therapeutic category: Target market is critical in assessing the value of a drug. Certain therapeutic categories, such as oncology, have much larger addressable markets and accordingly, commercial prospects. Analyzing companies targeting the same market can provide insight into determining an appropriate valuation based on the market opportunity. Drug candidates targeting the same indications at similar stages of development implicitly share a number of important qualities with respect to commercial opportunity, including projected competitive landscape and potential peak sales.

Each of the following selected comparable early-stage, oncology-focused IPOs was deemed by SPKA to be sufficiently comparable and relevant to Varian Bio’s market valuation to warrant inclusion in SPKA’s analysis. The selected comparable companies include: Pyxis Oncology, Theseus Pharmaceuticals, Tyra Biosciences, Immuneering, Nuvalent, HCW Biologics, Nuvectis Pharma, Tscan Therapeutics, Transcode Therapeutics, Century Therapeutics, Lyell Immunopharma, Janux Therapeutics, Werewolf Therapeutics, Biomea Fusion, and Vor Biopharma. All companies had their respective lead assets in preclinical development at the time of the IPO other than Nuvectis Pharma, whose lead candidate was in a Phase I trial. The resulting pre-money valuations from this analysis are summarized below:

IPO Pricing Date	Company	# of Assets at IPO	Pre-Money Valuation ($M)
2/4/2022	Nuvectis Pharma	2	$47.6
10/7/2021	Pyxis Oncology	3	$355.7
10/6/2021	Theseus Pharmaceuticals	2	$440.5
9/14/2021	Tyra Biosciences Inc	5	$481.8
7/29/2021	Immuneering Corp	9	$253.3
7/28/2021	Nuvalent Inc	4	$630.2
7/19/2021	HCW Biologics	2	$229.2
7/15/2021	Tscan Therapeutics	6	$259.1
7/8/2021	Transcode Therapeutics	4	$22.9
6/17/2021	Century Therapeutics	4	$885.5
6/16/2021	Lyell Immunopharma Inc	3	$3,703.0
6/10/2021	Janux Therapeutics	4	$484.5
4/29/2021	Werewolf Therapeutics	3	$320.6
4/15/2021	Biomea Fusion	1	$336.1
2/5/2021	Vor Biopharma	3	$464.7
		High	$3,703.0
		Average	$594.3
		Median	$355.7
		Low	$22.9

SPKA also considered additional analysis regarding these selected comparable IPOs for informational purposes in order to better evaluate the public market performances of similarly situated companies, and to provide further context to what the market value of Varian Bio’s oncology programs may be following the closing of the Business Combination. Below is a summary of the market caps of the selected comparable IPOs as of February 11, 2022:

IPO Pricing Date	Company	Current # of Assets	Current Lead Asset Phase of Development	Market Capitalization ($M)
2/4/2022	Nuvectis Pharma	2	Preclinical	$88.3
10/7/2021	Pyxis Oncology	5	Preclinical	$242.9
10/6/2021	Theseus Pharmaceuticals	3	Phase I/II	$403.2
9/14/2021	Tyra Biosciences Inc	5	Preclinical	$498.3
7/29/2021	Immuneering Corp	9	Preclinical	$250.0
7/28/2021	Nuvalent Inc	4	Phase I/II	$866.7
7/19/2021	HCW Biologics	4	Phase I	$84.7
7/15/2021	Tscan Therapeutics	8	Preclinical	$122.6
7/8/2021	Transcode Therapeutics	6	Preclinical	$26.7
6/17/2021	Century Therapeutics	5	Preclinical	$687.1
6/16/2021	Lyell Immunopharma Inc	3	Phase I	$1,452.4
6/10/2021	Janux Therapeutics	4	Preclinical	$717.8
4/29/2021	Werewolf Therapeutics	3	Preclinical	$188.4
4/15/2021	Biomea Fusion	4	Phase I	$180.4
2/5/2021	Vor Biopharma	5	Phase I/IIa	$320.7
			High	$1,452.4
			Average	$408.7
			Median	$250.0
			Low	$26.7

Based on the analyses of these companies, which SPKA deemed relevant based on its professional judgment and expertise, SPKA compared the selected equity values of these companies to the proposed pre-money valuation for Varian Bio of $45,000,000, and considered the valuation of the proposed transaction to be attractive.

None of the selected companies has characteristics identical to Varian Bio. Some of the companies have greater resources than does Varian Bio, and their product candidates may be more advanced than Varian Bio. An analysis of selected comparable companies is not purely quantitative; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. SPKA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable companies analysis. Accordingly, SPKA also made qualitative judgments, based on its experience and the professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Varian Bio and the selected companies to provide a context in which to consider the results of the quantitative analysis. These qualitative judgements include differentiating between the quality of management teams, quality of product candidates, addressable market sizes, and other miscellaneous distinctions between Varian Bio and the selected comparable companies.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that SPKA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

●	If an initial business combination, such as the Business Combination, is not completed by June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended), SPKA will be required to dissolve and liquidate. In such event, the 1,272,799 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000.

●	If an initial business combination, such as the Business Combination, is not completed by June 10, 2022 (or up to September 10, 2022 if the time to complete a business combination is extended), the 206,824 Private Units purchased by the Sponsor for a total purchase price of $$2,068,240, will be worthless. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2022.

●	The exercise of SPKA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

●	If the Business Combination is completed, Varian Bio will designate four members of the up to five total members of the Combined Company Board, except for [•].

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Appraisal Rights

There are no appraisal rights available to SPKA’s stockholders in connection with the Business Combination.

Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination

It is anticipated that upon completion of the Business Combination, and assuming (a) the No Redemption Scenario, (b) Interim Redemption Scenario, and (c) the Maximum Redemption Scenario, (i) SPKA’s public stockholders would retain an ownership interest of approximately 45.9%, 34.7% and 17.6%, respectively, in the Combined Company, (ii) the Sponsor, officers, directors and other holders of founder shares will own approximately 13.4% 16.1%, and 20.3%, respectively, of the Combined Company, (iii) the Representative will own approximately 0.2% 0.3%,and 0.3%, respectively, of the Combined Company, and (iv) the Varian Bio shareholders will own approximately 40.6% 48.9%, and 61.7%, respectively, of the Combined Company.

The following diagram summarize the pro forma ownership of Common Stock upon Closing of the Business Combination, including Common Stock underlying Units, and shares of Common Stock following the Business Combination, and the approximate amount of cash available to the Combined Company from the Trust Account, after repayment of the face value of the Bridge Notes (not including an estimated $152,190 of accumulated interest on the Bridge Notes through June 10, 2022, the last day of the current extension term unless extended to September 10, 2022), and not including any proceeds from the anticipated PIPE Investment under (i) a No Redemption Scenario, (ii) an Interim Redemption Scenario, assuming 50% redemption, and (iii) a Maximum Redemption Scenario:

Including Additional	No		Interim		Maximum
Dilution Sources	Redemption Scenario		Redemption Scenario		Redemption Scenario
	# of Shares	%	# of Shares	%	# of Shares	%
SPKA Initial Stockholders	5,091,196	45.9%	3,188,737	34.7%	1,286,278	17.6%
Sponsor	1,479,623	13.4%	1,479,623	16.1%	1,479,623	20.3%
Representative Shares	25,456	0.2%	25,456	0.3%	25,456	0.3%
Total SPKA Stockholders	6,596,275	59.4%	4,693,816	51.1%	2,791,357	38.3%
Varian Bio Shareholders	4,500,000	40.6%	4,500,000	48.9%	4,500,000	61.7%
Total Shares Outstanding	11,096,275	100.0%	9,193,816	100.0%	7,291,357	100.0%

Net Cash to Company ($M)	$43.6	$24.6	$5.5

(1)	Under the No Redemption Scenario, we assume no shares of Common Stock are redeemed.
(2)	Under the Interim Redemption Scenario, we assume redemption of 50% of the maximum possible redemption of shares of Common Stock, or 1,902,459 shares of Common Stock, are redeemed for aggregate redemption payments of $19,024,590 using a per-share redemption price of $10.00.
(3)	Under the Maximum Redemption Scenario, we assume redemption of 3,804,918 shares of Common Stock, the maximum possible redemption of shares of Common Stock, for aggregate redemption payments of $38,049,180 using a per-share redemption price of $10.00.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Varian Bio in many respects. Under this method of accounting, although SPKA will issue shares for outstanding equity interests of Varian Bio in the Business Combination, SPKA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Varian Bio issuing stock for the net assets of SPKA, accompanied by a recapitalization. For accounting purposes, Varian Bio will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Varian Bio. The net assets of SPKA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Varian Bio.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of shares of common stock may elect to have their shares of common stock redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding shares of common stock. As of [•], 2022, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any shares of common stock to be redeemed only if you:

(i)	(a)	hold shares of common stock, or

(b)	hold shares of common stock through public Units and you elect to separate your public Units into the underlying shares of common stock and Rights prior to exercising your redemption rights with respect to the shares of common stock; and

(ii)	prior to [•] p.m., Eastern Time, on [•], 2022, (a) submit a written request to Continental that SPKA redeem your shares of common stock for cash and (b) deliver your shares of common stock to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of common stock and Rights prior to exercising redemption rights with respect to the shares of common stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of common stock and Rights from the Units.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of common stock for cash and will no longer own securities of the Combined Company. Such a holder will be entitled to receive cash for its shares of common stock only if it properly demands redemption and delivers its shares of common stock (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Vote Required for Approval

Along with the approval of the Charter Approval Proposal, the Directors Proposal, the Stock Plan Proposal, and the Nasdaq Proposal, approval of this Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3A-3D, Proposal 4, and Proposal 5. If the Charter Approval Proposal, the Bylaws, the Directors Proposal, the Stock Plan Proposal, and the Nasdaq Proposal are not approved, unless the condition is waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Parent Support Agreement, the Initial Stockholders holding an aggregate of [•] shares (or [•]% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock (including shares of common stock included in the Private Units) in favor of each of the Proposals. As a result, only [•] shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only [•] shares of common stock, or approximately [•]% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL 1.

PROPOSAL 2 — THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are being asked to adopt the Amended Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the SPKA Board, is necessary to adequately address the needs of Combined Company. The following is a summary of the key amendments effected by the Amended Charter, but this summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B:

●	change SPKA’s name to “Varian Biopharma, Inc.;”

●	increase the number of shares of common stock the Combined Company is authorized to issue from 10,000,000 shares to [●] shares and authorize the Combined Company to issue up to [●] preferred shares;

●	remove the requirement of an affirmative vote of holders of more than sixty percent (60%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause;

●	add a provision to the Amended Charter prohibiting stockholders from acting by written consent;

●	provide that special meetings of stockholders may only be called by the Combined Company Board, the chair of the Combined Company Board, or chief executive officer of the Combined Company following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting; and

●	remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Amendment Proposal

Each of the proposed amendments was negotiated as part of the Business Combination. The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

●	Amending the Current Charter to change the Combined Company’s name to “Varian Biopharma, Inc.” SPKA’s name is currently SPKA Acquisition Corp. The Board believes the name of the Combined Company should more closely align with the name of the post-Business Combination operating business.

●	Amending the Current Charter to increase the number of shares of common stock the Combined Company is authorized to issue from 10,000,000 shares to [●] shares and authorize the Combined Company to issue up to [●] preferred shares. The Current Charter authorizes 10,000,000 shares of common stock and no shares of preferred stock. The Amended Charter provides that the Combined Company will be authorized to issue [●] shares, consisting of [●] shares of common stock and [●] shares of preferred stock. The Board believes the increase in authorized shares of common stock is necessary in order for the Combined Company to have sufficient authorized common stock to issue to the shareholders of Varian Bio pursuant to the Merger Agreement and the transactions contemplated thereby, including the reservation of shares pursuant to the Incentive Award Plan. The Board also believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of Common Stock to be authorized would be issuable as consideration for the Business Combination and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

●	Amending the Current Charter to remove the requirement of an affirmative vote of holders of more than sixty percent (60%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause. The provision in the Current Charter requiring the affirmative vote of holders of more than sixty percent (60%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause was a provision that the Board believed was necessary while SPKA is a blank check company to protect all stockholders against the potential self-interested actions by one or a few large stockholders. The Board believes that after the Business Combination there is less potential for certain stockholders to hold a substantial beneficial ownership of the Combined Company and that this provision is no longer required.

●	Amending the Current Charter to eliminate the ability of stockholders to act by written consent. The Current Charter contains no provisions restricting stockholder action by written consent. The Amended Charter would provide that actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend our organizational documents outside of a duly called special or annual meeting of the stockholders. The Board believes this is desirable to provide all stockholders of the Combined Company with notice of actions proposed to be taken or approved by the stockholders and to provide all stockholders of the Combined Company with the opportunity to participate in the consideration of such actions or other approval items. Further, the Board believes that limiting stockholders’ ability to act by written consent will reduce the time and effort the Board and management would need to devote to stockholder proposals, which time and effort could distract the Board and management from other important company business.

●	Amending the Current Charter to provide that special meetings of stockholders may only be called by the Board, the chair of the Board, or chief executive officer of the Combined Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting. At present, the Current Charter contains no provisions for the calling of a special meeting of stockholders. The Amended Charter would provide that special meetings of the stockholders may be called only by or at the direction of the Combined Company Board, the chair of the Combined Company Board, or the chief executive officer. The amendment is intended to organize consideration of the Combined Company’s business by directing requests for stockholder meetings to the Board, and preventing minority stockholders’ attempts to circumvent the Board to attempt to remove directors, amend organizational documents or take other actions without the Board’s consent or to call a stockholders meeting to otherwise advance minority stockholders’ agenda. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Combined Company and its stockholders.

●	Amending the Current Charter to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The Current Charter would be amended and replaced in its entirety with the Amended Charter. This includes approval of all other changes in the Amended Charter and related clean up changes, as well as the removal of provisions of the Current Charter that will no longer be relevant, in connection with replacing the Current Charter with the Amended Charter, including the elimination of certain provisions related to SPKA’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company if the initial business combination is not completed within a certain period of time and will allow the Combined Company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from SPKA’s initial public offering be held in the trust account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of common stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Directors Proposal, the Stock Plan Proposal, and the Nasdaq Proposal. If either of the Business Combination Proposal, the Directors Proposal, the Stock Plan Proposal, or the Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 2 is not approved by our stockholders, the Business Combination will not occur unless we and Varian Bio waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL UNDER PROPOSAL 2.

PROPOSALS 3A-3D - THE GOVERNANCE PROPOSALS

Overview

Our stockholders are also being asked to vote on four separate Proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give SPKA stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, SPKA and Varian Bio intend that the Amended Charter in the form attached to this proxy statement/prospectus as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Approval Proposal (Proposal 2). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company.

The following summary of the material changes to the Current Charter which will be effected by the Amended Charter is qualified in its entirety by reference to the full text of the Amended Charter:

(a)	increase the number of shares of common stock the Combined Company is authorized to issue from 10,000,000 shares to [●] shares and authorize the Combined Company to issue up to [●] preferred shares (Proposal No. 3A);

(b)	remove the requirement of an affirmative vote of holders of more than sixty percent (60%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause (Proposal No. 3B);

(c)	eliminate the ability of stockholders to act by written consent (Proposal No. 3C); and

(d)	provide that special meetings of stockholders may only be called by the Combined Company Board, the chair of the Combined Company Board, or chief executive officer of the Combined Company following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting (Proposal No. 3D).

Proposals No. 3A through 3D are collectively are referred to herein as “The Governance Proposals.”

The subsection below entitled “— Reasons for the Governance Proposals” summarizes the principal, material changes proposed to be made between the Current Charter and the Amended Charter and the Board’s reasons for proposing each change. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Governance Proposals

Each of the proposed amendments was negotiated as part of the Business Combination. The Board’ reasons for proposing each of these amendments to the Current Charter is set forth below.

Proposal No. 3A: Increase in Authorized Shares — Amending the Current Charter to increase the number of shares of common stock the Combined Company is authorized to issue from 10,000,000 shares to [●] shares and authorize the Combined Company to issue up to [●] of shares of preferred stock.

The Board believes the increase in authorized shares of common stock is necessary in order for the Combined Company to have sufficient authorized common stock to issue to the shareholders of Varian Bio pursuant to the Merger Agreement and the Business Combination, including the reservation of shares pursuant to the Incentive Award Plan. The Board also believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of Common Stock to be authorized would be issuable as consideration for the Business Combination and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of Combined Company preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

Proposal No. 3B: Required Vote to Amend the Charter — Amending the Current Charter to remove the requirement of an affirmative vote of holders of more than sixty percent (60%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause.

The provision in the Current Charter requiring the affirmative vote of holders of more than sixty percent (60%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause was a provision that the Board believed was necessary while SPKA is a blank check company to protect all stockholders against the potential self-interested actions by one or a few large stockholders. The Board believes that after the Business Combination there is less potential for certain stockholders to hold a substantial beneficial ownership of the Combined Company and that this provision is no longer required.

Proposal No. 3C: Stockholder Action by Written Consent — Amending the Current Charter to eliminate the ability of the stockholders to act by written consent.

The Current Charter contains no provisions restricting stockholder action by written consent. The Amended Charter would provide that actions of stockholders must be taken at a duly called annual or special meeting of stockholders. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend our organizational documents outside of a duly called special or annual meeting of the stockholders. The Board believes this is desirable to provide all the Combined Company stockholders with notice of actions proposed to be taken or approved by the stockholders and to provide all the Combined Company stockholders with the opportunity to participate in the consideration of such actions or other approval items. Further, the Board believes that limiting stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract the board of directors and management from other important company business.

Proposal No. 3D: Special Meetings — Amending the Current Charter to provide special meetings of stockholders may only be called by the Combined Company Board, the chair of the Combined Company Board, or chief executive officer of the Combined Company following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting.

At present, the Current Charter contains no provisions for the calling of a special meeting of stockholders. The Amended Charter would provide that special meetings of the stockholders may be called only by or at the direction of the Board, the chair of the Board, or the chief executive officer of the Combined Company following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting. The amendment is intended to organize consideration of the Combined Company’s business by directing requests for stockholder meetings to the Combined Company Board, and preventing minority stockholders’ attempts to circumvent the Combined Company Board to attempt to remove directors, amend organizational documents or take other actions without the Combined Company Board’s consent or to call a stockholders meeting to otherwise advance minority stockholders’ agenda. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Combined Company and its stockholders.

Vote Required for Approval

The approval of each of the non-binding, advisory Governance Proposals will require the affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting. The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on SPKA, Varian Bio or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, SPKA and Varian Bio intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal 2).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL 4 - THE DIRECTORS PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, SPKA has agreed to take all necessary action, including causing the directors of SPKA to resign, so that effective at the Closing, the entire Board will consist of up to five individuals. The Combined Company intends to have a majority of independent directors in accordance with the requirements of Nasdaq.

At the Meeting, it is proposed that up to five directors will be elected to be the directors of the Combined Company upon consummation of the Business Combination, the majority of which shall be independent. At each succeeding annual meeting of stockholders, directors will be elected for a full year term to succeed the previous directors. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Combined Company for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Combined Company Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the Combined Company Board consist of the following directors: Paul Mann, Jeffrey Davis, Todd Wider and [•], who is an independent director nominated by Varian Bio, and [•] who will be an independent director nominated by the Sponsor. Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of the Combined Company after the Business Combination.”

Under Delaware law and our Bylaws, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the meeting. Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by the Amended Charter and bylaws and the laws of the State of Delaware.

Required Vote With Respect to the Directors Proposal

Election of each director will require the affirmative vote by a plurality of the shares of the common stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting.

If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Election of each of the director nominees is a condition to Closing under the Merger Agreement. If each of the directors is not elected, SPKA is not required to close the Business Combination.

Recommendation of the Board with Respect to the Directors Proposal

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTORS PROPOSAL.

PROPOSAL 5 — THE STOCK PLAN PROPOSAL

We are asking our stockholders to approve and adopt the Varian Biopharma, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan”) and the material terms thereunder.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is included in this proxy statement/prospectus as Annex C.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Summary of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan to be included as Annex C to this Proxy Statement. The following features of the Incentive Award Plan reflect equity incentive plan “best practices” intended to protect the interests of our stockholders:

●	Limit on Shares Available for Awards. Under the Incentive Award Plan, the aggregate number of shares of Common Stock that may be issued is [●] shares.

●	Individual Limits on Shares Issued. The aggregate number of shares of the Common Stock that may be issued in a calendar year under the Incentive Award Plan to an individual director, employee or officer if any, will determined by the compensation committee of the Combined Company Board (“Compensation Committee”) in consultation with the Chief Executive Officer.

●	No Evergreen Provision. The Incentive Award Plan does not contain an “evergreen” provision.

●	No Liberal Share “Recycling.” The Incentive Award Plan provides that any shares (i) surrendered to pay the exercise price of an option, (ii) withheld by the Combined Company or tendered to satisfy tax withholding obligations with respect to any award, (iii) covered by a stock settled stock appreciation right not issued in connection with settlement upon exercise, or (iv) repurchased by the Combined Company using option proceeds will not be added back to the Incentive Award Plan.

●	No Granting of Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights (“SARs”) must have an exercise price equal to or greater than the fair market value of our Common Stock on the date of grant (unless such award is granted in substitution for a stock option or SAR previously granted by an entity that is acquired by or merged with us).

●	No Repricing of Stock Options or SARs. The Incentive Award Plan prohibits the repricing of stock options and SARs (including a prohibition on the repurchase of “underwater” stock options or stock appreciation rights for cash or other securities) without stockholder approval.

●	No Liberal Change-in-Control. The Incentive Award Plan prohibits any award agreement from having a change-in-control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or stockholder approval (rather than the consummation of) a change-in-control transaction.

●	No Dividends or Dividend Equivalents Paid on Unvested Awards. The Incentive Award Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested. In addition, the Incentive Award Plan prohibits the granting of dividend equivalents with respect to stock options, SARs or an award the value of which is based solely on an increase in the value of the Combined Company’s shares after the grant of the award.

●	Awards Subject to Forfeiture or Clawback. Awards under the Incentive Award Plan will be subject to any Combined Company recovery or clawback policy, as well as any other forfeiture and penalty conditions determined by the Compensation Committee.

●	Independent Committee Administration. The Incentive Award Plan will be administered by the Compensation Committee of the Combined Company Board, which will be comprised entirely of independent directors.

The Compensation Committee expects that the number of shares available, if approved by our stockholders, will satisfy equity compensation needs for several years based on historical grant practices.

Determination of Number of Shares for the Incentive Award Plan

In setting the number of shares authorized under the Incentive Award Plan for which stockholder approval is being sought, the Compensation Committee and the Combined Company Board considered, among other factors, the historical amounts of equity awards granted by the Combined Company and the potential future grants over the next several years.

New Plan Benefits

The number and types of new awards that will be granted under the Incentive Award Plan in the future are not determinable at this time, as the Compensation Committee will make these determinations in its discretion, subject to the terms of the Incentive Award Plan.

Description of Incentive Award Plan

Administration. The Compensation Committee will administer the Incentive Award Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the Incentive Award Plan. Subject to the provisions of the Incentive Award Plan, the Compensation Committee may amend the terms of, or accelerate the exercisability of, an outstanding award. The Compensation Committee will have authority to interpret the Incentive Award Plan and establish rules and regulations for the administration of the Incentive Award Plan.

The Compensation Committee may delegate its powers under the Incentive Award Plan to the Chief Executive Officer and/or one or more executive officers, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the Combined Company Board or executive officers who are subject to Section 16 of the Exchange Act.

Eligibility. Any employee, officer, director, consultant or independent contractor providing services to the Combined Company or an affiliate, or any person to whom an offer of employment or engagement has been made, and who is selected by the Compensation Committee to participate, is eligible to receive an award under the Incentive Award Plan. The number of persons eligible to participate as of [●], 2022 (the record date for the meeting), had the Incentive Award Plan been in effect, is estimated to be approximately [●] employees, directors and consultants as a class.

Shares Available for Awards. The aggregate number of shares that may be issued under all stock-based awards made under the Incentive Award Plan will be [●] shares. If awards issued under the Incentive Award Plan expire or otherwise terminate without being exercised or settled, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Incentive Award Plan. However, under the share counting provisions of the Incentive Award Plan, the following classifications of shares will not again be available for issuance: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations under any award, (iii) shares covered by a SAR that is not settled in shares upon exercise and (iv) shares repurchased using stock option exercise proceeds.

The Compensation Committee can adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the Incentive Award Plan. Any adjustment determination made by the Compensation Committee shall be final, binding and conclusive.

Type of Awards and Terms and Conditions. The Incentive Award Plan provides that the Compensation Committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Compensation Committee may determine to be necessary or desirable:

●	stock options, including both incentive stock options (“ISOs”) and non-qualified stock options (together with ISOs, “options”);

●	stock appreciation rights (“SARs”);

●	restricted stock;

●	restricted stock units;

●	dividend equivalent rights; and

●	other stock-based awards.

The Compensation Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting, exercise and/or settlement of awards subject to completion of a minimum period of service, achievement of one or more performance goals or both as deemed appropriate by the Compensation Committee; provided, that a maximum of five percent of the aggregate number of shares available for issuance under the Incentive Award Plan may be issued with the terms providing for a right of exercise or a lapse on any vesting condition earlier than a date that is at least one year following the date of grant (or, in the case of vesting based upon performance-based objectives, exercise and vesting restrictions cannot lapse earlier than the one-year anniversary, measured from the commencement of the period over which performance is evaluated).

1	Options and SARs. The holder of an option is entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR. Except for the exercise price of the option, we would receive no consideration for options or SARs granted under the Incentive Award Plan, other than the services rendered by the holder in his or her capacity as an employee, officer, director, consultant or independent contractor of the Combined Company.

Exercise Price. The exercise price per share of an option or SAR will in no event be less than 100% of the fair market value per share of our Common Stock underlying the award on the date of grant, unless such award is granted in substitution for an option or SAR previously granted by a merged or acquired entity. Without the approval of stockholders, we will not amend or replace previously granted options or SARs in a transaction that constitutes a “repricing” as defined in the Incentive Award Plan.

Vesting. The Compensation Committee has the discretion to determine when and under what circumstances an option or SAR will vest, subject to minimum vesting provisions described above.

Exercise. The Compensation Committee has the discretion to determine the method or methods by which an option or SAR may be exercised, which methods may include a net exercise. The Compensation Committee is not authorized under the Incentive Award Plan to accept a promissory note as consideration.

Expiration. Options and SARs will expire at such time as the Compensation Committee determines; provided, however, that no option or SAR may be exercised more than ten years from the date of grant. Furthermore, notwithstanding the foregoing, in the case of an ISO granted to a 10% stockholder, the option may not be exercised more than five years from the date of grant.

2.	Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the Compensation Committee for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to restrictions imposed by the Compensation Committee, to receive shares of our Common Stock at some future date determined by the Compensation Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as are determined by the Compensation Committee, subject to the minimum vesting provisions described above.

3.	Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash or shares of our Common Stock) equivalent to the amount of cash dividends paid by the Combined Company to stockholders with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee, but the Compensation Committee may not (i) grant dividend equivalents in connection with options or SARs or (ii) pay a dividend equivalent with respect to a share underlying an award prior to the date on which all conditions or restrictions on such share have been satisfied or lapsed.

4.	Other Stock-Based Awards. The Compensation Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our Common Stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the Incentive Award Plan. No such stock-based awards will contain a purchase right or an option-like exercise feature.

Termination and Amendment. Assuming stockholders approve this Proposal 5, the Incentive Award Plan has a term of ten years expiring on [●], 2032, unless terminated earlier by the Combined Company Board. The Combined Company Board may from time to time amend, suspend or terminate the Incentive Award Plan. No amendment or modification of the Incentive Award Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award (except in the case of a corporate transaction as described below). Amendments to the Incentive Award Plan must be approved by the stockholders, if required under the listing requirements of the Nasdaq Capital Market or any other securities exchange applicable to the Combined Company, or if the amendment would (i) increase the number of shares authorized under the Incentive Award Plan, (ii) permit a repricing of options or SARs, (iii) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, (iv) increase the maximum term of options or SARs, or (v) increase the annual per-person share limits under the Incentive Award Plan.

Effect of Corporate Transaction. Awards under the Incentive Award Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares, or any other similar corporate transaction or event involving the Combined Company. In the event of such a corporate transaction, the Compensation Committee or the Combined Company Board may provide for any of the following to be effective upon the occurrence of the event (or effective immediately prior to the consummation of such event, provided the event is consummated):

●	termination of any award, whether vested or not, in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s rights under the award. Awards may be terminated without payment if the Compensation Committee or Combined Company Board determines that no amount is realizable under the award as of the time of the transaction;

●	replacement of any award with other rights or property selected by the Compensation Committee or the Combined Company Board, in its sole discretion;

●	the assumption of any award by the successor or survivor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity with appropriate adjustments as to the number and kind of shares and prices;

●	require that any award shall become exercisable or payable or fully vested, notwithstanding anything to the contrary in the applicable award agreement; or

●	require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.

Limited Transferability of Awards. Generally, no award or other right or interest of a participant under the Incentive Award Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Combined Company or any affiliates. However, the Compensation Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Compensation Committee may establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.

Federal Income Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of the Common Stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to the Combined Company in connection with the disposition of shares acquired under an option or SAR, except that the Combined Company may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. If an award is payable in shares of Common Stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of: (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the Incentive Award Plan that are payable either in cash or shares of our Common Stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to: (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Incentive Award Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. The Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, made significant changes to the deduction limit under Section 162(m), which are effective for taxable years beginning on and after January 1, 2018. The Act eliminated the exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit. Therefore, compensation paid to a covered executive under the Incentive Award Plan in excess of $1 million generally will not be deductible.

Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of our income tax deduction will be determined as of the end of that period.

Section 409A of the Internal Revenue Code. The Compensation Committee intends to administer and interpret the Incentive Award Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.

Required Vote

This Stock Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Stock Plan Proposal. This Stock Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Approval Proposal, and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal, or the Nasdaq Proposal are not approved, unless the condition is waived, this Proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK PLAN UNDER PROPOSAL 5.

PROPOSAL 6 —THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, based on Varian Bio’s current capitalization, we anticipate that we will issue to the Varian Bio shareholders as consideration in the Business Combination 4,500,000 shares of common stock. See the section entitled “Proposal 1: The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of SPKA, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

In connection with the Business Combination, there will be a PIPE Investment of $[•] million. As such, on or about the date of the Merger Agreement, SPKA entered into subscription agreements with the PIPE Investors for the sale of [•] shares of common stock upon the completion of the Business Combination. Because the shares of our common stock issued in connection with the PIPE Investment (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, SPKA would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination and the PIPE Investment. The issuance of such shares would result in significant dilution to the SPKA stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of SPKA. If the Nasdaq Proposal is adopted, assuming that [•] shares of common stock are issued to the Varian Bio shareholders as consideration in the Business Combination, we anticipate that the Varian Bio shareholders will hold [•]% of our outstanding shares of common stock, the PIPE Investors will hold [•]% of our outstanding common stock, the current SPKA public stockholders will hold [•]% of our outstanding common stock and the Sponsor will hold [•]% of our outstanding common stock immediately following completion of the Business Combination. This percentage assumes that no shares of our common stock are redeemed in connection with the Business Combination, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Business Combination or any equity awards that may be issued under our proposed Incentive Award Plan following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, SPKA would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of SPKA and Varian Bio to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Nasdaq Proposal.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, and the Stock Plan Proposal. If either of the Business Combination Proposal, the Charter Approval Proposal, or the Stock Plan Proposal is not approved, unless the condition is waived, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Business Combination will not occur unless we and Varian Bio waive the applicable closing condition.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 6.

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Approval Proposal, the Directors Proposal, the Stock Plan Proposal, or the Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 7.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of SPKA common stock, and (ii) of the Business Combination to U.S. Holders of Varian Bio Common Stock.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. This discussion also does not address the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold SPKA common stock or Varian Bio Common Stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	expatriates or former long-term residents of the United States;

●	corporations organized under non-U.S. law that are classified as U.S. domestic corporations for U.S. federal income tax purposes;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who received shares of SPKA common stock or Varian Bio Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of SPKA common stock or Varian Bio Common Stock (excluding treasury shares);

●	holders holding SPKA common stock or Varian Bio Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

●	the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of SPKA common stock or Varian Bio Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of SPKA common stock or Varian Bio Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SPKA common stock or Varian Bio Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF SPKA COMMON STOCK OR VARIAN BIO COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. BENEFICIAL OWNERS OF SPKA COMMON STOCK AND VARIAN BIO COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its SPKA common stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the SPKA common stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the SPKA common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the SPKA common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the SPKA common stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the SPKA common stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of SPKA common stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from SPKA’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the SPKA common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the SPKA common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of SPKA common stock treated as held by the U.S. Holder (including any SPKA common stock constructively owned by the U.S. Holder, as discussed below, including any SPKA Common Stock constructively owned by the U.S. Holder as a result of owning rights) relative to all of the shares of SPKA common stock outstanding both before and after the redemption. The redemption of SPKA common stock generally will be treated as a sale or exchange of the SPKA common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SPKA or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only SPKA common stock actually owned by the U.S. Holder, but also shares of SPKA common stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SPKA common stock which could be acquired pursuant to the exercise of SPKA Rights. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of SPKA common stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the SPKA common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the SPKA common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other SPKA common stock. The redemption of the SPKA common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPKA. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SPKA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed SPKA common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining SPKA common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its SPKA Rights or possibly in other SPKA common stock constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s SPKA common stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s SPKA common stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of SPKA common stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such SPKA common stock redeemed, and either (A) shares of SPKA common stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of SPKA common stock. There can be no assurance that shares of SPKA common stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of SPKA common stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, SPKA will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the SPKA common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Tax Consequences of the Business Combination to U.S. Holders of Varian Bio Common Stock

In the opinion of Dorsey & Whitney LLP, the Business Combination should qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Provided the Business Combination qualifies as a “reorganization,” U.S. Holders who receive shares of Common Stock in exchange for shares of Varian Bio Common Stock pursuant to the Business Combination will not recognize gain or loss on the exchange of Varian Bio Common Stock for shares of Common Stock, will generally have an adjusted tax basis in the shares of Common Stock immediately following the Business Combination equal to such U.S. Holder’s adjusted tax basis in the shares of Varian Bio Common Stock surrendered in exchange therefor, and will generally have a holding period in the shares of Common Stock which includes such holder’s holding period in the shares of Varian Bio Common Stock surrendered in exchange therefor.

The shares of Common Stock received in the Business Combination by a U.S. Holder that acquired different blocks of shares of Varian Bio Common Stock at different times or at different prices will generally be allocated pro rata to each block of shares of Varian Bio Common Stock of such U.S. Holder, and the tax basis and holding period of such shares of Common Stock will be determined using a block-for-block approach and will depend on the tax basis and holding period of each block of shares of Varian Bio Common Stock exchanged for such shares of Common Stock.

Neither Varian Bio nor SPKA has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth above. If the Business Combination failed to qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders who receive shares of Common Stock in exchange for shares of Varian Bio Common Stock would be treated as if they sold their shares of Varian Bio Common Stock in a fully taxable transaction. Accordingly, each U.S. Holder is urged to consult its own tax advisor with respect to the particular tax consequence of the Business Combination to such holder.

Dissenting U.S. Holders of Varian Bio Common Stock

A U.S. Holder who exercises dissenters rights and, as a result, receives cash in exchange for such holder’s shares of Varian Bio Common Stock generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. Holder and such U.S. Holder’s tax basis in the shares of Varian Bio Common Stock exchanged therefor. Any gain or loss generally would be capital gain or loss, which would be long-term capital gain or loss if such shares of Varian Bio Common Stock are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions we pay to such holder on such holder’s SPKA common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of SPKA common stock or SPKA Rights to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its SPKA common stock and SPKA Rights and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on SPKA common stock and SPKA Rights to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Under sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) a 30% withholding tax generally applies with respect to certain dividends in respect of and, subject to the proposed Treasury Regulations described below, gross proceeds from a sale or disposition of, securities (including SPKA common stock and SPKA Rights, hereinafter collectively “SPKA securities”) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Accordingly, the entity through which SPKA securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, SPKA securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of SPKA common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including SPKA securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in SPKA securities.

SPKA’S BUSINESS

Overview

SPKA was incorporated in Delaware on December 31, 2020 and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities. SPKA has until June 10, 2022, as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by March 10, 2022, (or up to September 10, 2022 if the time to complete a business combination is extended), to consummate a Business Combination. If SPKA is unable to complete its initial business combination within such period (as extended as described herein), it will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding shares of common stock, at a per-share of common stock price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to SPKA (net of taxes payable), divided by the number of then outstanding shares of common stock, which redemption will completely extinguish public stockholders’ rights as holders of shares of common stock (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders will also forfeit the Rights included in the Units. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, SPKA will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Trust Account

Following the closing of the IPO on June 10, 2021 and the underwriters’ partial exercise of over-allotment option on July 20, 2021, $50,911,960 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that SPKA is not deemed to be an investment company under the Investment Company Act. except with respect to interest earned on the funds held in the Trust Account that may be released to SPKA to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding shares of common stock if SPKA has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which SPKA completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Business Combination Activities

On February 11, 2022, we entered into the Merger Agreement. As a result of the transaction, Varian Bio will become our wholly owned subsidiary, and we will change our name to “Varian Biopharma, Inc.” In the event that the Business Combination is not consummated by June 10, 2022, as long as SPKA has filed a proxy statement, registration statement or similar filing for an initial business combination by March 10, 2022, (or up to September 10, 2022 if the time to complete a business combination is extended), our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.

Redemption Rights

Our stockholders (except the Initial Stockholders and the Representative) will be entitled to redeem their shares of common stock for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $[10.00] per share of common stock for stockholders) net of taxes payable. The Initial Stockholders and the Representative do not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If SPKA does not complete a business combination within 9 months from the consummation of the IPO (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our Certificate of Incorporation. As a result, this has the same effect as if SPKA had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from SPKA’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If SPKA is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of SPKA’s outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. Public stockholders will also forfeit any Rights included in the Public Units if the Public Shares are redeemed.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although SPKA will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPKA will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

Chardan has not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share of common stock by the claims of target businesses or claims of vendors or other entities that are owed money by SPKA for services rendered or contracted for or products sold to SPKA, but SPKA cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. SPKA has not asked the Sponsor to reserve for such indemnification obligations, nor has SPKA independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of SPKA. Therefore, SPKA believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

In the event that the proceeds in the Trust Account are reduced below $10.00 per share of common stock less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While SPKA currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to SPKA, it is possible that SPKA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SPKA cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Unit.

If SPKA files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of SPKA’s public stockholders. To the extent any bankruptcy claims deplete the Trust Account, SPKA cannot assure you it will be able to return $10.00 per share of common stock to public stockholders. Additionally, if SPKA files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPKA that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and SPKA to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. SPKA cannot assure you that claims will not be brought against SPKA for these reasons.

Each of the Sponsor and the Representative has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Units they hold.

Facilities

We maintain our principal executive offices at Room 368, 302 Buwei, 211 Fute North Road, China (Shanghai) Pilot Free Trade Zone, 200131. Our Sponsor is providing this space at no cost. We consider our current office space adequate for our current operations.

Varian Bio’s principal executive offices are located in Naples, Florida and it is expected that upon the Closing of the Business Combination, the Combined Company’s principal executive offices will be located in Naples, Florida. It is not currently intended that any further operations of the Combined Company or any third party organizations will be conducted in China.

Employees

SPKA has three executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. SPKA presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while SPKA is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). SPKA does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF SPKA

The following discussion and analysis of SPKA’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on December 31, 2020, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We consummated our IPO on June 10, 2021. Our primary purpose was to locate a suitable target for an initial business combination.

We intend to use the cash proceeds from our IPO and the Private Placement, as well as additional issuances, if any, of our capital stock, debt or a combination of cash, stock and debt to complete the business combination.

We have incurred and expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

As of December 31, 2021, a total of $50,913,517 (inclusive of interest earned) of the net proceeds from the IPO (including the partial exercise of the over-allotment option) and the Private Placement were in a trust account established for the benefit of our public shareholders. The trust fund account is invested in interest-bearing U.S. government securities and the income earned on those investments is also for the benefit of our public shareholders.

Our management has broad discretion with respect to the specific application of the net proceeds of IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination.

Results of Operations

As of December 31, 2021, we had not commenced any operations.

All activity for the period from December 31, 2020 (inception) through the year ended December 31, 2021 relates to our formation and IPO, and, since the completion of the IPO, searching for a target to consummate a business combination. We will not generate any operating revenues until after the completion of a business combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the IPO and placed in the trust account.

For the year ended December 31, 2021, we had a net loss of $421,194, which consisted of loss of approximately $422,750 primarily derived from general and administrative expenses of $401,950, offset by $1,556 interest income earned on marketable securities from our trust account.

Liquidity and Capital Resources

As of December 31, 2021, we (i) had cash outside our trust account of $259,228, available for working capital needs, and (ii) $50,913,517 held in the trust account, inclusive of interest earned. All cash held in the trust account is generally unavailable for our use, prior to an initial business combination.

On June 10, 2021, we consummated the IPO of the Units at $10.00 per Unit, generating gross proceeds of $50,000,000. Simultaneously with the consummation of the IPO, we consummated the Private Placement with our Sponsor of 205,000 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $2,050,000. On July 20, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 91,196 Units at a price of $10.00 per unit resulting in total gross proceeds of $911,960. Simultaneously with the sale of the additional Units, the Company consummated the sale of an additional 1,824 Private Units at $10.00 per additional Private Unit, generating additional gross proceeds of $18,240. A total of $50,911,960 of the net proceeds from the sale of Units in the IPO (including the over-allotment option units) and the Private Placement, were placed in a trust account established for the benefit of the Company’s public shareholders at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee.

For the year ended December 31, 2021, there was $404,091 of cash used in operating activities.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (excluding the deferred underwriters’ discount) to complete our initial business combination. We may withdraw interest to pay our taxes and liquidation expenses if we are unsuccessful in completing a business combination. Our estimated annual franchise tax obligations for 2021 was $20,800, which we accrued for at December 31, 2021 to be paid from funds from the trust account. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account reduced by our operating expenses and franchise taxes. We expect the interest earned on the amount in the trust account will be sufficient to pay our income taxes, if we choose to use such funds to do so. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Further, our Sponsor, officers and directors or their respective affiliates may, but are not obligated to, provide Working Capital Loans. If we complete a business combination, we would repay the Working Capital Loans. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion. As of December 31, 2021, no Working Capital Loans have been issued.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are more than the actual amount held outside of the trust account, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of December 31, 2021, we did not have any long-term debt, capital or operating lease obligations.

The underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,527,358.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock are classified as shareholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any re-measurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders.

Offering Costs

Offering costs were consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the IPO and were charged to stockholders’ equity upon the completion of the IPO. The Company allocates offering costs between public shares and public rights based on the relative fair values of public shares and public rights.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2021, and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement.

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT VARIAN BIO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Varian Biopharmaceuticals, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Overview

Who We Are

Varian Bio is a pre-clinical stage oncology company focused on acquiring and developing novel anti-cancer agents in the United States, the United Kingdom, and internationally. Protein kinase inhibitors are a class of anti-cancer therapeutics that has made a significant impact on the treatment of cancers. Among the kinase targets for further development are the Protein Kinase C (“PKC”) family, which are key components of many signaling pathways that drive the formation of cancer. Recently, numerous publications in the scientific literature have identified one member of the PKC family, atypical Protein Kinase C iota (“aPKCi”), as important in a number of oncogenic signaling pathways. Varian Bio is developing aPKCi inhibitory compounds that target key signaling pathways that are validated in scientific literature, including the Hedgehog (Hh) pathway, the RAS-RAF-MEK pathway, the TGFb pathway and the P13K-AKT-mTOR pathway. These signaling pathways are essential to the formation and growth of many tumor types, including BCC, lung, pancreatic, ovarian and colorectal cancers. Each year in the United States, there are 4.3 million new cases of BCC, over 60,000 new cases of pancreatic cancer, over 230,000 new cases of lung cancer, over 20,000 cases of ovarian cancer, and over 150,000 new cases of colorectal cancer diagnosed. BCC, lung and colorectal cancers are among the top five diagnosed cancers in the United States and Varian Bio believes that these indications represent significant unmet medical needs that aPKCi inhibitory compounds have the potential to address, particularly in relapsed and refractory patients,

Varian Bio is developing small molecule aPKCi inhibitory compounds developed by Cancer Research UK (“CRUK”) and its collaborators, subject to the CRT License from Cancer Research Technology Limited (“CRT”), an oncology focused technology transfer and development company that is wholly owned by CRUK, a charity registered in England and Scotland, and based in London, United Kingdom. Pursuant to the license agreement, CRT has granted an exclusive, world-wide license to research, develop, use, keep, make, have made, import, sell and otherwise exploit its family of aPKC kinases, including over sixty issued and additional pending patents worldwide and associated know-how. The CRT License is subject to a first priority lien under the Bridge Notes, which are expected to be repaid upon the closing of the Business Combination. Numerous scientific publications have identified aPKCi as an oncogene, whose presence and activation has been implicated in the development and growth of multiple forms of human cancer including basal cell carcinoma (“BCC”), cutaneous T-cell lymphoma (“CTCL”), pancreatic, non-small cell lung cancel (“NSCLC”), acute myeloid leukemia (“AML”) and several others.

Varian Bio is developing two oncology product candidates:

●	VAR-101: Our lead product candidate, VAR-101, is a topical (cutaneous) formulation of a small molecule aPKCi inhibitor for the treatment of BCC. The active pharmaceutical ingredient in VAR-101 has demonstrated dose dependent anti-tumor activity in murine and human BCC cell lines, in studies performed at CRUK and with its collaborators. CRUK collaborators, including Stanford University under a sponsored research agreement with CRUK, completed the pre-clinical tumor cell line data and the basal cell carcinoma cell line data that formed the basis for additional “method of use” patents that are included in Varian’s license agreement from CRUK’s CRT licensing arm. These type of in vitro studies in tumor cell lines are typical early stage models of activity or efficacy when testing a new chemical compound, the data from which is used in regulatory filings for first-in-man clinical trials. These mouse models of BCC and lung cancer were performed by CRUK and their collaborators, not by Varian Bio. Varian Bio intends to develop VAR-101 in a topical formulation for BCC as a surgical neoadjuvant or adjuvant therapy. We are currently scaling up manufacturing of the active pharmaceutical ingredient through contract manufacturers, have developed prototype VAR-101 topical formulations, and are planning IND-enabling studies that we anticipate initiating in the second half of 2022.

●	VAR-102: Our second product candidate, VAR-102, is an oral formulation of a small molecule aPKCi inhibitor for the treatment of solid tumors. The active pharmaceutical ingredient in the oral VAR-102 is the same as the active pharmaceutical ingredient in VAR-101. In the scientific literature, the presence and activation of aPKCi has been implicated in the growth of multiple human cancers including NSCLC, pancreatic, and ovarian cancer. The active pharmaceutical ingredient in VAR-102 has demonstrated dose dependent anti-tumor activity in a mouse model of NSCLC (squamous cell lung carcinoma), in studies performed at CRUK and with its collaborators. Varian Bio believes the pre-clinical study of the active pharmaceutical ingredient in VAR-102, showing dose dependent anti-tumor activity in a xenograft non-small cell lung cancer model, was performed by CRUK’s initial collaborator, Teva Pharmaceuticals, Inc. We are currently scaling up manufacturing of the active pharmaceutical ingredient in VAR-102 and anticipate additional formulation development efforts and IND-enabling studies to commence later in 2022 and early 2023.

Varian Bio is engaged with consultants, contract development and manufacturing (“CDMO”) companies, and contract research laboratories (“CRO”) for the manufacturing of the active pharmaceutical ingredient (“API”) in VAR-101/102, development of the topical formulation for VAR-101, and the initiation of non-clinical studies and planning of the Investigational New Drug (“IND”) enabling studies (or international equivalent) for VAR-101.

Protein Kinase Inhibitors and Protein Kinase C (PKC)

Protein kinases are enzymes that are involved in various cellular functions including metabolism, cell cycle regulation, survival and differentiation. Dysregulation of protein kinases is implicated in the initiation of cancer formation, or carcinogenesis. Protein kinase inhibition in cancer therapy has led to a paradigm shift in how cancer is treated, and over 35 protein kinase inhibitors have been approved by the US FDA over the past two decades. The Company believes that protein kinase inhibitors are one of the most medically and commercially successful classes of oncology drugs over the last twenty years.

The protein kinase C (“PKC”) family of serine/threonine kinases has been the subject of intense study in the field of cancer. PKCi is required for the transformed growth of human cancer cells and the PKCi gene is the target of tumor- specific gene amplification in multiple forms of human cancer. aPKCi, one of many forms in the PKC family, participates in multiple aspects of the transformed phenotype of human cancer cells including transformed growth, invasion and survival.

Basal Cell Carcinoma (BCC)

Basal Cell Carcinoma (“BCC”) originates in the basal part of the epidermis in sun-exposed skin surfaces. BCC is the most common form cancer in humans, and the most common form of skin cancer, estimated to occur in more than 4 million Americans annually. While rarely fatal, multiple BCCs (synchronous and metachronous) can occur in a single individual and can be destructive and disfiguring, especially when treatment is inadequate or delayed. BCC occurs on the head and neck (including face) in the majority of cases.

The main goals of BCC treatment are (i) to completely remove the tumor to prevent recurrence, (ii) to correct any functional impairment resulting from the tumor, and (iii) to give the best cosmetic result to the patient while preserving function and decreasing or eliminating disfigurement (especially because most BCCs are on the face).

A novel approach to treating advanced BCC are Hedgehog (“Hh”) pathway inhibitors. BCCs require high levels of Hh signaling for survival and growth (Figure 1 is a schematic diagram of the Hh pathway). Vismodegib (Erivedge®), a first-in-class Hedgehog (Hh) systemic pathway smoothened (“SMO”) inhibitor, was approved for patients with BCC that has recurred following surgery or who are not candidates for surgery or radiation. A multicenter, international, single-arm trial pivotal study in 33 patients with mBCC, the independently assessed objective response rate ORR was 30% (95% CI, 16 to 48). In 63 patients with locally advanced (la) BCC, the ORR was 43% (95% CI, 31 to 56), with complete responses observed in 13 patients (21%). However, the median duration of response was 7.6 months in both cohorts. We believe that targeting aPKCi further downstream of SMO in the Hh pathway could result in an improved therapeutic index and overcome resistance observed with approved SMO inhibitors.

Figure 1: Schematic diagram of the Hedgehog Pathway

Our Lead Product Candidate – VAR-101

VAR-101 is a topical (skin) formulation of our lead aPKCi inhibitor, selected from a portfolio of aPKCi inhibitors developed by and licensed from CRUK. As a result of studies performed by our licensor CRUK and its collaborators, the selected lead small molecule aPKCi inhibitor (CRT-0422839) was chosen for its potency, selectivity and toxicity profile. The active compound CRT-0422839 has demonstrated dose responsive activity in mouse and human BCC cell lines. In addition, CRUK and its collaborators performed additional testing by both intravenous and oral routes of administration in mice, rats, dogs and monkeys. These studies were typical absorption, distribution, metabolism and elimination (“ADME”) studies that help identify bioavailability, exposure, plasma/blood levels over time, and potentially toxicity. These studies are done in animal models to assist in determining the starting dose and potentially the maximum tolerated dose in preparation for a human trial. These animal studies were performed by CRUK collaborators and did not reveal overt toxicity. Varian Bio is developing VAR-101 as a topical gel formulation of the lead aPKCi inhibitor (CRT-0422839). Concurrent with topical formulation work ongoing, we are optimizing the chemical synthesis of CRT-0422839 to provide for manufacture scale-up and production of GLP and GMP material for testing, initiating and planning future IND-enabling non-clinical studies, and preparing for the first-in-human clinical trial of VAR-101 in patients with BCC. As described in further detail below, we believe VAR-101 could provide therapeutic benefit for BCC patients in the neoadjuvant/adjuvant setting by potentially reducing the size, or elimination, of BCC lesions based upon pre-clinical data showing anti-tumor activity of the pharmaceutical active in VAR-101. This reduction or elimination of lesions would reduce or eliminate the need for ablative surgery such as Mohs micographic surgery and subsequent reconstructive surgery as further explained below.

Current BCC Treatment Options

The current mainstay of treating BCC is largely surgery, including excision, electrodesiccation and curettage (“EDC”), cryosurgery, and Mohs micrographic surgery. Such methods are typically reserved for localized BCC and offer high 5-year cure rates, generally over 95%, but can be very disfiguring and costly. Despite BCC being curative in the vast majority of cases, some patients are at high risk of recurrence and, in a few patients, lesions can progress to a point unsuitable for local therapy and prognosis is quite poor. Further, the recurrence rate after resection is higher for BCCs with aggressive histology and for BCCs located in the head and neck region. Thus, new treatment options for BCC patients who present with clinical features defining high-risk of relapse include infiltrative growth margins, size, tumor location, histological subtype, recurrent-refractory tumors and previous history of radiotherapy are required.

Current standard of care for higher risk/more aggressive BCC is Mohs micrographic surgery—with over 1 million Mohs surgeries performed annually, many requiring even more costly plastic surgical reconstruction thereafter. Mohs surgery is a procedure where thin layers of the BCC lesion are removed surgically and viewed under a microscope to see if any cancer cells remain, with the surgical removal of layers being repeated until no cancer cells are seen. This surgery is time consuming, expensive, and results in surgical wounds that require healing and in some cases reconstructive surgery. In fact, BCC costs the US over $5 billion in annual costs and is the fifth most costly cancer for Medicare. This figure does not take into account the additional economic burden of lost work and multiple surgeries and recovery periods. Varian Bio believes, based upon pre-clinical data showing anti-tumor activity of the pharmaceutical active in VAR-101, a potential topical treatment for BCC, that VAR-101 could reduce the size of the BCC lesion, or potentially eliminate the lesion entirely. To the extent that VAR-101 reduces or eliminates the lesion, this would decrease or even eliminate the need for Mohs surgery due to the nature of Mohs surgery, as well as subsequent reconstructive surgery. This results in a clinical and economic benefit to BCC patients, healthcare providers and payers.

Our Second Product Candidate – VAR-102

Varian Bio’s second product candidate is VAR-102, an oral formulation of our lead aPKCi inhibitor (CRT-0422839). The active compound in VAR-102 is the same as the active compound in the VAR-101. The active compound CRT-0422839 has demonstrated dose dependent anti-tumor activity in non-small cell lung cancer xenografts (squamous cell carcinoma) in nude mice, in studies performed by our licensor CRUK and its collaborators. Additionally, CRUK and its collaborators have evaluated the active compound CRT-0422839, the active pharmaceutical ingredient in VAR-101 and VAR-102 in development, in four animal species, via oral and intravenous routes of administration as explained in more detail above. Initial test results showed that CRT-0422839 was well tolerated across four animal models at plasma levels in excess of levels used in the anti-tumor studies in mice.

Varian Bio is currently optimizing the chemical synthesis of CRT-0422839 to provide for manufacture scale-up and production of GLP and GMP material for testing. Varian Bio plans to initiate development of the oral formulation of our aPKCi inhibitor in the second half of 2022, depending upon financial resources. Varian Bio expects that some of the chemistry, manufacturing and control (“CMC”) work in process for our active pharmaceutical ingredient CRT-0422939 and VAR-101 will be applicable to the development efforts and future regulatory submissions for VAR-102.

Scientific Rational for VAR-102 in Solid Tumors

The scientific literature supports that PKCi is required for the transformed growth of human cancer cells and is a target of tumor-specific gene amplification in multiple forms of human cancer. As reflected in the Figure 2 below (ref A.P. Fields, R.P. Regala, Pharmacological Research 55 (2007) 487-497), PKCi resides in major signaling pathways in human cancer.

Figure 2: Schematic representation of major oncogenic PKCi signaling pathways

The PKCi gene, PRKC1, is one of the most frequently amplified genes in human cancers. PRKC1 copy number gains are observed in approximately 80% of human primary lung squamous cell carcinomas, approximately 70% of serous epithelial ovarian cancers and many other major forms of cancer including pancreatic, colorectal and cervical cancers (ref: Peter Parker et. Al., / Biochemical Pharmacology 88 (2014) 1-11). Varian Bio believes that a PKCi inhibitor such as our CRT-0422893 in an oral, systemically delivered formulation could potentially show activity across multiple signaling pathways, and therefore have clinical utility in treating a variety of solid tumor types.

As is also well characterized in the scientific literature, GLI1 is a transcription factor at the terminal end of the Hh signaling pathway. In certain cancers, activation of GLI1 has been linked to the promotion of cancer properties such as proliferation, metastasis, chemotherapeutic resistance and others, and there has been observed correlation between GLI1 expression and disease severity. Recent publications have identified that elevation of GLI1 can occur at the end of the canonical Hh pathway, as is shown in Figure 1, but elevated GLI1 levels are often the result of non-canonical signaling pathways (see Figure 3 below, ref Avery, Zhang and Boohaker 2021: GLI1 A Therapeutic Target for Cancer, Front. Oncol. 11;673154).

Figure 3: Schematic representation of GLI1 activation from both canonical Hh and non-canonical signaling pathways

In studies performed by CRUK and its collaborators in a murine BCC cell line, treatment with CRT-0422839 reduced expression levels of Gli1 mRNA at two different concentrations and time points. Figure 4 below shows results of treatment with CRT-0422839 (as well as other aPKCi inhibitors licensed by Varian Bio from CRUK) at concentrations of 1 micromolar and 10 micromolar, after six hours and 24 hours. This study was performed to document the inhibition of BCC growth and the Hh pathway signaling. Varian Bio believes targeting PKCi could effectively inhibit the oncogenesis driven by GLI1 activation, from both the canonical Hh signal pathway and other potential signaling pathways.

Figure 4: Reduced expression of GLI1 mRNA at two different concentrations and time points (CRT-0422839 are the two right columns at 1 um and 10 um, as labeled).

License Agreement

Varian Bio is developing aPKCi inhibitory compounds subject to a license agreement from Cancer Research Technology Limited (“CRT”), an oncology focused technology transfer and development company that is wholly owned by CRUK, a charity registered in England and Scotland, and based in London, United Kingdom. Pursuant to the license agreement, CRT granted an exclusive, worldwide license to research, develop, use, keep, make, have made, import, sell and otherwise exploit its family of aPKC kinases (both topical and non-topical formulations), including over sixty issued patents and additional pending patent applications, in major market jurisdictions such as the United States, Europe and Japan, including composition of matter patents that expire in March 2035 and method of use patent applications that, if granted, expire in March 2040, all in the absence of patent term adjustment or extension, and associated know-how. CRT retains a non-exclusive license for non-commercial academic research use. The Company intends to file additional patent applications over time as new formulations of its active compounds are developed, as manufacturing methods are optimized and validated, and as additional studies progress and data are generated.

Under the CRT License, Varian Bio has paid CRT an aggregate of $30,000. We also agreed to make annual payments and/or milestone payments until or upon the achievement of specified regulatory and commercial milestones on the order of $33 million for a topical product and on the order of $14 million for a non-topical product, as well as a mid to low single-digit percentage royalty on net sales of licensed products by us, our affiliates and sublicensees. These royalty obligations continue on a licensed product-by-licensed product and country-by-country basis until the licensed product is no longer within the scope of a valid claim of a licensed patent, the expiry to 10 years from the first commercial sale, or the expiry of any regulatory or patent exclusivity period, whichever is latest. In addition, if Varian Bio sublicense rights under the CRT Agreement, Varian Bio is required to pay a mid to low double-digit percentage of the sublicense revenue to CRT. Additionally, if Varian Bio chooses to file, prosecute or maintain any patents included in the licensed patent rights under the CRT Agreement, Varian Bio will be required to bear the full cost and expenses of preparing, filing, prosecuting and maintaining any such patents.

Our Team

We have assembled a leadership team and a network of consultants and scientific advisors with significant experience in discovering and managing the development of a broad range of therapies, and in both private and public company operations.

Jeffrey B. Davis, our Chief Executive Officer and a member of our board of directors, has over two decades of experience in the biotechnology and specialty pharmaceuticals industry, in both public and private companies. Mr. Davis served as CFO of HemaSure Inc., CEO of Access Pharmaceuticals and PlasmaTech Biopharmaceuticals, Inc., and COO of Abeona Therapeutics, Inc. (NASDAQ: ABEO). In these roles, he has significant experience in public and private financings, development and implementation of corporate strategies, and business development transactions, in the oncology and gene therapy sectors. Prior to these roles, Mr. Davis was an investment banker with various Deutsche Bank banking organizations, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff, and at Philips Medical Systems North America. Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from the Wharton School, University of Pennsylvania.

Jonathan Lewis, M.D., Ph.D., our Chief Medical Officer, has more than fifteen years of experience in the healthcare and drug development industry, and previously served as Chief Executive Officer and Director of ZIOPHARM, Inc. (NASDAQ: ZIOP) and Chief Medical Officer at Antigenics, Inc. Previously, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center. He has been actively involved in leading translational and clinical research in cancer and is widely recognized by patient advocacy groups. He has received numerous honors and awards in medicine and science, including the ASCO young investigator award, the Yale University Ohse award, and the Royal College of Surgeons Trubshaw Medal. Dr. Lewis was awarded an MB.B.Ch. from University of the Witwatersrand School of Medicine, and his Ph.D. in Molecular Biology from Witwatersrand and Yale School of Medicine. He completed his Surgical Residency at Charlotte Maxeke Johannesburg Academic Hospital and at Yale-New Haven Hospital.

In addition to Mr. Davis, our board of directors includes the following:

Paul Mann has served as chairman of the board of directors since June 2020. Paul Mann has over 20 years of experience in the financial and biotechnology industries. Mr. Mann has served as founder, chairman of the board and CEO and CFO of ASP Isotopes, a specialty materials company since September 2021, as the chairman of the board of Healthtech Solutions, an emerging healthcare company since June 2020, as a board member of Abeona Therapeutics, a biotechnology company since June 2020, and as a consultant and analyst for DSAM Partners, a global hedge fund since April 2020 where he analyzed investments in the healthcare sector. Prior to that he served as CFO at PolarityTE, Inc., a biotechnology and regenerative biomaterials company, from June 2018 until April 2020. Before that Mr. Mann was the Healthcare Portfolio Manager at Highbridge Capital Management, a hedge fund, from August 2016 until June 2018, where he was a portfolio manager responsible for healthcare investments, and has held positions with Soros Fund Management, UBS Investment Group, Morgan Stanley and Deutsche Bank. Mr. Mann began his career as a scientist at Procter and Gamble and is named as an inventor on patents for skincare compounds and technologies. Mr. Mann has an MA (Cantab) and an MEng from Cambridge University where he studied Natural Sciences and Chemical Engineering. Mr. Mann is a CFA charter holder.

Todd Wider, M.D., has served on our board of directors since July 2020. Dr. Wider is the Executive Chairman and Chief Medical Officer of Emendo Biotherapeutics, which focuses on highly specific and differentiated gene editing, since June 2018. Dr. Wider also serves on the board of directors of ARYA Sciences Acquisition Corp IV and V (Nasdaq: ARYD, ARYE) since 2021, a special purpose acquisition company (“SPAC”), and Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company, since 2015. Dr. Wider also served as a director of the following SPACs: ARYA Sciences Acquisition Corp. from October 2018 to June 2020, ARYA Sciences Acquisition Corp II from July 2020 to October 2020 and ARYA Sciences Acquisition Corp III from August 2020 to June 2021. Dr. Wider is an active, honorary member of the medical staff of Mount Sinai Hospital in New York, where he worked for over 20 years, and is a plastic and reconstructive surgeon who focused on cancer surgery. Dr. Wider received an MD from Columbia College of Physicians and Surgeons and an AB, with high honors and Phi Beta Kappa, from Princeton University. He did his residency in general surgery and plastic and reconstructive surgery at Columbia Presbyterian Medical Center, and postdoctoral fellowships in complex reconstructive surgery at Memorial Sloan Kettering Cancer Center, where he was Chief Microsurgery Fellow, and in craniofacial surgery at the University of Miami. We believe that Dr. Wider is qualified to serve on the board of the Combined Company because of his experience in the biotherapeutics industry and as a surgeon treating patients with basal cell carcinoma, in addition to his experience as a director of several public companies.

We believe that our team’s expertise in the biotechnology industry, together with our experience discovering and developing multiple drug candidates, positions us well to advance a new generation of anti-cancer medicines around our portfolio of licensed aPKCi inhibitors.

Competition

As a biopharmaceutical company, we face competition from a wide array of companies in the pharmaceutical and biotechnology industries. These include both small companies and large companies with much greater financial and technical resources and far longer operating histories than our own. We may also compete with the intellectual property, technology, and product development efforts of academic, governmental, and private research institutions. Our competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement, and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing, and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

The key competitive factors affecting the success of any product candidates that we develop, if approved, are likely to be their efficacy, safety, convenience, price, and the availability of reimbursement from government and other third-party payors. Our commercial opportunity for any of our product candidates could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may commercialize products more quickly than we are able to.

Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated in our competitors. Competition may increase further because of advances made in the commercial applicability of technologies and greater availability of capital for investment in these fields. Our success will be based in part on our ability to build and actively manage a portfolio of drugs that addresses unmet medical needs and creates value in patient therapy.

We anticipate that the landscape of potential treatments and therapies for anti-cancer agents will continue to evolve with time.

Intellectual Property

Our success depends in part on our ability to obtain and maintain intellectual property protection for our technology, defend and enforce our intellectual property rights, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating valid and enforceable intellectual property rights of others. We seek to protect the investments made into the development of our technology by relying on a combination of patents, trademarks, copyrights, trade secrets, including know-how, and license agreements. We also seek to protect our proprietary technology, in part, by requiring our employees, consultants, contractors and other third parties to execute confidentiality agreements and invention assignment agreements. We also intend to seek protection of the manufacturing process used to produce our products.

The patent positions of development stage biotechnology companies like Varian Bio are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and patent scope can be reinterpreted by the courts after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any patents, if issued, will provide sufficient protection from competitors.

Through Varian Bio’s license with CRT, Varian Bio has the exclusive, worldwide license to exploit CRT’s family of aPKC kinases, which includes over sixty issued patents and additional pending patent applications in major markets such as the United States, Europe and Japan. These include composition of matter patents that expire in March 2035 and method of use patent applications that, if granted, expire in March 2040, all in the absence of patent term adjustment or extension. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position. Additionally, we expect to benefit, where appropriate, from statutory frameworks in the United States, Europe and other countries that provide a period of regulatory data exclusivity to compensate for the time required for regulatory approval.

Patent Term and Validity

The exclusivity terms of CRT’s patents depend upon the laws of the countries in which they are obtained. In most countries in which CRT has filed, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. The term of a U.S. patent may be extended to compensate for the time required to obtain regulatory approval to sell a drug (referred to as a patent term extension) and/or by delays encountered during patent prosecution that are caused by the USPTO (referred to as patent term adjustment). For example, the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, permits a patent term extension for FDA-approved new chemical entity drugs of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review and diligence during the review process. Patent term extensions in the United States cannot extend the term of a patent beyond a total of 14 years from the date of product approval, only one patent covering an approved drug or its method of use may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. A similar kind of patent extension, referred to as a Supplementary Protection Certificate, is available in Europe. Legal frameworks are also available in certain other jurisdictions to extend the term of a patent. We currently intend to seek patent term extensions on any of our issued patents in any jurisdiction where we have a qualifying patent and the extension is available; however, there is no guarantee that the applicable regulatory authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. Further, even if our patent is extended, the patent, including the extended portion of the patent, may be held invalid or unenforceable by a court of final jurisdiction in the United States or a foreign country.

With respect to our licensed intellectual property, we cannot be sure that patents will be granted with respect to any of CRT’s pending patent applications or with respect to any patent applications filed by CRT or us in the future, nor can we be sure that any patents that have been granted, or may be granted to CRT or us in the future, will be commercially useful in protecting our platforms and drug candidates and the methods used to manufacture them.

Any of CRT’s issued patents, including patents that we may rely on to protect our market for approved products, may be held invalid or unenforceable by a court of final jurisdiction. Changes in either the patent laws or in interpretations of patent laws in the United States and other jurisdictions may diminish our and CRT’s ability to protect CRT’s inventions and enforce our intellectual property rights. Accordingly, we cannot predict the breadth or enforceability of claims that may be granted on CRT’s patents or on third-party patents. The pharmaceutical and biotechnology industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to obtain and maintain our proprietary position will depend on our success in enforcing patent claims that are granted or may be granted.

Commercialization

Given the stage of development of our lead asset, we have not yet invested in a commercial infrastructure or distribution capabilities. While we currently plan to establish our own commercial organization in the United States and potentially in other selected markets, we continue to consider and evaluate in each market the potential advantages and enhancements of our commercial capabilities that may be realized as a result of a collaboration between us and a pharmaceutical or other company.

Manufacturing

We do not currently own or operate manufacturing facilities for the production of preclinical or clinical product candidates, nor do we have plans to develop or operate our own manufacturing operations in the near future. We currently rely upon third-party contract manufacturing organizations, or CMOs, to produce our product candidates for both preclinical and clinical use. We believe that any materials required for the manufacture of our product candidates could be obtained from more than one source.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, as well as in other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing, post-approval monitoring and reporting and export and import of drug products such as those we are developing.

U.S. Drug Development Process

In the United States, the FDA regulates drugs and biologics under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. We, along with our vendors, collaboration partners, clinical research organizations, or CROs, clinical trial investigators, and contract manufacturing organizations, or CMOs, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a drug or biologic may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with the FDA’s good laboratory practice, or GLP, requirements and other applicable regulations;

●	submission to the FDA of an investigational new drug, or IND, application which must become effective before human clinical trials may begin and must be updated annually and when certain changes are made;

●	approval by an independent institutional review board, or IRB, or ethics committee at each clinical site before each trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, requirements, to establish the safety and efficacy of the product candidate for its proposed intended use;

●	submission to the FDA of a biologics license application, or BLA, or a new drug application, or NDA, after completion of all pivotal trials;

●	payment of user fees for FDA review of the BLA or NDA;

●	satisfactory completion of an FDA advisory committee review, if applicable;

●	satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities at which the drug will be produced to assess compliance with current good manufacturing practice, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

●	satisfactory completion of any FDA audits of the clinical trial sites that generated the data in support of the NDA or BLA to assess compliance with GCPs; and

●	FDA review and approval of the NDA or BLA to permit commercial marketing of the product for particular indications for use in the United States.

Before testing any drug or biologic in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety and toxicology studies. In the United States, the results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND application.

An IND application is a request for authorization from the FDA to administer an IND product to humans. The central focus of an IND application is on the general investigational plan and the protocol(s) for clinical studies. The IND application also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product candidate; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. Once submitted, the IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Some long-term preclinical testing may continue after the IND application is submitted. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

The clinical stage of development involves the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form that must be provided to each clinical trial subject before the clinical trial begins at that site and must monitor the study until completed.

The FDA, the IRB or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Further, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for the study to move forward at designated check points based on review of study data, and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries. In the United States, information about applicable clinical trials, including clinical trials results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Human clinical trials to evaluate therapeutic indications to support BLAs or NDAs for marketing approval are typically conducted in three sequential phases that may overlap or be combined:

●	Phase 1: The product candidate is initially introduced into a limited population of healthy human subjects, or in some cases, patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

●	Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval trials, sometimes referred to as Phase 4 trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA. Failure to exhibit due diligence with regard to conducting required Phase 4 trials could result in withdrawal of approval for products.

During the development of a new product candidate, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before submitting an NDA or BLA. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the product candidate in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life and to identify appropriate storage conditions for the product candidate.

While the IND is active, the sponsor must submit progress reports to the FDA at least annually summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, and must also submit written IND safety reports to the FDA and investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible and in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Expanded Access

Expanded access, sometimes called “compassionate use,” is the use of investigational products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. FDA regulations allow access to investigational products under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the investigational product under a treatment protocol or treatment IND application.

There is no requirement for a company to provide expanded access to its investigational product. However, if a company decides to make its investigational product available for expanded access, FDA reviews each request for expanded access and determines if treatment may proceed. Expanded access may be appropriate when all of the following criteria apply: (i) the patient has a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; (ii) the potential benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context of the disease or condition to be treated; and (iii) providing the investigational product for the requested use will not interfere with the initiation, conduct, or completion of clinical investigations that could support marketing approval of the expanded access use or otherwise compromise the potential development of the expanded access use.

In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides an additional mechanism for patients with a life-threatening condition who have exhausted approved treatments and are unable to participate in clinical trials to access certain investigational products that have completed a Phase 1 clinical trial, are the subject of an active IND, and are undergoing investigation for FDA approval. Unlike the expanded access framework described above, the Right to Try Act does not require the FDA to review or approve requests for use of the investigational product. There is no obligation for a company to make its investigational products available to eligible patients under the Right to Try Act.

Under the FDCA, sponsors of one or more investigational products for the treatment of a serious disease or condition must make publicly available their policy for evaluating and responding to requests for expanded access for individual patients. Sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study, or 15 days after the investigational drug or biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy. There is no obligation for a sponsor to make its investigational products available to eligible patients as a result of the Right to Try Act.

U.S. Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical and other nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

The submission of an NDA is subject to the payment of substantial user fees under the Prescription Drug User Fee Act, or PDUFA, as amended; a waiver or reduction of such fees may be obtained under certain limited circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs or NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

In the United States, the FDA conducts a preliminary review of all NDAs and BLAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review The FDA may request additional information rather than accept an NDA or BLA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA reviews the application to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the PDUFA guidelines that are currently in effect, the FDA has a goal of ten months from the date of filing of a standard NDA for a new molecular entity to review and act on the submission and six months from the filing date of an original NDA filed for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs and the review process is often extended by FDA requests for additional information or clarification.

The FDA may refer an application for a novel drug or biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approval, the FDA will typically inspect one or more clinical sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After the FDA evaluates an application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the application identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the application addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations or restrictions on the indicated uses for which such product may be marketed. For example, the FDA may approve the application with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post-market trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing trials. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Expedited Development and Review Programs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include fast track designation, breakthrough therapy designation, priority review and accelerated approval.

New drugs and biologics are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development and the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted upon satisfaction of certain conditions.

In addition, a new product candidate may be eligible for breakthrough therapy designation if the product candidate is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product, alone or in combination with one or more other products, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1, and FDA organizational commitment to expedite development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with a fast track or breakthrough therapy designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it is intended to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new product designated for priority review in an effort to facilitate the review. The FDA endeavors to review original NDAs or BLAs with priority review designations within six months of the filing date as compared to ten months for review of NDAs and BLAs under standard review.

In addition, a product may be eligible for accelerated approval. Drugs and biologics intended to treat a serious or life-threatening disease or condition that generally provides a meaningful therapeutic advantage to patients over available therapies and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA generally requires that a sponsor of a product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials to verify the predicted clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required clinical trials in a diligent manner, or if such trials fail to verify the predicted clinical benefit. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, an NDA or BLA, or supplement to an application, must contain data to assess the safety and efficacy of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The Food and Drug Administration Safety and Innovation Act, or FDASIA, amended the FDCA to require that a sponsor who is planning to submit a marketing application for a drug or biologic that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.

Post-approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products.

Product manufacturers and their subcontractors involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon drug manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program fee for any marketed product.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters, or untitled letters;

●	holds on clinical trials;

●	refusal of the FDA to approve pending applications or supplements to approved NDAs, or suspension or revocation of product approvals;

●	product recall, seizure or detention, or refusal to permit the import or export of products;

●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

●	mandated modification of promotional materials and labeling and the issuance of corrective information;

●	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of drug and biologic products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses of approved products. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict marketers’ communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling.

United States Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments, as discussed in the Intellectual Property section above. Regulatory exclusivity provisions authorized under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not approve or even accept for review an abbreviated new drug application, or ANDA, or an NDA submitted under Section 505(b)(2), or 505(b)(2) NDA, submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA also provides three years of marketing exclusivity for an NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b) NDAs for drugs containing the original active agent for the other conditions of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to any preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of marketing exclusivity attached to another period of exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials. In addition, orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances.

Other Healthcare Laws

Pharmaceutical and biologics companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal and state anti-kickback, fraud and abuse, false claims, pricing reporting, data privacy and security, and physician payment transparency laws, state pharmaceutical marketing laws and regulations as well as similar foreign laws in the jurisdictions outside the United States. Violation of any of such laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement fines, additional reporting requirements and oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/or imprisonment.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which we may seek regulatory approval. Sales in the United States will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for our product candidates can be subject to challenge, reduction or denial by third-party payors.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. In the United States, there is no uniform policy among payors for coverage or reimbursement. Decisions regarding whether to cover any of a product, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that can require manufacturers to provide scientific and clinical support for the use of a product to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development. Additionally, decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

U.S. Healthcare Reform

In the United States, there has been, and continues to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the profitable sale of product candidates.

Among policy makers and payors in the United States, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA) was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; required manufacturers to participate in a coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs, implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

There remain judicial and political challenges to certain aspects of the ACA. For example, the Tax Cuts and Jobs Act of 2017 (Tax Act) includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit affirmed the District Court’s decision that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. Following an appeal made by certain defendants, on June 17, 2021, the U.S. Supreme Court dismissed the plaintiffs’ challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the Bipartisan Budget Act of 2018, will remain in effect through 2029 unless additional Congressional action is taken. The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020 and suspended these reductions from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic, and extended the sequester by one year, through 2030. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products.

At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, CMS stated drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on December 27, 2021 CMS announced a final rule to rescind the Most Favored Nations rule. Additionally, on November 30, 2020, HHS published a regulation removing anti-kickback safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new anti-kickback safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Implementation of these anti-kickback safe harbor changes have been delayed until at least January 1, 2023. Both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Scientific Advisory Board

We have assembled, and will continue to develop, a Scientific Advisory Board (SAB) composed of advisors with expertise in the fields of biotechnology, medicine, pharmaceuticals, and oncology. The SAB provides strategic guidance and direction for our development programs, and will play a key role in guiding and prioritizing future research efforts. Our scientific advisory board is currently composed of:

●	Jonathan Lewis, M.D., Ph.D., Chairman of the SAB, has more than fifteen years of experience in the healthcare and drug development industry, and having previously served as Chief Executive Officer and Director of ZIOPHARM, Inc. (NASDAQ: ZIOP) and Chief Medical Officer at Antigenics, Inc. Previously, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center. He has been actively involved in leading translational and clinical research in cancer and is widely recognized by patient advocacy groups. He has received numerous honors and awards in medicine and science, including the ASCO young investigator award, the Yale University Ohse award, and the Royal College of Surgeons Trubshaw Medal. Dr. Lewis was awarded an MB.B.Ch. from University of the Witwatersrand School of Medicine, and his Ph.D. in Molecular Biology from Witwatersrand and Yale School of Medicine. He completed his Surgical Residency at Charlotte Maxeke Johannesburg Academic Hospital and at Yale-New Haven Hospital.

●	Peter Parker, D.Phil. was trained in Biochemistry (BA) at Oxford and then as a post-graduate under Professor Sir Philip Randle in Clinical Biochemistry (D.Phil) at Oxford. He subsequently gained an MRC Post-Doctoral Fellowship to work with Professor Sir Philip Cohen in Dundee and following this started working in the area of oncology as an Imperial Cancer Research Fund Fellow with Professor Mike Waterfield in London, subsequently moving as one of the founding members to the Ludwig Institute at UCL. He was subsequently appointed Principal Scientist at ICRF in 1990 and has held a joint appointment with King’s College London since 2006. Peter Parker has been recognized by the research community for his contributions having been elected to the European Molecular Biology Organisation in 1997, to the Academy of Medical Sciences in 2000, he was awarded the Morton Prize in 2004, elected to the Royal Society in 2006 and elected to the European Academy of Cancer Sciences in 2011. Peter is a Principal Investigator at the Francis Crick Institute and Head of the Division of Cancer Studies at King’s College London.

●	James O. Armitage, M.D., is the Joe Shapiro Chair for the Study of Oncology and Clinical Research at the University of Nebraska Medical Center (UNMC) in Omaha. Dr. Armitage played a critical role in advancing the field of bone marrow transplantation, launching one of the most successful transplant programs in the world for the treatment of blood cancers at UNMC. There, he held many leadership roles including Vice Chairman of the Department of Medicine, the Henry J. Lehnhoff Chairman in the Department of Internal Medicine, and Dean of the College of Medicine. Recently, Dr. Armitage was a director on the board of Tesaro as well as a member of numerous professional organizations, and formerly served as President of ASCO and as President of the American Society for Blood and Marrow Transplantation (ASBMT). He has authored or co-authored numerous articles, book chapters and abstracts, and currently serves on the editorial boards of several peer-reviewed journals.

●	William Matsui, M.D. is a board-certified medical oncologist in UT Health Austin’s Livestrong Cancer Institutes. He specializes in the diagnosis and treatment of patients with cancers that involve the blood, bone marrow, and lymph nodes (lymphoma). Additionally, Dr. Matsui is a professor in the Dell Medical School Department of Oncology and a courtesy professor in the Dell Medical School Department of Internal Medicine. Dr. Matsui is also a member of the American Society for Clinical Investigation, the American Society of Clinical Oncology, the American Association of Cancer Research, the International Society for Stem Cell Research, the American Society for Blood and Marrow Transplantation, and the American Society of Hematology.

●	Todd Wider, M.D., is the Executive Chairman and Chief Medical Officer of Emendo Biotherapeutics, which focuses on highly specific and differentiated gene editing, since June 2018. Dr. Wider also serves on the board of directors of ARYA Sciences Acquisition Corp IV and V (Nasdaq: ARYD, ARYE) since 2021, a SPAC, and Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company, since 2015. Dr. Wider also served as a director of the following SPACs: ARYA Sciences Acquisition Corp. from October 2018 to June 2020, ARYA Sciences Acquisition Corp II from July 2020 to October 2020 and ARYA Sciences Acquisition Corp III from August 2020 to June 2021. Dr. Wider is an active, honorary member of the medical staff of Mount Sinai Hospital in New York, where he worked for over 20 years, and is a plastic and reconstructive surgeon who focused on cancer surgery. Dr. Wider received an MD from Columbia College of Physicians and Surgeons and an AB, with high honors and Phi Beta Kappa, from Princeton University. He did his residency in general surgery and plastic and reconstructive surgery at Columbia Presbyterian Medical Center, and postdoctoral fellowships in complex reconstructive surgery at Memorial Sloan Kettering Cancer Center, where he was Chief Microsurgery Fellow, and in craniofacial surgery at the University of Miami. We believe that Dr. Wider is qualified to serve on the board of the Combined Company because of his experience in the biotherapeutics industry and as a surgeon treating patients with basal cell carcinoma, in addition to his experience as a director of several public companies.

Employees

As of March 1, 2022, we had two (2) full-time employees and six (6) consultants. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Varian Bio is currently outsourcing chemistry, manufacturing, and pre-clinical testing work to third party organizations, and intends to continue to outsource development, pre-clinical testing and initial Phase 1 clinical trial activity to qualified contract research organizations (CROs) and contract manufacturing organizations (CMOs), as appropriate.

Legal Proceedings

We are not subject to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF VARIAN BIO

You should read the following discussion and analysis of Varian Bio’s financial condition and results of operations together with the “Selected Historical Financial Data” section of this proxy statement/prospectus and our financial statements and the related notes appearing at the end of this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Varian Bio’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Varian Bio is a development stage biopharmaceutical company, focused on acquiring and developing anti-cancer agents in the United States, the European Union and internationally. Varian Bio is developing VAR-101/102, a high-potency, specific, atypical Protein Kinase C iota (“aPKCi”) inhibitor in two formulations. Recently, numerous scientific publications have identified aPKCi as an oncogene, whose presence and activation has been implicated in the development and growth of multiple forms of human cancer including basal cell carcinoma (“BCC”), cutaneous T-cell lymphoma (“CTCL”), pancreatic, non-small cell lung cancel (“NSCLC”), acute myeloid leukemia (“AML”) and others. The active pharmaceutical ingredient in VAR-101/102, an aPKCi inhibitor, has demonstrated dose dependent anti-tumor activity in murine and human BCC cell lines, as well as other cancer models. Varian Bio intends to develop VAR-101 in a topical formulation for BCC which has the potential to offer optimal clinical utility in BCC as a surgical neoadjuvant or adjuvant therapy. VAR-102, an oral formulation of the active aPKCi inhibitor, lends itself to broader applications in multiple tumor types. Varian Bio believes that VAR-101 and VAR-102 could represent significant medical and commercial opportunities. Additionally, Varian Bio plans to continue to seek to in-license or acquire additional anti-cancer agents for pre-clinical and clinical development.

Varian Bio is seeking to complete a merger with SPKA, which would result in SPKA acquiring 100% of Varian Bio’s issued and outstanding securities. Together with SPKA’s cash resources, additional funding for Varian Bio’s operations would be provided through a PIPE Investment to be completed concurrently with the Merger. In the event a merger is not consummated, Varian Bio may be required to obtain additional funding whether through future collaboration agreements, private or public offerings, debt or a combination thereof and such additional funding may not be available on terms Varian Bio finds acceptable or favorable. There is inherent uncertainty associated with these fundraising activities and they are not considered probable. If Varian Bio is unable to obtain sufficient capital to continue to advance our programs, Varian Bio would be forced to delay, reduce or eliminate our research and development programs and any future commercialization efforts. Accordingly, substantial doubt is deemed to exist about Varian Bio’s ability to continue as a going concern within 12 months following the date our financial statements for March 31, 2022 were issued.

Since inception in 2019, Varian Bio has devoted substantially all our efforts and financial resources to organizing and staffing our company, business planning, raising capital, discovering product candidates and preparing and filing related patent applications and conducting research and development activities for our product candidates. Varian Bio does not have any products approved for sale and we have not generated any revenue from product sales. Varian Bio may never be able to develop or commercialize a marketable product.

Varian Bio’s lead product candidate, VAR-101/102, is being evaluated and our other potential product candidates and our research initiatives are in preclinical or earlier stages of development. Varian Bio’s ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization or partnership of one or more of our product candidates. Varian Bio has not yet successfully completed any clinical trials, nor have we obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities.

Varian Bio expects to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, and general and administrative expenses to continue to increase. Varian Bio has incurred operating losses since inception. Varian Bio’s net loss was $593,709 for the year ended December 31, 2020 and $1,476,991 for the year ended December 31, 2021. Varian Bio’s net loss was $354,963 for the 3 months ended March 31, 2021 and $871,837 for the three months ended March 31, 2022. Varian Bio expects that our expenses and capital requirements will increase substantially in connection with our ongoing development activities, particularly if and as Varian Bio:

●	continue our research and preclinical development of our product candidates;

●	expand the scope of our development into clinical studies for our product candidates;

●	further develop the manufacturing process for our product candidates;

●	change or add additional manufacturers or suppliers;

●	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

●	seek to identify and validate additional product candidates;

●	acquire or in-license other product candidates and technologies;

●	make milestone or other payments under any license agreements;

●	maintain, protect and expand our intellectual property portfolio;

●	attract and retain skilled personnel;

●	build additional infrastructure to support our operations as a larger public company and our product development and planned future commercialization efforts, including manufacturing capacity; and

●	experience any delays or encounter issues with any of the above.

Furthermore, upon the Closing, Varian Bio expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

As a result, Varian Bio will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, Varian Bio expects to finance our operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies, government funding, or other strategic transactions.

In conjunction with the Merger Agreement, on February 11, 2022, Varian Bio entered into a Securities Purchase Agreement in which Bridge Notes in the aggregate of $3,192,496 were issued in exchange for cash in the aggregate amount of $2,000,000 and the exchange of the outstanding related party loans plus statutory interest for an aggregate amount of $660,413. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the Business Combination and accrue interest at an annual rate 15%. Varian Bio’s obligations under the Bridge Notes are secured by a first priority lien on the license with CRT.

To the extent that Varian Bio raises additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Varian Bio equity holders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Varian Bio’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If Varian Bio raises additional funds through collaborations or other strategic transactions with third parties, Varian Bio may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to Varian Bio. Varian Bio may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, Varian Bio may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Varian Bio is unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if Varian Bio is able to generate product sales, we may not become profitable. If Varian Bio fails to become profitable or is unable to sustain profitability on a continuing basis, Varian Bio may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Varian Bio has incurred operating losses since our inception and as of March 31, 2022, had an accumulated deficit of $2,964,021 and had not yet generated revenues. In addition, Varian Bio expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. As of March 31, 2022, cash was $912,643 and our management believes that our existing cash resources will not be sufficient to allow Varian Bio to fund current planned operations beyond the next twelve months from the date of this proxy statement/prospectus without additional capital. Varian Bio believes, however, that the net proceeds from the Business Combination (assuming no redemptions) and the PIPE Investment, together with our available resources and existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through 2024. Varian Bio has based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “— Liquidity and capital resources” below. Varian Bio’s future viability beyond that point is dependent on our ability to raise additional capital to finance our operations.

COVID-19 pandemic

To date, Varian Bio’s financial condition and operations have not been significantly impacted by the COVID-19 pandemic. However, Varian Bio cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on our financial condition and operations, including ongoing and planned clinical trials and other operations required to support those clinical trials and research and development activities to advance Varian Bio’s pipeline. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, Varian Bio’s results may be materially adversely affected.

Proposed Business Combination Transaction

On February 11, 2022, SPKA executed a definitive merger agreement among it, Merger Sub, and Varian Bio. As a result of the proposed Business Combination, SPKA will be renamed to “Varian Biopharma, Inc.,” or the Combined Entity, and Varian Bio will become a wholly-owned subsidiary of the Combined Entity. In connection with the Business Combination, the shareholders of Varian Bio will exchange their interests in Varian Bio for shares of Common Stock. In addition, Varian Bio’s existing stock options will be terminated and the awards will be exchanged for awards issued under a new equity incentive plan to be adopted by the Combined Entity. The Combined Entity is expected to receive gross proceeds of approximately $47 million at the Closing (assuming no redemptions are effected by stockholders of SPKA) and will continue to operate under the Varian Bio management team, led by chief executive officer Jeffrey Davis. The boards of directors of both SPKA and Varian Bio have approved the proposed transaction. Completion of the transaction, which is expected in the third quarter of 2022, is subject to approval of SPKA stockholders and the satisfaction or waiver of certain other customary closing conditions.

Components of Varian Bio’s Operating Results

Revenue

Varian Bio has not generated any revenue since inception and does not expect to generate any revenue from the sale of products in the near future, if at all. If Varian Bio’s development efforts are successful and we commercialize our products, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from product sales, as well as upfront, milestone and royalty payments from such collaboration or license agreements, or a combination thereof.

Operating Expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred for research activities, including drug discovery efforts and the development of Varian Bio’s potential product candidates. Varian Bio expenses research and development costs as incurred, which include:

●	expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

●	expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and CMOs that are primarily engaged to provide preclinical and clinical drug substance and product for our research and development programs;

●	other costs related to acquiring and manufacturing materials in connection with our drug discovery efforts and preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative site and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

●	employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions; and

●	costs related to compliance with regulatory requirements.

Varian Bio recognizes external development costs as incurred. Any advance payments that Varian Bio makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered. Varian Bio estimates and accrues for the value of goods and services received from CROs and other third parties each reporting period based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when Varian Bio has not yet been invoiced or otherwise notified of actual costs.

At any one-time, Varian Bio is working on multiple programs. Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing, and clinical development activities. Varian Bio does not allocate employee costs, costs associated with our discovery efforts to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. Varian Bio uses internal resources primarily to conduct our research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. To date, substantially all of the research and development costs incurred to date have been in connection with the development of our lead product candidate, VAR-101/102.

The following table summarizes our research and development expenses for the years ended December 31, 2021 and 2020 and the three months ended March 31, 2022 and 2021:

	Years ended December 31,		Three months ended March 31,
	2021	2020	2022	2021
Direct costs:
VAR-101	$186,728	$90,780	$131,413	$33,734
VAR-102	90,121	90,779	45,518	33,735
Total direct costs	276,849	181,559	176,931	67,469
Indirect costs:
Payroll and related expenses	219,835	—	125,648	—

Total research and development expenses	$496,684	$181,559	$302,579	$67,469

Research and development activities are central to Varian Bio’s business model. Product candidates in late stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, Varian Bio expects that our research and development expenses will increase substantially over the next several years as we commence planned clinical trials for VAR-101/102, as well as conduct other preclinical and clinical development, including submitting regulatory filings for our other product candidates. Varian Bio also expects our discovery research efforts and our related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, Varian Bio cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

●	the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

●	establishing an appropriate safety and efficacy profile with clinically enabling studies;

●	successful patient enrollment in and the initiation and completion of clinical trials;

●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make product successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	significant and changing government regulation;

●	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and administrative expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries and related benefits, travel and stock-based compensation for personnel in executive, business development, finance, human resources, legal, information technology, and administrative functions. General and administrative expenses also include insurance costs and professional fees for legal, patent, consulting, investor and public relations, pre-commercial planning, accounting and audit services. Varian Bio expenses general and administrative costs as incurred.

Varian Bio anticipates that our general and administrative expenses will increase in the future as we increase our headcount to support the continued development of our product candidates. Varian Bio also anticipates that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as we relate to the sales and marketing of that product candidate.

Provision for Income Taxes

Varian Bio has not recorded any amounts related to income tax expense, nor have we recorded any income tax benefits for the majority of our net losses we have incurred to date or for our research and development tax credits.

Results of Operations for the Three Months Ended March 31, 2022 and 2021

The following table summarizes Varian Bio’s results of operations for the three months ended March 31, 2022 and 2021:

	2022	2021
Operating expenses:
Research and development	$302,579	$67,469
General and administrative	321,755	287,494
Total operating expenses	624,334	354,963
Loss from operations	(624,334)	(354,963)
Interest expense	(247,503)	—
Net loss	$(871,837)	$(354,963)

Research and development expenses

Research and development expenses were $67,469 for the three months ended March 31, 2021 and $302,579 for the three months ended March 31, 2022. The increase from 2021 to 2022 was related to development of VAR-101/102 and the external costs of vendors engaged to produce materials used in research and development activities of $103,043 and payroll and related expenses of $125,648 due to the hiring of the CMO in September 2021 and other expenses of $6,419.

General and administrative expenses

General and administrative expenses were $287,494 for the three months ended March 31, 2021 and $321,755 for the three months ended March 31, 2022. The increase from 2021 to 2022 was primarily related to a $17,540 increase in professional expenses, $10,504 increase in expenses related to payroll and other expenses of $6,465.

Liquidity and Capital Resources

Sources of Liquidity and Capital

Since inception, Varian Bio has not generated any revenue from any product sales or any other sources, and has incurred operating losses and negative cash flows from our operations. We have not yet commercialized any of our product candidates and we do not expect to generate revenue from sales of any product candidates for several years, if at all.

Our net loss for the three months ended March 31, 2022 was $871,837. As of March 31, 2022, we had an accumulated deficit of $2,964,021. We have funded our operations to date primarily with proceeds from the issuance of promissory notes and bridge notes. As of March 31, 2022, we had raised aggregate proceeds of $612,937 from the issuance of promissory notes, $2,000,000 from the issuance of bridge notes and had cash, of $912,643.

Cash Flows

The following table summarizes Varian Bio’s cash flows for the three months ended March 31, 2022 and 2021:

	2022	2021
Net cash used in operating activities	$(41,530)	$(265,254)
Net cash provided by financing activities	2,030,030	264,969
Net increase in cash and cash equivalents	$1,988,500	$(285)

Operating activities

During the three months ended March 31, 2021, cash used in operating activities was $265,254, primarily resulting from changes in accrued expenses.

During the three months ended March 31, 2022, cash used in operating activities was $41,530, primarily resulting from non-cash interest expense of $106,516, non-cash stock comp of $140,987, increase in deferred issuance costs $502,379 and the reduction in outstanding payables of $222,197 and accrued expenses of $950,064.

Financing activities

During the three months ended March 31, 2021, net cash provided by financing activities was $264,969, consisting of proceeds from the issuance of promissory notes.

During the three months ended March 31, 2022, net cash provided by financing activities was $2,030,030, consisting of proceeds from the issuance of promissory notes of $65,030 and bridge notes of $1,965,000, net of issuance costs.

Results of Operations December 31, 2021 and December 31, 2020

The following table summarizes Varian Bio’s results of operations for the years ended December 31, 2021 and 2020:

	2021	2020
Operating expenses:
Research and development	$496,684	$181,559
General and administrative	980,307	412,150
Total operating expenses	1,476,991	593,709
Net loss	$(1,476,991)	$(593,709)

Research and development expenses

Research and development expenses were $181,559 for the year ended December 31, 2020 and $496,684 for the year ended December 31, 2021. The increase from 2020 to 2021 was primarily related to development of VAR-101/102 and the external costs of vendors engaged to produce materials used in research and development activities.

General and administrative expenses

General and administrative expenses were $412,150 for the year ended December 31, 2020 and $980,307 for the year ended December 31, 2021. The increase from 2020 to 2021 was primarily related to a $429,318 increase in professional expenses and a $286,500 increase in salaries.

Cash Flows December 31, 2021 and December 31, 2020

The following table summarizes Varian Bio’s cash flows for the years ended December 31, 2021 and 2020:

	2021	2020
Net cash used in operating activities	$(1,388,407)	$(21,086)
Net cash provided by financing activities	1,390,923	23,124
Net increase in cash and cash equivalents	$2,516	$2,038

Operating activities

During the year ended December 31, 2020, cash used in operating activities was $21,086, primarily resulting from changes in accrued expenses and outstanding payables.

During the year ended December 31, 2021, cash used in operating activities was $1,388,407, primarily resulting from increased research and development activity, increased professional expenses and the reduction in outstanding payables.

Funding Requirements

In conjunction with the Merger Agreement, on February 14, 2022, Varian Bio entered into a Securities Purchase Agreement in which Bridge Notes in the aggregate amount of $3,192,496 were issued in exchange for cash in the aggregate amount of $2,000,000 and the exchange of the outstanding principal of related party loans of $612,937 plus statutory accrued interest of $47,477 for an aggregate amount of $660,414. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the Business Combination, and accrue interest at an annual rate 15%. The Company incurred issuance costs totaling $35,000 which were recorded as a discount to the stated value on the balance sheet. Varian Bio’s obligations under the Bridge Notes are secured by a first priority lien on the license with CRT. For the period from February 14, 2022 and March 31, 2022, the Company recorded interest expense of $59,039 and accretion of discount due to the debt issuance costs of $140,987.

Varian Bio expects our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and initiates clinical trials of our product candidates. In addition, upon the Closing and concurrent PIPE Investment, Varian Bio expects to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend largely on our ability to:

●	advance preclinical development of our early-stage programs and initiate clinical trials of our product candidates;

●	manufacture, or have manufactured on our behalf, our preclinical and clinical drug material and develop processes for late stage and commercial manufacturing;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	establish a sales, marketing, medical affairs, managed care, and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

●	hire additional clinical, quality control and scientific personnel;

●	expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

●	obtain, maintain, expand and protect our intellectual property portfolio;

●	manage the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

●	manage the costs of operating as a public company.

Going Concern

Varian Bio has incurred operating losses since our inception and, as of March 31, 2022, had an accumulated deficit of $2,964,021and has not yet generated any revenues. In addition, as discussed above, Varian Bio expects to continue to incur significant and increasing expenses and operating losses for the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern. Management believes that our existing cash resources will not be sufficient to allow us to fund current planned operations beyond the next twelve months from the date of this proxy statement/prospectus without additional capital. This evaluation does not take into consideration the effect of potential mitigating plans of management that have not been fully implemented as of the date of this proxy statement/prospectus.

Varian Bio is seeking to complete a proposed business combination transaction with SPKA and the PIPE Investment, described above. The completion of the proposed Business Combination is conditioned on the satisfaction of certain closing conditions. Upon the completion of the proposed Business Combination transaction, the shareholders of Varian Bio will exchange their equity interests in Varian Bio for shares of Common Stock. [In connection with the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $[●] of Common Stock in the PIPE Investment.] The Combined Company is expected to receive gross proceeds of approximately $47 million at the closing of the transaction (assuming no redemptions are affected by stockholders of SPKA). The Combined Entity may also pursue additional cash resources through public or private equity or debt financings.

Varian Bio’s expectations with respect to our ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Our operating plan may change as a result of many factors currently unknown to management and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by Varian Bio, and Varian Bio may need to seek additional funds sooner than planned. If adequate funds are not available to Varian Bio on a timely basis, we may be required to delay, limit, reduce or terminate certain of our research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to Varian Bio, or pursue other merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Varian Bio’s stockholders. If additional capital is raised through debt financing, Varian Bio may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on Varian Bio’s financial condition and on its ability to pursue business plans and strategies. If Varian Bio is unable to raise capital, we may need to delay, reduce or terminate planned activities to reduce costs.

If Varian Bio raises additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If Varian Bio is unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market by ourselves.

For additional information on risks associated with Varian Bio’s substantial capital requirements, please read the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Working Capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, Varian Bio is unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs, timing and ability to manufacture our product candidates to supply our clinical and preclinical development efforts and our clinical trials;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

●	the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

●	our ability to establish and maintain collaborations on favorable terms, if at all; and

●	the extent to which we acquire or in-license other product candidates and technologies.

Critical Accounting Policies and Estimates

Varian Bio’s financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of Varian Bio’s financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses. Varian Bio bases our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Varian Bio evaluates our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While Varian Bio’s significant accounting policies are described in more detail in Note 3 to Varian Bio’s financial statements appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most significant to the judgments and estimates used in the preparation of our financial statements.

Research and Development

As part of the process of preparing our financial statements, Varian Bio is required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of Varian Bio’s service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Varian Bio makes estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. Varian Bio periodically confirms the accuracy of the estimates with the service providers and makes adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors, including research laboratories, in connection with preclinical development activities;

●	CROs and investigative site in connection with preclinical studies and clinical trials; and

●	CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

Varian Bio bases our expenses related to preclinical studies on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Varian Bio’s vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, Varian Bio estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the prepaid expense accordingly. Although Varian Bio does not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, Varian Bio’s estimated accruals have not differed materially from actual costs incurred.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have an impact on its results of operations or financial position.

Quantitative and Qualitative Disclosures about Market Risks

Varian Bio is exposed to market risk in the ordinary course of its business. These risks primarily relate to changes in interest rates. Additionally, while inflation generally affects us by increasing our cost of labor and research and development contracts, we do not believe that inflation has had a material effect on our financial results during the periods presented.

Emerging Growth Company and Smaller Reporting Company Status

Varian Bio is, and the post-combination company is expected to be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Varian Bio may take advantage of these exemptions until we are no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Varian Bio has elected to avail ourselves of the extended transition period and, therefore, while Varian Bio is an emerging growth company, we will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless we choose to early adopt a new or revised accounting standard. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of the IPO, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Additionally, Varian Bio is, and the post-combination company is expected be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Varian Bio will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Varian Bio’s Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Varian Bio’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPKA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Varian Bio issuing stock for the net assets of SPKA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Varian Bio. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2021 gives effect to the Business Combination as if it had occurred on December 31, 2021. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2022 gives effect to the Business Combination as if it had occurred on March 31, 2022. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 and the three months ended March 31, 2022 give effect to the Business Combination as if it had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination Combined Company appearing elsewhere in this prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Varian Bio and SPKA for the applicable periods included in this prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:

●	Assuming Minimum Redemptions: This presentation assumes that no public stockholders of SPKA exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 3,804,918 of the Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $38,049,180 using a per share redemption price of $10.00 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, SPKA will have a minimum of $5,000,001 of net tangible assets. Additionally, this presentation also contemplates that SPKA’s Initial Stockholders have agreed to waive their redemption rights with respect to their founder shares, Private Shares and Public Shares in connection with the completion of a Business Combination.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Year Ended December 31, 2021
Revenue	$—	$—
Net loss per share - basic and diluted	$(0.37)	$(0.57)
Weighted-average common shares outstanding - basic and diluted	11,096,275	7,096,535

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2021
Total assets	$45,823,237	$5,825,837
Total liabilities	$825,829	$825,829
Total stockholders’ equity	$44,997,408	$5,000,008

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Three Months Ended March 31, 2022
Revenue	$—	$—
Net loss per share - basic and diluted	$(0.42)	$(0.65)
Weighted-average common shares outstanding - basic and diluted	11,096,275	7,291,357

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2022
Total assets	$43,746,188	$5,697,008
Total liabilities	$697,004	$697,004
Total stockholders’ equity	$43,049,184	$5,000,004

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for SPKA and Varian Bio and unaudited pro forma condensed combined per share information after giving effect to the Business Combination. The pro forma book value information as of December 31, 2021 reflects the Business Combination as if it had occurred on December 31, 2021. The weighted average shares outstanding and net earnings per share information for the year ended December 31, 2021 reflect the Business Combination as if they had occurred on January 1, 2021. The pro forma book value information as of March 31, 2022 reflects the Business Combination as if it had occurred on March 31, 2022. The weighted average shares outstanding and net earnings per share information for the three months ended March 31, 2022 reflect the Business Combination as if they had occurred on January 1, 2022.

The unaudited pro forma condensed combined earnings per share information should be read in conjunction with, the historical financial statements and related notes of SPKA and Varian Bio for the applicable periods included in this prospectus. The unaudited pro forma condensed combined earnings per share information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the unaudited pro forma combined book value per share information does not purport to project the future financial position or operating results of the post-combination Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumption below with respect to the potential redemption into cash of common stock:

●	Assuming Minimum Redemptions: This presentation assumes that no public stockholders of SPKA exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

●

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 3,804,918 of the Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $38,049,180 using a per share redemption price of $10.00 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, SPKA will have a minimum of $5,000,001 of net tangible assets. Additionally, this presentation also contemplates that SPKA’s Initial Stockholders have agreed to waive their redemption rights with respect to their founder share, Private Shares and Public Shares in connection with the completion of a Business Combination.

Comparative per share (unaudited)

			Combined Pro Forma		Varian Bio Equivalent Per Share Pro Forma (2)
	Varian Bio (Historical)	SPKA (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)

As of and for the year ended December 31, 2021
Book Value per share (1)	$(0.04)	$(0.30)	$4.06	$0.70	$0.58	$0.10
Weighted average shares outstanding of common stock - basic and diluted	30,185,336	—	11,096,275	7,096,535	4,296,108	602,071
Net loss per share of common stock - basic and diluted	$(0.05)	$—	$(0.37)	$(0.57)	$(0.05)	$(0.08)
Weight average shares outstanding of redeemable common stock - basic and diluted	—	2,842,785	—	—	—	—
Net loss per share of redeemable common stock - basic and diluted	—	$0.51	—	—	—	—
Weighted average shares outstanding of non-redeemable common stock - basic and diluted	—	1,387,487	—	—	—	—
Net loss per share of non-redeemable common stock - basic and diluted	—	$(1.34)	—	—	—	—

(1) Book value per share = Total equity (deficit)/weighted average common shares outstanding.

(2) The equivalent pro forma basic and diluted per share data for Varian Bio is calculated based on an expected exchange ratio of 0.14 under both the no redemption and maximum redemption scenarios that is inherent in the Business Combination.

			Combined Pro Forma		Varian Bio Equivalent Per Share Pro Forma (2)
	Varian Bio (Historical)	SPKA (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)

As of and for the three months ended March 31, 2022
Book Value per share (1)	$(0.07)	$(0.26)	$3.88	$0.69	$0.55	$0.10
Weighted average shares outstanding of common stock - basic and diluted	31,592,641	—	11,096,275	7,291,357	4,496,402	938,811
Net loss per share of common stock - basic and diluted	$(0.03)	$—	$(0.42)	$(0.65)	$(0.06)	$(0.09)
Weight average shares outstanding of redeemable common stock - basic and diluted	—	5,091,196	—	—	—	—
Net loss per share of redeemable common stock - basic and diluted	—	$(0.07)	—	—	—	—
Weighted average shares outstanding of non-redeemable common stock - basic and diluted	—	1,505,079	—	—	—	—
Net loss per share of non-redeemable common stock - basic and diluted	—	$(0.07)	—	—	—	—

(1) Book value per share = Total equity (deficit)/weighted average common shares outstanding.

(2) The equivalent pro forma basic and diluted per share data for Varian Bio is calculated based on an expected exchange ratio of 0.14 under both the no redemption and maximum redemption scenarios that is inherent in the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

Varian Bio is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

SPKA is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of common stock will be asked to approve, among other things, the Merger Agreement, dated as of February 11, 2022 (the “Merger Agreement”), by and among SPKA, Merger Sub and Varian Bio, and the other related Proposals.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheet of Varian Bio and the historical balance sheet of SPKA on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022, combine the historical statements of operations of Varian Bio and SPKA for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. The related transactions contemplated by the Merger Agreement that are given pro forma effect include:

●	Transaction accounting adjustments represent adjustments that are expected to occur in connection with the Closing of the Business Combination, including the following:

o	The reverse recapitalization between Merger Sub and Varian Bio.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Varian Bio was derived from the unaudited financial statements of Varian Bio as of and for the three months ended March 31, 2022, which are included elsewhere in this prospectus. The historical financial information of SPKA was derived from the audited consolidated financial statements of SPKA as of and for the three months ended March 31, 2022, which are included elsewhere in this prospectus. This information should be read together with Varian Bio’s and SPKA’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Varian Bio and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SPKA” and other financial information included elsewhere in this prospectus.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, SPKA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Varian Bio issuing stock for the net assets of SPKA, accompanied by a recapitalization. The net assets of SPKA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Varian Bio.

Varian Bio has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

●	Varian Bio will have the largest single voting interest block in the Combined Company under the maximum redemption scenario;

●	Under the minimum redemption scenario, SPKA public stockholders have the largest single voting interest block in the Combined Company; however, it is less than 50% and does not reflect the potential PIPE Investors which will further dilute SPKA public stockholders:

●	Varian Bio will have the ability to nominate four members of the up to five total members of the Combined Company Board following the Closing;

●	Varian Bio will hold all executive management roles for the post-combination Combined Company and be responsible for the day-to-day operations;

●	The intended strategy of the Combined Company will continue Varian Bio’s current strategy of acquiring and developing anti-cancer agents and developing VAR-101/102.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:

●	Assuming Minimum Redemptions: This presentation assumes that no public stockholders of SPKA exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 3,804,918 of the Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $38,049,180 using a per share redemption price of $10.00 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, SPKA will have a minimum of $5,000,001 of net tangible assets. Additionally, this presentation also contemplates that SPKA’s Initial Stockholders have agreed to waive their redemption rights with respect to their founder shares, Private Shares and Public Shares in connection with the completion of a Business Combination.

Description of the Business Combination

The aggregate consideration for the Business Combination will be $45.0 million, payable in the form of shares of the common stock

The following summarizes the purchase consideration in the scenario:

Total shares transferred	4,500,000
Value per share	$10.00
Total Share Consideration	$45,000,000

Total merger consideration	$45,000,000

The following summarizes the pro forma common stock outstanding under the redemption scenario:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Varian Bio Shareholders	4,500,000	40.6%	4,500,000	63.4%
Total Varian Bio Merger Shares	4,500,000	40.6%	4,500,000	63.4%
SPKA Public Shares	5,091,196	45.9%	1,286,278	17.6%
SPKA Founder Shares	1,505,079	13.5%	1,505,079	20.6%
Total SPKA Shares	6,596, 275	59.4%	2,791,357	38.3%

Pro Forma Varian Bio Common Stock at March 31, 2022	11,096,275	100.0%	7,291,357	100.0%

The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 are based on the historical financial statements of Varian Bio and SPKA. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2022

	As of March 31, 2022				As of March 31, 2022			As of March 31, 2022
			Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
	Varian Bio (Historical)	SPKA (Historical)	(Assuming No Redemption)		(Assuming No Redemption)	(Assuming Maximum Redemption)		(Assuming Maximum Redemption)
ASSETS:
Current assets
Cash	$912,643	$98,216	$50,912,228	A	$43,577,088	$(38,049,180	)H	$5,527,908
			(1,527,358	)B
			(3,567,106	)C
			(3,251,535	)G
Prepaid expenses and other current assets	104,643	64,457	—		169,100	—		169,100
Deferred issuance costs	502,379	—	(502,379	)C	—	—		—
Total current assets	1,519,665	162,673	42,063,850		43,746,188	(38,049,180)		5,697,008
Marketable securities held in Trust Account	—	50,912,228	(50,912,228	)A	—	—		—
TOTAL ASSETS	$1,519,665	$51,074,901	$(8,848,378)		$43,746,188	$(38,049,180)		$5,697,008

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current Liabilities
Accounts payable	$309,424	$353,619	$(209,716	)C	$453,327	$—		$453,327
Accrued expenses - related parties	170,000	—	—		170,000	—		170,000
Accrued expenses - other	311,397	—	(245,520	)C	65,877	—		65,877
Accrued interest	—	—	—		—	—		—
Bridge loans payable	2,825,440	—	(2,825,440	)G	—	—		—
Franchise taxes payable	—	7,800	—		7,800	—		7,800
Total current liabilities	3,616,261	361,419	(3,280,676)		697,004	—		697,004
Non-current liabilities

Deferred underwriting fee payable	—	1,527,358	(1,527,358	)B	—	—		—
Total non-current liabilities	—	1,527,358	(1,527,358)		—	—		—
Total liabilities	3,616,261	1,888,777	(4,808,034)		697,004	—		697,004

COMMITMENTS AND CONTINGENCIES
Redeemable Common stock
Common stock subject to possible redemption, $0.0001 par value, 5,091,196 shares at redemption value of $10.00 per share	—	50,911,960	(50,911,960	)D	—	—		—

Stockholders’ Equity (Deficit)
Common stock	3,160	151	509	D	1,110	(388	)H	730
			(2,710	)E
Additional paid-in capital	864,265	—	(650,000	)C	49,402,439	(38,048,800	)H	11,353,639
			50,911,451	D
			2,710	E
			(1,725,987	)F
Accumulated deficit	(2,964,021)	(1,725,987)	1,725,987	F	(6,354,365)	—		(6,354,365)
			(2,964,249	)C
			(426,095	)G

Total stockholders’ equity (deficit)	(2,096,596)	(1,725,836)	46,871,616		43,049,184	(38,049,180)		5,000,004
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,519,665	$51,074,901	$(8,848,378)		$43,746,188	$(38,049,180)		$5,697,008

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021, AND THREE MONTHS ENDED MARCH 31, 2022

	For the Year Ended December 31, 2021				For the Year Ended December 31, 2021		For the Year Ended December 31, 2021
			Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined
	Varian Bio (Historical)	SPKA (Historical)	(Assuming No Redemption)		(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming Maximum Redemption)
Operating expenses:
Research and development	$496,684	$—	$—		$496,684	$—	$496,684
General and administrative	980,307	401,950	2,175,000	AA	3,557,257	—	3,557,257
Franchise tax expense	—	20,800	—		20,800	—	20,800
Total operating expenses	1,476,991	422,750	2,175,000		4,074,741	—	4,074,741
Loss from operations	(1,476,991)	(422,750)	(2,175,000)		(4,074,741)	—	(4,074,741)

Other income (expense)
Interest earned on investments held in Trust Account	—	1,556	(1,556	)BB	—	—	—
Net loss before provision for income tax	(1,476,991)	(421,194)	(2,176,556)		(4,074,741)	—	(4,074,741)
Provision for income tax	—	—	—		—	—	—
Net Loss	$(1,476,991)	$(421,194)	$(2,176,556)		$(4,074,741)	$—	$(4,074,741)

Weighted average common shares outstanding	30,185,336				11,096,275		7,091,787
Basic and diluted net loss per share	$(0.05)				$(0.37)		$(0.57)

Weighted average redeemable common stock shares outstanding		2,842,785
Basic and diluted net income per share, redeemable common stock		0.51

Weighted average non-redeemable common stock shares outstanding		1,387,487
Basic and diluted net loss per share, non-redeemable common stock		(1.34)

	For the Three Months Ended March 31, 2022				For the Three Months Ended March 31, 2022		For the Three Months Ended March 31, 2022
			Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments	Pro Forma Condensed Combined
	Varian Bio (Historical)	SPKA (Historical)	(Assuming No Redemption)		(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming Maximum Redemption)
Operating expenses:
Research and development	$302,579	$—	$—		$302,579	$—	$302,579
General and administrative	321,755	433,514	2,964,249	CC	3,719,518	—	3,719,518
Franchise tax expense	—	7,800	—		7,800	—	7,800
Total operating expenses	624,334	441,314	2,964,249		4,029,897	—	4,029,897
Loss from operations	(624,334)	(441,314)	(2,964,249)		(4,029,897)	—	(4,029,897)

Other income (expense)
Interest expense	(247,503)	—	(426,095)		(673,298)		(673,598)
Interest earned on investments held in Trust Account	—	711	(711)	EE	—	—	—
Net loss before provision for income tax	(871,837)	(440,603)	(3,391,055)		(4,703,495)	—	(4,703,495)
Provision for income tax	—	—	—		—	—	—
Net Loss	$(871,837)	$(440,603)	$(3,391,055)		$(4,703,495)	$—	$(4,703,495)

Weighted average common shares outstanding	31,592,641				11,096,275		7,291,357
Basic and diluted net loss per share	$(0.03)				$(0.42)		$(0.65)

Weighted average redeemable common stock shares outstanding		5,091,196
Basic and diluted net income per share, redeemable common stock		(0.07)

Weighted average non-redeemable common stock shares outstanding		1,505,079
Basic and diluted net loss per share, non-redeemable common stock		(0.07)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.        Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPKA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Varian Bio issuing stock for the net assets of SPKA, accompanied by a recapitalization. The net assets of SPKA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Varian Bio.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Business Combination occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the three months ended March 31, 2022 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2021 and January 1, 2022, respectively. These periods are presented on the basis of Varian Bio as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	Varian Bio’s unaudited balance sheet as of March 31, 2022 and the related notes for the period ended March 31, 2022, included elsewhere in this prospectus;

●	SPKA’s unaudited consolidated balance sheet as of March 31, 2022 and the related notes for the period ended March 31, 2022, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	Varian Bio’s audited statement of operations for the year ended December 31, 2021 and unaudited statement of operations for the three months ended March 31, 2022 the related notes, included elsewhere in this prospectus; and

●	SPKA’s audited consolidated statement of operations for the year ended December 31, 2021 and unaudited statement of operations for the three months ended March 31, 2022 and the related notes, included elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SPKA believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SPKA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SPKA and Varian Bio.

2.        Accounting Policies

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.

3.        Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SPKA has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the full value of U.S. and state deferred tax assets since the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on April 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

A.	Reflects the reclassification of $50,912,228 of marketable securities held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

B.	Reflects the settlement of $1,527,358 of deferred underwriters’ fees. The fees are expected to be paid at the close of the Business Combination.

C.	Represents preliminary estimated transaction costs of $3,929,989 in addition to the $1,527,358 of deferred underwriting fees noted above, inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are capitalized into additional paid-in capital. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $3,567,106 as $362,883 has been paid as of March 31, 2022 and $245,520 was accrued as of March 31, 2022. Equity issuance costs of $650,000 are offset to additional paid-in capital and the remaining balance is expensed through accumulated deficit.

D.	Reflects the reclassification of approximately $50,911,960 of common stock subject to possible redemption to permanent equity.

E	Represents recapitalization of Varian Bio common stock and the issuance of 4,500,000 shares of Common Stock to Varian Bio as consideration for the reverse recapitalization.

F	Reflects the reclassification of SPKA’s historical accumulated deficit.

G	Reflects settlement of the Bridge loans payable balance as of March 31, 2022 of $2,825,440 and the additional accretion to the face value of Bridge loans payable totaling $426,095 with the Closing of the Business Combination for a total decrease in cash of $3,251,535.

H	Reflects the maximum redemption of 3,804,918 Public Shares for aggregate redemption payments of $38,049,180 allocated to Common Stock and additional paid-in capital using par value $0.001 per share and a redemption price of $10.00 per share. This adjustment is recorded after consideration of the $5,000,001 minimum net tangible assets requirement for SPKA.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, respectively are as follows:

(AA)	Reflects the total estimated transaction costs in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021. Transaction costs are reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(BB)	Reflects elimination of investment income and unrealized loss on the Trust Account.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022, respectively are as follows:

(CC)	Reflects the total estimated transaction costs in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022. Transaction costs are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(DD)	Reflects additional accretion on Bridge Loans Payable to be recorded subsequent to March 31, 2022 and prior to settlement.

(EE)	Reflects elimination of investment income and unrealized loss on the Trust Account.

4.        Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of common stock for year ended December 31, 2021 and the three months ended March 31, 2022:

	For the Year Ended December 31, 2021
	Assuming No Redemption	Assuming Maximum Redemption

Pro forma net loss	$(4,074,741)	$(4,074,741)

Weighted average shares outstanding of common stock	11,096,275	7,096,535

Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.37)	$(0.57)

	For the Three Months Ended March 31, 2022
	Assuming No Redemption	Assuming Maximum Redemption

Pro forma net loss	$(4,703,495)	$(4,703,495)

Weighted average shares outstanding of common stock	11,096,275	7,291,357

Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.42)	$(0.65)

SPKA’s DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

SPKA’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Sophie Ye Tao	43	Chairman and Chief Executive Officer
Philip Chun-Hun Kwan	39	Chief Financial Officer and Director
Justin Chang	39	Director
Bryant Chou	40	Director
Gregory Chang	42	Director

Sophie Ye Tao, our President and Chief Executive Officer, has been an active investor in China and the US since 2007. Throughout her investment career, she has invested in companies including Evernote, 360 DigiTech, Inc. (NASDAQ: QFIN), a leading fintech platform in China, Tricorn Technology, a leading China-based AI company focused on natural language processing which was later acquired by Tencent in 2020, Shanghai Canxing Culture & Broadcast Company, the largest unscripted content producer in China and Ningmeng Pictures, a leading Chinese studio focused on television and film production. From 2016 to 2021, Ms. Tao was a partner at Hanfor Capital Management, a China-based private equity firm and focused on investments in the TMT and consumer industries. She was a co-founder and partner at Ray Shi Capital Group from 2010 to 2015, a US registered investment adviser focusing on equity investments in Chinese companies listed in Hong Kong and the U.S. Ms. Tao was the senior investment manager for Greater China at Vision Capital Advisors in New York City from 2007 to 2010. At Vision, Ms. Tao helped launch and co-managed the Vision Opportunity China Fund, focusing on sourcing, structuring and investing in small- and medium-sized enterprises in China through reverse mergers, private placements and private equity. Previously, Ms. Tao worked at Banc of America Securities LLC in New York City in its equity capital markets group between 2005 and 2007, where she originated and executed convertible bond and other equity–linked issuances. She also worked at NERA Economic Consulting in its Chicago and New York City offices between 2003 and 2005 where she helped provide economics and econometrics analysis and recommendations to multi-national corporations involved in antitrust and securities litigations. Before that, Ms. Tao worked as a policy consultant at the Organization for Economic Cooperation and Development (OECD) in Paris from 2001 to 2002, where she advised countries on their economic and regulatory reform policies. Ms. Tao graduated from the Woodrow Wilson School of Public and International Affairs at Princeton University in 2003 with a Master of Public Affairs (MPA) degree concentrating in economics and advanced quantitative analysis. She also graduated from the University of International Business & Economics in Beijing with a Bachelor of Laws degree in 2000.

Mr. Philip Chun-Hun Kwan, our Chief Financial Officer and a member of our board of directors, has spent his career in the TMT industry, as an investor, advisor and operator since 2004. Mr. Kwan is currently the CEO of Palestra Sports, a sports-focused start-up based in China which he co-founded in June 2017. From 2010 to 2017, Mr. Kwan was a senior vice president at The Raine Group (“Raine”), where he was a founding member of the firm’s China practice based in Beijing and subsequently Shanghai. Raine is one of the world’s leading TMT-focused merchant banks, with total assets under management of over $3.5 billion. At Raine, Mr. Kwan provided investment banking advisory services to leading Chinese and international media and entertainment companies (primarily mergers and acquisitions and large-scale capital raise transactions), and also worked on the fund side where he helped source and execute direct principal investments in China. Representative transactions during his time at Raine include the $4.2 billion sale of the Ultimate Fighting Championship to WME IMG, the sale of 13% of Manchester City Football Group to CMC Capital and CITIC for $400 million, Perfect World’s $250 million investment into Universal Studios’ film slate, the creation of Flagship Entertainment, the Chinese film studio co-financed by Warner Bros and CMC Capital, the sale of PPTV to Suning for $420 million, and the spin-off of and $80 million capital raise for IMAX China, among others. In the Singapore region, Mr. Kwan also represented Wego in its Series A capital raise. Prior to joining Raine, Mr. Kwan worked at Southfield Capital, a middle market private equity firm backed by Canyon Capital Advisors focused on North American buyouts. During his time at Southfield, he executed a number of leveraged buyout transactions across a range of different industries. Mr. Kwan started his professional career in the mergers and acquisitions advisory group at Evercore Partners in New York. He graduated from The Wharton School at the University of Pennsylvania with a Bachelor of Science in Economics in 2004. Mr. Kwan is currently married to Ms. Tao.

Mr. Justin Chang serves as an independent director, and brings us his more than 15 years of technology, product development, and entrepreneurial experience. Currently, Mr. Chang is the vice president of product at ClassPass, a marketplace aggregator of local fitness, wellness, and beauty merchants. ClassPass provides customers with a flexible membership that gives them access to 40,000 boutique studios, gyms, and wellness facilities across 28 countries. He joined ClassPass in 2014 after its seed financing, helping scale the company from one city to 2,500 cities by leading the engineering, product management, product design, user research, and product operations teams. In 2019, Mr. Chang helped launch ClassPass China, a localized version of the ClassPass experience. Mr. Chang also sits on the ClassPass executive team where he oversees global product strategy and product development. Outside ClassPass, Mr. Chang regularly advises early stage founders and executives on strategy, growth, and product. From 2011 to 2014, Mr. Chang worked at AHAlife, a luxury e-commerce marketplace, where he led the product development of its merchant portal and augmented reality shopping experiences. Prior to AHAlife, Mr. Chang co-founded MatchBright in 2006, a career discovery platform that leveraged big data to help job seekers discover best fit careers, and operated its business until 2010. Mr. Chang began his career as a consultant for Bain & Company where he advised Fortune 500 companies in consumer products, retail, TMT, banking, and healthcare industries from 2004 to 2006. Mr. Chang graduated magna cum laude from The Wharton School at the University of Pennsylvania in 2004 with degrees in Finance and Management.

Mr. Bryant Chou serves as an independent director, and brings us his experience in corporate finance and the TMT industry across the US, Asia and Europe. Since 2012, Mr. Chou has been the CEO of Yi Shi Yi Se (Beijing) Culture Communication Co., Ltd. and its predecessor company, VICE China, where Mr. Chou oversees the launch and expansion of the local entity, leads commercial activities and serves as the main liaison for key business partners domestically and across the APAC region. Prior to this, Mr. Chou worked at DMG Entertainment, a Chinese advertising and entertainment agency from 2011 to 2012. From 2007 to 2008, he was a consultant at JL McGregor, a boutique equity research firm. Mr. Chou began his career in investment banking in New York at Miller Buckfire from 2003 to 2006, a leading boutique restructuring firm. Mr. Chou graduated from The Wharton School at the University of Pennsylvania in December 2002, receiving a Bachelor of Science in Economics with concentrations in Finance and Management.

Mr. Gregory Chang serves as an independent director, and brings his more than 15 years of experience in technology, gaming, business development, marketing, and entrepreneurship. Since 2020, Mr. Chang has been the general manager of RealTime Technology, a SAAS company servicing the telecom, retail, and gaming industries. He is also an investor in multiple startups and a mentor at SOSV, one of the most active VCs in the Asia region. From 2015 until 2019, Mr. Chang was the director of games and mobile, Greater China, at The Walt Disney Company where he was responsible for popular titles such as Marvel Future Fight, Star Wars Commander, and Disney TsumTsum. He also developed several multi-million dollar licensing deals with some of the top technology companies in China. From 2013 to 2015, he was the vice president of Asia at Glu Mobile where he initiated Glu’s $100M+ strategic partnership and investment with Tencent and helped launch several popular games including Deer Hunter, Eternity Warriors, and Kim Kardashian: Hollywood in the region. Prior to that, Mr. Chang was the director of business at NCSoft Taiwan from 2011 to 2012 and vice president at The Ivy Group (a Temasek portfolio company) from 2009 to 2011. Mr. Chang graduated from the University of California, Berkeley with a Bachelor of Arts in 2001 and also received an MBA from Columbia Business School in 2009.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Bryant Chou, Gregory Chang and Justin Chang, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Our Board has determined that Bryant Chou qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC, and will act as chairman of the audit committee.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Our Compensation Committee consists of Bryant Chou, Gregory Chang and Justin Chang, each of whom is an independent director. Justin Chang serves as chairman of the Compensation Committee. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Bryant Chou, Gregory Chang and Justin Chang will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Employment Agreements.

Employment Agreements

SPKA has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our officers has received any cash compensation for services rendered to us. Our sponsor has agreed to provide, at no charge, office space and certain office and secretarial services. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements made to the Sponsor, officers, directors or their respective affiliates, with any interested director abstaining from such review and approval.

DIRECTORS AND EXECUTIVE OFFICERS OF VARIAN BIO

In this section, unless otherwise stated or the context requires otherwise, the terms “Varian Bio,” “we,” “us,” and “our” refer to Varian Bio Biopharmaceuticals, Inc.

Current Directors and Executive Officers

Varian Bio’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Jeffrey B. Davis	58	Chief Executive Officer and Director
Jonathan Lewis, M.D., PhD	62	Chief Medical Officer
Paul E. Mann	46	Director, Chairman of the Board
Todd Wider, M.D.	58	Director
Daniel Wainstein	42	Director

Jeffrey B. Davis has served as our Chief Executive Officer and a member of our board of directors since July 2020. Jeffrey Davis has over two decades of experience in the biotechnology and specialty pharmaceuticals industry, in both public and private companies. Mr. Davis was Chief Operating Officer and director of Abeona Therapeutics Inc., a publicly traded gene therapy company, from January 2015 to November 2018. From November 2018 to July 2020, he served as a managing member of Lake End Capital LLC, a private investment company. In his roles as CEO, COO and CFO, Mr. Davis has significant experience in public and private financings, development and implementation of corporate strategies, and business development transactions, in the gene therapy and oncology sectors. Prior to that, Mr. Davis was an investment banker with various Deutsche Bank banking organizations, both in the U.S. and Europe, and also served in senior marketing and product management positions at AT&T Bell Laboratories and at Philips Medical Systems North America. Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from the Wharton School, University of Pennsylvania. We believe that Mr. Davis is qualified to serve on the board of the Combined Company because he has the long-term vision for the Combined Company and operational and historical expertise gained from serving as Varian Bio’s Chief Executive Officer and previously as CEO, CFO, COO and director in publicly traded biotechnology companies.

Upon consummation of the Business Combination, it is anticipated that Mr. Davis will serve as the President and Chief Executive Officer of the Combined Company and as a member of the Combined Company Board.

Jonathan Lewis, M.D., PhD, has served as our Chief Medical Officer since August 2021. Dr. Lewis has served as Chairman of Dugri, Inc., a digital health company, since July 2018, and he also served as the Chairman of Molecular Ninja Group, a patient help therapeutic finance company, from July 2015 to July 2021. Additionally, Dr. Lewis serves as CEO and Executive Chairman of Samus Therapeutics, Inc., a neurodegenerative diagnostic and therapeutic company, from January 2016 to August 2018. Prior to these positions, Dr. Lewis co-founded and served as the CEO and Executive Chairman of Ziopharm Oncology, a cancer drug discovery and development company, from June 2004 to May 2015. Dr. Lewis holds an M.D. from the University of the Witwatersrand and a PhD from Yale University.

Upon consummation of the Business Combination, it is anticipated that Dr. Lewis will serve as the Chief Medical Officer of the Combined Company.

Paul E. Mann has served as chairman of the board of directors since June 2020. Paul Mann has over 20 years of experience in the financial and biotechnology industries. Mr. Mann has served as founder, chairman of the board and CEO and CFO of ASP Isotopes, a specialty materials company since September 2021, as the chairman of the board of Healthtech Solutions, an emerging healthcare company since June 2020, as a board member of Abeona Therapeutics, a biotechnology company since June 2020, and as a consultant and analyst for DSAM Partners, a global hedge fund since April 2020 where he analyzed investments in the healthcare sector. Prior to that he served as CFO at PolarityTE, Inc., a biotechnology and regenerative biomaterials company, from June 2018 until April 2020. Before that Mr. Mann was the Healthcare Portfolio Manager at Highbridge Capital Management, a hedge fund, from August 2016 until June 2018, where he was a portfolio manager responsible for healthcare investments, and has held positions with Soros Fund Management, UBS Investment Group, Morgan Stanley and Deutsche Bank. Mr. Mann began his career as a scientist at Procter and Gamble and is named as an inventor on patents for skincare compounds and technologies. Mr. Mann has an MA (Cantab) and an MEng from Cambridge University where he studied Natural Sciences and Chemical Engineering. Mr. Mann is a CFA charter holder. We believe that Mr. Mann is qualified to serve on the board of the Combined Company because of his experience in the biotechnology industry and as a director of Varian Bio.

Upon consummation of the Business Combination, it is anticipated that Mr. Mann will serve as a member and chairman of the Combined Company Board.

Todd Wider, M.D. has served on our board of directors since July 2020. Dr. Wider is the Executive Chairman and Chief Medical Officer of Emendo Biotherapeutics, which focuses on highly specific and differentiated gene editing, since June 2018. Dr. Wider also serves on the board of directors of ARYA Sciences Acquisition Corp IV and V (Nasdaq: ARYD, ARYE) since 2021, a special purpose acquisition company (“SPAC”), and Abeona Therapeutics Inc. (Nasdaq: ABEO), a clinical-stage biopharmaceutical company, since 2015. Dr. Wider also served as a director of the following SPACs: ARYA Sciences Acquisition Corp. from October 2018 to June 2020, ARYA Sciences Acquisition Corp II from July 2020 to October 2020 and ARYA Sciences Acquisition Corp III from August 2020 to June 2021. Dr. Wider is an active, honorary member of the medical staff of Mount Sinai Hospital in New York, where he worked for over 20 years, and is a plastic and reconstructive surgeon who focused on cancer surgery. Dr. Wider received an MD from Columbia College of Physicians and Surgeons and an AB, with high honors and Phi Beta Kappa, from Princeton University. He did his residency in general surgery and plastic and reconstructive surgery at Columbia Presbyterian Medical Center, and postdoctoral fellowships in complex reconstructive surgery at Memorial Sloan Kettering Cancer Center, where he was Chief Microsurgery Fellow, and in craniofacial surgery at the University of Miami. We believe that Dr. Wider is qualified to serve on the board of the Combined Company because of his experience in the biotherapeutics industry and as a surgeon treating patients with basal cell carcinoma, in addition to his experience as a director of several public companies.

Upon consummation of the Business Combination, it is anticipated that Dr. Wider will serve as a member of the Combined Company Board.

Daniel Wainstein has served as a member of our board of directors since December 2020. Since November 2012, Mr. Wainstein has participated as a principal investor in a private investment company that focuses on equity and debt investments as well as strategic real estate acquisitions and investments, including where the company served as the main investor and general partner in a significant number of real estate transactions. Since the beginning of Mr. Wainstein’s career, he has focused on the identification of low risk and under-valued private investment opportunities. Mr. Wainstein received his Juris Doctorate from Hofstra University School of Law in 2006 and his Bachelor of Arts from Hofstra University in 2001.

Mr. Wainstein will not serve as a director of the Combined Company after the Business Combination.

EXECUTIVE COMPENSATION OF VARIAN BIO

In this section, unless otherwise stated or the context requires otherwise, the terms “Varian Bio,” “we,” “us,” and “our” refer to Varian Bio Biopharmaceuticals, Inc.

Executive Compensation

This section discusses the material components of the executive compensation program offered to the executive officers of Varian Bio who would have been “named executive officers” for 2021 and who will serve as the executive officers of the Combined Company following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

●	Jeffrey B. Davis, Varian Bio’s Chief Executive Officer; and

●	Jonathan Lewis, M.D., PhD, Varian Bio’s Chief Medical Officer.

2021 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to Varian Bio’s named executive officers for services rendered to Varian Bio in all capacities during the fiscal year ended December 31, 2021.

				All Other
	Salary	Bonus	Option Awards	Compensation	Total
Name and Principal Position	($)	($)	($)	($)	($)

Jeffrey B. Davis	$200,000	—	—	—	$200,000
President, Chief Executive Officer and Director
Jonathan Lewis, M.D., Ph.D.	$420,000	—	—	—	$420,000
Chief Medical Officer

For more information about the employment agreements between Varian Bio and our executive officers, see “—Employment Agreements”.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and expertise. During fiscal year 2021, Mr. Davis’ annual base salary was $200,000. During fiscal year 2021, Dr. Lewis’ annual base salary was $420,000.

The amounts provided above were paid pursuant to the terms of each named executive officer’s employment agreement or offer letter, in each case, as described below.

Employment Agreements

Existing Employment Agreements

Varian Bio has entered into employment agreements with each of its named executive officers, which will continue in effect until the closing of the Business Combination at which time each named executive officer will enter into new employment agreements with the Combined Company as described below under “– New Employment Agreements.”

Jeffrey B. Davis. In July, 2020, we entered into an employment agreement with Mr. Davis, or the Davis Employment Agreement. Mr. Davis currently serves as our President and Chief Executive Officer. The Davis Employment Agreement continues for a one year period, with automatic renewals for successive one year periods unless either party provides the other party with written notice of his or its intention not to renew at least three months prior to the expiration of any renewal term. Mr. Davis’ current annual base salary is $200,000 for his service as Chief Executive Officer, which is subject to annual adjustments as determined by the Varian Bio board. Mr. Davis is also eligible for additional fees for service on the Varian Bio board. In addition, Mr. Davis is eligible to receive an annual bonus in the amount of 50% of his annual base salary and to participate in our equity-based incentive programs and benefit plans generally.

Pursuant to the Davis Employment Agreement, in the event that Mr. Davis’ employment is terminated by Varian Bio without “Cause,” or Mr. Davis terminates his employment for “Good Reason” or for a “Change of Control” (as such terms are defined in the Davis Employment Agreement), Mr. Davis will be entitled to (i) the sum of his annual base salary up to the date of termination, (ii) any and all reasonable expenses paid or incurred by Mr. Davis in connection with and related to the performance of his duties and responsibilities for Varian Bio during the period ending on the termination date, (iii) any accrued but unused vacation time through the termination date, (iv) all awards under any equity-based incentive compensation plan adopted by Varian Bio and (v) continue coverage with respect to Varian Bio’s group health plans as permitted by COBRA.

Jonathan Lewis, M.D., Ph.D. In August, 2021, we entered into an employment agreement with Dr. Lewis, or the Lewis Employment Agreement. Dr. Lewis currently serves as our Chief Medical Officer and Chairman of the Scientific Advisory Board of Varian Bio. The Lewis Employment Agreement continues for a one year period, with automatic renewals for successive one year periods unless either party provides the other party with written notice of his or its intention not to renew at least three months prior to the expiration of any renewal term. Dr. Lewis’ current annual base salary is $420,000 for his service as Chief Medical Officer and Chairman of the Scientific Advisory Board of Varian Bio, which is subject to annual adjustments as determined by the Varian Bio board. In addition, Dr. Lewis is eligible to receive an annual bonus in the amount of 50% of his annual base salary and to participate in our equity-based incentive programs and benefit plans generally.

Pursuant to the Lewis Employment Agreement, in the event that Dr. Lewis’ employment is terminated by Varian Bio without “Cause,” or Dr. Lewis terminates his employment for “Good Reason” or for a “Change of Control” (as such terms are defined in the Lewis Employment Agreement), Dr. Lewis will be entitled to (i) the sum of his annual base salary up to the date of termination, (ii) any and all reasonable expenses paid or incurred by Dr. Lewis in connection with and related to the performance of his duties and responsibilities for Varian Bio during the period ending on the termination date, (iii) any accrued but unused vacation time through the termination date, (iv) all awards under any equity-based incentive compensation plan adopted by Varian Bio and (v) continue coverage with respect to Varian Bio’s group health plans as permitted by COBRA.

New Employment Agreements

Varian Bio entered into employment agreements with Mr. Davis and Dr. Lewis, which will become effective upon the closing of the Business Combination.

Pursuant to the new employment agreement with Mr. Davis, or the New Davis Employment Agreement, Mr. Davis will continue to serve as the Combined Company’s President and Chief Executive Officer. The New Davis Employment Agreement continues for a two year period, with automatic renewals for successive one year periods unless either party provides the other party with written notice of his or its intention not to renew at least three months prior to the expiration of the initial term or any renewal term. Mr. Davis’ annual base salary will be $200,000 for his service as Chief Executive Officer, which is subject to annual adjustments as determined by the Combined Company Board. Mr. Davis is also eligible for additional fees for service on the Combined Company Board. In addition, Mr. Davis is eligible to receive an annual bonus in the amount of 50% of his annual base salary and to participate in our equity-based incentive programs and benefit plans generally.

Pursuant to the New Davis Employment Agreement, in the event that Mr. Davis’ employment is terminated by the Combined Company without “Cause,” or Mr. Davis terminates his employment for “Good Reason” or for a “Change of Control” (as such terms are defined in the New Davis Employment Agreement), Mr. Davis will be entitled to (i) the sum of his annual base salary up to the date of termination, (ii) any and all reasonable expenses paid or incurred by Mr. Davis in connection with and related to the performance of his duties and responsibilities for the Combined Company during the period ending on the termination date, (iii) any accrued but unused vacation time through the termination date, (iv) all awards under any equity-based incentive compensation plan adopted by the Combined Company and (v) continue coverage with respect to the Combined Company’s group health plans as permitted by COBRA.

Pursuant to the New Davis Employment Agreement, Mr. Davis agreed to customary non-competition and non-solicitation provisions during the term of the New Davis Employment Agreement.

Pursuant to the new employment agreement with Dr. Lewis, or the New Lewis Employment Agreement, Dr. Lewis will continue to serve as the Combined Company’s Chief Medical Officer and Chairman of the Scientific Advisory Board of the Combined Company. The New Lewis Employment Agreement continues for a two year period, with automatic renewals for successive one year periods unless either party provides the other party with written notice of his or its intention not to renew at least three months prior to the expiration of any renewal term. Dr. Lewis’ current annual base salary is $420,000 for his service as Chief Medical Officer and Chairman of the Scientific Advisory Board of the Combined Company, which is subject to annual adjustments as determined by the Combined Company Board. In addition, Dr. Lewis is eligible to receive an annual bonus in the amount of 50% of his annual base salary and to participate in the Combined Company’s equity-based incentive programs and benefit plans generally.

Pursuant to the Lewis Employment Agreement, in the event that Dr. Lewis’ employment is terminated by the Combined Company without “Cause,” or Dr. Lewis terminates his employment for “Good Reason” or for a “Change of Control” (as such terms are defined in the Lewis Employment Agreement), Dr. Lewis will be entitled to (i) the sum of his annual base salary up to the date of termination, (ii) any and all reasonable expenses paid or incurred by Dr. Lewis in connection with and related to the performance of his duties and responsibilities for the Combined Company during the period ending on the termination date, (iii) any accrued but unused vacation time through the termination date, (iv) all awards under any equity-based incentive compensation plan adopted by the Combined Company and (v) continue coverage with respect to the Combined Company’s group health plans as permitted by COBRA.

Pursuant to the New Lewis Employment Agreement, Dr. Lewis agreed to customary non-competition and non-solicitation provisions during the term of the New Lewis Employment Agreement; provided that those activities in which Dr. Lewis is currently engaged as listed in Exhibit A of the New Lewis Employment Agreement are not deemed to be in competition with the business and affairs of the Combined Company.

Outstanding Equity Awards at December 31, 2021

There are no outstanding equity awards as of December 31, 2021.

Director Compensation

Daniel Wainstein was the only non-employee director of Varian Bio to receive compensation for services rendered to Varian Bio for 2021. Mr. Wainstein accrued an amount of $35,000 for director fees, which were to be paid quarterly.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company Board will comprise up to five members, three of which will be an independent director in accordance with the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. Each of our incumbent directors will resign from our Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company, which will be renamed “Varian Biopharma, Inc.” following the Business Combination. For biographical information concerning the Varian Bio executive officers and Varian Bio designees to the board of directors, see the section titled “Directors and Executive Officers of Varian Bio.”

Name	Age	Position
Jeffrey B. Davis	58	President, Chief Executive Officer and Director
Jonathan Lewis, M.D., PhD	62	Chief Medical Officer
Paul E. Mann	46	Director, Chairman of the Board
Todd Wider, M.D.	58	Director
[●]	[●]	Director
[●]	[●]	Director

Family Relationships

There are no family relationships between the Combined Company Board and any of its executive officers.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company Board has determined that, upon the consummation of the Business Combination, each of the three individuals other than Paul E. Mann and Jeffrey B. Davis, will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company Board considered the current and prior relationships that each non-employee director has with Varian Bio and will have with the combined company and all other facts and circumstances the Combined Company Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The Combined Company Board will have the authority to appoint committees to perform certain management and administration functions. SPKA’s current board of directors has established an audit committee and a compensation committee. Upon the closing of Business Combination, the Combined Company Board will establish a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

The Combined Entity’s audit committee is expected to consist of [●], [●], and [●]. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. The Board has determined each proposed member of the audit committee is independent under the listing standards of the Nasdaq Stock Market, or the Listing Standards, and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is expected to be [●]. The Board has determined that [●] is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Stock Market. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment. The Combined Company audit committee will operate under a written charter, to be effective upon the consummation of the Business Combination, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	appointing, evaluating and compensating a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee is expected to consist of [●], [●], and [●]. The chairperson of the compensation committee is expected to be [●]. The Board has determined that as of immediately following the closing of the Business Combination each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The Board has determined each proposed member of the compensation committee is independent under the Listing Standards. The Combined Company compensation committee will operate under a written charter, to be effective upon the consummation of the Business Combination, which satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

●	administering our stock and equity incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

●	reviewing and establishing general policies relating to compensation and benefits of our employees; and

●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is expected to consist of [●], [●] and [●]. The Board has determined each proposed member of the nominating and corporate governance committee is independent under the Listing Standards. The chairperson of our nominating and corporate governance committee is expected to be [●].

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

●	evaluating the performance of our board of directors and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Compensation Committee Interlocks and Insider Participation

None of the Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.

Code of Ethics

Upon the consummation of the Business Combination, we will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws. The Combined Company will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website. The information on this website is not part of this proxy statement/prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize, and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the Combined Company Board and specifically through a compensation committee that the Combined Company Board will establish.

Executive Compensation

The policies of the Combined Company with respect to the compensation of its executive officers and following the Business Combination will be administered by the Combined Company Board and specifically through the compensation committee that the Combined Company Board will establish. We expect that the compensation policies followed by the Combined Company will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Company and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

The Combined Company Board and the compensation committee may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

As more fully described in the section entitled “Executive Compensation of Varian Bio — Narrative Disclosure to Summary Compensation Table — Employment Agreements — New Employment Agreements,” the Combined Company will enter into new employment agreements with Mr. Davis and Dr. Lewis that will become effective upon the closing of the Business Combination.

Incentive Award Plan

Following the Business Combination, we expect the Combined Company to use incentive awards in future years to encourage the profitability and growth of the Combined Company through short-term and long-term incentives that are consistent with the Combined Company’s objectives, give participants an incentive for excellence in individual performance, promote teamwork among participants, and give the Combined Company a significant advantage in attracting and retaining key employees, non-employee directors and consultants. For a description of the Incentive Award Plan and the types of incentive awards available thereunder, please see “Proposal 5 — The Stock Plan Proposal.” A copy of the Incentive Award Plan is included in this proxy statement/prospectus as Annex C.

Director Compensation

It is anticipated that the Combined Company Board will determine the annual compensation to be paid to the members of the Combined Company Board upon completion of the Business Combination. In connection with the consummation of the Business Combination, the Combined Company Board intends to adopt a non-employee director compensation policy that will be applicable to each of its non-employee directors and that will be consistent with industry standards and practice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of [•], 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by SPKA to be the beneficial owner of more than 5% of shares of our common stock as of [•], 2022 (pre-Business Combination) or of shares of our common stock upon the closing of the Business Combination;

●	each of SPKA’s executive officers and directors;

●	each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

●	all of our current executive officers and directors as a group; and

●	all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, SPKA had [•] shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, SPKA believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•] shares of our common stock to be outstanding upon consummation of the Business Combination, inclusive of the PIPE Investment and the conversion of the SPKA Rights at the closing of the Business Combination, but does not take into account any warrants, options or other convertible securities of Varian Bio issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by SPKA’s existing stockholders in SPKA will be different.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the shares of Common Stock having been redeemed.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] shares of Common Stock having been redeemed.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class

Sophie Ye Tao	—	*
Philip Chun-Hun Kwan(2) (3) (4)	1,475,623	22.4%
Justin Chang	1,000	*
Bryant Chou	1,000	*
Gregory Chang	1,000	*

All directors and executive officers prior to the Business Combination as a group (6 individuals)	1,478,623	20%

All directors and executive officers following the Business Combination as a group ([•] individuals)

*	Less than 1%.

(1)	The business address of each of the individuals is Room 368, 302 Buwei, 211 Fute North Road, China (Shanghai) Pilot Free Trade Zone, 20013.

(2)	Includes securities held by SPK Acquisition LLC, the Sponsor, of which Philip Chun-Hun is sole managing member. Mr. Chun-Hun disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein. The business address is Room 368, 302 Buwei, 211 Fute North Road, China (Shanghai) Pilot Free Trade Zone, 200131.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

The following description summarizes the material terms of the Combined Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. Assuming the adoption of the Amended Charter by our stockholders at the special meeting and the implementation by the Board of the Amended Bylaws in connection with the closing of the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of the Combined Company’s Securities,” you should refer to the Amended Charter and the Amended Bylaws, which are included as Annex B and Annex C, respectively, to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Upon the consummation of the Business Combination, the Combined Company’s authorized capital stock will consist of:

●	[●] shares of the Combined Company Common Stock, $0.01 par value per share; and

●	[●] shares of the Combined Company preferred stock, $0.01 par value per share.

As of the record date for the special meeting, there were [●] shares of common stock outstanding, held of record by approximately [●] holders of common stock, no shares of preferred stock outstanding and [●] Rights outstanding held of record by approximately [●] holders of Rights. The number of stockholders of record does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names. The Combined Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.

Voting Rights

Except as otherwise required by law or the Amended Charter, the holders of the Combined Company Common Stock will exclusively possess all stockholder voting power with respect to the Combined Company. Holders of the Combined Company Common Stock will be entitled to one vote per share on each matter properly submitted to a vote of stockholders. The holders of the Combined Company Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Amended Charter. If the Combined Company has multiple classes of common stock in the future, then Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend the Amended Charter to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

●	if we were to seek to amend the Amended Charter in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors

The Amended Charter provides that the number of directors of the Combined Company will consist of not less than three and not more than ten directors as fixed from time to time by resolution of a majority of the total number of directors. The Amended Bylaws provide that the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders. The Amended Charter does not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to the rights, if any, of the holders of any outstanding series of the Combined Company preferred stock, the holders of the Combined Company Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Combined Company when, as and if declared by the Combined Company board of directors out of assets or funds legally available and will share equally on a per share basis in such dividends and distributions.

No Preemptive or Similar Rights

The Combined Company Common Stock will not be entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation, Dissolution and Winding Up

Subject to the rights, if any, of the holders of any outstanding shares of the Combined Company preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of the Combined Company, the holders of the Combined Company Common Stock will be entitled to receive all the remaining assets of the Combined Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Combined Company Common Stock held by them.

The Combined Company Preferred Stock

The Combined Company board of directors will be authorized, subject to limitations prescribed by the law of the State of Delaware, to issue the Combined Company preferred stock from time to time in one or more series. The Combined Company board of directors will be authorized to establish the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Combined Company board of directors is able, without stockholder approval, to issue the Combined Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Combined Company Common Stock and could have anti-takeover effects. The ability of the Combined Company board of directors to issue the Combined Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Combined Company or the removal of existing management. There are no current plans to issue any shares of the Combined Company preferred stock.

Anti-Takeover Provisions

Some provisions of Delaware law, the Amended Charter, and the Amended Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of the Combined Company by means of a tender offer; an acquisition of the Combined Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Combined Company’s best interests, including transactions that provide for payment of a premium over the market price for the Combined Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Combined Company to first negotiate with the Combined Company board of directors. We believe that the benefits of the increased protection of the Combined Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Combined Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Combined Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Combined Company board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of the Combined Company Common Stock held by stockholders.

Amended Charter and Amended Bylaws Provisions

The Amended Charter and Amended Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Combined Company’s management team, including the following:

●	Board of Directors Vacancies. The Amended Charter will authorize only the Combined Company board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Combined Company board of directors is permitted to be set only by a resolution adopted by a majority vote of the Combined Company board of directors. These provisions prevent a stockholder from increasing the size of the board of directors of the Combined Company and then gaining control of the Combined Company board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Combined Company board of directors but promotes continuity of management.

●	Stockholder Action. The Amended Charter will provide that the stockholders may not take action by written consent, but may only take action at a duly called annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Amended Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

●	Notice Requirements for Stockholder Proposals and Director Nominations. The Amended Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended Charter will not provide for cumulative voting.

●	Issuance of Undesignated the Combined Company preferred stock. The Combined Company board of directors will have the authority, without further action by the stockholders, to issue up to [●] shares of undesignated the Combined Company preferred stock with rights and preferences, including voting rights, designated from time to time by the Combined Company board of directors. The existence of authorized but unissued shares of the Combined Company preferred stock will enable the Combined Company board of directors to render more difficult or to discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest, or other means.

●	Choice of Forum. The Amended Bylaws will provide that unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Combined Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company or the Combined Company’s stockholders; (c) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Amended Charter or the Amended Bylaws; or (d) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of “(a)” through “(d)” above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery, which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against the Combined Company, its officers, directors, employees and/or underwriters. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended Bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Exchange Listing

We intend to apply for the listing of the Combined Company Common Stock on Nasdaq under the symbol “VBIO” upon the consummation of the Business Combination.

Our Transfer Agent and Rights Agent

The transfer agent for our securities and agent for our Rights is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Varian Bio is incorporated under the laws of the State of Florida and the rights of Varian Bio shareholders are governed by the laws of the State of Florida, including the Florida Business Corporation Act (“FBCA”), the Varian Bio Charter and Varian Bio Bylaws. As a result of the Business Combination, Varian Bio shareholders who receive shares of the Combined Company’s Common Stock will become Combined Company stockholders. The Combined Company is incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Amended Charter and the Amended Bylaws. Following the Business Combination, the rights of SPKA stockholders, and the Varian Bio shareholders who become Combined Company stockholders in the Business Combination will be governed by Delaware law, the Amended Charter and the Amended Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of certain key differences between the rights of SPKA stockholders under the existing SPKA Charter and Bylaws (left column), and the rights of Combined Company stockholders under forms of the Amended Charter and the Amended Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of SPKA and the Combined Company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter and Bylaws, and forms of the Amended Charter, which is attached to this proxy statement/prospectus as Annex B, and the Amended Bylaws, which is attached to this proxy statement/prospectus as Exhibit 3.4, as well as the relevant provisions of the DGCL.

Current Charter	Combined Company

Authorized Capital Stock

Varian Bio is currently authorized to issue 10,000,000 shares of common stock, each with a par value of $0.0001 per share. As of [●], 2022, there were [●] shares of SPKA common stock outstanding.	The Combined Company will be authorized to issue [●] shares of all classes of capital stock, each with a par value of $0.01 per share, consisting of (a) [●] shares of Common Stock, and (b) [●] shares of Combined Company Preferred Stock. Upon the consummation of the Business Combination, we currently expect there will be approximately [●] shares of Common Stock (assuming no redemptions) outstanding. Immediately following the consummation of the Business Combination, the Combined Company is not expected to have any Combined Company Preferred Stock outstanding.

Rights of Preferred Stock

Not applicable.	The Amended Charter authorizes the Combined Company Board, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Combined Company Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, to fix the voting rights, designations, powers, preferences and relative, participating, optional, special or other rights of the shares of each such series.

Number and Qualification of Directors

SPKA’s bylaws provide that there is no fixed number of directors, and the number may be changed by resolution of the Board.	The Amended Charter provides that, subject to any rights of the holders of any series of the Combined Company Preferred Stock, the number of directors of Combined Company will consist of not less than three and not more than ten directors, as fixed from time to time by the Combined Company Board pursuant to a resolution adopted by a majority the Combined Company Board.

Classification of Board of Directors

The Board consists of a single class, with each director being elected for a one year term.	The Combined Company Board will consist of a single class, with each director being elected for a one year term.

Election of Directors

The Board shall consist of one or more members. The number of directors was fixed initially by the Incorporator and may thereafter be changed from time to time by resolution of the Board or of the shareholders. Directors need not be residents of the State of Delaware nor stockholders of the corporation. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified.	The Amended Bylaws provide that the election of directors will be decided by a majority of the votes cast as a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors.

Vacancies on the Board of Directors

Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.	The Amended Charter provides that, except as otherwise required by law and subject to the special rights of the holders of any series of Combined Company Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Combined Company Board will be filled by the affirmative votes of a majority of the remaining members of the Combined Company Board, although less than a quorum, or by a sole remaining director.

Manner of Acting by the Board of Directors

Except as otherwise provided by law or in the Current Charter, if a quorum is present, the affirmative vote of a majority of the members of the Board will be required for any action.	The Amended Bylaws provide that, except as otherwise required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Combined Company Board.

Board of Directors Action by Written Consent

Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board may be held by means of conference telephone or voice communication as permitted by the General Corporation Law of the State of Delaware.	The Amended Bylaws provide that any action required or permitted to be taken at any meeting of the Combined Company Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission.

Removal of Directors

Any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.	The Amended Charter provides that, except as prohibited by applicable law, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Special Meeting of the Board of Directors

Special meetings may be called by the chief executive officer or by the number of directors who then legally constitute a quorum. Notice of each special meeting shall, if mailed, be addressed to each director at least ten nor more than sixty days prior to the date on which the meeting is to be held.	The Amended Bylaws provide that special meetings of the Combined Company Board may be held at such times and at such places as may be determined by the chair of the Combined Company Board, the chief executive officer or the written request of any two or more directors on at least 24 hours’ notice to each director.

Limitation of Liability of Directors and Officers

The Current Charter provides that, to the fullest extent permitted by the DGCL, a director of SPKA will not be personally liable to SPKA or to its stockholders for monetary damages for any breach of fiduciary duty as a director.	The Amended Charter provides that, to the fullest extent permitted by the DGCL, a director of the Combined Company will not be personally liable to the Combined Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director.

Indemnification of Directors and Officers

The Current Charter provides that SPKA will indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee, or agent of SPKA or any predecessor of SPKA, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of SPKA.	The Amended Charter provides that the Combined Company will indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee, or agent of the Combined Company or any predecessor of the Combined Company, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Combined Company.

Manner of Acting by Stockholders

General. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law, by the Current Charter or by SPKA’s bylaws. Each outstanding share of SPKA stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Board of Directors Elections. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified.

General. The Amended Bylaws provide that unless otherwise required by law, any matter, other than the election of directors, brought before any meeting of stockholders at which a quorum is present will be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Board of Directors Elections. The Amended Bylaws provide that the election of directors will be decided by a majority of the votes cast as a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors.

Stockholder Action by Written Consent

Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.	The Amended Charter provides that, subject to the rights of the holders of any series of Combined Company Preferred Stock, any action required or permitted to be taken by the stockholders of the Combined Company must be effected at a duly called annual or special meeting of the stockholders of the Combined Company and may not be effected by any consent by such stockholders.

Cumulative Voting

The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Current Charter does not authorize cumulative voting.	The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Amended Charter does not authorize cumulative voting.

Quorum

Board of Directors. Two-thirds of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by SPKA’s bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Stockholders. The holders of a majority of the shares of Varian Bio common stock issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Current Charter.

Board of Directors. The Amended Bylaws provide that the presence of a majority of the total number of directors on the Combined Company Board is necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Combined Company.

Stockholders. The Amended Bylaws provide that except as otherwise provided by applicable law, the Amended Charter, or the Amended Bylaws, a majority in voting power of the shares of the Combined Company entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum.

Special Stockholder Meetings

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board, or by the president of SPKA, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting.	The Amended Charter provides that, except as otherwise required by law and subject to the rights of the holders of any series of the Combined Company Preferred Stock, special meetings of the stockholders of the Combined Company will be called only by: (i) the Combined Company Board or the chair of the Combined Company Board; or (ii) the chief executive officer of the Combined Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as is set forth in the Amended Bylaws.

Notice of Stockholder Meetings

Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, or by telegram, facsimile or cable or other electronic means, by or at the direction of the chief executive officer, the secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.	The Amended Bylaws provide that notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders will be given by the Combined Company not less than ten days nor more than sixty days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings will also specify the purpose or purposes for which the meeting has been called.

Stockholder Proposals

The annual meeting of the stockholders of the corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board and as shall be designated in the notice of said meeting.

The Amended Bylaws provide that at a meeting of the stockholders, only such nominations of persons for the election of directors and such other business will be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Combined Company Board or any committee thereof; (ii) otherwise properly brought before the meeting by or at the direction of the Combined Company Board or any committee thereof; or (iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Combined Company at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in the Amended Charter. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to the Amended Charter, the stockholder or stockholders of record intending to propose the business must have given timely notice thereof, in writing to the secretary even if such matter is already the subject of any notice to the stockholders. To be timely, a proposing stockholder’s notice for an annual meeting must be delivered to the secretary at the principal executive offices of the Combined Company: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty days in advance of the anniversary of the previous year’s annual meeting or not later than sixty days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of public notice of the date of such meeting.

Amendment to Certificate of Incorporation

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and the adoption of such amendment by a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and the adoption of such amendment by a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

The Amended Charter provides that the Combined Company reserves the right to amend, alter, or repeal any provision contained in this Amended Charter, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of the Amended Charter or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Combined Company required by applicable law or the Amended Charter, the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, repeal, or adopt any provisions of the Amended Charter.

Amendment of the Bylaws

SPKA’s bylaws may be altered, amended, supplemented or repealed or new by-laws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board. The stockholders shall have authority to change or repeal any by-laws adopted by the directors.	The Amended Charter provides that the Combined Company Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Amended Bylaws without any action on the part of the stockholders. The stockholders also have the power to adopt, amend, alter, or repeal the Amended Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Combined Company required by applicable law or the Amended Charter, such adoption, amendment, alteration, or repeal will be approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

Dividends and Distributions

The Current Charter and SPKA’s current bylaws are silent with respect to dividends.	The Amended Charter provides that subject to the rights of holders of any series of outstanding Combined Company Preferred Stock, holders of shares of Combined Company Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Combined Company when, as and if declared thereon by the Combined Company Board from time to time out of assets or funds of the Combined Company legally available therefor.

Liquidation

In the event that SPKA does not consummate a Business Combination by (i) 9 months from the consummation of the IPO, (ii) 12 months from the consummation of the IPO if SPKA has filed a proxy statement, registration statement or similar filing for a Business Combination within 9 months from the consummation of the IPO, or (iii) up to 15 months from the consummation of the IPO if SPKA elects to extend the amount of time to complete a Business Combination in accordance with the terms of the Investment Management Trust Agreement between SPKA and Continental Stock Transfer & Trust Company, LLC (in any case, such date being referred to as the “Termination Date”), SPKA shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the shares of common stock issued the IPO for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Board then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of SPKA advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of SPKA’s net assets to its remaining stockholders, as part of SPKA’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to SPKA’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to SPKA to pay its taxes divided by the total number of shares of common stock issued in the IPO then outstanding.	The Amended Charter provides that subject to the rights of holders of any series of outstanding Combined Company Preferred Stock, holders of shares of Combined Company Common Stock have equal rights to receive the assets and funds of the Combined Company available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Combined Company, whether voluntary or involuntary.

Supermajority Voting Provision

None.	None.

Restrictions on Transfer

None.	None.

Preemptive Rights

There are no preemptive rights relating to the capital stock of SPKA.	There are no preemptive rights relating to the capital stock of the Combined Entity.

Redemption Rights

None.	None.

Conversion Rights

None.	None.

Exclusive Forum Provisions

Unless SPKA consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SPKA, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SPKA to SPKA or SPKA’s stockholders, (iii) any action asserting a claim against SPKA, its directors, officers or employees arising pursuant to any provision of the DGCL or Current Charter or SPKA’s bylaws, or (iv) any action asserting a claim against SPKA’s, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act of 1933, as amended.

If any action is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The Amended Bylaws provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Combined Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Amended Charter, or the Amended Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. If any action based on the foregoing items is filed in a court filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder will be deemed to have consented to: (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision of the Amended Bylaws; and (b) having service of process made upon such stockholder to enforce the exclusive forum provision of the Amended Bylaws by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Dissenters’ Rights

The DGCL provides that qualifying stockholders of a Delaware corporation may, in connection with certain mergers and consolidations in which the corporation is a constituent party, be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of such stockholder’s shares.

The DGCL provides that qualifying stockholders of a Delaware corporation may, in connection with certain mergers and consolidations in which the corporation is a constituent party, be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of such stockholder’s shares.

Corporate Opportunity

None.	None.

Anti-Takeover Provisions and Other Stockholder Protections

The Current Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the Board to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

SPKA is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for SPKA securities.

.	The Amended Charter and the Amended Bylaws provide for features such as limiting the ability of stockholders to transact business outside of stockholder meetings and blank check preferred stock.

Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the board of Combined Company; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Combined Company outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of Combined Company and the holders of at least two-thirds of Combined Company’s outstanding voting stock, excluding shares held by the interested stockholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPKA Related Person Transactions

Founder Shares

On January 28, 2021, the Sponsor paid $25,000, or approximately $0.017 per share, to cover certain offering costs in consideration for 1,437,500 founder shares. Up to 187,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On July 20, 2021, the underwriters partially exercised the over-allotment option to purchase 91,196 additional Units. As a result, 164,701 founder shares were forfeited.

On the date of the IPO, the founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to 50% of the founder shares, the earlier of one year after the date of the consummation of SPKA’s initial business combination and the date on which the closing price of SPKA’s shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after SPKA’s initial business combination and (2) with respect to the remaining 50% of the founder shares, one year after the date of SPKA’s consummation of the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, SPKA consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Units

Simultaneously with the closing of the IPO, SPKA consummated the sale of 205,000 private Units at a price of $10.00 per private Unit in a private placement to the Sponsor, generating gross proceeds of $2,050,000. Each private Unit consists of (i) one share of common stock, and (ii) one right to receive one-tenth of one share of common stock upon the completion of a business combination. SPKA granted the underwriters in the IPO a 45-day option to purchase up to 750,000 additional public Units to cover over-allotments, if any. On July 20, 2021, the underwriters partially exercised the over-allotment option to purchase 91,196 public Units, generating an aggregate of gross proceeds of $911,960. In connection with the underwriters’ exercise of their over-allotment option, SPKA also consummated the sale of an additional 1,823 private Units at $10.00 per private Unit to the Sponsor, generating gross proceeds of $18,239.

Promissory Note

On February 10, 2021, the Sponsor agreed to loan SPKA up to $200,000 to be used for a portion of the expenses of the IPO (the “Promissory Note”). These loans were non-interest bearing, unsecured and were due at the closing of the IPO. The Promissory Note was paid out of the proceeds from the IPO.

Related Party Loans

In order to meet the working capital needs following the consummation of the IPO if the funds not held in the Trust Account are insufficient, the Sponsor, Initial Stockholders, officers, directors and their affiliates may, but are not obligated to, loan SPKA funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into Units at a price of $10.00 per Unit. The Units would consist of (i) one share of common stock and (ii) one right to receive one-tenth of a share of common stock upon consummation of the Company’s initial business combination-. In the event that the initial business combination does not close, SPKA may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. At [•], 2022, no such working capital loans were outstanding.

Administrative Service Fee

Commencing on the effective date of the registration statement of the IPO through the acquisition of a target business, the Sponsor has provided office space and certain office and secretarial services at no cost.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any of their affiliates, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Policy

SPKA’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Certain Transactions of Varian Bio

Affiliated Loans

During 2021, Keystone Capital, of which director Daniel Wainstein is a principal, and director Paul Mann made loans to Varian Bio in the amounts of $372,042 and $174,865, respectively. As of December 31, 2021, the balance of loans payable, including amounts loaned in 2020, was $547,907. During 2022, Keystone Capital and Mastiff Group, LLC, of which Mr. Wainstein is a principal, loaned an additional $30,000 and $35,030, respectively, to Varian Bio. Each of these loans, together with a statutory annual interest rate imputed of 4%, were converted into Bridge Notes as described below.

 In conjunction with the Merger Agreement, on February 11, 2022, Varian Bio entered into a Securities Purchase Agreement in which Bridge Notes in the aggregate amount of $3,192,496 were issued in exchange for cash in the aggregate amount of $2,000,000 in cash and the exchange of the outstanding related party loans, together with statutory interest, from Keystone Capital, Paul Mann and Mastiff Group, LLC, for an aggregate amount of $660,413. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the Business Combination, and accrue interest at an annual rate 15%. In the bridge financing, Mastiff Group, LLC and Seven Knots, LLC, of which Mr. Wainstein is a principal, contributed $220,000 and $250,000 of new money, respectively.

Related Person Transactions Policy

Although Varian Bio has not had a written policy for the review and approval of transactions with related persons, the Varian Bio Board has historically reviewed and approved any transaction where a director or officer had a financial interest. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

Related Person Transaction Policy following the Business Combination

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of this Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to the Combined Company;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company Board, determines in the good faith exercise of its discretion.

LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Merger Agreement will be passed upon by Loeb & Loeb LLP, counsel to SPKA.

EXPERTS

The financial statements of SPK Acquisition Corp. as of December 31, 2021, and for the period from December 31, 2020 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Varian Biopharmaceuticals, Inc. as of December 31, 2021 and for year ended December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on the report of Prager Metis CPAs, LLC an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

SPKA stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Holders of Varian Bio Common Stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Varian Bio shareholder who does not wish to accept the Business Combination consideration to be received pursuant to the terms of the Merger Agreement may dissent from the Business Combination and elect to receive the fair value of his or her shares of Varian Bio Common Stock immediately prior to the consummation of the Business Combination, excluding any appreciation or depreciation in anticipation of the Business Combination unless exclusion would be inequitable.

In order to exercise appraisal rights, a dissenting Varian Bio shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA. A copy of the full text of those Sections is included as Annex E to this proxy statement/prospectus. Varian Bio shareholders are urged to read Annex E in its entirety and to consult with their legal advisors. Each Varian Bio shareholders who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex E to this proxy statement/prospectus.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with Varian Bio, prior to the taking of the vote on the Merger Agreement, a written notice of intent to demand payment for his or her shares if the Business Combination is effectuated. A vote against the Merger Agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the Merger Agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Varian Bio Common Stock in favor of the Merger Agreement. A vote in favor of the Merger Agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Varian Biopharmaceuticals, Inc.

2851 Tamiami Trail North, Suite 200

Naples, FL 34103

Attn: Jeff Davis

Email: jdavis@varianbio.com

All such notices must be signed in the same manner as the shares are registered on the books of Varian Bio. If a Varian Bio shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the Merger Agreement is taken at the special meeting, then the Varian Bio shareholder will be deemed to have waived his or her appraisal rights.

Within ten days after the completion of the Business Combination, the Combined Company must provide to each Varian Bio shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

●	the date of the completion of the Business Combination;

●	the Combined Company’s estimate of the fair value of the shares of Varian Bio Common Stock;

●	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by the Combined Company or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than forty, nor more than sixty, days after the date the Combined Company sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by the Combined Company by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

●	that, if requested in writing, the Combined Company will provide to the shareholder so requesting, within ten days after the date set for receipt by the Combined Company of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

●	the date by which a notice from the Varian Bio shareholder of his or her desire to withdraw his or her appraisal election must be received by the Combined Company, which date must be within twenty days after the date set for receipt by the Combined Company of the appraisal election form from the Varian Bio shareholder.

The form must also contain the Combined Company’s offer to pay to the Varian Bio shareholder the amount that it has estimated as the fair value of the shares of Varian Bio Common Stock and include Varian Bio’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340 of the FBCA, and request certain information from the Varian Bio shareholder, including:

●	the shareholder’s name and address;

●	the number of shares as to which the shareholder is asserting appraisal rights;

●	that the shareholder did not vote for the Business Combination;

●	whether the shareholder accepts the offer of the Combined Company to pay its estimate of the fair value of the shares of Varian Bio Common Stock to the shareholder; and

●	if the shareholder does not accept the offer of the Combined Company, the shareholder’s estimated fair value of the shares of Varian Bio Common Stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Varian Bio Common Stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to the Combined Company within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of the Combined Company. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the Business Combination consideration.

If the dissenting shareholder accepts the offer of the Combined Company in the appraisal election form to pay the Combined Company’s estimate of the fair value of the shares of Varian Bio Common Stock, payment for the shares of the dissenting shareholder is to be made within ninety days after the receipt of the appraisal election form by the Combined Company or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.

A shareholder who is dissatisfied with the Combined Company’s estimate of the fair value of the shares of the Combined Company Common Stock must notify the Combined Company of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable, in the appraisal election form within the time period specified in the form. The Combined Company has certain prepayment rights under Section 607.1326 of the FBCA. A shareholder who fails to notify the Combined Company in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by the Combined Company in the appraisal election form.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner and such shares were acquired before the record date. A record shareholder must notify Varian Bio in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to Varian Bio the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of the Combined Company to pay the value of the shares as estimated by the Combined Company, and the Combined Company fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.

If a dissenting shareholder refuses to accept the offer of the Combined Company to pay the value of the shares as estimated by the Combined Company, and the Combined Company fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, then within sixty days after receipt of a written demand from any dissenting shareholder, the Combined Company shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of the Combined Company, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If the Combined Company fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of the Combined Company. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

The Combined Company is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, if and to the extent applicable, as found by the court, within ten days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against the Combined Company, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) the Combined Company and in favor of any or all dissenting shareholders if the court finds the Combined Company did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either the Combined Company or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against the Combined Company, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that the Combined Company fails to make a required payment when a dissenting shareholder accepts the Combined Company’s offer to pay the value of the shares as estimated by the Combined Company, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the Combined Company all costs and expenses of the suit, including attorneys’ fees.

A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

●	not authorized and approved in accordance with the applicable provisions of Florida law; or

●	procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.

For a discussion of tax consequences with respect to dissenting shares, see “Material U.S. Federal Income Tax Consequences.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE BUSINESS COMBINATION ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to [PROXY SOLICITOR], our proxy solicitor at:

[PROXY SOLICITOR INFORMATION]

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2022 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2022 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2022 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2022 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2022 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read SPKA’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

[PROXY SOLICITOR INFORMATION]

If you are a stockholder of SPKA and would like to request documents, please do so by [•], 2022, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to SPKA has been supplied by SPKA, and all such information relating to Varian Bio has been supplied by Varian Bio. Information provided by either the SPKA or Varian Bio does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of SPKA for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or Varian Bio that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of SPK Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SPK Acquisition Corp. (the Company) as of December 31, 2021, and the related statement of operations, stockholders’ equity, and cash flows as of and for the period from January 1, 2021 to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 1, 2021 through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as December 31, 2021 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

February 24, 2022

SPK Acquisition Corp.

BALANCE SHEET

December 31, 2021
ASSETS

CURRENT ASSETS
Cash	$259,228
Prepaid expenses and other current assets	108,198
Marketable securities held in trust account	50,913,517
Total current assets	51,280,943

TOTAL ASSETS	$51,280,943

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$103,175
Due to related party	2,883
Franchise taxes payable	20,800
Deferred underwriting fee payable	1,527,358
Total current liabilities	1,654,216

TOTAL LIABILITIES	1,654,216

COMMITMENTS AND CONTINGENCIES	—
Redeemable Common Stock
Common stock subject to possible redemption, $0.0001 par value, 5,091,196 shares at redemption value of $10.00 per share	50,911,960

STOCKHOLDERS’ DEFICIT
Common Stock; $0.0001 par value; 10,000,000 shares authorized; 1,505,079 shares issued and outstanding (excluding 5,091,196 shares subject to possible redemption)	151
Additional paid-in capital	—
Accumulated deficit	(1,285,384)
Total stockholders’ deficit	(1,285,233)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$51,280,943

The accompanying notes are an integral part of these financial statements

SPK Acquisition Corp.

STATEMENT OF OPERATIONS

For the Year
ended December 31,
2021
OPERATING EXPENSES
General and administrative	$401,950
Franchise tax	20,800
Total expenses	422,750

LOSS FROM OPERATIONS	$(422,750)

OTHER INCOME
Interest income	1,556
Total other income	1,556

NET LOSS	$(421,194)

Weighted average shares outstanding of redeemable common stock	2,842,785
Basic and diluted net income (loss) per share, redeemable common stock	$0.51

Weighted average shares outstanding of non-redeemable common stock	1,387,487
Basic and diluted net income (loss) per share, non-redeemable common stock	$(1.34)

The accompanying notes are an integral part of these financial statements

SPK Acquisition Corp.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common stock
For the Year ended December 31, 2021	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
Balance, January 1, 2021	—	$—	$—	$—	$—

Measurement of redeemable shares under ASC 480-10-S99	—	—	2,189,214	—	2,189,214

Allocation of offering costs related to redeemable shares	—	—	3,073,727	—	3,073,727

Offering costs	—	—	(3,211,836)	—	(3,211,836)

Issuance of common stock to Sponsor	1,437,500	144	24,856	—	25,000

Issuance of shares to underwriter	25,456	3	254,557	—	254,560

Sale of private units to insiders	206,824	20	2,068,220	—	2,068,240

Shares forfeited	(164,701)	(16)	16	—	—

Accretion of redeemable shares to redemption value	—	—	(4,398,754)	(864,190)	(5,262,944)

Net loss	—	—	—	(421,194)	(421,194)

Balance, December 31, 2021	1,505,079	$151	—	$(1,285,384)	$(1,285,233)

The accompanying notes are an integral part of these financial statements

SPK Acquisition Corp.

STATEMENT OF CASH FLOWS

For the year ended December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(421,194)
Adjustments to reconcile net income to net cash used in operating activities: Interest earned in trust account	(1,556)
Prepaid expenses and other assets	(108,198)
Accounts payable	106,058
Franchise taxes payable	20,800

Net cash flows used in operating activities	(404,091)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash remitted to Trust Account	(50,911,960)

Net cash flows used investing activities	(50,911,960)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of private units	2,068,240
Proceeds from Initial Public Offering	50,911,960
Proceeds from issuance of common stock to Sponsor	25,000
Payment of underwriter compensation	(1,018,240)
Payment of offering costs	(411,681)
Proceeds from Sponsor note	200,000
Repayment of Sponsor note	(200,000)

Net cash flows provided by financing activities	51,575,279

NET INCREASE (DECREASE) IN CASH	259,228

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$259,228

Supplemental disclosure of noncash activities:
Deferred underwriting compensation	$1,527,358
Representative shares issued and charged to offering costs	$254,560

The accompanying notes are an integral part of these financial statements

SPK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

SPK Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated pursuant to the General Corporation Law of the State of Delaware on December 31, 2020 that was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on operating businesses in the sectors of telecommunications, media, and technology (“TMT”) in Asia. The Company did not any specific business combination target with respect to the initial business combination.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective on June 7, 2021. On June 10, 2021, the Company consummated the Initial Public Offering of 5,000,000 units (the “Units”) with respect to the Common Stock (the “Common Stock”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $50,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 205,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor SPK Acquisition, LLC (the “Sponsor”) generating gross proceeds of $2,050,000, which is described in Note 4.

On July 20, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. On July 22, 2021, the Company consummated the sale of an additional 91,196 Units, at $10.00 per Unit, and the sale of an additional 1,824 Private Placement Units, at $10.00 per Private Placement Unit, generating total gross proceeds of $930,200.

Offering costs for the Initial Public Offering and underwriters’ partial exercise of the over-allotment option amounted to $3,211,839, consisting of $1,018,240 of underwriting fees, $1,527,358 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), and $666,241 of other costs. As described in Note 6, the $1,527,358 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by June 10, 2022, subject to the terms of the underwriting agreement.

Following the closing of the Initial Public Offering on June 10, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”). On July 22, 2021, an additional $911,960 ($10.00 per Unit) was placed in the Trust Account from proceeds received from the Overallotment Units. These proceeds may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and net of amounts previously released to the Company to pay its tax obligations) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commission the Company will pay to the underwriters (as discussed in Note 6).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public rights), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive its liquidation rights with respect to the Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on completing the Proposed Public Offering and subsequently identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern and Liquidity

As of December 31, 2021, the Company had $259,228 in its operating bank accounts, $50,913,517 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection there with and working capital of $240,568. The Company’s business plan is dependent on the completion of a Business Combination within the Combination Period. If the Company is unable to compete a Business Combination within the Combination Period, it must liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of the financial statement.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date the financial statement is issued. The financial statement does not include any adjustments that might result from its inability to consummate a Business Combination or its inability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Since the Company’s inception on December 30, 2020, it had one activity related to a formation cost of $625, which was included in the audited financial statements for the year ended December 2021. Operating results for the year ended December 31, 2021 are not necessarily indicative of the results that may be expected for any future period.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash equivalents to be highly liquid investments with a maturity at the date of purchase of three months or less. The Company had cash of $ $259,228 and did not have any cash equivalents at December 31, 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Investments Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account are comprised of investments in money market funds that invest in U.S. government securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs

Offering costs were $3,161,681 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the Initial Public Offering and are charged to stockholders’ equity upon the completion of the Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. The Company allocated offering costs between public shares and public rights based on the relative fair values of public shares and public rights. Accordingly, $3,025,729 was allocated to public shares and charged to temporary equity, and $135,952 was allocated to public rights and charged to stockholders’ equity.

Offering costs related to the underwriters’ partial exercise of their over-allotment option totaled $50,158 of which $48,001 was allocated and charged to temporary equity and $2,157 was allocated to public rights and charged to stockholders’ equity.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 5,091,196 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statement of operations is based on the following:

For the year ended
December 31, 2021
Net Loss	$(421,194)
Accretion of temporary equity into redemption value	$(5,262,944)
Net loss including accretion of equity into redemption value	$(5,684,138)

	For the year ended
	December 31, 2021
	Redeemable shares	Non-redeemable shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(3,819,798)	$(1,864,341)
Accretion of temporary equity to redemption value	$5,262,944	—
Allocation of net income/(loss)	$1,443,146	$(1,864,341)

Denominators:
Weighted-average shares outstanding	2,842,785	1,387,487
Basic and diluted net income/(loss) per share	$0.51	(1.34)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Deferred tax assets were offset entirely by a valuation allowance as of December 31, 2021.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2021, and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 5,000,000 units at a price of $10 per unit (the “public units”) for gross proceeds of $50,000,000. The units consist of one share of common stock and the right to receive one-tenth (1/10) of a share of common stock upon consummation of an initial business combination. The underwriting agreement called for an over-allotment option equal to 15% of the total number of units initially offered to the public. On June 10, 2021, the Company completed the Initial Public Offering (See Note 7) and on July 22, 2021 the underwriters’ over-allotment option was partially exercised resulting in an additional 91,196 units being sold at $10.00 per unit generating gross proceeds of $911,960.

Note 4 — Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 205,000 Private Placement Units at a price of $10.00 per Private Placement Units for an aggregate purchase price of $2,050,000. The proceeds from the Private Placement Units at the Initial Public Offering are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units will become worthless.

On July 20, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment. On July 22, 2021, the Company consummated the sale of an additional 1,824 Private Placement Units, at $10.00 per Private Placement Unit for an aggregate purchase price of $18,240.

Note 5 — Related Party Transactions

Founder Shares

Pursuant to a subscription agreement dated January 28, 2021, the Company issued 1,437,500 shares of common stock to the Sponsor for $25,000, or approximately $0.017 per share (“insider shares”). The 1,437,500 founder shares held or controlled by the insiders include an aggregate of up to 187,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. Since the underwriters did not exercise the over-allotment option in full, on July 22, 2021, 164,701 founder shares were forfeited for no consideration. Accordingly, there were 1,272,799 founder shares outstanding as of December 31, 2021.

Sponsor Promissory Note

On February 10, 2021, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the offering. This loan is non-interest bearing, unsecured, and is due at the consummation of an initial public offering of the Company’s securities or the date on which the Company determines not to conduct an initial public offering of its securities. The outstanding principal balance of the Sponsor promissory was paid in full on July 20, 2021.

Additionally, if the funds held outside the trust account after the consummation of the initial public offering are insufficient to meet the Company’s working capital needs, the Company’s Sponsor or their affiliates may, but are not obligated to loan the Company funds, from time to time or at any time in an amount they deem reasonable at their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial business combination without interest, or at the discretion of the holder up to $1,500,000 of the notes may be converted upon consummation of the Company’ initial business combination into private units at a price of $10.00 per unit. If the Company does not complete a business combination, the loans will only be repaid with funds not held in the trust account, to the extent available. As of December 31, 2021, there were no amounts outstanding under this arrangement.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 15 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. As of December 31, 2021, there were no amounts outstanding under this arrangement.

Other

As of December 31, 2021, the Company had a balance due to related party of $2,883, which were expenses paid by management in search for a target company. The amount was repaid on January 3, 2022.

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on January 28, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Legal Fees

The Company has agreed to pay its counsel $25,000 upon closing of the initial business combination. In the event that no business combination is completed, no amounts will be due other than the retainers. The Company will pay the counsel in total of $150,000 related to execution of a merger agreement and filing of proxy statements.

Underwriter’s Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

On July 20, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. On July 22, 2021, the Company consummated the sale of an additional 91,196 Units, at $10.00 per Unit.

On January 21, 2021, the Company entered into an agreement with an underwriter who acted as lead managing underwriter of the Initial Public Offering. Pursuant to this agreement, in addition to the above noted compensation, the Company issued to the underwriter shares of its common stock valued at $10.00 per share in an amount equal to 0.5% of the gross proceeds of the offering.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $1,018,240 in the aggregate at the closing of the Initial Public Offering (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $1,527,358 in the aggregate from the closing of the Initial Public Offering (which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representative Shares

In June and July 2021, the Company issued to the designees of the underwriter 25,456 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $10.00 per share ($254,560 in the aggregate) based upon the price of the Public Shares sold at the IPO. The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their officers or partners, associated persons or affiliates.

Right of First Refusal

The Company has granted the underwriter, subject to certain conditions for a period of 18 months after the date of the consummation of the initial business combination, a right of first refusal to act as a co-manager or placement agent, with at least 25% of the economics, for any and all future public and private equity and debt offerings. The duration of such right of first refusal is limited not more than three years by certain regulatory rules.

Note 7 — Shareholder’s Deficit

Common Stock

The Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 1,505,079 shares issued and outstanding (excluding 5,091,196 shares subject to possible redemption), after giving effect to the forfeiture of 164,701 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Sponsor owns 20% of the Company’s issued and outstanding Common Stock after the Initial Public Offering.

Common Stock Subject to Possible Redemption

As of December 31, 2021, there were 5,091,196 common shares subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet (see Note 2).

Rights

Except in cases where the Company is not the surviving Company in a business combination, the holders of the rights will automatically receive 1/10 of a share of common stock upon consummation of the Company’s initial business combination. In the event the Company will not be the surviving company upon completion of the initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a share underlying each right upon consummation of the business combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As of December 31, 2021, no rights had been issued.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, assets held in the Trust Account were entirely comprised of marketable securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable Securities in the Trust Account	50,913,517	—	—

Note 9 — Revision of Prior Period Financial Statements

The Company identified errors on the Form 8-K IPO balance sheet as of June 10, 2021. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were not material to any prior annual or 8-K report, but that correcting the cumulative impact of such errors would be significant to our balance sheet for the year ended December 31, 2021. Accordingly, the Company has corrected such immaterial errors by adjusting its June 10, 2021 balance sheet and classified all public shares of Common Stock as redeemable on the balance sheet. The Company will also correct previously reported financial information for such immaterial errors in future filings, as applicable. The following summarizes the effect of the revision on each financial statement line item.

	As Reported	Adjustment	As Adjusted
Revised Balance Sheet
Common stock subject to redemption	$44,130,580	$5,869,420	$50,000,000
Common stock, $0.001 par value	225	(59)	166
Additional paid-in-capital	5,000,557	(5,000,557)	—
Retained earnings	(780)	(868,804)	(869,584)
Total stockholders’ equity	$5,000,002	$(5,869,420)	$(869,418)

The Company identified errors on the Form 10-Q statement of operations as of June 30, 2021. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the errors and has determined that the related impacts were not material to any prior annual or 10-Q report, but that correcting the cumulative impact of such errors would be significant to our statement of operations for the year ended December 31, 2021. Accordingly, the Company has corrected such immaterial errors by adjusting its June 30, 2021 statement of operations related to a clerical error in the calculation of earning per share. The Company will also correct previously reported financial information for such immaterial errors in future filings, as applicable. The following summarizes the effect of the revision on each financial statement line item.

	For the three months ended June 30, 2021			For the three months ended June 30, 2021
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Revised Statement of Operations
Basic and diluted net income (loss) per share, redeemable common stock	$1.53	$0.83	$2.36	$3.96	$2.15	$6.11
Basic and diluted net income (loss) per share, non-redeemable common stock	$(1.39)	$(0.74)	$(2.13)	$(1.83)	$(0.98)	$(2.81)

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 24, 2022 were available to be issued. Except as disclosed below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On February 11, 2022, SPK entered into a Merger Agreement (the “Merger Agreement”) by and among Varian Biopharmaceuticals, Inc., a Florida corporation (“Varian Bio”), SPK, and SPK Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SPK (“Merger Sub”). Pursuant to the terms of the Merger Agreement, a business combination between SPK and Varian Bio will be effected through the merger of Merger Sub with and into Varian Bio with Varian Bio surviving the merger as a wholly owned subsidiary of SPK (the “Merger”). The board of directors of SPK has (i) approved and declared advisable the Merger Agreement, the Additional Agreements and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of SPK.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of SPK and Varian Bio and the satisfaction of certain other customary closing conditions.

SPK ACQUISITION CORP.
CONDENSED BALANCE SHEETS

(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$98,216	$259,228
Prepaid expenses and other current assets	64,457	108,198
Marketable securities held in trust account	50,912,228	50,913,517
Total current assets	51,074,901	51,280,943
TOTAL ASSETS	$51,074,901	$51,280,943

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$353,619	$103,175
Due to related party	—	2,883
Franchise taxes payable	7,800	20,800
Deferred underwriting fee payable	1,527,358	1,527,358
Total current liabilities	1,888,777	1,654,216
TOTAL LIABILITIES	1,888,777	1,654,216

COMMITMENTS AND CONTINGENCIES
Redeemable Common Stock
Common stock subject to possible redemption, $0.0001 par value, 5,091,196 shares at redemption value of $10.00 per share)	50,911,960	50,911,960

STOCKHOLDERS’ DEFICIT
Common Stock; $0.0001 par value; 10,000,000 shares authorized; 1,505,079 shares issued and outstanding (excluding 5,091,196 shares subject to possible redemption)	151	151
Additional paid-in capital	—	—
Accumulated deficit	(1,725,987)	(1,285,384)
Total stockholders’ deficit	(1,725,836)	(1,285,233)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$51,074,901	$51,280,943

The accompanying notes are an integral part of these unaudited financial statements.

SPK ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
OPERATING EXPENSES
General and administrative	$433,514	$2,205
Franchise tax	7,800	—
Total expenses	441,314	2,205

LOSS FROM OPERATIONS	(441,314)	(2,205)

OTHER INCOME
Interest income	711	—
Total other income	711	—
NET LOSS	$(440,603)	$(2,205)

Weighted average shares outstanding of redeemable common stock	5,091,196	—
Basic and diluted net loss per share	$(0.07)	$—

Weighted average shares outstanding of non-redeemable common stock	1,505,079	1,250,000 (1)
Basic and diluted net income (loss) per share, non-redeemable common stock	$(0.07)	—

(1)	This number excludes up to 187,500 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters

The accompanying notes are an integral part of these unaudited financial statements.

SPK ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	1,505,079	$151	—	$(1,285,384)	$(1,285,233)
Net loss	—	—	—	(440,603)	(440,603)
Balance as of March 31, 2022	1,505,079	$151	$—	$(1,725,987)	$(1,725,836)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
	—	$—	$—	$—	$—
Issuance of common stock to Sponsor (1)	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	(2,205)	(2,205)
Balance as of March 31, 2021	1,437,500	$144	$24,856	$(2,205)	$22,795

(1)	This number includes an aggregate of up to 187,500 shares of common stock subject to forfeiture if the overallotment option is not exercised in full or in part by the underwriter.

The accompanying notes are an integral part of these unaudited financial statements.

SPK ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021
Cash flows from operating activities:
Net loss	$(440,603)	$(2,205)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned in trust account	(711)	—
Due to related party	(2,883)	—
Prepaid expenses and other assets	43,742	—
Accounts payable accrued expenses	250,444	2,190
Franchise tax Payable	(13,000)	—
Net cash used in operating activities	(163,012)	(15)
Cash Flows from Investing Activities:
Proceeds from Trust to pay franchise tax	2,000	—
Net cash provided by investing activities	2,000	—
Cash Flows from Financing Activities:
Proceeds from issuance of insider shares to the initial stockholders	$—	25,000
Proceeds from issuance of promissory note to related party	—	200,000
Payment of deferred offering costs	—	(87,500)
Proceeds from Trust to pay franchise tax	—	—
Net cash provided by financing activities	—	137,500
Net change in cash	(161,012)	137,485
Cash, beginning of the period	259,228	—
Cash, end of the period	$98,216	$137,485
Supplemental Disclosure of Cash Flow Information:
Deferred offering costs in accrued offering costs and expenses	$—	$40,494

The accompanying notes are an integral part of these unaudited financial statements.

SPK ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

 (UNAUDITED)

Note 1 — Organization and Business Operation

SPK Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated pursuant to the General Corporation Law of the State of Delaware on December 31, 2020 that was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on operating businesses in the sectors of telecommunications, media, and technology (“TMT”) in Asia. The Company did not any specific business combination target with respect to the initial business combination.

As of March 31, 2022, the Company had not commenced any operations. All activity through March 31, 2022 relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective on June 7, 2021. On June 10, 2021, the Company consummated the Initial Public Offering of 5,000,000 units (the “Units”) with respect to the Common Stock (the “Common Stock”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $50,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 205,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor SPK Acquisition, LLC (the “Sponsor”) generating gross proceeds of $2,050,000, which is described in Note 4.

On July 20, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. On July 22, 2021, the Company consummated the sale of an additional 91,196 Units, at $10.00 per Unit, and the sale of an additional 1,824 Private Placement Units, at $10.00 per Private Placement Unit, generating total gross proceeds of $930,200.

Offering costs for the Initial Public Offering and underwriters’ partial exercise of the over-allotment option amounted to $3,211,839, consisting of $1,018,240 of underwriting fees, $1,527,358 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), and $666,241 of other costs. As described in Note 6, the $1,527,358 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by June 10, 2022, subject to the terms of the underwriting agreement.

Following the closing of the Initial Public Offering on June 10, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”). On July 22, 2021, an additional $911,960 ($10.00 per Unit) was placed in the Trust Account from proceeds received from the Overallotment Units. These proceeds may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and net of amounts previously released to the Company to pay its tax obligations) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commission the Company will pay to the underwriters (as discussed in Note 6).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public rights), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive its liquidation rights with respect to the Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On February 11, 2022, SPK entered into a Merger Agreement (the “Merger Agreement”) by and among Varian Biopharmaceuticals, Inc., a Florida corporation (“Varian”), SPK, and SPK Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SPK (“Merger Sub”). These entities had not commenced any operations as of March 31, 2022. Pursuant to the terms of the Merger Agreement, a business combination between SPK and Varian will be effected through the merger of Merger Sub with and into Varian with Varian surviving the merger as a wholly owned subsidiary of SPK (the “Merger”). The board of directors of SPK has (i) approved and declared advisable the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of SPK.

 Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on completing the Proposed Public Offering and subsequently identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern and Liquidity

As of March 31, 2022, the Company had $ 98,216 in its operating bank accounts, $50,912,228 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection there with and working capital deficit of $198,746. The Company’s business plan is dependent on the completion of a Business Combination within the Combination Period. If the Company is unable to compete a Business Combination within the Combination Period, it must liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of the financial statement.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date the financial statement is issued. The financial statement does not include any adjustments that might result from its inability to consummate a Business Combination or its inability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The accompanying unaudited financial statements as of March 31, 2022 have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the year ended March 31, 2022 are not necessarily indicative of the results that may be expected for any future period.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash equivalents to be highly liquid investments with a maturity at the date of purchase of three months or less. The Company had cash of $ $98,216 and did not have any cash equivalents at March 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Investments Held in Trust Account

At March 31, 2022, substantially all of the assets held in the Trust Account are comprised of investments in money market funds that invest in U.S. government securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs

Offering costs were $3,161,681 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the Initial Public Offering and are charged to stockholders’ equity upon the completion of the Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. The Company allocated offering costs between public shares and public rights based on the relative fair values of public shares and public rights. Accordingly, $3,025,729 was allocated to public shares and charged to temporary equity, and $135,952 was allocated to public rights and charged to stockholders’ equity.

Offering costs related to the underwriters’ partial exercise of their over-allotment option totaled $50,158 of which $48,001 was allocated and charged to temporary equity and $2,157 was allocated to public rights and charged to stockholders’ equity.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022, 5,091,196 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of March 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the statement of operations is based on the following:

Schedule of net income (loss)
	For the Three months ended January 1, 2022 to March 31, 2022	For the Three months ended January 1, 2021 to March 31, 2021
Net loss	$(440,603)	$(2,205)

Schedule of net income (loss) per share
	For the Three months ended January 1, 2022 to March 31, 2022		For the Three months end from January 1, 2021 to March 31, 2021
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and Diluted net income (loss) per share:
Numerators:
Allocation of net losses included accretion	$(340,070)	$(100,533)	$—	$—
Allocation of net income (loss)	$(340,070)	$(100,533)	$—	$—

Denominators:
Weighted-average shares outstanding	5,091,196	1,505,079	—	1,250,000
Basic and diluted net income (loss) per share	$(0.07)	$(0.07)	$—	$—

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Deferred tax assets were offset entirely by a valuation allowance as of March 31, 2022.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement. Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Public Offering

Pursuant to the Initial Public Offering , the Company sold 5,000,000 units at a price of $10 per unit (the “public units”) for gross proceeds of $50,000,000. The units consist of one share of common stock and the right to receive one-tenth (1/10) of a share of common stock upon consummation of an initial business combination. The underwriting agreement called for an over-allotment option equal to 15% of the total number of units initially offered to the public. On June 10, 2021, the Company completed the Initial Public Offering (See Note 7) and on July 22, 2021 the underwriters’ over-allotment option was partially exercised resulting in an additional 91,196 units being sold at $10.00 per unit generating gross proceeds of $911,960.

Note 4 — Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 205,000 Private Placement Units at a price of $10.00 per Private Placement Units for an aggregate purchase price of $2,050,000. The proceeds from the Private Placement Units at the Initial Public Offering are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units will become worthless.

On July 20, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment. On July 22, 2021, the Company consummated the sale of an additional 1,824 Private Placement Units, at $10.00 per Private Placement Unit for an aggregate purchase price of $18,240.

Note 5 — Related Party Transactions

Founder Shares

Pursuant to a subscription agreement dated January 28, 2021, the Company issued 1,437,500 shares of common stock to the Sponsor for $25,000, or approximately $0.017 per share (“insider shares”). The 1,437,500 founder shares held or controlled by the insiders include an aggregate of up to 187,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. Since the underwriters did not exercise the over-allotment option in full, on July 22, 2021, 164,701 founder shares were forfeited for no consideration. Accordingly, there were 1,272,799 founder shares outstanding as of March 31, 2022.

Sponsor Promissory Note

On February 10, 2021, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the offering. This loan is non-interest bearing, unsecured, and is due at the consummation of a initial public offering of the Company’s securities or the date on which the Company determines not to conduct a initial public offering of its securities. The outstanding principal balance of the Sponsor promissory was paid in full on July 20, 2021.

Additionally, if the funds held outside the trust account after the consummation of the initial public offering are insufficient to meet the Company’s working capital needs, the Company’s Sponsor or their affiliates may, but are not obligated to loan the Company funds, from time to time or at any time in an amount they deem reasonable at their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial business combination without interest, or at the discretion of the holder up to $1,500,000 of the notes may be converted upon consummation of the Company’ initial business combination into private units at a price of $10.00 per unit. If the Company does not complete a business combination, the loans will only be repaid with funds not held in the trust account, to the extent available. As of March 31, 2022, there were no amounts outstanding under this arrangement.

Related Party Extension Loans

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 15 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. As of March 31, 2022, there were no amounts outstanding under this arrangement.

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on January 28, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Legal Fees

The Company has agreed to pay its counsel $250,000 upon closing of the initial business combination. In the event that no business combination is completed, no amounts will be due other than the retainers.

Underwriter’s Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

On July 20, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. On July 22, 2021, the Company consummated the sale of an additional 91,196 Units, at $10.00 per Unit.

On January 21, 2021, the Company entered into an agreement with an underwriter who acted as lead managing underwriter of the Initial Public Offering. Pursuant to this agreement, in addition to the above noted compensation, the Company issued to the underwriter shares of its common stock valued at $10.00 per share in an amount equal to 0.5% of the gross proceeds of the offering.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $1,018,240 in the aggregate at the closing of the Initial Public Offering (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $1,527,358 in the aggregate from the closing of the Initial Public Offering (which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representative Shares

In June and July 2021, the Company issued to the designees of the underwriter 25,456 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $10.00 per share ($254,560 in the aggregate) based upon the price of the Public Shares sold at the IPO. The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their officers or partners, associated persons or affiliates.

Right of First Refusal

The Company has granted the underwriter, subject to certain conditions for a period of 18 months after the date of the consummation of the initial business combination, a right of first refusal to act as a co-manager or placement agent, with at least 25% of the economics, for any and all future public and private equity and debt offerings. The duration of such right of first refusal is limited not more than three years by certain regulatory rules.

Note 7 — Stockholders’ Deficit

Common Stock

The Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.0001 per share. As of March 31, 2022, there were 1,505,079 shares issued and outstanding (excluding 5,091,196 shares subject to possible redemption), after giving effect to the forfeiture of 164,701 shares to the Company by the Sponsor for no consideration since the underwriters’ 45-day over-allotment option was not exercised in full, so that the Sponsor owns 20% of the Company’s issued and outstanding Common Stock after the Initial Public Offering.

Common Stock Subject to Possible Redemption

As of March 31, 2022, there were 5,091,196 common shares subject to possible redemption are presented at redemption value of $10.00 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet (see Note 2).

Rights

Except in cases where the Company is not the surviving Company in a business combination, the holders of the rights will automatically receive 1/10 of a share of common stock upon consummation of the Company’s initial business combination. In the event the Company will not be the surviving company upon completion of the initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a share underlying each right upon consummation of the business combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As of March 31, 2022, no rights had been issued.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2022, assets held in the Trust Account were entirely comprised of marketable securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Schedule of Fair value of assets measured on recurring basis
	March 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable Securities in the Trust Account	50,912,228	50,912,228	—	—

	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Marketable Securities in the Trust Account	50,913,517	50,913,517	—	—

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 17, 2022 were available to be issued. The Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

VARIAN BIOPHARMACEUTICALS INC.

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Varian Biopharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Varian Biopharmaceuticals Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. As described in Note 2 to the financial statements, The Company had cash of $4,554 at December 31, 2021. The Company’s losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the financial statement issuance date. In addition, the company has not generated any revenue since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success. Management’s plans in regard to these matters are also described in Note 2 to the accompanying financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America (US GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

February 21, 2022

VARIAN BIOPHARMACEUTICALS
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Current Assets:
Cash	$4,554	$2,038
Prepaid expenses	17,563	—
Total Current Assets	22,117	2,038
Total Assets	$22,117	$2,038

Current Liabilities:
Accounts payable	$87,227	$415,335
Accrued expenses - related parties	170,000	60,000
Accrued expenses - other	441,744	117,500
Loans from related parties, current	21,396	21,396
Total Current Liabilities	720,367	614,231
Long Term Liabilities:
Loans from related parties, net of current	526,511	—
Total Long Term Liabilities	526,511	—
Total Liabilities	1,246,878	614,231

Stockholders’ Deficit:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 31,576,253 and 30,000,000 issued as of December 31, 2021 and December 31, 2020, respectively, and 31,617,920 and 30,000,000 outstanding as of December 31, 2021 and December 31, 2020, respectively	3,158	3,000
Additional paid-in capital	864,265	—
Accumulated deficit	(2,092,184)	(615,193)
Total Stockholders’ Deficit	(1,224,761)	(612,193)
Total Liabilities and Stockholders’ Deficit	$22,117	$2,038

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.
STATEMENT OF OPERATIONS

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Operating Expenses:
Research and development	$496,684	$181,559
General and administrative	980,307	412,150
Total operating expenses	1,476,991	593,709

Loss from operations	(1,476,991)	(593,709)

Net loss before provision for income tax	(1,476,991)	(593,709)
Provision for income tax	—	—
Net Loss	$(1,476,991)	$(593,709)

Loss per common share
Basic and diluted	$(0.05)	$(0.03)
Weighted average shares outstanding
Basic and diluted	30,185,336	18,000,000

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock
	Number of Shares	Par	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit

Balance at December 31, 2019	6,000,000	$600	$—	$(21,484)	$(20,884)
Issuance of common stock	24,000,000	2,400	—	—	2,400
Net loss	—	—	—	(593,709)	(593,709)
Balance at December 31, 2020	30,000,000	3,000	—	(615,193)	(612,193)
Issuance of common stock for consulting agreement	50,000	5	—	—	5
Repurchase of common stock	(262,816)	(26)	—	—	(26)
Vesting of restricted common stock for consulting agreement	58,333	6	—	—	6
Common stock issued in exchange for amounts due to parent	1,730,736	173	864,265	—	864,438
Net loss		—	—	(1,476,991)	(1,476,991)
Balance at December 31, 2021	31,576,253	$3,158	$864,265	$(2,092,184)	$(1,224,761)

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.
STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities
Net loss	$(1,476,991)	$(593,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock compensation expense	11	672
Changes in operating assets and liabilities:
Change in prepaid expenses	(17,563)	—
Change in accounts payable	(328,108)	394,451
Change in accrued expenses	434,244	177,500
Net cash used in operating activities	(1,388,407)	(21,086)

Cash flows from financing activities:
Proceeds from loans from related parties	526,511	21,396
Proceeds from loans from parent	864,438	—
Cash used to repurchase common stock	(26)	—
Proceeds from issuance of common stock	—	1,728
Net cash provided by financing activities	1,390,923	23,124

Net increase (decrease) in cash	2,516	2,038
Cash, beginning of period	2,038	—
Cash, end of period	$4,554	$2,038

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Common stock issued in exchange for amounts due to parent	$864,438	$—

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.

Notes To Financial Statements

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Varian Biopharmaceuticals Inc. (the “Company” or “Varian Bio”) was incorporated in Florida on June 8, 2020 as Varian Oncology Inc. (“Varian Oncology”). On July 2, 2020, Varian Oncology merged with Varian Biopharmaceuticals LLC (“Varian LLC”), a Delaware LLC. Varian Oncology had no operations, no assets or liabilities as of the date of merger. Varian Oncology assumed the liabilities of Varian LLC totaling $337,905. After the merger, Varian LLC was liquidated, and Varian Oncology was renamed Varian Biopharmaceuticals Inc. The transaction was accounted for as a business combination of entities under common control and recorded the historical financial statement of Varian LLC as of the date of the merger.

On May 7, 2021, Healthtech Solutions, Inc. (“Healthtech”) acquired 99.83% of the outstanding capital stock of Varian Bio through a share exchange. As a result, Varian Bio became a 99.83%-owned subsidiary of Healthtech. Both Varian Bio and Healthtech believed the operational and leadership support to be provided by Healthtech would increase the chances of Varian Bio’s success and decrease its capital requirements until such time as Varian Bio had its independent launch and was spun out of Healthtech’s umbrella of subsidiaries. Due to changes in Healthtech’s leadership and a lack of funding, both Varian Bio and Healthtech re-considered the operational and leadership support provided by Healthtech and mutually agreed that Varian Bio would seek alternative sources of capital without continuing as a subsidiary of Healthtech. Effective November 9, 2021, Healthtech divested its ownership in Varian Bio.

The sole asset of the Company is an exclusive license from Cancer Research UK (“CRUK”) for multiple small molecule kinase inhibitors, which was acquired in return for annual license fees, future milestone payments and royalties, all related to development and commercialization of the technology, if achieved (see Note 4).

Liquidity

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital and has financed its operations through the issuance of loans payable, loans from Healthtech Solutions and the Company’s common stock. The Company has incurred losses and negative operating cash flows since inception and has an accumulated deficit of $2,092,184 at December 31, 2021.

The Company is subject to risks associated with any biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development program will be successful, that products developed will obtain necessary regulatory approval, and that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees, advisors, and consultants.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company had cash of $4,554 at December 31, 2021 The Company’s losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the consolidated financial statement issuance date. In addition, the company has not generated any revenue since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects to incur substantial expenditures in the foreseeable future for the development of its product candidates and will require additional financing to continue this development. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company will seek additional capital through equity offerings or debt financing. However, such financing may not be available in the future on favorable terms, if at all. If adequate financing is not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its product development programs, or be unable to continue operations over a longer term.

We require substantial capital for our development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend our intellectual property rights. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

●	continue our research and preclinical development of our product candidates;

●	expand the scope of our development into clinical studies for our product candidates;

●	further develop the manufacturing process for our product candidates;

●	change or add additional manufacturers or suppliers;

●	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

●	seek to identify and validate additional product candidates;

●	acquire or in-license other product candidates and technologies;

●	make milestone or other payments under any license agreements;

●	maintain, protect and expand our intellectual property portfolio;

●	attract and retain skilled personnel;

●	build additional infrastructure to support our operations as a larger public company and our product development and planned future commercialization efforts, including manufacturing capacity; and

●	experience any delays or encounter issues with any of the above.

To date, the Company has largely been financed using loans from board members and other related parties and management believe similar sources of liquidity remain available now, and in the future. However, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to most other countries and infections have been reported globally. Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may have a material adverse impact on our business, financial condition and results of operations. Management expects that its business will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As disclosed in Note 1, the Company was acquired by and subsequently divested by Healthtech in 2021. The financial statements presented reflect all of the costs of doing business related to the operations of the Company, including any expenses that were paid for by Healthtech on behalf of the company. There was no allocation of any costs since all transactions were clearly separate and reflected in these financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Research and Development

Research and development costs are expensed when incurred. Research and development costs include costs of research, engineering, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Share-Based Compensation

The Company issues stock-based awards to employees and non-employees, generally in the form of stock options. The Company accounts for stock-based awards in accordance with ASC 718, Compensation—Stock Compensation, which requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock options, to be recognized in the statements of operations based on their fair values. The Company has elected to account for option forfeitures as they occur.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes”) to determine the weighted-average fair value of options granted, which uses as inputs the fair value of the common stock and assumptions the Company makes for the volatility of its common stock, the expected term of its stock options, the risk-free interest rate for a period that approximates the expected term of its stock options and its expected dividend yield.

Compensation cost of awards that contain a performance condition are recognized when success is considered probable during the performance period.

In accordance with the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, for stock-based awards granted to non-employees, compensation expense is recognized over the period during which services are rendered by such non-employees until completed. The standard largely aligns the accounting for share-based payment awards issued to employees and nonemployees by expanding the scope of ASC 718 to apply to nonemployee share-based transactions, as long as the transaction is not effectively a form of financing.

Determination of Fair Value of Common Stock

As there has been no public market for the common stock to date, the estimated fair value of the common stock has been determined by the Company’s Board of Directors as of the date of each award, with input from management and its Board of Directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of its common stock and its stock-based compensation expense could be materially different.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASC 842”) to enhance the transparency and comparability of financial reporting related to leasing arrangements. Under this new lease standard, most leases are required to be recognized on the balance sheet as right-of-use assets and lease liabilities. Disclosure requirements have been enhanced with the objective of enabling financial statement users to assess the amount, timing, and uncertainty of cash flows arising from leases. Prior to January 1, 2019, GAAP did not require lessees to recognize assets and liabilities related to operating leases on the balance sheet. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations as well as the reduction of the right of use asset.

The standard provides a number of optional practical expedients in transition. The Company has also elected to apply (i) the practical expedient which allows it to not separate lease and non-lease components, for new leases entered into after adoption and (ii) the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new standard.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and the Company’s control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

The Company has elected to combine lease and non-lease components as a single component. Operating leases will be recognized on the balance sheet as ROU lease assets, current lease liabilities and non-current lease liabilities. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

As of December 31, 2021 and December 31, 2020, there are no lease arrangements with terms greater than twelve months.

Fair Value of Financial Instruments

The Company follows ASC 825-10-50-10 with respect to disclosures about fair value of its financial instruments and ASC 820-10-35-37 to measure the fair value of its financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

● Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

● Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

● Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

Financial assets and liabilities of the Company primarily consist of cash, prepaid expenses, accounts payable and accrued liabilities, and loans payable. As of December 31, 2021, the carrying values of these financial instruments approximated their fair values due to the short-term nature of these instruments.

Earnings Per Share

The Company calculates earnings per share (“EPS”) as required by ASC 260, Earnings Per Share. Basic EPS is calculated by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding common stock equivalents. Diluted EPS is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period, plus the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. For periods with a net loss, the dilutive common stock equivalents are excluded from the diluted EPS calculation. For purposes of this calculation, common stock subject to repurchase by the Company, options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive.

Income Taxes

The Company follows ASC Topic 740, Income Taxes, which requires the recognition of deferred income taxes for the differences between the basis of assets and liabilities for financial statements and income tax purposes. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating losses and for tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Under ASC 740-10-40, previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company had no material uncertain tax positions as of December 31, 2021 or December 31, 2020.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

Recently Adopted Accounting Standards

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have an impact on its results of operations or financial position.

NOTE 4 – LICENSE AGREEMENT

On July 5, 2019, the Company entered into an exclusive license agreement with Cancer Research UK (“CRUK”) for multiple small molecule kinase inhibitors, which was acquired in return for annual license fees, future milestone payments and royalties, all related to development and commercialization of the technology, if achieved. The payments made to CRUK in the form of annual license fees, milestones and royalties are very standard compared to other licensing deals seen in this industry. Should the Company successfully develop and commercializes the technology, the Company may be required to make milestone payments of less than $100 million and pay royalties of single-digit percentage on revenues for each product developed.

License expense for the years ended December 31, 2021 and 2020 was $10,000 and 10,000 respectively. Future annual license fees range from $10,000 to $25,000 per year.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2021 and 2020:

	2021	2020

Accrued payroll	$225,000	$100,000
Accrued board of director fees	52,500	17,500
Accrued consulting fees - related party	170,000	60,000
Accrued legal fees	134,853	—
Accrued other	29,391	—
Accrued expenses	$611,744	$177,500

The accrued consulting fees are payable to a member of the board of directors. Total consulting expenses for the member of the board of directors for the years ended December 31, 2021 and 2020 were $60,000 and $120,000, respectively.

Total expenses for board of director fees for the years ended December 31, 2021 and 2020 were $35,000 and $17,500, respectively.

NOTE 6 – LOANS FROM RELATED PARTIES

During 2021 and 2020 the Company received proceeds from loans payable to two investors in the aggregate amount of $526,511 and $21,396, respectively. The loans do not bear interest and each is repayable on the second anniversary of the specific loan.

As of December 31, 2021, the balance of loans payable was $547,907.

NOTE 7 – COMMON STOCK

At December 31, 2020, the Company had authorized 30,000,000 shares of common stock. In November 2021, the Company increased its authorized shares of common stock to 500,000,000 shares. At December 31, 2021, there were 31,617,920 shares of common stock issued of which 31,576,253 are outstanding. In July 2020, 24,000,000 shares of common stock were issued to the founders.

The holders of shares of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors.

Restricted Stock Award

In May 2021, the Company awarded a consultant 150,000 shares of common stock for services to be performed. 50,000 shares vested immediately and the remaining 100,000 shares vest ratably over the next twelve months. Management determined the fair value of a share of common stock in May 2021 to be $0.0001 per share.

Stock compensation for the year ended December 31, 2021 was $11.

As of December 31, 2021, there were 41,667 restricted shares of stock considered issued but not outstanding.

Repurchase of Common Stock

In July 2021, one of the original scientific advisors of the Company (who had not been involved with the company’s activities since 1Q 2020) resigned and in conjunction with that resignation relinquished all of his shares of common stock totaling 262,816 shares in exchange for $26.

Acquisition and Divestiture of Varian by Healthtech Solutions

On May 7, 2021, Healthtech Solutions, Inc. (“Healthtech”) acquired 99.83% of the outstanding capital stock of Varian through a share exchange. As a result, Varian became a 99.83%-owned subsidiary of Healthtech.

Effective November 9, 2021, Healthtech divested its ownership in Varian. In conjunction with this divestiture, Varian Bio issued 1,730,736 shares of common stock as settlement for $864,438 advanced from Healthtech to Varian Bio for operating expenses.

NOTE 8 – NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The Company has reported losses since inception and has computed basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration for potentially dilutive securities. The Company computes diluted net loss per share of common stock after giving consideration to all potentially dilutive shares of common stock, including options to purchase common stock, outstanding during the period determined using the treasury-stock and if-converted methods, except where the effect of including such securities would be antidilutive. Because the Company has reported net losses since inception, these potential shares of common stock would have been anti-dilutive and basic and diluted loss per share are the same for all periods presented.

For all periods presented there are no outstanding option awards and therefore there are no potentially dilutive securities.

NOTE 9 – INCOME TAXES

A reconciliation of the effect of applying the federal statutory rate to the net loss and the effective income tax rate for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State and city tax, net of federal benefit	-5.9%	-5.9%
Change in valuation allowance	-15.1%	-15.1%
Effective income tax rate	0.0%	0.0%

The principal components of the Company’s net deferred tax asset consisted of the following at December 31, 2021 and December 31, 2020:

	2021	2020
Deferred tax assets:
Federal, state and city net operating loss carryforwards	$392,824	$112,064
Other temporary differences	164,712	47,792
Total deferred income tax assets	557,536	159,856
Valuation allowance	(557,536)	(159,856)
Total deferred income tax assets, net of valuation allowance	$—	$—
Deferred tax liabilities	—	—
Net deferred income tax assets	$—	$—

Net operating losses (“NOL”) generated in tax years ended after December 31, 2017 are limited to 80% of taxable income, only carried forward and carried forward indefinitely. The Company has no income tax expense due to operating losses incurred for the years ended December 31, 2021 and 2020. The Company has provided a valuation allowance for the full amount of the net deferred tax assets as, based on all available evidence, it is considered more likely than not that all the recorded deferred tax assets will not be realized in a future period. At December 31, 2021, the Company has federal NOLs of $1,458,956. As the Company has not yet achieved profitable operations, management believes the tax benefits as of December 31, 2021 did not satisfy the realization criteria set forth in ASC Topic 740, Income Taxes and, therefore, has recorded a full valuation allowance for the entire deferred tax asset. The valuation allowance increased for the year ended December 31, 2021 by $397,680 due to the increase in the deferred tax assets by the same amount. The Company’s effective income tax rate differed from the federal statutory rate due to the Company’s full valuation allowance, the latter of which reduced the Company’s effective federal income tax rate to zero.

Ownership changes, as defined in the IRC, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income pursuant to IRC Section 382 or similar provisions. Subsequent ownership changes could further affect the limitation in future years. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the Company’s formation due to the significant complexity and cost associated with such study and because there could be additional changes in control in the future. As a result, the Company is not able to estimate the effect of the change in control, if any, on the Company’s ability to utilize net operating losses in the future. The Company will file income tax returns in the United States federal jurisdiction. No tax returns are currently under examination by any tax authorities.

NOTE 10 – SUBSEQUENT EVENTS

Loans Payable from Related Parties

During January and February 2022, the Company received proceeds from loans payable to two related party investors in the aggregate amount of $65,030. The loans do not bear interest and each is repayable on the second anniversary of the specific loan.

Merger Agreement with SPK Acquisition Corp.

On February 14, 2022, the Company entered into a definitive merger agreement (“Merger Agreement”) with SPK Acquisition Corp. (“SPK”) (NASDAQ: SPK), a special purpose acquisition company (“SPAC”). The business combination will result in Varian Bio becoming a publicly traded company. The transaction is expected to close prior to June 30, 2022.

Bridge Financing

In conjunction with the Merger Agreement, the Company entered into a Securities Purchase Agreement in which bridge notes (“Bridge Notes”) in the aggregate amount of $3,192,496 were issued in exchange for cash in the aggregate amount of $2,000,000 in cash and the exchange of the outstanding related party loans plus statutory interest for an aggregate amount of $660,413. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the merger transaction with SPK, and accrue interest at an annual rate 15%. Varian Bio’s obligations under the Bridge Notes are secured by a first priority lien on the license with CRT.

Management has evaluated subsequent events through February 21, 2022, the date these financial statements were issued, and determined that no additional subsequent events had occurred that would require recognition in these financial statements and that all subsequent events that require disclosure have been disclosed.

VARIAN BIOPHARMACEUTICALS INC.

QUARTERLY REPORT ON FORM 10-Q

FOR THE FISCAL QUARTER MARCH 31, 2022

 VARIAN BIOPHARMACEUTICALS INC.

QUARTERLY REPORT ON FORM 10-Q

FOR THE FISCAL QUARTER ENDED MARCH 31, 2022

VARIAN BIOPHARMACEUTICALS INC.
BALANCE SHEETS
(Unaudited)

Assets	March 31, 2022	December 31, 2021
Current Assets:
Cash	$912,643	$4,554
Prepaid expenses	104,643	17,563
Deferred issuance costs	502,379	—
Total Current Assets	1,519,665	22,117
Total Assets	$1,519,665	$22,117

Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable	$309,424	$87,227
Accrued expenses - related parties	170,000	170,000
Accrued expenses - other	311,397	441,744
Bridge notes - related parties	1,215,405	—
Bridge notes - other	1,610,035	—
Loans from related parties, current	—	21,396
Total Current Liabilities	3,616,261	720,367
Long Term Liabilities:
Loans from related parties, net of current	—	526,511
Total Long Term Liabilities	—	526,511
Total Liabilities	3,616,261	1,246,878

Stockholders' Deficit:
Common stock, $0.0001 par value, 500,000,000 shares
authorized, 31,617,920 issued as of March 31, 2022 and
December 31, 2021, and 31,601,253 and 31,576,253
outstanding as of March 31, 2022 and December 31, 2021,
respectively	3,160	3,158
Additional paid-in capital	864,265	864,265
Accumulated deficit	(2,964,021)	(2,092,184)
Total Stockholders' Deficit	(2,096,596)	(1,224,761)

Total Liabilities and Stockholders' Deficit	$1,519,665	$22,117

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.
STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021

Revenue	$—	$—

Operating Expenses:
Research and development	302,579	67,469
General and administrative	321,755	287,494
Total Operating Expenses	624,334	354,963
Loss from Operations	(624,334)	(354,963)

Interest expense	(247,503)	—
Loss before provision for income tax	(871,837)	(354,963)
Provision for income tax	—	—
Net Loss	$(871,837)	$(354,963)

Loss per common share
Basic and diluted	$(0.03)	$(0.01)
Weighted average shares outstanding
Basic and diluted	31,592,641	30,000,000

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

	Common Stock
					Total
	Number of		Additional Paid-	Accumulated	Stockholders'
	Shares	Par	In Capital	Deficit	Deficit

Balance at December 31, 2020	30,000,000	$3,000	$—	$(615,193)	$(612,193)
Net loss	—	—	—	(354,963)	(354,963)
Balance at March 31, 2021	30,000,000	$3,000	$—	$(970,156)	$(967,156)

Balance at December 31, 2021	31,576,253	$3,158	$864,265	$(2,092,184)	$(1,224,761)
Vesting of restricted common stock	25,000	2	—	—	2
Net loss	—	—	—	(871,837)	(871,837)
Balance at March 31, 2022\	31,601,253	$3,160	$864,265	$(2,964,021)	$(2,096,596)

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities
Net loss	$(871,837)	$(354,963)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock compensation expense	2	—
Non-cash interest expense	247,503	—
Changes in operating assets and liabilities:
Prepaid expenses	(87,080)	—
Deferred issuance costs	(502,379)	—
Accounts payable	222,197	959
Accrued expenses	(130,347)	88,750
Net cash used in operating activities	(1,121,941)	(265,254)

Cash flows from financing activities:
Proceeds from issuance of bridge notes, net	1,965,000	—
Proceeds from issuance of loans from related parties	65,030	264,969
Cash provided by financing activities	2,030,030	264,969

Net increase (decrease) in cash and cash equivalents	908,089	(285)
Cash, beginning of period	4,554	2,038
Cash, end of period	$912,643	$1,753

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
Loans from related parties settled with issuance of bridge notes	$660,414	$—
Discount on bridge notes	$567,083	$—

The accompanying notes are an integral part of these financial statements

VARIAN BIOPHARMACEUTICALS INC.

Notes To Financial Statements

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Varian Biopharmaceuticals Inc. (the “Company” or “Varian Bio”) was incorporated in Florida on June 8, 2020 as Varian Oncology Inc. (“Varian Oncology”). On July 2, 2020, Varian Oncology merged with Varian Biopharmaceuticals LLC (“Varian LLC”), a Delaware LLC. Varian Oncology had no operations, no assets or liabilities as of the date of merger. Varian Oncology assumed the liabilities of Varian LLC totaling $337,905. After the merger, Varian LLC was liquidated, and Varian Oncology was renamed Varian Biopharmaceuticals Inc. The transaction was accounted for as a business combination of entities under common control and recorded the historical financial statement of Varian LLC as of the date of the merger.

On May 7, 2021, Healthtech Solutions, Inc. (“Healthtech”) acquired 99.83% of the outstanding capital stock of Varian Bio through a share exchange. As a result, Varian became a 99.83%-owned subsidiary of Healthtech. Both Varian Bio and Healthtech believed the operational and leadership support to be provided by Healthtech would increase the chances of Varian Bio’s success and decrease its capital requirements until such time as Varian Bio had its independent launch and was spun out of Healthtech’s umbrella of subsidiaries. Due to changes in Healthtech’s leadership and a lack of funding, both Varian Bio and Healthtech re-considered the operational and leadership support provided by Healthtech and mutually agreed that Varian Bio would seek alternative sources of capital without continuing as a subsidiary of Healthtech. Effective November 9, 2021, Healthtech divested its ownership in Varian.

The sole asset of the Company is an exclusive license from Cancer Research UK (“CRUK”) for multiple small molecule kinase inhibitors, which was acquired in return for annual license fees, future milestone payments and royalties, all related to development and commercialization of the technology, if achieved (see Note 4).

Liquidity

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital and has financed its operations through the issuance of loans payable, loans from Healthtech Solutions and the Company’s common stock. The Company has incurred losses and negative operating cash flows since inception and has an accumulated deficit of $2,964,021 as of March 31, 2022.

The Company is subject to risks associated with any biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development program will be successful, that products developed will obtain necessary regulatory approval, and that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees, advisors, and consultants.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company had cash of $912,643 as of March 31, 2022. The Company has incurred losses from operations, negative operating cash flows and accumulated deficit, and lacks the additional capital needed to fund operations within one year of the financial statement issuance date. In addition, the company has not generated any revenue since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects to incur substantial expenditures in the foreseeable future for the development of its product candidates and will require additional financing to continue this development. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company will seek additional capital through equity offerings or debt financing. However, such financing may not be available in the future on favorable terms, if at all. If adequate financing is not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its product development programs, or be unable to continue operations over a longer term.

We require substantial capital for our development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend our intellectual property rights. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

●	continue our research and preclinical development of our product candidates;

●	expand the scope of our development into clinical studies for our product candidates;

●	further develop the manufacturing process for our product candidates;

●	change or add additional manufacturers or suppliers;

●	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

●	seek to identify and validate additional product candidates;

●	acquire or in-license other product candidates and technologies;

●	make milestone or other payments under any license agreements;

●	maintain, protect and expand our intellectual property portfolio;

●	attract and retain skilled personnel;

●	build additional infrastructure to support our operations as a larger public company and our product development and planned future commercialization efforts, including manufacturing capacity; and

●	experience any delays or encounter issues with any of the above.

To date, the Company has largely been financed using loans from board members and other related parties and management believe similar sources of liquidity remain available now, and in the future. However, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to most other countries and infections have been reported globally. Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may have a material adverse impact on our business, financial condition and results of operations. Management expects that its business will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As disclosed in Note 1, the Company was acquired by and subsequently divested by Healthtech in 2021. The financial statements presented reflect all of the costs of doing business related to the operations of the Company, including any expenses that were paid for by Healthtech on behalf of the Company. There was no allocation of any costs since all transactions were clearly separate and reflected in these financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Research and Development

Research and development costs are expensed when incurred. Research and development costs include costs of research, engineering, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Share-Based Compensation

The Company issues stock-based awards to employees and non-employees, generally in the form of stock options. The Company accounts for stock-based awards in accordance with ASC 718, Compensation—Stock Compensation, which requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock options, to be recognized in the statements of operations based on their fair values. The Company has elected to account for option forfeitures as they occur.

The Company uses the Black-Scholes option-pricing model (“Black-Scholes”) to determine the weighted-average fair value of options granted, which uses as inputs the fair value of the common stock and assumptions the Company makes for the volatility of its common stock, the expected term of its stock options, the risk-free interest rate for a period that approximates the expected term of its stock options and its expected dividend yield.

Compensation cost of awards that contain a performance condition are recognized when success is considered probable during the performance period.

In accordance with the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, for stock-based awards granted to non-employees, compensation expense is recognized over the period during which services are rendered by such non-employees until completed. The standard largely aligns the accounting for share-based payment awards issued to employees and nonemployees by expanding the scope of ASC 718 to apply to nonemployee share-based transactions, as long as the transaction is not effectively a form of financing.

Determination of Fair Value of Common Stock

As there has been no public market for the common stock to date, the estimated fair value of the common stock has been determined by the Company’s Board of Directors as of the date of each award, with input from management and its Board of Directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of its common stock and its stock-based compensation expense could be materially different.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASC 842”) to enhance the transparency and comparability of financial reporting related to leasing arrangements. Under this new lease standard, most leases are required to be recognized on the balance sheet as right-of-use assets and lease liabilities. Disclosure requirements have been enhanced with the objective of enabling financial statement users to assess the amount, timing, and uncertainty of cash flows arising from leases. Prior to January 1, 2019, GAAP did not require lessees to recognize assets and liabilities related to operating leases on the balance sheet. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations as well as the reduction of the right of use asset.

The standard provides a number of optional practical expedients in transition. The Company has also elected to apply (i) the practical expedient which allows it to not separate lease and non-lease components, for new leases entered into after adoption and (ii) the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new standard.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and the Company’s control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

The Company has elected to combine lease and non-lease components as a single component. Operating leases will be recognized on the balance sheet as ROU lease assets, current lease liabilities and non-current lease liabilities. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass-through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

As of March 31, 2022 and December 31, 2021, there are no lease arrangements with terms greater than twelve months.

Fair Value of Financial Instruments

The Company follows ASC 825-10-50-10 with respect to disclosures about fair value of its financial instruments and ASC 820-10-35-37 to measure the fair value of its financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

● Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

● Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

● Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

Financial assets and liabilities of the Company primarily consist of cash, prepaid expenses, accounts payable, accrued liabilities, and bridge notes or loans payable. As of March 31, 2022 and December 31, 2021, the carrying values of these financial instruments approximated their fair values due to the short-term nature of these instruments.

Earnings Per Share

The Company calculates earnings per share (“EPS”) as required by ASC 260, Earnings Per Share. Basic EPS is calculated by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period, excluding common stock equivalents. Diluted EPS is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period, plus the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. For periods with a net loss, the dilutive common stock equivalents are excluded from the diluted EPS calculation. For purposes of this calculation, common stock subject to repurchase by the Company, options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive.

Income Taxes

The Company follows ASC Topic 740, Income Taxes, which requires the recognition of deferred income taxes for the differences between the basis of assets and liabilities for financial statements and income tax purposes. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are also recognized for operating losses and for tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Under ASC 740-10-40, previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company had no material uncertain tax positions as of March 31, 2022 or December 31, 2021.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

Recently Adopted Accounting Standards

The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. The Company does not expect the adoption of any recently issued pronouncements to have an impact on its results of operations or financial position.

NOTE 4 – LICENSE AGREEMENT

On July 5, 2019, the Company entered into an exclusive license agreement with Cancer Research UK (“CRUK”) for multiple small molecule kinase inhibitors, which was acquired in return for annual license fees, future milestone payments and royalties, all related to development and commercialization of the technology, if achieved. The payments made to CRUK in the form of annual license fees, milestones and royalties are very standard compared to other licensing deals seen in this industry. Should the Company successfully develop and commercializes the technology, the Company may be required to make milestone payments of less than $100 million and pay royalties of single-digit percentage on revenues for each product developed.

No license expense was recorded for the three months ended March 31, 2022 and 2021.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021

Accrued payroll	$225,000	$225,000
Accrued board of director fees	61,250	52,500
Accrued consulting fees - related party	170,000	170,000
Accrued legal fees	3,981	134,853
Accrued other	21,166	29,391
Accrued expenses	$481,397	$611,744

The accrued consulting fees are payable to a member of the board of directors. Total consulting expenses for the member of the board of directors for the three months ended March 31, 2022 and 2021 were $30,000 and $30,000, respectively.

Total expenses for board of director fees for the three months ended March 31, 2022 and 2021 were $8,750 and $8,750, respectively.

NOTE 6 – MERGER AGREEMENT WITH SPK ACQUISITION CORP.

On February 14, 2022, the Company entered into a definitive merger agreement (“Merger Agreement”) with SPK Acquisition Corp. (“SPK”) (NASDAQ: SPK), a special purpose acquisition company (“SPAC”). The business combination will result in Varian Bio becoming a publicly traded company. The transaction is expected to close prior to June 30, 2022.

NOTE 7 - LOANS FROM RELATED PARTIES

During the three months ended March 31, 2022 and 2021, the Company received proceeds from loans payable from two investors in the aggregate amount of $65,030 and $264,969, respectively. Prior to 2022, the loans did not bear interest and each was repayable on the second anniversary of the specific loan. In February 2022, the loan agreements were modified such that they accrued interest at an annual rate of approximately 12% retroactive to each issuance date. As of February 14, 2022, total accrued interest on notes payable was $47,477.

In conjunction with the issuance of the bridge notes (Note 7), the notes payable principal of $612,937 and accrued interest of $47,477 were exchanged for bridge notes totaling $660,414.

As of March 31, 2022, the balance of loans payable was $0.

NOTE 8 – BRIDGE NOTES PAYABLE

In conjunction with the Merger Agreement, the Company entered into a Securities Purchase Agreement in which bridge notes (“Bridge Notes”) in the aggregate of $3,192,496 were issued in exchange for cash in the aggregate of $2,000,000 in cash and the exchange of the outstanding loans and related accrued interest from related parties totaling $660,414. The Bridge Notes mature on August 14, 2022 or earlier upon the close of the merger transaction with SPK and accrue interest at an annual rate 15%. The Company incurred issuance costs totaling $35,000 which were recorded as a discount to the stated value on the balance sheet.

For the three months ended March 31, 2022 and 2021, the company recorded interest expense of $59,039 and $0, respectively. For the three months ended March 31, 2022 and 2021, the company also recorded as interest expense the accretion of the discount of the Bridge Notes of $140,987 and $0, respectively.

NOTE 9 – COMMON STOCK

At December 31, 2020, the Company had authorized 30,000,000 shares of common stock. In November 2021, the Company increased its authorized shares of common stock to 500,000,000 shares. As of March 31, 2022, there were 31,617,920 shares of common stock issued of which 31,601,253 were outstanding.

The holders of shares of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors.

Restricted Stock Award

In May 2021, the Company awarded a consultant 150,000 shares of common stock for services to be performed. 50,000 shares vested immediately and the remaining 100,000 shares vest ratably over the next twelve months. Management determined the fair value of a share of common stock in May 2021 to be $0.0001 per share.

Stock compensation for the three months ended March 31, 2022 and 2021 was $2 and $0, respectively.

As of March 31, 2022 and December 31, 2021, there were 16,667 and 41,667 restricted shares of stock considered issued but not outstanding.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 15 2022, the date these financial statements were available to be issued, and determined that no additional subsequent events had occurred that would require recognition in these financial statements and that all subsequent events that require disclosure have been disclosed.

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPK ACQUISITION CORP.

[●], 2022

SPK Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “SPK Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 31, 2020 (the “Original Certificate”).

2.	The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on June 7, 2021.

3.	This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.	This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate of Incorporation. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

6.	The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

CERTIFICATE OF INCORPORATION

OF

VARIAN BIOPHARMA, INC.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Varian Biopharma, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is [NUMBER OF SHARES], of which [NUMBER OF SHARES] shares shall be shares of common stock having [a par value of $0.01 per share (“Common Stock”) and [NUMBER OF SHARES] shares shall be shares of preferred stock having a par value of $0.01 per share/ no par value] (“Preferred Stock”).

Section 4.02 Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)       the designation of the series;

(b)       the number of shares of the series;

(c)       the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)       whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)       whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)       whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)       the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)       the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)       the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)       any other relative rights, preferences, and limitations of that series.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall consist of not less than three (3) and not more than ten (10) directors as fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies in accordance with the by-laws of the Corporation (the “By-Laws”).

Section 5.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.04 Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
STOCKHOLDER ACTION

Section 7.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or the Chair of the Board of Directors; or (ii) the Chief Executive Officer of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

ARTICLE VIII
BY-LAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article IX Certificate of Incorporation.

Annex C

AMENDED AND RESTATED
BY-LAWS OF VARIAN BIOPHARMA, INC.

ARTICLE I
Offices

Section 1.01 Registered Office. The registered office of VARIAN BIOPHARMA, INC. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II
Meetings of the Stockholders

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by-laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03 Special Meetings.

(a)            Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i)            by the Board of Directors; or

(ii)           by the Secretary (as defined in Section 4.01), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting.

(b)           Notice. A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i)            a brief description of each matter of business desired to be brought before the special meeting;

(ii)           the reasons for conducting such business at the special meeting;

(iii)          the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment); and

(iv)          the information required in Section 2.12(b) of these by-laws (for stockholder nomination demands) or Section 2.12(c) of these by-laws (for all other stockholder proposal demands), as applicable.

(c)           Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d)           Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i)            the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

(ii)           the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii)          an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv)          the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e)            Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days before the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a)           the establishment of an agenda or order of business for the meeting;

(b)           the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)            rules and procedures for maintaining order at the meeting and the safety of those present;

(d)           limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e)           restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f)            limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies.

(a)            General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b)            Election of Directors. Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

(c)            Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d)            Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization shall set forth, or be delivered with, information enabling the corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a)           ascertain the number of shares outstanding and the voting power of each;

(b)           determine the shares represented at the meeting and the validity of proxies and ballots;

(c)           count all votes and ballots;

(d)           determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)           certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11 Fixing the Record Date.

(a)            In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12 Advance Notice of Stockholder Nominations and Proposals.

(a)            Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:

(i)            specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii)          otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii)          otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(b)           Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.01) shall set forth or include:

(i)            the name, age, business address, and residence address of each nominee proposed in such notice;

(ii)          the principal occupation or employment of each such nominee;

(iii)         the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv)          such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act; and

(v)           as to the Proposing Stockholder:

(A)       the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B)       the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice,

(C)       a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing,

(D)       a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation,

(E)       a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

(F)       a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and

(G)        the names and addresses of other stockholders (including beneficial and record owners) known by the Proposing Stockholder to support the nomination or other business proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders.

(c)           Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i)            a brief description of the business desired to be brought before the annual meeting;

(ii)          the reasons for conducting such business at the annual meeting;

(iii)         the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment);

(iv)          any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v)           any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)          a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and

(vii)         all of the other information required by Section 2.12(b)(v) above.

(d)           Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)            by or at the direction of the Board of Directors or any committee thereof; or

(ii)           provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e)           Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these by-laws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(v)(B), Section 2.12(b)(v)(C), and Section 2.12(b)(v)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f)            Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13 Proxy Access.

(a)            Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i)            timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);

(ii)           the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and

(iii)          the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.

(b)           Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders/of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

(c)            Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i)            the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii)           if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

(d)           Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: 25% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 25% (the “Permitted Number”); provided, however, that:

(i)            in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;

(ii)           any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next annual meeting of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and

(iii)          any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the two preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e)            Eligibility of Nominating Stockholder; Stockholder Groups. An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting and must intend to continue to own the Required Shares for at least one year following the date of the annual meeting/deliver a statement regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one year following the annual meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:

(i)            the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20%; and

(ii)           each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three years.

Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.

(f)            Funds. A group of two or more funds shall be treated as one stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:

(i)            under common management and investment control;

(ii)           under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii)          a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g)           Ownership. For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:

(i)            the full voting and investment rights pertaining to the shares; and

(ii)           the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)       sold by such person or any of its affiliates in any transaction that has not been settled or closed,

(B)       borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or

(C)       subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.

An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on three business days’ notice and recalls such loaned shares not more than three business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h)           Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

(i)            one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide:

(A)       within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and

(B)       immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii)           the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):

(A)       intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting, including a statement that the Eligible Stockholder intends to continue to own the Required Shares for at least one year following the date of the annual meeting/regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one year following the annual meeting,

(B)       acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C)       has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,

(D)       has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,

(E)       will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F)       has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G)       agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,

(H)       agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(I)       will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J)       will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii)          the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;

(iv)          a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v)           in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:

(A)       documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and

(B)       the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi)          if desired, a Statement.

(i)            Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i)            provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:

(A)      the Proxy Access Stockholder Nominee has read and agrees to adhere to any of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, and

(B)       the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii)           complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

(iii)          provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A)       such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)       such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation, and

(C)       such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j)             Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.

(k)            Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i)            if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;

(ii)           if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these by-laws;

(iii)          who is not independent under the Independence Standards;

(iv)          whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these by-laws or any other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v)           if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;

(vi)          if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;

(vii)         who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii)        who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(ix)           who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x)            if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.

(l)            Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i)            the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii)           the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.

(m)          Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:

(i)            a person or group of persons qualifies as an Eligible Stockholder;

(ii)           outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;

(iii)          a notice complies with the requirements of this Section 2.13;

(iv)          a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v)           inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi)          any and all requirements of this Section 2.13 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Section 2.14 No Action by Stockholder Consent in Lieu of a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

Section 2.15 Notices to the Corporation. Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Certificate of Incorporation or these by-laws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

ARTICLE III
Board of Directors

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. The Board of Directors shall consist of not less than three (3) and not more than ten (10) directors as fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.05 Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 3.06 Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.07 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors.

Section 3.09 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11 Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence, the lead independent director or, in his or her absence, another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14 Quorum of Directors. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15 Action by Majority Vote. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16 Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.17 Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these by-laws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.18 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

ARTICLE IV
Officers

Section 4.01 Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these by-laws. Any two or more offices may be held by the same person.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these by-laws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04 President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.05 Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

Section 4.06 Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07 Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08 Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.09 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
INDEMNIFICATION

Section 5.01 Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, or officer, or employee, or agent of the Corporation or, while a director, or officer, or employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 5.02 Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, or officer, or employee, or agent of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

Section 5.03 Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.04 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.05 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 5.06 Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI
Stock Certificates and Their Transfer

Section 6.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04 Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII
General Provisions

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be the calendar year on January 1st, and end on December 31st of each year.

Section 7.03 Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 7.05 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.06 Forum for Adjudication of Disputes.

(a)           Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i)            any derivative action or proceeding brought on behalf of the Corporation;

(ii)           any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders;

(iii)          any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

(iv)          any action asserting a claim governed by the internal affairs doctrine.

If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(a).

(b)           Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(b).

ARTICLE VIII
Amendments

These by-laws may be adopted, amended, or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these by-laws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these by-laws will be subject to the provisions of ARTICLE II of these by-laws except as otherwise required by law. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal by-laws.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

SPKA’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and SPKA’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, SPKA will enter into indemnification agreements with each of our directors and officers. These agreements will require SPKA to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to SPKA, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. SPKA also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1	Merger Agreement dated as of February 11, 2022, by and among SPK Acquisition Corp., SPKA Merger Sub, Inc. and Varian Biopharmaceuticals, Inc. (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-40462	2.1	February 17, 2022
3.1	Amended and Restated Certificate of Incorporation of SPKA.	Form 8-K	001-40462	3.1	June 11, 2021
3.2	Form of Second Amended and Restated Certificate of Incorporation of SPKA (included as Annex B to this proxy statement/prospectus).
3.3	Bylaws of SPKA.	Form S-1	333-255461	3.3	April 23, 2021
3.4	Form of Amended and Restated Bylaws of SPKA. (included as Annex C to this proxy statement/prospectus)
4.1	Specimen Unit Certificate of SPKA.	Form S-1/A	333-255461	4.1	April 23, 2021
4.2	Specimen Common Stock Certificate of SPKA.	Form S-1/A	333-255461	4.2	April 23, 2021
4.3	Specimen Right Certificate of SPKA.	Form S-1/A	333-255461	4.3	April 23, 2021
4.4	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.	Form 8-K	001-40462	4.1	June 11, 2021
5.1+	Opinion of Loeb & Loeb LLP regarding the validity of the securities.
8.1	Opinion of Dorsey & Whitney LLP regarding certain U.S. tax matters
10.1	Letter Agreement, dated June 7, 2021, by and between the Sponsor, Initial Stockholders, officers and directors.	Form 8-K	001-40462	10.1	June 11, 2021
10.2	Investment Management Trust Agreement, dated June 7, 2021, by and between Continental Stock Transfer & Trust Company and SPKA.	Form 8-K	001-40462	10.2	June 11, 2021
10.3	Escrow Agreement, dated June 7, 2021, by and among SPKA, Continental Stock Transfer & Trust Company and each of the initial shareholders.	Form 8-K	001-40462	10.3	June 11, 2021

10.4	Form of Indemnity Agreement of SPKA.	Form 8-K	001-40462	10.4	June 11, 2021
10.5	Subscription Agreement, dated June 7, 2021, by and between SPKA and A Sponsor.	Form 8-K	001-40462	10.5	June 11, 2021
10.6	Registration Rights Agreement, dated June 7 2021, by and among SPKA, the Sponsor, and the initial shareholders.	Form 8-K	001-40462	10.6	June 11, 2021
10.7*+	Form of 2022 Varian Biopharma, Inc. Incentive Award Plan.
10.8	Form of Lock-Up Agreement by and among SPKA and certain stockholders.	Form 8-K	001-40462	10.3	February 17, 2022
10.9	Parent Support Agreement by and among SPKA and certain stockholders.	Form 8-K	001-40462	10.2	February 17, 2022
10.10	Company Support Agreement by and among SPKA, Varian Bio and certain stockholders.	Form 8-K	001-40462	10.2	February 17, 2022
10.11.1	Form of Employment Agreement (Davis)
10.11.2	Form of Employment Agreement (Lewis)
10.12	Form of Restrictive Covenant Agreement
10.13	Form of Voting Agreement
10.14	License Agreement between Varian Bio and Cancer Research Technology Limited
10.15	Form of Securities Purchase Agreement
10.16	Form of Senior Secured Note
21.1+	List of Subsidiaries.
23.1	Consent of UHY LLP, independent registered public accounting firm of SPKA.
23.2	Consent of Prager Metis CPAs LLP, independent registered public accounting firm of Varian Bio.
23.3+	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1	Power of Attorney.
99.1	Consent of Paul Mann to be named as a director.
99.2	Consent of Jeffrey Davis to be named as a director.
99.3	Consent of Todd Wider to be named as a director.
99.4+	Consent of [*] to be named as a director.

99.6+	Preliminary Proxy Card.
99.7	Section 262 of the DGCL (included as Annex D to the proxy statement/prospectus)
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Calculation of Registration Fee

*	Indicates management contract or compensatory plan or arrangement.

+	To be filed by amendment.

#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.	That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.	The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of June, 2022.

SPK Acquisition Corp.
By:	/s/ Sophie Ye Tao
Name:	Sophie Ye Tao
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints / Sophie Ye Tao and Philip Chun-Hun Kwan and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this proxy statement/prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue here of. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sophie Ye Tao	Chief Executive Officer (Principal Executive Officer)	June 17, 2022
Sophie Ye Tao

/s/ Philip Chun-Hun Kwan	Chief Financial Officer	June 17, 2022
Philip Chun-Hun Kwan	(Principal Financial and Accounting Officer)

/s/ Justin Chang	Director	June 17, 2022
Justin Chang

/s/ Gregory Chang	Director	June 17, 2022
Gregory Chang

/s/ Bryant Chou	Director	June 17, 2022
Bryant Chou